As filed with the Securities and Exchange Commission on June 13, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CB Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	51-0534721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 North Market Street Carmichaels, Pennsylvania 15320 (724) 966-5041	Barron P. McCune, Jr. President and Chief Executive Officer 90 West Chestnut Street, Ste. 100 Washington, Pennsylvania 15301 (724) 225-2400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Luse, Esq. Victor Cangelosi, Esq. Luse, Gorman, Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 780 Washington, DC 20015 (202) 274-2000 Facsimile: (202) 362-2902	Aaron M. Kaslow, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW Suite 900 Washington, DC 20005 (202) 508-5800 (202) 508-5858

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

☐  If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.4167 per share	1,744,615	Not applicable	$33,078,451	$4,261

(1)	Represents the estimated maximum number of shares of common stock issuable by CB Financial Services, Inc. upon the consummation of the merger with FedFirst Financial Corporation, based on the product of (x) the number of shares of FedFirst Financial Corporation common stock outstanding or reserved for issuance upon the exercise of outstanding stock options as of May 8, 2014, (y) an exchange ratio of 1.1590:1, and (z) 65% (the maximum portion of the merger consideration consisting of CB Financial Services, Inc. common stock issuable in the merger). Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(c) and Rule 457(f), the proposed maximum aggregate offering price was calculated by multiplying (A) the average of the high and low prices per share of the common stock of FedFirst Financial Corporation as reported on the Nasdaq Capital Market on June 6, 2014, or $21.975 per share, by (B) 2,315,810, the maximum number of shares of FedFirst Financial Corporation common stock (including shares issuable pursuant to the exercise of outstanding options to purchase FedFirst Financial Corporation common stock) that may be exchanged for the merger consideration and reduced by the amount of cash to be paid by CB Financial Services, Inc. for such shares.
(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.0001288 by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement	Prospectus

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear FedFirst Stockholder:

Your board of directors has agreed unanimously on a proposed transaction that, if completed, will result in the merger of FedFirst Financial Corporation (“FedFirst”) with and into CB Financial Services, Inc (“CB”). You are being asked to approve the merger by approving an Agreement and Plan of Merger between FedFirst and CB (which we refer to as the merger agreement) at a special meeting of stockholders to be held on             , 2014.

If the merger agreement is approved at the special meeting, and subject to the other conditions of the merger agreement, FedFirst will be merged into CB, with CB as the surviving entity. As a result, you will have the right to receive for each of your shares of FedFirst common stock: (1) $23.00 in cash or (2) 1.1590 shares of CB common stock. You may elect to receive cash, CB common stock, or a combination of cash and CB common stock for your shares of FedFirst common stock. Regardless of your election, however, it will be limited by the requirement in the merger agreement that 65% of the total shares of FedFirst common stock is exchanged for CB common stock and 35% is exchanged for cash. Therefore, allocations of CB common stock and cash that you receive will depend on the elections made by other FedFirst stockholders. The federal income tax consequences of the merger to you will depend on whether you receive cash, CB common stock or a combination of cash and CB common stock in exchange for your shares of FedFirst common stock. We expect the merger to be tax-free for federal income tax purposes to you with respect to any shares of CB common stock you receive in exchange for your shares of FedFirst common stock.

The common stock of CB is quoted on the OTC Market under the symbol “CBFV.” The closing price of CB common stock on April 14, 2014, the trading day before the proposed merger was publicly announced, was $19.75, which based on the 1.1590 exchange ratio, represented a value of $22.89 per share of FedFirst common stock. The closing price of CB common stock on             , 2014, the most recent practicable trading date before the date of this document, was $         per share, which represented a value of $         per share of FedFirst common stock based on the exchange ratio. The market prices for both CB common stock and FedFirst common stock will fluctuate before the merger. We urge you to obtain current market quotations for both CB common stock and FedFirst common stock (Nasdaq: trading symbol “FFCO”).

After careful consideration, the board of directors of FedFirst has determined that the merger is in the best interests of stockholders and recommends that FedFirst stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” each of the other items to be considered at the FedFirst special meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FedFirst common stock.

This document contains information that you should consider in evaluating the merger agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page      for a discussion of certain risk factors relating to the merger agreement and the merger.

We cannot complete the merger unless FedFirst’s stockholders approve the merger agreement and we receive all applicable regulatory approvals. Whether or not you plan to attend the special meeting of stockholders of FedFirst, please complete, sign, date and return the enclosed proxy card. Your vote is important. If you do not return your proxy card, it will have the same effect as a vote against the merger.

Patrick G. O’Brien President and Chief Executive Officer FedFirst Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or completeness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either CB or FedFirst, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated             , 2014 and is first being mailed to FedFirst stockholders on or about             , 2014.

565 Donner Avenue

Monessen, Pennsylvania 15062

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of FedFirst Financial Corporation will be held at             ,         ,         , Pennsylvania, at         .m., local time, on             , 2014.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 14, 2014, by and between CB Financial Services, Inc. and FedFirst Financial Corporation;

2.	Consider and vote upon a non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of FedFirst Financial Corporation if the merger contemplated by the Agreement and Plan of Merger, described above, is consummated (the “Merger-Related Executive Compensation”);

3.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

4.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

A copy of the Agreement and Plan of Merger, which is referred to as the “merger agreement,” is included as Annex A to the accompanying proxy statement/prospectus. The proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read it carefully. The proxy statement/prospectus forms a part of this notice.

The board of directors of FedFirst Financial Corporation unanimously recommends that FedFirst stockholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the Merger-Related Executive Compensation, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

FedFirst’s board of directors has fixed the close of business on             , 2014 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Under Maryland law, if the merger is completed, FedFirst stockholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Maryland law pertaining to objecting stockholders, will be entitled to exercise rights of appraisal and obtain payment in cash of the fair value of their shares of FedFirst common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the section of the Maryland General Corporation Law pertaining to objecting stockholders’ rights of appraisal is included as Annex C to the enclosed proxy statement/prospectus.

Your vote is very important. Your proxy is being solicited by FedFirst’s board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of FedFirst common stock in order to complete the proposed merger. Whether or not you plan to attend the special meeting, please complete and mail the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

If you have questions about the merger, or how to submit your proxy, please contact                     , at (        )                     .

By Order of the Board of Directors

Jennifer L. George
Corporate Secretary

Monessen, Pennsylvania
, 2014

Annex A	Agreement and Merger Agreement

Annex B	Fairness Opinion of Mufson Howe Hunter & Company LLC

Annex C	Title 3, Subtitle 2 of the Maryland Business Corporation Law (Appraisal Rights)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement that provides for the merger of FedFirst Financial Corporation with and into CB Financial Services, Inc. and a non-binding proposal regarding the Merger-Related Executive Compensation. The FedFirst board of directors has unanimously determined that the proposed merger is in the best interests of FedFirst stockholders, has unanimously approved the merger agreement, and unanimously recommends that FedFirst stockholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the non-binding proposal regarding the Merger-Related Executive Compensation and “FOR” the proposal to adjourn the special meeting, if necessary.

Q:	What will I be entitled to receive in the merger?

A:	Under the merger agreement, each holder of FedFirst common stock will have the right to receive for each of his or her shares: (1) $23.00 in cash, or (2) 1.1590 shares of CB common stock. CB will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of CB common stock that you would otherwise be entitled to receive. See “Description of the Merger—Consideration to be Received in the Merger” and “Description of CB Capital Stock.”

Q:	What will my dividends be after the merger?

A:	Currently, CB pays a quarterly dividend of $0.21 per share. See “Comparative Per Share Data.” However, there is no guarantee that CB will continue to pay dividends at this level or at all. All dividends on CB common stock are declared at the discretion of the CB board of directors.

Q:	How do I elect to receive cash, CB common stock or both for my FedFirst common stock?

A:	A form for making an election will be sent to you separately on or about the date this document is mailed. For your election to be effective, your properly completed election form, along with your FedFirst stock certificates or an appropriate guarantee of delivery, must be sent to and received by the exchange agent for the merger, Computershare Limited, on or before 5:00 p.m., Eastern time, on , 2014. Do not send your election form or stock certificates with your proxy card. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If you own shares of FedFirst common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares. If you do not make a timely or proper election you will be allocated CB common stock and/or cash depending on the elections made by other stockholders.

Q:	How do I exchange my stock certificates?

A:	If you make an election, you must return your FedFirst stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, CB’s transfer agent will allocate cash and CB common stock among FedFirst stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, CB’s exchange agent will send you instructions on how and where to surrender your FedFirst stock certificates after the merger is completed. Please do not send your FedFirst stock certificates with your proxy card.

Q:	What do I do if I lost my stock certificates?

A:	If you have lost your stock certificates, the election form will contain specific instructions.

Q:	What are the tax consequences of the merger to me?

A:	If you exchange your shares of FedFirst common stock solely for CB common stock, you should not recognize any gain or loss except with respect to the cash you receive instead of any fractional share of CB common stock. If you exchange your shares of FedFirst common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of FedFirst common stock for a combination of CB common stock and cash, you should recognize capital gain, but not any loss, on the exchange. Because the allocations of cash and CB common stock that you receive will depend on the elections made by other FedFirst stockholders, you will not know the actual tax consequences of the merger to you until the allocations are completed.

Q:	Am I entitled to appraisal rights?

A:	Yes. Maryland law provides you with objecting stockholder’s rights of appraisal in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To preserve your rights as an objecting stockholder, you must (i) deliver to FedFirst a written objection to the merger at or before the special meeting of FedFirst stockholders, (ii) not vote in favor of the merger, and (iii) within 20 days of the date that articles of merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand on CB for payment of the fair value of your stock, stating the number and class of shares for which you demand payment. Written objections should be addressed to FedFirst’s Corporate Secretary and sent to 565 Donner Avenue, Monessen, PA 15602. Your failure to follow exactly the procedures specified under Maryland law will result in the loss of your rights as an objecting stockholder. A copy of the sections of the Maryland General Corporation Law pertaining to objecting shareholder’s rights of appraisal is provided as Annex C to this document. See “Appraisal Rights.”

Q:	Why do FedFirst and CB want to merge?

A:	FedFirst believes that the proposed merger will provide FedFirst stockholders with substantial benefits, and CB believes that the merger will further its strategic growth plans in its market area. As a larger company, CB can provide the capital and resources that FedFirst needs to compete more effectively in its market area. To review the reasons for the merger in more detail, see “Description of the Merger—CB’s Reasons for the Merger” and “Description of the Merger—FedFirst’s Reasons for the Merger and Recommendation of the Board of Directors.”

Q:	What vote is required to approve the merger agreement?

A:	The holders of a majority of the outstanding shares of FedFirst common stock entitled to vote must vote in favor of the proposal to approve the merger agreement. CB’s shareholders are not required to vote, and will not be voting, on the merger agreement.

Q:	Why are FedFirst stockholders being asked to approve, on a nonbinding advisory basis, certain Merger-Related Executive Compensation?

A:	The federal securities laws require FedFirst to seek a nonbinding advisory vote with respect to certain payments that may be made to FedFirst’s named executive officers in connection with the merger.

Q:	What will happen if FedFirst stockholders do not approve certain Merger-Related Executive Compensation at the special meeting?

A:	The vote with respect to the Merger-Related Executive Compensation is an advisory vote and will not be binding on FedFirst. Therefore, if the merger agreement is approved by FedFirst’s stockholders, the Merger-Related Executive Compensation may still be paid to the FedFirst named executive officers if and to the extent required or allowed under applicable law even if FedFirst stockholders do not approve the Merger-Related Executive Compensation.

Q:	Will the Merger-Related Executive Compensation be paid if the merger is not consummated?

A:	No. Payment of the Merger-Related Executive Compensation is contingent upon the consummation of the merger.

Q:	When and where is the FedFirst special meeting?

A:	The special meeting of FedFirst stockholders is scheduled to take place at at : .m., local time, on , 2014.

Q:	Who is entitled to vote at the FedFirst special meeting?

A:	Holders of shares of FedFirst common stock at the close of business on , 2014, which is the record date, are entitled to vote at the special meeting. As of the record date, shares of FedFirst common stock were outstanding and entitled to vote.

Q:	If I plan to attend the FedFirst special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the FedFirst special meeting, you should complete and return the enclosed proxy card. The failure of a FedFirst stockholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:	What do I need to do now to vote my shares of FedFirst common stock?

A:	After you have carefully read and considered the information contained in this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement and the proposal regarding Merger-Related Executive Compensation. You may change your vote or revoke your proxy before the special meeting by filing with the Corporate Secretary of FedFirst a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares of FedFirst common stock on either the proposal to approve the merger agreement or the proposal to approve the Merger-Related Executive Compensation unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement or the Merger-Related Executive Compensation, your shares will not be voted, and this will have the same effect as a vote “AGAINST” the merger agreement, but will not affect the proposal regarding Merger-Related Executive Compensation or the proposal regarding adjournment of the special meeting. Please check the voting form used by your broker to see if your broker allows you to vote by telephone or via the Internet.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as possible. Before this happens, the merger agreement must be approved by FedFirst’s stockholders and we must obtain the necessary regulatory approvals. Assuming holders of at least a majority of the outstanding shares of FedFirst common stock vote in favor of the merger agreement and we obtain all necessary regulatory approvals, we expect to complete the merger late in the third quarter or early in the fourth quarter of 2014.

Q:	Is completion of the merger subject to any conditions besides FedFirst stockholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger.”

Q:	Who can answer my other questions?

A:	If you have more questions about the merger, or about how to submit your proxy, please contact at ( ) .

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

CB Financial Services, Inc.

100 N. Market Street

Carmichaels, Pennsylvania 15320

(724) 966-5041

CB Financial Services, Inc., a Pennsylvania corporation, is a bank holding company headquartered in Carmichaels, Pennsylvania. Currently, CB’s common stock is quoted on the OTC Markets under the symbol “CBFV.” CB conducts its operations primarily through its wholly owned subsidiary, Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates from eleven offices in Greene, Allegheny and Washington Counties in southwestern Pennsylvania. Community Bank is a community-oriented institution offering residential and commercial real estate loans, commercial, industrial and agricultural loans, and consumer loans as well as a variety of deposit products for individuals and businesses in its market area. At March 31, 2014, CB, on a consolidated basis, had total assets of $550.2 million, total deposits of $488.8 million and shareholders’ equity of $43.5 million.

FedFirst Financial Corporation

565 Donner Avenue

Monessen, Pennsylvania 15062

(724) 684-6800

FedFirst Financial Corporation, a Maryland corporation, is a savings and loan holding company headquartered in Monessen, Pennsylvania. FedFirst’s common stock is quoted on the Nasdaq Capital Market under the symbol “FFCO.” FedFirst conducts its operations primarily through its wholly owned subsidiary, First Federal Savings Bank, a federally-chartered savings bank. Through a wholly-owned subsidiary of First Federal Savings Bank, First Federal Savings Bank has an 80% controlling interest in Exchange Underwriters, Inc., a full-service insurance agency. First Federal Savings Bank operates as a community-oriented financial institution from seven locations in southwestern Pennsylvania. It offers residential, multi-family and commercial mortgage loans, consumer loans and commercial business loans as well as a variety of deposit products for individuals and businesses. At March 31, 2014, FedFirst, on a consolidated basis, had total assets of $323.3 million, total deposits of $233.6 million and stockholders’ equity of $51.0 million.

Special Meeting of Stockholders; Required Vote (page     )

A special meeting of FedFirst stockholders is scheduled to be held at                      at     :          .m., local time, on             , 2014. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement between CB and FedFirst and on a non-binding, advisory proposal to approve the Merger-Related Executive Compensation. You also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only FedFirst stockholders of record as of the close of business on             , 2014 are entitled to notice of, and to vote at, the FedFirst special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FedFirst common stock. As of             , 2014, there were                  shares of FedFirst common stock issued and outstanding. Approval of the Merger-Related Executive Compensation proposal is determined by a majority of the votes cast, without regard to broker non-votes or abstentions. The directors and executive officers of FedFirst (and their affiliates), as a group, beneficially owned                  shares of FedFirst

common stock, representing     % of the outstanding shares of FedFirst common stock, as of                     , 2014. The directors of FedFirst, who collectively own                 shares of FedFirst common stock (    % of the issued and outstanding shares of FedFirst common stock as of             , 2014) have agreed to vote their shares in favor of the merger agreement at the special meeting. This amount does include shares that may be acquired upon the exercise of stock options. No approval of the merger or the merger agreement by CB shareholders is required.

The Merger and the Merger Agreement (page     )

The merger of FedFirst with and into CB is governed by a merger agreement. The merger agreement provides that if all of the conditions are satisfied or waived, FedFirst will be merged with and into CB, with CB as the surviving entity. We encourage you to read the merger agreement, which is included as Annex A to this document.

What FedFirst Stockholders will Receive in the Merger (page     )

The merger agreement provides that each holder of FedFirst common stock will be entitled to elect to receive for each of his or her shares: (1) $23.00 in cash, or (2) 1.1590 shares of CB common stock. Regardless of your election, however, it will be limited by the requirement in the merger agreement that 65% of the total shares of FedFirst common stock is exchanged for CB common stock and 35% is exchanged for cash. Therefore, allocations of CB common stock and cash that you receive will depend on the elections made by other FedFirst stockholders.

Comparative Market Prices (page     )

The following table shows the closing price per share of CB common stock, the closing price per share of FedFirst common stock and the equivalent price per share of FedFirst common stock, giving effect to the merger, on March 31, 2014, which is the last day on which shares of CB common stock traded preceding the public announcement of the proposed merger, and on             , 2014, the most recent practicable date before the printing of this document. The equivalent price per share of FedFirst common stock was computed by multiplying the price of a share of CB common stock multiplied by the 1.1590 exchange ratio. See “Description of the Merger—Consideration to be Received in the Merger.

	CB Common Stock	FedFirst Common Stock	Equivalent Price Per Share of FedFirst Common Stock
March 31, 2014	$19.75	$19.98	$22.89
, 2014

Recommendation of FedFirst Board of Directors (page     )

The FedFirst board of directors has unanimously approved the merger agreement and the proposed merger. The FedFirst board of directors believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, FedFirst and its shareholders, and therefore recommends that FedFirst stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the non-binding proposal regarding the Merger-Related Executive Compensation. In reaching this decision, FedFirst’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—FedFirst’s Reasons for the Merger and Recommendation of the Board of Directors.”

FedFirst’s Financial Advisor Believes the Merger Consideration is Fair to Stockholders (page     )

In deciding to approve the merger agreement, FedFirst’s board of directors considered the opinion, dated April 14, 2014, of Mufson Howe Hunter & Company LLC, which served as financial advisor to FedFirst’s board of directors, that the merger consideration is fair to the holders of FedFirst common stock from a financial point of view. A copy of this opinion is included as Annex B to this document. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Mufson Howe Hunter & Company LLC.

Regulatory Approvals (page     )

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “Pennsylvania Banking Department”). In addition, the merger cannot be completed without the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act, or a waiver of the Federal Reserve of any requirement for an application. CB has filed the required applications with the FDIC and the Pennsylvania Banking Department and a waiver request with the Federal Reserve. As of the date of this document, CB has not received the required regulatory approvals for the merger, but does not know of any reason why it would not be able to obtain these approvals in a timely manner. CB cannot be certain when or if it will receive FDIC and Pennsylvania Banking Department approvals and the waiver to filing an application from the Federal Reserve.

Conditions to the Merger (page    )

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement at the special meeting by the holders of a majority of the outstanding shares of FedFirst common stock entitled to vote;

•	approval of the merger by the appropriate regulatory authorities without conditions that would have a material adverse effect on CB or FedFirst;

•	receipt by CB and FedFirst of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	approval of the shares of CB common stock for listing on the Nasdaq Stock Market upon notice of issuance; and

•	FedFirst Exchange Corporation, the wholly-owned subsidiary of First Federal Savings Bank, becoming the sole owner of Exchange Underwriters, Inc.

Termination (page     )

The merger agreement may be terminated by mutual written consent of CB and FedFirst at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either CB or FedFirst may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by March 31, 2015;

•	FedFirst stockholders do not approve the merger agreement at the FedFirst special meeting;

•	a required regulatory approval is denied or a governmental authority prohibits the consummation of the merger; or

•	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

CB may terminate the merger agreement if FedFirst has received a superior proposal for an acquisition transaction with a party other than CB and has entered into an agreement with respect to the superior proposal, or if the FedFirst board of directors does not recommend approval of the merger or modifies or qualifies its recommendation in a manner adverse to CB.

In addition, FedFirst may terminate the merger agreement if it has received a superior proposal for an acquisition transaction with a party other than CB and FedFirst’s board of directors has determined to accept the superior proposal, after determining in good faith, based on advice of its outside legal counsel, that failing to terminate the merger agreement would constitute a breach of its fiduciary duties. If FedFirst intends to terminate the merger agreement in this circumstance, at least five (5) business days before such termination FedFirst must give written notice to CB of its intent, specifying the terms and conditions of the superior proposal and identifying the person making such proposal, and negotiate in good faith with CB so as to enable FedFirst to proceed with the merger with CB on adjusted terms consistent with FedFirst’s board of directors’ determination in good faith that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties.

Termination Fee (page     )

Under certain circumstances described in the merger agreement, CB may demand from FedFirst, and FedFirst may demand from CB, a $2.75 million termination fee in connection with the termination of the merger agreement.

Interests of FedFirst Officers and Directors in the Merger that are Different from Yours (page     )

You should be aware that some of FedFirst’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of FedFirst’s stockholders generally. These include:

•	the ability to cancel stock options with an exercise price of less than $23.00 in exchange for a cash payment equal to $23.00 minus the exercise price for each option;

•	the acceleration of vesting of outstanding restricted stock awards, which will be exchanged for shares of CB common stock;

•	provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of FedFirst for events occurring before the merger;

•	the appointment of John J. LaCarte, John M. Swiatek, Patrick G. O’Brien and Richard B. Boyer, each of whom currently is a director of FedFirst and First Federal Savings Bank, to the boards of directors of CB and Community Bank following the completion of the merger;

•	continued employment for Mr. O’Brien and Jennifer L. George with Community Bank and continued employment for Mr. Boyer with Community Bank and Exchange Underwriters, Inc. following the completion of the merger, including new employment agreements for Messrs. O’Brien and Boyer and a new change in control agreement for Ms. George that will supersede and replace his or her existing employment or change in control agreement with FedFirst;

•	severance payments that certain executive officers may receive under their existing change in control agreements with FedFirst and First Federal Savings Bank; and

•	the buy-out by FedFirst Exchange Corporation of Mr. Boyer’s 20% minority interest in Exchange Underwriters, Inc. immediately before the completion of the merger.

FedFirst’s board of directors was aware of these interests and took them into account in approving the merger. See “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Accounting Treatment of the Merger (page     )

CB will account for the merger under the “acquisition” method of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Using the acquisition method of accounting, CB will record the assets and liabilities of FedFirst at their respective fair values at the time of the completion of the merger. The difference between the purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as goodwill or bargain purchase gain.

Certain Differences in Shareholder Rights (page     )

When the merger is completed, FedFirst stockholders who receive shares of CB common stock will become CB shareholders and their rights will be governed by Pennsylvania law and by CB’s articles of incorporation and bylaws. See “Comparison of Rights of Shareholders” for a summary of the material differences between the respective rights of CB shareholders and FedFirst stockholders.

Material U.S. Federal Income Tax Consequences of the Merger (page     )

If you exchange your shares of FedFirst common stock solely for CB common stock, you should not recognize any gain or loss except with respect to the cash you receive instead of any fractional share of CB common stock. If you exchange your shares of FedFirst common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of FedFirst common stock for a combination of CB common stock and cash, you should recognize capital gain, but not any loss, on the exchange. Because the allocations of cash and CB common stock that you receive will depend on the elections made by other FedFirst stockholders, you will not know the actual tax consequences of the merger to you until the allocations are completed. FedFirst’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual shareholder. However, any cash received in lieu of a fractional share interest (all fractional share interests will be aggregated and only whole shares will be received by FedFirst stockholders) will be treated as received in full payment for such fractional share of stock and as capital gain or loss.

This tax treatment may not apply to all FedFirst stockholders. Determining the actual tax consequences of the merger to FedFirst stockholders can be complicated. FedFirst stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Merger

Because the market price of CB common stock will fluctuate, FedFirst stockholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of FedFirst common stock will be converted into either 1.1590 shares of CB common stock or $23.00 in cash. The market value of the stock consideration may vary from the value on the date CB announced the merger, on the date that this proxy statement/prospectus is mailed to FedFirst stockholders, on the date of the special meeting of FedFirst stockholders and on the date the merger is completed and thereafter. Any change in the market price of CB common stock prior to the completion of the merger will affect the market value of the merger consideration that FedFirst stockholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of CB common stock or shares of FedFirst common stock. Stock price changes may result from a variety of factors that are beyond the control of CB and FedFirst, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the FedFirst special meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of CB common stock and for shares of FedFirst common stock.

The price of CB common stock might decrease after the merger.

Following the merger, many holders of FedFirst common stock will become shareholders of CB. CB common stock could decline in value before or after the merger. For example, during the twelve-month period ended             , 2014 (the most recent practicable date before the printing of this document), the closing price of CB common stock varied from a low of $         to a high of $         and ended that period at $        . The market value of CB common stock fluctuates based upon general market economic conditions, CB’s business and prospects, and other factors, many of which CB cannot control.

FedFirst stockholders may receive a form of consideration different from what they elect.

The consideration to be received by FedFirst stockholders in the merger is subject to the requirement that 65% of the shares of FedFirst common stock be exchanged for CB common stock and 35% be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in CB common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

CB and Community Bank may be unable to successfully integrate FedFirst’s operations and retain FedFirst’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include integrating personnel with diverse business backgrounds, combining different corporate cultures, and retaining key employees. The process of integrating operations could interrupt, or impair the momentum in, the business and activities of CB and FedFirst and could lead to the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of CB following the merger.

Additionally, CB may not be able to successfully achieve the level of cost savings, revenue enhancements, and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of FedFirst to the extent anticipated, or it may take longer, or be more difficult or expensive than expected, to achieve these goals. This could have an adverse affect on CB’s business, results of operation and stock price.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire FedFirst.

Until the completion of the merger, FedFirst is prohibited from soliciting, initiating, encouraging or taking any other action to facilitate any inquiries, discussions or the making of any proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than CB. In addition, FedFirst has agreed to pay a termination fee to CB in specified circumstances. These provisions could discourage other companies from trying to acquire FedFirst even though those other companies may be willing to offer greater value to FedFirst’s stockholders than what CB has offered in the merger. The payment of the termination fee also could have a material adverse effect on FedFirst’s financial condition and results of operations.

Certain of FedFirst’s officers and directors have interests that are different from, or in addition to, interests of FedFirst’s stockholders generally.

The directors and officers of FedFirst have interests in the merger that are different from, or in addition to, the interests of FedFirst stockholders generally. These include: the cancellation of stock options with an exercise price of less than $23.00 in exchange for a cash payment equal to $23.00 minus the exercise price for each option; accelerated vesting of restricted stock; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of FedFirst for events occurring before the merger; the appointment of four directors of FedFirst to the boards of directors of CB and Community Bank; continued employment with Community Bank for certain executive officers of FedFirst; severance payments that certain officers may receive under existing change in control agreements; and the buy-out by FedFirst Exchange Corporation of Mr. Boyer’s 20% minority interest in Exchange Underwriters, Inc. immediately before the completion of the merger.

For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of CB and FedFirst.

If the merger is not completed, the ongoing businesses of CB and FedFirst may be adversely affected and CB and FedFirst will be subject to several risks, including the following:

•	CB and FedFirst will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, FedFirst is subject to certain restrictions on the conduct of its business before completing the merger, which may materially and adversely affect its ability to execute certain of its business strategies;

•	under the merger agreement, FedFirst is required to pay a termination fee in specified circumstances if the merger agreement is terminated, including if FedFirst accepts an acquisition proposal from a third party other than CB;

•	under the merger agreement, CB is required to pay a termination fee in specified circumstances if the merger agreement is terminated, including if CB accepts an acquisition proposal from a third party; and

•	matters relating to the merger may require substantial commitments of time and resources by CB and FedFirst management, which could otherwise have been devoted to other opportunities that may be beneficial to CB and FedFirst as independent companies, as the case may be.

In addition, the financial markets as well as customers and employees of CB and/or FedFirst may react unfavorably if the merger is not completed. CB and/or FedFirst also could be subject to litigation related to any failure to complete the merger.

FedFirst stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

FedFirst stockholders currently have the right to vote to elect the FedFirst board of directors and to vote on various other matters affecting FedFirst. Upon the completion of the merger, FedFirst stockholders who receive CB common stock in the merger will become shareholders of CB with a percentage ownership interest in the combined organization that is substantially less than their percentage ownership of FedFirst. Accordingly, FedFirst stockholders will not be able to exercise as much influence over the management and policies of CB as they currently can with respect to FedFirst.

FedFirst will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FedFirst. These uncertainties may impair FedFirst’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FedFirst to seek to change existing business relationships with FedFirst. Retention of certain employees by FedFirst may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with FedFirst or CB. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with FedFirst or CB, FedFirst’s business or FedFirst’s business assumed by CB following the merger could be harmed. In addition, subject to certain exceptions, FedFirst has agreed to operate its business in the ordinary course prior to closing. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to FedFirst.

In certain circumstances, cash merger consideration received may be taxed as a dividend rather than capital gains and FedFirst’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual shareholder.

In certain circumstances, the cash merger consideration received by a FedFirst stockholder who receives CB common stock and cash may be taxed as a dividend, rather than as capital gain. This could arise if there has not been a meaningful reduction in the stockholder’s interest in CB as a result of the exchange. For purposes of this determination, the shareholder generally will be treated as if the shareholder first exchanged all of the shareholders shares of FedFirst common stock solely for CB common stock and then CB immediately redeemed a portion of the CB common stock in exchange for the cash the stockholder actually received. Moreover, the FedFirst stockholder may be deemed to constructively own shares of CB common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest, and certain stock options may be aggregated with the stockholder’s shares of CB common stock. Because the determination as to whether a stockholder’s interest has been meaningfully reduced is based on facts and circumstances unique to each stockholder, the opinion received from FedFirst’s legal counsel will not opine as to such treatment at the individual stockholder level.

FedFirst stockholders who make elections may be unable to sell their shares in the market pending the merger.

FedFirst stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that stockholders who hold their shares in certificate form turn in their FedFirst stock certificates. This means that during the time between when the election is made and the date the merger is completed, FedFirst stockholders will be unable to sell their FedFirst common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. FedFirst stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

The fairness opinion obtained by FedFirst from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Mufson Howe Hunter & Company LLC, FedFirst’s financial advisor in connection with the merger, has delivered to the board of directors of FedFirst its opinion dated as of April 14, 2014. The opinion of Mufson Howe Hunter stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of FedFirst common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of CB or FedFirst, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the value of CB and FedFirst.

Risks Related to CB

Changes in interest rates may reduce CB’s profits and impair asset values.

CB’s earnings and cash flows depend primarily on its net interest income. Interest rates are highly sensitive to many factors that are beyond CB’s control, including general economic conditions and the policies of various governmental and regulatory agencies, particularly the Federal Reserve. Changes in market interest rates could have an adverse effect on CB’s financial condition and results of operations. CB’s interest-bearing liabilities generally reprice or mature more quickly than its interest-earning assets. If rates increase rapidly, CB may have to increase the rates paid on deposits, particularly higher cost time deposits and borrowed funds, more quickly than any changes in interest rates earned on loans and investments, resulting in a negative effect on interest rate spreads and net interest income. Increases in interest rates may also make it more difficult for borrowers to repay adjustable rate loans.

Conversely, should market interest rates fall below current levels, CB’s net interest margin also could be negatively affected if competitive pressures keep it from further reducing rates on deposits, while the yields on CB’s interest-earning assets decrease more rapidly through loan prepayments and interest rate adjustments. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowings costs. Under these circumstances, CB is subject to reinvestment risk to the extent it is unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities.

Changes in interest rates also affect the value of CB’s interest-earning assets, and in particular its securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale determined to be temporary in nature are reported as a separate component of equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on CB’s shareholders’ equity.

A large percentage of CB’s loans are collateralized by real estate, and further disruptions in the real estate market may result in losses and reduce CB’s earnings.

A substantial portion of CB’s loan portfolio consists of loans collateralized by real estate. Continued weak economic conditions have caused a decrease in demand for real estate, which has resulted in an erosion of some real estate values in CB’s markets. Further disruptions in the real estate market could significantly impair the value of CB’s collateral and its ability to sell the collateral upon foreclosure. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If real estate values decline further, it is likely that CB would be required to increase its allowance for loan losses. If, during a period of lower real estate values, CB is required to liquidate the collateral securing a loan to satisfy debts or to increase its allowance for loan losses, it could materially reduce its profitability and adversely affect its financial condition.

Strong competition within CB’s market area could adversely affect CB’s earnings and slow growth.

CB faces intense competition both in making loans and attracting deposits. Price competition for loans and deposits might result in CB earning less on its loans and paying more on its deposits, which reduces net interest income. Some of CB’s competitors have substantially greater resources than CB has and may offer services that it does not provide. CB expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing consolidation in the financial services industry. CB’s profitability will depend upon its continued ability to compete successfully in its market areas.

Government responses to economic conditions may adversely affect CB’s operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has changed the bank regulatory framework. For example, the law created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies, and gave the Federal Reserve exclusive authority to regulate both banking holding companies and savings and loan holding companies. The legislation also has resulted in numerous new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions (including Community Bank), including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to loans that are securitized and sold to investors, and in 2013 the federal bank agencies proposed a rule regarding retention of credit risk on loan sales. CB expects that these rules would make it more difficult for it to sell loans in the secondary market. Bank regulatory agencies also have been responding aggressively to any safety and soundness or compliance concerns identified in examinations, and such agencies have broad discretion and significant resources to initiate enforcement actions against financial institutions and their directors and officers in connection with their examination authority. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect CB’s operations by restricting business activities, including the ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on CB’s business will not be known until all key regulations implementing the statute are adopted and implemented. As a result, CB cannot, at this time, determine the extent to which the Dodd-Frank Act will impact its business, operations or financial condition. However, compliance with these new laws and regulations has required and will continue to require changes to its business and operations and may result in additional costs and divert management’s time from other business activities, any of which may adversely impact its results of operations, liquidity or financial condition.

Furthermore, the Federal Reserve, in an attempt to improve the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities known as “quantitative easing.” Because of improvements in the national economy over the past few years, the Federal Reserve has begun to reduce its mortgage-backed securities purchases. Any reduction or termination of the mortgage-backed bond purchases or increases in the federal funds rate may result in an increase in market interest rates, which may negatively affect the housing markets, the U.S. economic recovery and CB’s results of operations, liquidity or financial condition.

Proposed and final regulations would restrict Community Bank’s ability to originate and sell loans.

The Consumer Financial Protection Bureau has issued a rule designed to clarify for lenders how they can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet this “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative-amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower on the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. Although the significant majority of CB’s historical loan originations would qualify as qualified mortgages under the new rule on qualified mortgages, the new rule may limit CB’s ability or desire to make certain types of loans or loans to certain borrowers, and may make it more costly and/or time consuming to make these loans, which could limit CB’s growth and/or profitability. The new rule may also alter CB’s residential mortgage loan origination mix between qualified and non-qualified mortgage loans, which could reduce gain on sale fees from secondary market loan sales and affect interest rate risk related to non-qualified loans that are originated and held in CB’s portfolio.

A worsening of economic conditions could adversely affect CB’s financial condition and results of operations.

Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, recent economic growth has been slow and uneven, and unemployment levels remain high compared to long-term, historical averages. Recovery by many businesses has been impaired by lower consumer spending and a notable portion of new jobs created nationally have been in lower wage positions. A return to prolonged deteriorating economic conditions could significantly affect the markets in which CB operates, the value of loans and investments, and ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued elevated unemployment levels may result in higher than expected loan delinquencies, increases in nonperforming and criticized classified assets and a decline in demand for CB’s products and services. These events may cause CB to incur losses and may adversely affect its financial condition and results of operations.

If CB’s allowance for loan losses is not sufficient to cover actual loan losses, CB’s results of operations would be negatively affected.

In determining the amount of the allowance for loan losses, CB analyzes its loss and delinquency experience by loan categories and considers the effect of existing economic conditions. In addition, CB makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. If the results of these analyses are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in the portfolio, which would require additions to the allowance and would reduce net income.

In addition, bank regulators periodically review CB’s allowance for loan losses and may require it to increase the allowance for loan losses or recognize further loan charge-offs. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on CB’s financial condition and results of operations.

Because CB emphasizes commercial real estate and commercial loan originations, its credit risk may increase and continued downturns in the local real estate market or economy could adversely affect its earnings.

Commercial real estate and commercial loans generally have more inherent risk than the residential real estate loans. Because the repayment of commercial real estate and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial loans also may involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As CB’s commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase. Furthermore, it may be difficult to assess the future performance of newly originated commercial loans, as such loans may have delinquency or charge-off levels above CB’s historical experience, which could adversely affect CB’s future performance.

The impact of the changing regulatory capital requirements and new capital rules is uncertain.

In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions (such as Community Bank), top-tier bank holding companies with total consolidated assets of $500 million or more (such as CB following the merger) and top-tier savings and loan holding companies. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for Community Bank and CB on January 1, 2015. The capital conservation buffer requirement will be phased in at 0.625% per year beginning January 1, 2016 and ending January 1, 2019, when the full 2.5% capital conservation buffer requirement will be effective.

The application of the new capital requirements for Community Bank and CB could, among other things, result in lower returns on invested capital, require raising additional capital, and result in regulatory actions if they are unable to comply with such requirements. The changes under the new capital requirements could also result in management modifying its business strategy, and limit CB’s ability to make distributions (including paying dividends) or repurchasing its shares.

There may be a limited market for CB’s common stock, which may adversely affect its stock price.

It is a condition to the completion of the merger that CB’s common stock be approved for listing on the Nasdaq Stock Market upon notice of issuance. There is no guarantee that there will be an active trading market in CB’s common stock. If an active trading market does not develop, you may not be able to sell all of your shares of common stock on short notice or at a desirable price, and the sale of a large number of shares at one time by another shareholder could temporarily depress the market price.

CB’s ability to pay dividends is subject to the ability of Community Bank to make capital distributions to CB, and also may be limited by Federal Reserve policy.

CB’s long-term ability to pay dividends to its shareholders depends primarily on the ability of Community Bank to make capital distributions to CB and on the availability of cash at the holding company level if Community Bank’s earnings are not sufficient to pay dividends. In addition, the Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with the its capital needs and overall financial condition. These regulatory policies may adversely affect CB’s ability to pay dividends or otherwise engage in capital distributions.

Changes in CB’s accounting policies or in accounting standards could materially affect how CB reports its financial condition and results of operations.

CB’s accounting policies are essential to understanding its financial condition and results of operations. Some of these policies require the use of estimates and assumptions that may affect the value of CB’s assets and liabilities, and financial results. Some of CB’s accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain, and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying CB’s financial statements are incorrect, it may experience material losses.

From time to time, the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of CB’s financial statements. These changes are beyond CB’s control, can be difficult to predict and could materially affect how CB reports its financial condition and results of operations. CB could also be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements in material amounts.

The need to account for certain assets at estimated fair value, such as loans held for sale and investment securities, may adversely affect CB’s financial condition and results of operations.

CB reports certain assets, such as loans held for sale and investment securities, at estimated fair value. Generally, for assets that are reported at fair value, CB uses quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because CB carries these assets on its books at their estimated fair value, it may incur losses even if the asset in question presents minimal credit risk.

Because the nature of the financial services business involves a high volume of transactions, CB faces significant operational risks.

CB operates in diverse markets and relies on the ability of its employees and systems to process a significant number of transactions. Operational risk is the risk of loss resulting from operations, including the risk of fraud by employees or persons outside a company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. If a breakdown occurs in the internal controls system, improper operation of systems or improper employee actions, CB could incur financial loss, face regulatory action, and suffer damage to its reputation.

Risks associated with system failures, interruptions, or breaches of security could negatively affect CB’s earnings.

Information technology systems are critical to CB’s business. CB uses various technology systems to manage customer relationships, general ledger, securities investments, deposits, and loans. CB has established policies and procedures to prevent or limit the effect of system failures, interruptions, and security breaches, but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of CB’s systems could deter customers from using its products and services. Security systems may not protect systems from security breaches.

In addition, CB outsources some of its data processing to certain third-party providers. If these third-party providers encounter difficulties, or if CB has difficulty communicating with them, CB’s ability to adequately process and account for transactions could be affected, and business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage CB’s reputation and result in a loss of customers and business thereby subjecting it to additional regulatory scrutiny, or could expose is to litigation and possible financial liability. Any of these events could have a material adverse effect on its financial condition and results of operations.

CB’s risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

CB’s risk management framework is designed to minimize risk and loss to the company. CB seeks to identify, measure, monitor, report and control exposure to risk, including strategic, market, liquidity, compliance and operational risks. While CB uses a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased CB’s level of risk. Accordingly, CB could suffer losses if it fails to properly anticipate and manage these risks.

Being a public company will increase CB’s expenses and administrative workload and will expose it to risks relating to evaluation of its internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

As a public company, CB will need to comply with additional laws and regulations, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and related rules of the SEC and requirements of The Nasdaq Stock Market. CB was not required to comply with these laws and requirements as a private company. Complying with these laws and regulations will require the time and attention of CB’s board of directors and management and will increase CB’s expenses. Among other things, CB will need to: design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board; prepare and distribute periodic reports in compliance with CB’s obligations under the federal securities laws; establish new internal policies, principally those relating to disclosure controls and procedures and corporate governance; institute a more comprehensive compliance function; and involve to a greater degree CB’s outside legal counsel and accountants in the above activities.

CB is in the process of evaluating its internal control systems to allow management to report on its internal controls over financial reporting. CB plans to perform the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act. CB will be required to comply with Section 404 in its annual report for the year ending December 31, 2014. However, CB cannot be certain as to the timing of completion of its evaluation, testing and remediation actions or the impact of the same on its operations. Furthermore, upon completion of this process, CB may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated.

If CB fails to implement the requirements of Section 404 in a timely manner, CB might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the report by CB of a material weakness may cause investors to lose confidence in its financial statements or the trading price of its common stock to decline. If CB fails to remediate any material weakness, CB’s financial statements may be inaccurate, its access to the capital markets may be restricted and the trading price of its common stock may decline.

As a public company, CB will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that materially affect, or are reasonably likely to materially affect, internal controls over financial reporting. A “control deficiency” exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects the ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles that results in more than a remote likelihood that a misstatement of financial statements that is more than inconsequential will not be prevented or detected. A “material weakness” is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

CB is an emerging growth company within the meaning of the Securities Act, and if it decides to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, its common stock could be less attractive to investors.

CB is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the JOBS Act. CB is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about CB’s executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, CB will not be subject to certain requirements of Section 404 of the Sarbanes Oxley Act, including the additional level of review of its internal control over financial reporting that may occur when outside auditors attest to its internal control over financial reporting. As a result, CB’s stockholders may not have access to certain information they may deem important. Taking advantage of any of these exemptions may adversely affect the value and trading price of CB’s common stock. For additional information on CB’s status as an emerging growth company, see “Supervision and Regulation – Emerging Growth Company Status.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act). The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “Summary,” “Risk Factors,” “Description of the Merger—Background of the Merger,” “Description of the Merger—CB’s Reasons for the Merger,” “Description of the Merger—FedFirst’s Reasons for the Merger and Recommendation of the Board of Directors” and “Description of the Merger—CB and FedFirst Unaudited Prospectus Financial Information.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section.

Because of these and other uncertainties, CB’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, you should not assume that CB’s and FedFirst’s combined future results will reflect the past results of operations of either entity. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. CB undertakes no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under federal securities law. CB qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial condition, results of operations, liquidity or capital resources of CB before and after the merger is included in this proxy statement/prospectus under “Information About CB—Business” and “Information About CB—Management’s Discussion and Analysis and Results of Operations.”

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical consolidated financial data for CB. You should read this summary financial information in connection with CB’s consolidated financial statements, which appear elsewhere in this document.

The selected historical consolidated financial data for CB as of December 31, 2013 and 2012 and for the years ended December 31, 2011, 2012 and 2013 is derived from CB’s audited consolidated financial statements that are included in this document. The selected historical financial data for CB as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 is derived from CB’s unaudited consolidated financial statements, which include only normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results for any future period.

Selected Historical Consolidated Financial Data of CB

	At March 31, 2014	At December 31,
		2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$550,173	$546,486	$546,753	$533,635	$497,260	$463,349
Cash and due from banks	27,178	16,417	25,295	42,462	32,351	20,375
Investment securities available-for-sale	120,891	133,810	155,331	132,465	131,018	124,996
Investment securities held-to-maturity	511	1,006	2,032	3,286	2,880	8,850
Loans, net	379,978	373,764	342,226	334,378	309,152	288,233
Deposits	488,783	480,335	470,148	450,140	406,736	386,731
Short-term borrowings	13,550	15,384	23,374	28,018	34,189	22,513
Other borrowings	3,000	4,000	7,000	11,461	15,955	15,455
Total stockholders’ equity	43,520	45,005	44,470	42,092	38,551	36,920

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands)
Selected Operating Data:
Interest and dividend income	$4,578	$4,346	$17,757	$18,311	$19,964	$21,343	$21,302
Interest expense	470	604	2,236	3,093	4,492	5,575	6,296

Net interest income	4,108	3,742	15,521	15,218	15,472	15,768	15,006
Provision for loan losses	—	100	100	450	975	1,650	1,725

Net interest income after provision for loan losses	4,108	3,642	15,421	14,768	14,497	14,118	13,281
Other operating income	724	738	3,385	3,515	3,298	3,270	3,158
Other operating expenses	3,457	3,329	13,390	13,031	12,504	12,368	11,984

Income before income taxes	1,375	1,051	5,416	5,252	5,291	5,020	4,455
Income taxes	296	188	1,160	1,035	894	845	941

Net income	$1,079	$863	$4,256	$4,217	$4,397	$4,175	$3,514

Common Share Data:
Basic net income per share	$0.46	$0.35	$1.73	$1.73	$1.82	$1.75	$1.48
Diluted net income per share	$0.46	$0.35	$1.72	$1.70	$1.78	$1.69	$1.42
Dividends declared per share	$0.21	$0.21	$0.84	$0.84	$0.84	$0.83	$0.77
Outstanding common shares	2,344,477	2,454,827	2,463,571	2,438,281	2,409,494	2,384,386	2,381,001

Selected Historical Consolidated Financial Data of FedFirst

The following tables show summarized historical consolidated financial data for FedFirst. You should read this summary financial information in connection with FedFirst’s consolidated financial statements, which appear elsewhere in this document.

The selected historical consolidated financial data for FedFirst as of December 31, 2013 and 2012 and for the years ended December 31, 2011, 2012 and 2013 is derived from FedFirst’s audited consolidated financial statements that are included in this document. The selected historical financial data for FedFirst as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 is derived from FedFirst’s unaudited consolidated financial statements, which include only normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results for any future period.

	At March 31, 2014	At December 31,
		2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$323,283	$319,027	$318,760	$335,274	$343,073	$353,293
Cash and due from banks	5,993	5,552	5,874	14,571	9,320	7,496
Investment securities available-for-sale	25,477	26,772	42,582	52,448	78,708	79,559
Investment securities held-to-maturity	—	—	—	—	—	—
Loans, net	274,255	268,812	249,530	245,277	230,055	240,387
Deposits	233,636	219,232	214,057	221,540	203,562	193,581
Short-term borrowings	24,750	33,860	19,120	8,406	22,159	31,778
Other borrowings	11,774	11,731	29,558	40,883	54,734	80,733
Stockholders’ equity	50,959	51,746	53,234	58,761	58,503	42,364
Noncontrolling interest in subsidiary	46	105	60	40	84	79
Total stockholders’ equity	$51,005	$51,851	$53,294	$58,801	$58,587	$42,443

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$3,220	$3,244	$12,920	$13,949	$15,532	$16,795	$18,051
Interest expense	590	714	2,694	3,632	4,920	6,734	8,661

Net interest income	2,630	2,530	10,226	10,317	10,612	10,061	9,390
Provision for loan losses	75	—	740	310	850	850	1,090

Net interest income after provision for loan losses	2,555	2,530	9,486	10,007	9,762	9,211	8,300
Other operating income	999	1,269	4,317	3,475	3,306	2,452	3,219
Other operating expenses	2,679	2,612	10,305	9,944	11,765	10,613	10,553

Income before income taxes and noncontrolling interest in net income of consolidated subsidiary	875	1,187	3,498	3,538	1,303	1,050	966
Income taxes	323	351	1,186	1,251	432	386	358

Net income before noncontrolling interest in net income of consolidated subsidiary	552	836	2,312	2,287	871	664	608
Noncontrolling interest in net income of consolidated subsidiary	18	42	77	32	12	56	51

Net income	$534	$794	$2,235	$2,255	$859	$608	$557

Common Share Data:
Basic net income per share	$0.24	$0.32	$0.93	$0.81	$0.30	$0.21	$0.19
Diluted net income per share	0.23	0.32	0.91	0.80	0.30	0.21	0.19
Dividends declared per share	0.06	0.04	0.22	0.15	0.12	0.03	—
Special dividend declared per share	0.25	—	—	0.25	—	—	—
Outstanding common shares	2,316,093	2,525,341	2,357,293	2,540,341	2,957,302	2,991,461	2,995,584

SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the merger (which is known as “pro forma” information) as if the merger had become effective as of the date presented, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

CB anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of CB following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of CB would have been had its companies been combined during these periods.

The exchange ratio of 1.1590 was used in preparing this selected pro forma information. You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(In thousands, except per share data)
Pro forma condensed combined income statement data:
Interest income	$7,717	$30,348
Interest expense	816	4,114

Net interest income	6,901	26,234
Provision (benefit) for loan losses	75	840

Net interest income after provision (benefit) for loan losses	6,826	25,394
Other income	1,723	7,702
Other expense	6,229	24,066

Income before income taxes	2,320	9,030
Provision for income taxes	643	3,386

Net income (loss)	$1,677	$6,644

Pro forma per share data:
Basic earnings	$0.41	$1.59
Diluted earnings	$0.41	$1.58

	March 31, 2014	December 31, 2013
	(In thousands)
Pro forma combined balance sheet data:
Total assets	$857,379	$849,435
Loans held to maturity, net	659,397	647,671
Deposits	723,754	700,902
Total shareholders’ equity	76,792	79,123

COMPARATIVE PER SHARE DATA

The following table shows information about CB’s and FedFirst’s respective income per common share, dividends per share and book value per share, and similar information giving effect to the merger. In presenting the comparative pro forma information for the time periods shown, we assumed that the merger occurred as of the date presented, in the case of the book value per share information, and the beginning of the period presented, in the case of the dividend and income (loss) information. See “Pro Forma Financial Information.”

The information listed as “per equivalent FedFirst share” was obtained by multiplying the pro forma amounts by the exchange ratio of 1.1590, and does not reflect the receipt of cash by holders of FedFirst common stock. CB anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of CB following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of CB would have been had its companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See “Pro Forma Financial Information.”

	FedFirst Historical		CB Historical	Pro Forma Combined (1)		Per Equivalent FedFirst Share
Book value per share:
At March 31, 2014	$22.02		$18.61	$18.91		$21.91
At December 31, 2013	$22.00		$18.24	$18.68		$21.65

Cash dividends declared per share:
Three months ended March 31, 2014	$0.31	(2)	$0.21	$0.21	(3)	$0.24
Year ended December 31, 2013	$0.22		$0.84	$0.84	(3)	$0.97

Earnings per share - basic:
Three months ended March 31, 2014	$0.24		$0.46	$0.41		$0.48
Year ended December 31, 2013	$0.93		$1.73	$1.59		$1.84

Earnings per share – diluted:
Three months ended March 31, 2014	$0.23		$0.46	$0.41		$0.48
Year ended December 31, 2013	$0.91		$1.73	$1.58		$1.83

(1)	The pro forma combined book value per share of CB common stock is based upon the pro forma combined common shareholders’ equity for CB and FedFirst divided by total pro forma common shares of the combined entity.
(2)	Includes a special dividend of $0.25 per share.
(3)	Assumes continuation of CB’s historical dividend.

MARKET PRICE AND DIVIDEND INFORMATION

Currently, CB common stock is quoted on the OTC Markets under the symbol “CBFV.” FedFirst common stock is quoted on the Nasdaq Capital Market under the symbol “FFCO.” The following table lists the high and low prices per share for CB common stock and FedFirst common stock and the dividends declared for the periods indicated.

	FedFirst Common Stock						CB Common Stock
	High		Low		Dividends		High		Low		Dividends
Quarter Ended
September 30, 2014 (through , 2014)	$		$		$		$		$		$
June 30, 2014						0.08						0.21
March 31, 2014		21.75		19.48		0.31		19.70		19.70		0.21

December 31, 2013		20.49		19.00		0.06		19.75		19.75		0.21
September 30, 2013		19.45		18.50		0.06		19.91		19.91		0.21
June 30, 2013		19.75		17.50		0.06		19.00		18.75		0.21
March 31, 2013		23.00		16.07		0.04		20.30		20.30		0.21

December 31, 2012		16.58		15.00		0.29		19.50		19.00		0.42
September 30, 2012		15.25		14.20		0.04		19.00		19.00		—
June 30, 2012		14.31		13.58		0.04		18.75		18.75		0.42
March 31, 2012		14.00		13.20		0.03		21.45		21.45		—

You should obtain current market quotations for CB common stock because the market price of CB common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can obtain these quotations from a newspaper, on the Internet or by calling your broker.

As of             , 2014, there were approximately                  holders of record of CB common stock. As of             , 2014, there were approximately                  holders of record of FedFirst common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of CB’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of CB, applicable state law and government regulations, and other factors deemed relevant by the CB board of directors.

SPECIAL MEETING OF FEDFIRST STOCKHOLDERS

This proxy statement/prospectus is being provided to holders of FedFirst common stock as FedFirst’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of FedFirst stockholders to be held on             , 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as CB’s prospectus in connection with the offer and sale by CB of its shares of common stock as a result of the proposed merger.

Date, Place and Time of the Meeting

FedFirst’s board of directors is sending you this document for the purpose of requesting that you allow your shares of FedFirst common stock to be represented at the special meeting by the persons named in the enclosed proxy card. The special meeting will be held at                      at         :                 .m., local time, on             , 2014.

Matters to be Considered

At the special meeting, the FedFirst board of directors will ask you to vote on a proposal to approve the merger agreement and a proposal to approve the Merger-Related Executive Compensation. You also may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Who Can Vote at the Meeting

You are entitled to vote if the records of FedFirst showed that you held shares of FedFirst common stock as of the close of business on             , 2014. As of the close of business on that date, a total of             shares of FedFirst common stock were issued and outstanding. Each share of FedFirst common stock has one vote. If you are a beneficial owner of shares of FedFirst common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of FedFirst common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of FedFirst common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of FedFirst common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Broker non-votes and abstentions from voting will have the same effect as a vote against the merger agreement.

Approval of the Merger-Related Executive Compensation proposal is determined by a majority of the votes cast. Broker non-votes and abstentions from voting will have no effect on this matter.

The affirmative vote of the majority of votes cast by holders of FedFirst common stock is required to approve the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. Broker non-votes and abstentions from voting will have no effect on this matter.

Shares Held by FedFirst’s Officers and Directors

As of             , 2014, directors and executive officers of FedFirst beneficially owned                  shares of FedFirst common stock, excluding shares that may be acquired upon the exercise of stock options. This equals         % of the issued and outstanding shares of FedFirst common stock. FedFirst’s directors, who collectively own         % of FedFirst’s issued and outstanding common stock, have entered into voting agreements with CB to vote all shares of FedFirst common stock owned by them in favor of the proposal to approve the merger agreement.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, FedFirst recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

FedFirst stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement, the Merger-Related Executive Compensation proposal and the adjournment proposal. If you are the record holder of your shares of FedFirst common stock and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the Merger-Related Executive Compensation and “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. FedFirst’s board of directors unanimously recommends a vote “FOR” approval of the merger agreement, “FOR” the Merger-Related Executive Compensation, and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with FedFirst’s Corporate Secretary a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Jennifer L. George, Corporate Secretary

FedFirst Financial Corporation

565 Donner Avenue

Monessen, Pennsylvania 15062

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. FedFirst does not know of any other matters to be presented at the meeting.

Participants in the ESOP or 401(k) Plan

If you participate in the First Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the First Federal Savings Bank Retirement Plan (the “401(k) Plan”), you will receive a voting instruction form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of FedFirst common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the FedFirst Financial Corporation Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan’s trustee is             , 2014.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of FedFirst. FedFirst has paid the cost and expenses incurred in the production of this proxy statement. Proxies will be solicited through the mail. Additionally, officers and directors of FedFirst may solicit proxies personally or by telephone or other means of communication, without additional compensation. FedFirst has also engaged                     , a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $        , plus reimbursement of reasonable out-of-pocket expenses. FedFirst will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of FedFirst common stock.

Appraisal Rights

Any FedFirst shareholder who objects to the merger and follows the specific procedures set forth in Title 3, Subtitle 2 of the Maryland General Corporation Law (“MGCL”) will be entitled to receive payment in cash of the fair value of their shares of FedFirst common stock. If you want to demand payment of the fair value of your common stock, you must fully comply with the procedures set out in the MGCL. A copy of Title 3, Subtitle 2 of the MGCL is included as Annex C to this proxy statement/prospectus. The required procedures are summarized below.

•	First, you must submit a written notice to the Secretary of FedFirst at or before the special meeting of FedFirst shareholders, stating that you object to the proposed merger. You should send your notice to:

FedFirst Financial Corporation

Jennifer L. George, Corporate Secretary

565 Donner Avenue

Monessen, Pennsylvania 15062

•	You must not vote your FedFirst common stock in favor of the merger. This means that you should either return a proxy card or voting instruction card (if your shares are held in “street name”) with the “Against” box checked or not return a proxy card or voting instructions card at all. Merely voting against the merger or not voting will not constitute notice of objection, and will not entitle you to payment in cash of the fair value of your shares.

•	After the effectiveness of the merger, CB, as the successor to FedFirst, will write to objecting stockholders, notifying them of the date on which the articles of merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on CB’s records.

•	Within 20 days of the date on which the articles of merger were accepted for record, objecting stockholders must make a written demand for payment of the fair value of their FedFirst common stock, stating the number and class of shares for which payment is demanded. The written demand for payment should be sent to:

CB Financial Services, Inc.

Barron P. McCune, Jr., President and Chief Executive Officer

90 West Chestnut Street, Suite 100

Washington, Pennsylvania 15301

Our notice of the date on which the articles of merger were accepted may contain an offer of payment of the amount which we believe is the fair value of your FedFirst common stock along with certain financial disclosures. If you have followed all of the procedural steps required to demand payment of fair value and have not received payment for your FedFirst common stock, you may, or we may, within 50 days of the acceptance of the articles of merger, petition the court of equity in the county of FedFirst’s registered agent for appraisal of the fair value of your FedFirst common stock as of the date stockholders receive notice of the proposed transaction, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal.

Any stockholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner, will be bound by the vote of the FedFirst stockholders and will not be entitled to receive payment in cash as an objecting stockholder.

If you demand payment for your FedFirst common stock, you have no right to the CB common stock or cash into which your FedFirst common stock would be converted after the merger is approved, except the payment of fair value. If you demand payment for your FedFirst common stock, your rights as a FedFirst stockholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with FedFirst’s consent.

If the court finds that the objecting stockholder is entitled to an appraisal of his or her stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Within 60 days after appointment, or longer as the court may direct, the appraisers must file with the court and mail to each stockholder who is a party to the proceeding their report stating their conclusion as to the fair value of the common stock. Within 15 days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which the payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date fair value was determined, unless the court finds that stockholders’ refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be CB’s responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting stockholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary, vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if we did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by us.

The preceding is a summary of the material aspects of Title 3, Subtitle 2 of the MGCL, and is qualified by reference to the text of the statute. We urge you to read the full text of the statute which is included as Annex C to this proxy statement/prospectus.

DESCRIPTION OF THE MERGER

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated by reference into this document. We urge you to read carefully this entire document, including the merger agreement, as this summary may not contain all of the information that you consider important.

General

The merger agreement provides for the merger of FedFirst with and into CB, with CB as the surviving entity. Following the merger, CB will remain the bank holding company for Community Bank.

Background of the Merger

Since completing its conversion from the mutual holding company form of organization to the stock holding company form of organization in 2010, FedFirst’s board of directors and senior management have from time to time engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance FedFirst’s performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing shareholder value. These reviews have included periodic discussions with respect to potential transactions that would further FedFirst’s strategic objectives, including the possible acquisition of other banks by FedFirst, and the potential benefits and risks of any such transactions, as well as comparisons of potential transactions with the execution of long-term strategies as an independent company.

In January 2013, Patrick G. O’Brien, President and Chief Executive Officer, of FedFirst, met with Barron P. McCune, Jr., President and Chief Executive Officer of CB, at Mr. McCune’s invitation. Mr. O’Brien and Mr. McCune, who knew each other as a result of Mr. O’Brien having worked with Mr. McCune at Community Bank from 1987 through 1993 as well as at several non-profit, community-based organizations from 1987 through the present, discussed their respective institutions and market areas. Mr. McCune suggested that they consider a business combination of their two institutions, but no price or other terms were offered or discussed at this meeting.

In February 2013, Mr. O’Brien and John LaCarte, chairman of the FedFirst board of directors, met with representatives of Mufson Howe Hunter, acting as FedFirst’s financial advisor, to examine the current M&A market in the bank and thrift industry and review the financial characteristics of a possible business combination between CB and FedFirst. On March 26, 2013, representatives of Mufson Howe Hunter reviewed similar information with the FedFirst board of directors. The FedFirst board of directors observed that there were many compelling strategic business reasons for a combination with CB, including their complementary market areas and similar corporate cultures. However, because FedFirst was precluded by regulation from taking any action in furtherance of a business combination, as it was still within three years of its second step conversion transaction, FedFirst did not pursue a transaction with CB or any other company at that time.

On August 8, 2013, the FedFirst board of directors met to discuss its strategic alternatives. Representatives of Mufson Howe Hunter were present at the meeting, as was a representative of Kilpatrick Townsend & Stockton LLP, outside legal counsel to FedFirst. Representatives of Mufson Howe Hunter reviewed with the directors bank and thrift stock market trends; compared key balance sheet and profitability metrics of FedFirst to those of comparable companies in Pennsylvania; examined FedFirst’s historical and projected financial performance; provided an update on the M&A market in the bank and thrift industry; reviewed with the directors the financial characteristics of a possible business combination between CB and FedFirst; and identified potential acquirors of FedFirst, evaluated their likely interest, and analyzed their capacity to pay based on certain transaction assumptions. Legal counsel reviewed with the directors their fiduciary duties in the context of a business combination with another company.

On September 24, 2013, after the third anniversary of FedFirst’s second step conversion, the FedFirst board of directors again met to consider strategic alternatives. As part of its evaluation, the FedFirst board of directors, together with Mufson Howe Hunter, analyzed the institutions in or near FedFirst’s market area and identified those institutions, in addition to CB, as likely to have the greatest interest in a business combination with FedFirst. In identifying these institutions, the FedFirst board of directors considered the institutions that had previously expressed a possible interest in a transaction with FedFirst. Representatives of Mufson Howe Hunter reviewed with the directors financial information about potential merger partners, examined valuation metrics in comparable M&A transactions, and analyzed potential M&A values for FedFirst. At the conclusion of the meeting, the FedFirst board of directors authorized Mufson Howe Hunter to contact three selected parties regarding their interest in a possible business combination with FedFirst. In opting to contact the three selected companies, the FedFirst board of directors determined that the business risks resulting from awareness in the local banking community of FedFirst’s interest in a business combination outweighed the benefit of contacting additional companies that were unlikely to have the interest or ability to complete a transaction with FedFirst.

The FedFirst board of directors authorized management to prepare a confidential information memorandum to share with the three selected banks. The confidential information memorandum contained financial and other information that was intended to permit the selected companies to evaluate FedFirst and formulate a preliminary proposal.

In late September and into early October 2013, management of FedFirst worked with Mufson Howe Hunter to prepare and circulate the confidential information memorandum, subject to obtaining a non-disclosure agreement from each of the recipients.

By mid-October 2013, FedFirst had received responses from each of the three companies. One company (Bank A) indicated that it had a strategic interest in acquiring FedFirst, given the location of FedFirst in relation to its markets. Of the other two companies, the first did not have a strong interest in FedFirst’s market area and indicated that it would rather focus on other transactions that might be more meaningful to it. The second of the other two companies also did not have a strong interest in FedFirst’s market area, but indicated that it might be willing to proceed with a transaction that would value FedFirst at or around book value, although its preference was to focus on finding a transaction that would be more meaningful to it.

The FedFirst board of directors met on October 22, 2013. Representatives of Mufson Howe Hunter were at the meeting and updated the directors on the response from the three banks that had been contacted by Mufson Howe Hunter. Mufson Howe Hunter reviewed with the directors the financial characteristics of a transaction with Bank A based on the value and type of merger consideration and assumptions about the extent of expense reductions, provided an overview of Bank A, and examined projected returns for FedFirst on a standalone basis and as combined with Bank A. After evaluating the information presented by Mufson Howe Hunter, the FedFirst board of directors determined to move forward with a potential transaction with Bank A.

In early November 2013, Bank A provided a due diligence document request to FedFirst. In mid-November 2013, following a review of FedFirst’s branch locations and the surrounding communities, Bank A informed FedFirst that it was no longer interested in pursuing a business combination.

In early December 2013, a representative of Mufson Howe Hunter communicated with a representative of Keefe, Bruyette & Woods, Inc., acting as financial advisor to CB, about commencing discussions regarding a possible business combination between the two companies.

On December 16, 2013, Mr. O’Brien and Mr. LaCarte, together with a representative of Mufson Howe Hunter, met with senior officers of CB, two directors of CB and a representative of Keefe, Bruyette & Woods, Inc. The meeting lasted for several hours and the parties discussed a wide range of topics relating to their respective companies, their operations, their strategic visions and the benefits of a combination of the two companies.

At the regular meeting of the FedFirst board of directors held on December 17, 2013, Mr. O’Brien and Mr. LaCarte reported to the other directors on the meeting with CB. The directors approved continuing discussions with CB and on December 27, 2013, the parties entered into a non-disclosure agreement so that they could exchange confidential information.

The parties resumed discussions in early 2014. In January 2014, the representatives of CB and FedFirst spoke frequently and met to jointly tour their respective branch networks and market areas. On January 22, 2014, officers of FedFirst met with officers of CB to discuss cost structures and evaluate opportunities for expense reductions.

On February 14, 2014, CB provided FedFirst with a non-binding letter of interest for a business combination between the two companies. CB proposed the merger of FedFirst into CB with the exchange of 65% of the outstanding shares of FedFirst common stock for shares of CB common stock and the remaining 35% exchanged for cash. CB conditioned the transaction on FedFirst purchasing from Mr. Boyer his 20% minority interest in Exchange Underwriters prior to closing.

On February 18, 2014, the FedFirst board of directors held a conference call with representatives of Mufson Howe Hunter and Kilpatrick Townsend to review the letter of interest.

At the regular meeting of the FedFirst board of directors on February 25, 2014, representatives of Mufson Howe Hunter reviewed with the directors an overview of the operations and financial performance of CB, summarized the key terms of the indication of interest, reviewed the assumptions used to analyze the transaction, evaluated the impact of the transaction on CB based on the amount and value of the merger consideration, and analyzed projected returns of FedFirst on a standalone basis and combined with CB Financial. The FedFirst board of directors discussed the proposed revisions to the letter of interest that it would require, the most significant of which was an increase in the value of the merger consideration.

On February 27, 2014, FedFirst delivered its mark-up of the letter of interest and communicated its view on the value of the merger consideration. On March 6, 2014, CB agreed to increase the value of the merger consideration to $23.00 per share, and on March 7, 2014 delivered a revised letter of interest. During the course of negotiations, the parties discussed the number and identity of the FedFirst directors that would be appointed to CB’s board of directors. In its revised letter of interest, CB invited Messrs. LaCarte, Swiatek, O’Brien and Boyer to join CB’s board of directors based on their long-standing tenure with FedFirst, their experience and the active roles they have played in the management and affairs of FedFirst over the years. During the course of negotiations, the parties also discussed the method of calculating the exchange ratio and agreed that the exchange ratio would be determined at the time of signing the definitive merger agreement by dividing $23.00 by the volume-weighted average price of CB common stock over the prior 20 trading-day period.

At a meeting held on March 10, 2014, representatives of Mufson Howe Hunter provided an overview of recent discussions with CB’s financial advisor and reviewed with the FedFirst board of directors the revised letter of interest.

The FedFirst board of directors met again on March 11, 2014 via teleconference. Representatives of Mufson Howe Hunter discussed the timing and method of calculating the exchange ratio that would be contained in the definitive agreement and confirmed that CB would not increase the nominal value of the merger consideration above $23.00 per share. Following discussion and consultation with legal counsel, the FedFirst board of directors voted to accept the letter of interest.

Over the next weeks the parties conducted their respective due diligence investigations, including diligence meetings on March 22 and 23, 2014. As part of its diligence efforts, both parties conducted a detailed review of loan files and CB engaged an independent third party specializing in the review of financial institution asset quality to assist CB in its review of FedFirst’s loan portfolio.

On March 28, 2014, Luse Gorman Pomerenk & Schick, PC, special counsel for CB delivered an initial draft of the merger agreement. Over the ensuing days, the parties negotiated the terms of the merger agreement and ancillary documents.

On April 7, 2014, the FedFirst board of directors met to receive an update on the due diligence process and the status of negotiations of the merger agreement. Management reviewed with the directors the results of its due diligence investigation, including its review of CB’s loan portfolio. On April 13, 2014, the FedFirst board of directors held a special meeting to discuss the terms and conditions of the proposed merger and the merger agreement. A representative of Kilpatrick Townsend reviewed in detail the terms of the definitive merger agreement and related documents with the board.

On April 11, 2014, the CB board of directors met to discuss the terms and conditions of the proposed merger and the merger agreement. Representatives of Luse Gorman, special counsel to CB, reviewed in detail the terms of the definitive merger agreement and related documents with the board.

On April 14, 2014, the FedFirst board of directors met to consider approval of the merger agreement. A representative of Kilpatrick Townsend was present. Representatives of Mufson Howe Hunter presented a financial analysis of the transaction. At the conclusion of its presentation, Mufson Howe Hunter delivered its oral opinion, subsequently confirmed in writing, that the consideration to be received by the stockholders of FedFirst under the merger agreement is fair, from a financial point of view, to the holders of FedFirst common stock. The board of directors reviewed the presentation carefully and considered the experience and qualifications of Mufson Howe Hunter. After discussion of the transaction, the FedFirst board of directors unanimously approved the definitive merger agreement.

Also, on April 14, 2014, the CB board of directors met to consider approval of the merger agreement. Representatives of Keefe, Bruyette & Woods, Inc., CB’s financial advisor, and CB’s special counsel were present. Representatives of Keefe, Bruyette & Woods, Inc. presented a financial analysis of the transaction. Representatives of Luse Gorman, special legal counsel to CB, reviewed the changes made to the definitive agreement since the CB board of directors met on April 11, 2014. After discussing the transaction, the CB board of directors unanimously approved the definitive merger agreement.

Thereafter, on Monday afternoon, April 14, 2014, the merger agreement was executed by officers of FedFirst and CB, and FedFirst and CB issued a joint press release announcing the execution of the merger agreement and the terms of the merger after the close of the trading markets.

FedFirst’s Reasons for the Merger; Recommendation of FedFirst’s Board of Directors

After careful consideration, at a meeting held on April 14, 2014, the FedFirst board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of FedFirst and its shareholders and approved the merger agreement.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the FedFirst merger proposal, the FedFirst board of directors consulted with FedFirst management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of FedFirst’s business, operations, financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with CB;

•	its understanding of CB’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of its due diligence review of CB and information furnished by Mufson Howe Hunter;

•	its belief that the merger will result in a stronger commercial banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to FedFirst’s shareholders as compared to continuing to operate as a stand-alone entity;

•	the belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of FedFirst and CB possess complementary skills and expertise, which management believes should facilitate integration and implementation of the transaction;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

•	the anticipated pro forma impact of the merger on CB, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the fact that the value of the merger consideration for holders of FedFirst common stock at $23.00 per share, represents a premium of 15% over the $20.06 closing price of FedFirst common stock on NASDAQ on April 10, 2014, which is the most recent date on which FedFirst common stock traded prior to April 14, 2014;

•	the financial analyses of Mufson Howe Hunter, FedFirst’s independent financial advisor, and its written opinion, dated as of April 14, 2014, delivered to the FedFirst board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to FedFirst’s shareholders;

•	the continued participation of FedFirst’s directors and management in the combined company through the appointment of four of FedFirst’s directors to the CB board of directors and the appointment of Mr. O’Brien to the position of Executive Vice President and Chief Operating Officer;

•	the fact that the merger consideration consists of a combination of CB common stock and cash and that FedFirst shareholders will be given the opportunity to elect the form of consideration that they wish to receive, giving FedFirst shareholders the opportunity to participate as stockholders of CB in the benefits of the combination and the future performance of the combined company generally;

•	the fact that upon completion of the merger FedFirst shareholders will own approximately 42% of the outstanding shares of the combined company;

•	the benefits to FedFirst and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by FedFirst, including its borrowers, customers, depositors, employees, suppliers and communities;

•	the effects of the merger on other FedFirst employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to FedFirst employees;

•	the board’s understanding of the current and prospective environment in which FedFirst and CB operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as FedFirst;

•	the perceived limited opportunities for a strategic partnership with another financial institution, at a similar or higher price, having characteristics that would achieve the benefits for FedFirst stockholders that the board believes will be achieved through the merger with CB;

•	the ability of CB to complete the merger from a financial and regulatory perspective;

•	the equity interest in the combined company that FedFirst’s existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

•	the board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to FedFirst’s shareholders in the merger on the stock portion of the merger consideration; and

•	the board’s review with its independent legal advisor, Kilpatrick Townsend, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to FedFirst’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by FedFirst of a termination fee to CB, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The FedFirst board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of FedFirst’s business and towards the completion of the merger;

•	the restrictions on the conduct of FedFirst’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent FedFirst from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of FedFirst absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating FedFirst’s business, operations and workforce with those of CB;

•	the merger-related costs;

•	the fact that the interests of certain of FedFirst’s directors and executive officers may be different from, or in addition to, the interests of FedFirst’s other shareholders as described under the heading “-Interests of FedFirst’s Directors and Executive Officers in the Merger”;

•	that while CB has agreed to list its common stock on the Nasdaq Stock Market, an active and liquid trading market in CB common stock may not develop;

•	the fact that CB is not currently subject to the public reporting requirements of the Exchange Act and that CB will incur significant time and expense complying with federal securities laws as a public company;

•	that, while FedFirst expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or the FedFirst shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that: (i) FedFirst would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) FedFirst would be obligated to pay to CB a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with FedFirst from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the FedFirst board of directors is not intended to be exhaustive, but includes the material factors considered by the FedFirst board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the FedFirst board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FedFirst board of directors considered all these factors as a whole, including discussions with, and questioning of FedFirst’s management and FedFirst’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

FedFirst’s board of directors unanimously recommends that FedFirst’s shareholders vote “FOR” the approval of the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. FedFirst shareholders should be aware that FedFirst’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other FedFirst shareholders. The FedFirst board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of FedFirst. See “—Interests of FedFirst’s Directors and Executive Officers in the Merger.”

This summary of the reasoning of FedFirst’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of FedFirst’s Financial Advisor in Connection with the Merger

In January 2014, FedFirst engaged Mufson Howe Hunter to render financial advisory and investment banking services to FedFirst. Mufson Howe Hunter agreed to assist FedFirst in assessing the fairness, from a financial point of view, of the exchange ratio and cash consideration (collectively the “Merger Consideration”) to be received by the common shareholders of FedFirst pursuant to the terms of the merger agreement with CB. FedFirst selected Mufson Howe Hunter on the basis of Mufson Howe Hunter’s experience and expertise in representing community banks in similar transactions, particularly in Western Pennsylvania. In the ordinary course of its investment banking business, Mufson Howe Hunter is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Mufson Howe Hunter attended the meeting of the FedFirst Board of Directors held on April 14, 2014, at which the FedFirst Board of Directors evaluated the proposed merger with CB. At this meeting, Mufson Howe Hunter reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the Merger Consideration offered to FedFirst common shareholders in the merger was fair, from a financial point of view. The FedFirst Board approved the merger agreement at this meeting.

The full text of Mufson Howe Hunter’s written opinion is attached as Annex B to this document and is incorporated herein by reference. FedFirst shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mufson Howe Hunter. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Mufson Howe Hunter’s opinion speaks only as of the date of the opinion. The opinion is directed to the FedFirst Board and addresses only the fairness, from a financial point of view, to the FedFirst common shareholders of the Merger Consideration in the proposed merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any FedFirst shareholder as to how the shareholder should vote at the FedFirst special meeting on the merger or any related matter.

In rendering its opinion, Mufson Howe Hunter reviewed, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of FedFirst that was deemed relevant;

•	certain publicly available financial statements and other historical financial information of CB that was deemed relevant;

•	internal financial projections for FedFirst prepared by and reviewed with management of FedFirst;

•	internal financial projections for CB prepared by and reviewed with management of CB;

•	the pro forma financial impact of the merger on CB, based on assumptions related to transaction expenses, accounting adjustments, and cost savings determined by and discussed with senior management of CB;

•	publicly reported historical price and trading activity for FedFirst and CB common stock, including a comparison of certain financial and stock market information for FedFirst and CB with similar publicly traded companies;

•	the financial terms of certain recent business combinations in the banking industry, to the extent publicly available; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Mufson Howe Hunter also held discussions with members of senior management of FedFirst and CB regarding their past and current business operations, regulatory relations, financial conditions, future prospects of their respective companies.

In conducting its review and arriving at its opinion, Mufson Howe Hunter relied upon the accuracy and completeness of all financial and other information provided to them or otherwise publicly available. Mufson Howe Hunter did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Mufson Howe Hunter relied upon the management of FedFirst and CB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to Mufson Howe Hunter, and Mufson Howe Hunter assumed that such forecasts and projections reflected the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements.

Mufson Howe Hunter assumed, without independent verification, that the aggregate allowance for loan and lease losses for FedFirst and CB are adequate to cover those losses. Mufson Howe Hunter did not make or obtain any evaluation or appraisals of the property, assets and liabilities of FedFirst and CB, nor did it examine any individual credit files.

The projections furnished to Mufson Howe Hunter and used by it in certain of its analyses were prepared by FedFirst and CB’s senior management teams. FedFirst and CB do not publicly disclose internal management projections of the type provided to Mufson Howe Hunter in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Mufson Howe Hunter assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments related to the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers and modifications; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

Mufson Howe Hunter further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Mufson Howe Hunter’s opinion is not an expression of an opinion as to the prices at which shares of FedFirst common stock or shares of CB common stock will trade following the announcement of the merger or actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Mufson Howe Hunter made numerous assumptions with respect to industry performance, general business, economic, market and financial condition and other matters, which are beyond the control of Mufson Howe Hunter, FedFirst and CB. Any estimates contained in the analyses performed by Mufson Howe Hunter are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Mufson Howe Hunter opinion was among several factors taken into consideration by the FedFirst board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the FedFirst board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by Mufson Howe Hunter to the FedFirst board on April 14, 2014, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Mufson Howe Hunter opinion or the presentation made by Mufson Howe Hunter to the FedFirst board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Mufson Howe Hunter did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Mufson Howe Hunter believes that its analyses and the summary of its analyses must be considered as a whole and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses and must be read together with the accompanying text.

Certain financial data prepared by Mufson Howe Hunter, and as referenced in the following tables may not correspond to the data presented in FedFirst’s and CB’s historical financial statements, as a result of the different periods, assumptions and methods used by Mufson Howe Hunter to compute the financial data presented.

Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of FedFirst will be converted into the right to receive 1.1590 shares of common stock, par value $0.416 per share, of CB or $23.00 in cash. Based on CB’s 20 trading day volume weighted average price at the close on April 11, 2014, one trading day before the announcement of the transaction, of $19.8449, the Merger Consideration represented a price of $23.00 per share to FedFirst’s common shareholders.

Selected Comparable Companies Analyses. Using publicly available information, Mufson Howe Hunter compared the financial condition and market performance of FedFirst to selected publicly traded thrifts headquartered in Ohio, Pennsylvania and West Virginia with assets between $250 million and $750 million. The table below sets forth the data for FedFirst and for the companies included in the comparable company analysis as well as the high, low, mean and median for the comparable group. The financial data is as of and for the twelve months ended December 31, 2013 and the market data is as of April 11, 2014.

Additionally, using publicly available information, Mufson Howe Hunter compared the financial condition and market performance of CB to selected publicly traded banks headquartered west of Harrisburg, Pennsylvania and east of Cleveland, Ohio with assets between $400 million and $900 million. The following table sets forth the data for CB and for the companies included in the comparable company analysis as well as the high, low, mean and median for the comparable group. The financial data is as of and for the twelve months ended December 31, 2013 and the market data is as of April 11, 2014.

Recent Transactions Analysis. Mufson Howe Hunter reviewed publicly available information related to 1) 18 selected Nationwide thrift transactions involving institutions with assets between $250 million and $750 million announced since January 1, 2011; 2) 6 selected Pennsylvania, Maryland, Ohio and West Virginia based thrift transactions involving institutions with assets between $250 million and $750 million announced since January 1, 2011; 3) 5 selected Nationwide bank and thrift transactions where the seller had an Equity/Assets ratio greater than 12.00% and a NPAs/Assets ratio less than 1.50% (“Performance-based Group”) announced since January 1, 2011; and 4) 37 Nationwide bank and thrift merger transactions where the acquiror and seller were within $250 million in total assets of each other and each had assets greater than $100 million (“Merger Transactions”) announced since January 1, 2011.

1)	Nationwide thrift transactions since 1/1/2011; Assets between $250 million and $750 million:

2)	PA, MD, OH & WV thrift transactions since 1/1/2011; Assets between $250 million and $750 million:

3)	Nationwide bank & thrift transactions since 1/1/2011; Seller’s Equity/Assets ratio greater than 12.00% and NPAs/Assets ratio less than 1.50% (“Performance-based Group”):

4)	Nationwide bank and thrift merger transactions since 1/1/2011; Acquiror and seller within $250 million in total assets of each other and each had assets greater than $100 million (“Merger transactions”)

For each transaction referred to above, Mufson Howe Hunter derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the latest closing price one day prior to the announcement of the acquisition ( “Premium to Market Value”)

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	last-twelve-months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	assets of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	Deal premium, as measured against tangible book value, as a percent of core deposits.

The results of the analysis are set forth in the following table:

No company or transaction used as a comparison in the above analysis is identical to FedFirst, CB or the merger. Accordingly, an analysis of these results is not mathematical. Instead, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis. Mufson Howe Hunter performed pro forma merger analysis on the combined projected income statement and balance sheet information of FedFirst and CB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact the merger would have on certain projected financial results of CB. In the course of this analysis, Mufson Howe Hunter used management’s earnings estimates for CB for 2014 and applied an earnings growth rate of 4.0% thereafter and used management’s earnings estimates for FedFirst for 2014 and applied an earnings growth rate of 4.0% thereafter. This analysis indicated that the merger is expected to be accretive to CB’s estimated earnings per share in 2015 through 2019. The analysis also indicated that the merger is expected to be dilutive to book value per share and tangible book value per share for CB and that CB is expected to maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by CB following the merger may vary from the projected results, and the variations may be material.

Discounted Dividends Analysis. Mufson Howe Hunter performed a discounted dividends analysis to estimate a range of the present values of after-tax cash flows that FedFirst could theoretically produce for dividends to equity holders through 2019 on a standalone basis. In performing this analysis, Mufson Howe Hunter used management’s earnings estimates for FedFirst for 2014 and applied an earnings growth rate of 4.0% thereafter, and assumed discount rates ranging from 10.0% to 16.0%. The range of values was determined by adding the present value of projected cash flows to FedFirst shareholders from 2014 through 2019 and the present value of the terminal value of FedFirst’s common stock. In determining the cash flows available to shareholders, Mufson Howe Hunter assumed that FedFirst would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for FedFirst. In calculating the terminal value of FedFirst, Mufson Howe Hunter applied multiples ranging from 10.0 to 16.0 times 2019 projected earnings. This resulted in a range of values for FedFirst from $16.24 to $22.60 per share. In addition, Mufson Howe Hunter applied premiums ranging from 80% to 140% of 2019 projected tangible book value. This resulted in a range of values for FedFirst from $15.86 to $22.84 per share. The discounted dividends present value analysis is a widely used valuation methodology that relies on numerous assumptions, including growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FedFirst.

Mufson Howe Hunter, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes. FedFirst and Mufson Howe Hunter have entered into an agreement whereby Mufson Howe Hunter has acted as financial advisor to FedFirst in connection with the merger. FedFirst has paid Mufson Howe Hunter a fee of $25,000 upon execution of a letter of intent between FedFirst and CB and a fee of approximately $348,150 upon the execution of the definitive agreement and plan of merger. Additionally, FedFirst has agreed to pay Mufson Howe Hunter a Contingent Fee at the time of closing which is estimated at approximately $696,300, against which both fees previously paid will be credited. In addition, FedFirst has agreed to reimburse Mufson Howe Hunter for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Mufson Howe Hunter for certain liabilities arising out of its engagement. During the two years preceding the date of its opinion to FedFirst Mufson Howe Hunter received $35,000 in financial advisory fees for investment banking services from FedFirst in 2013 and has not received compensation for investment banking services from CB.

Unaudited Prospective Financial Information

CB and FedFirst do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the negotiation and review of the merger agreement, FedFirst’s management reviewed certain budget metrics for FedFirst’s 2014 operations and for CB’s 2014 operations and discussed with CB’s management its expectations for future growth from 2015 through 2017 (which we refer to as the FedFirst prospective financial information and the CB prospective financial information, respectively). Such information contains unaudited prospective financial information for FedFirst and CB on a standalone, pre-merger basis, respectively, that was made available to and reviewed by FedFirst’s financial advisor, Mufson Howe Hunter & Company LLC, in connection with the preparation of its fairness opinion. Such information may differ in certain respects from what FedFirst and CB use for their respective internal purposes.

The FedFirst prospective financial information and the CB prospective financial information were not prepared with a view toward public disclosure and the inclusion of such information in this document should not be regarded as an indication that FedFirst, CB or any other recipient of such information considered, or now considers, them to be necessarily predictive of actual future results. None of FedFirst, CB and their respective affiliates assumes any responsibility for the accuracy of such financial information. The FedFirst prospective financial information and the CB prospective financial information were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither ParenteBeard LLC, the independent registered public accounting firm for both FedFirst and CB, nor any other independent accountants have compiled, examined or performed any procedures with respect to such information, or expressed any opinion or any other form of assurance on such information or their achievability.

The FedFirst prospective financial information and the CB prospective financial information reflect numerous estimates and assumptions made by FedFirst and CB, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to FedFirst’s and CB’s respective businesses, all of which are difficult to predict and many of which are beyond FedFirst’s and CB’s respective control. Such information also reflects assumptions as to certain business decisions that are subject to change. The FedFirst prospective financial information and the CB prospective financial information reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such information constitutes forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, FedFirst’s and CB’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this document. None of FedFirst, CB, their respective affiliates, Mufson Howe Hunter & Company LLC and ParenteBeard LLC assumes any responsibility for the validity, accuracy or completeness of the FedFirst prospective financial information and the CB prospective financial information. Such information does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement, and do not take into account the effect of any possible failure of the merger to occur. None of FedFirst, CB nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the FedFirst prospective financial information or the CB prospective financial information if they are or become inaccurate, even in the short-term. The inclusion of such information in this document is not and should not be deemed an admission or representation by FedFirst or CB that such information is viewed by FedFirst or CB as material information of FedFirst or CB, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

The FedFirst prospective financial information utilized by Mufson Howe Hunter & Company LLC in connection with the preparation of its fairness opinion assumes the following:

•	Total loans are $284.7 million at December 31, 2014, and increase by 5.0% per year through December 31, 2017;

•	Total deposits are $233.2 million at December 31, 2014, and increase by 2.5% per year through December 31, 2017; and

•	2014 net income is $2.3 million and increases by 4.0% per year through 2017.

The CB prospective financial information utilized by Mufson Howe Hunter & Company LLC in connection with the preparation of its fairness opinion assumes the following:

•	Total loans are $410.9 million at December 31, 2014, and increase by 5.0% per year through December 31, 2017;

•	Total deposits are $487.2 at December 31, 2014, and increase by 1.5% per year through December 31, 2017; and

•	2014 net income is $4.4 million and increases by 4.0% per year through 2017.

CB’s Reasons for the Merger

CB’s board of directors believes that the merger is in the best interests of CB and its shareholders. In deciding to approve the merger, CB’s board of directors considered a number of factors, including:

•	FedFirst’s compatibility with CB in their community banking orientation, in their reputational standing in the respective communities served, and culturally at the Board and executive management levels;

•	executive management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality of FedFirst;

•	the opportunity to expand its menu of financial services and diversify its sources of income through the acquisition of Exchange Underwriters, Inc.; and

•	the anticipated enhancement to the future revenue and earnings growth potential of CB.

While CB’s board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. CB’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of CB and its shareholders. The terms of the merger were the result of arm’s-length negotiations between representatives of CB and representatives of FedFirst.

Consideration to be Received in the Merger

When the merger becomes effective, each share of FedFirst common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive, at the holder’s election, either $23.00 in cash or 1.1590 shares of CB common stock, plus cash in lieu of any fractional share. Although shareholders of FedFirst are being given the choice of whether to receive cash, CB common stock or a combination of cash and CB common stock in exchange for their shares of FedFirst common stock, all elections will be subject to the allocation and proration procedures as well as other provisions in the agreement and plan of merger.

If CB declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of CB common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide FedFirst stockholders with the same economic effect as contemplated by the agreement and plan of merger before any of these events.

FedFirst’s stockholders will not receive fractional shares of CB common stock. Instead, FedFirst’s shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of CB common stock to which he, she or it is entitled multiplied by (2) the volume weighted average price of CB common stock over the twenty (20) trading days immediately preceding the closing date of the merger.

Cash, Stock or Mixed Election

Under the terms of the merger agreement, FedFirst stockholders may elect to convert their shares into cash, CB common stock or a mixture of cash and CB common stock. All elections are further subject to the allocation and proration procedures described in the merger agreement which provide that the number of shares of FedFirst common stock to be converted into CB common stock must equal 65% of the total number of shares of FedFirst common stock outstanding at the effective time of the merger and that the number of shares of FedFirst common stock to be converted into cash in the merger must equal 35% of the total number of shares of FedFirst common stock outstanding at the effective time of the merger. Neither CB nor FedFirst makes any recommendation as to whether FedFirst stockholders should elect to receive cash, CB common stock or a mixture of cash and CB common stock in the merger. Each holder of FedFirst common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if FedFirst stockholders in the aggregate elect to receive more or less of the CB common stock than CB has agreed to issue. These procedures are summarized below.

•	If Stock Is Oversubscribed: If FedFirst stockholders elect to receive more CB common stock than CB has agreed to issue in the merger, then all FedFirst stockholders who have elected to receive cash or who have made no election will receive cash for their FedFirst shares and all stockholders who elected to receive CB common stock will receive a pro rata portion of the available CB shares plus cash for those shares not converted into CB common stock.

•	If Stock Is Undersubscribed: If FedFirst stockholders elect to receive fewer shares of CB common stock than CB has agreed to issue in the merger, then all FedFirst stockholders who have elected to receive CB common stock will receive CB common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•	If the number of shares held by FedFirst stockholders who have made no election is sufficient to make up the shortfall in the number of CB shares that CB is required to issue, then all FedFirst stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and CB common stock in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by FedFirst stockholders who have made no election is insufficient to make up the shortfall, then all FedFirst stockholders who made no election will receive CB common stock and those FedFirst stockholders who elected to receive cash will receive cash and CB common stock in such proportion as is necessary to make up the shortfall.

Notwithstanding these rules, as described under “—Tax Consequences of the Merger,” it may be necessary for CB to reduce the number of shares of FedFirst common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of FedFirst common stock that will be converted into CB common stock. If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of CB common stock than they otherwise would have received.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and the agreement and plan of merger, you may receive CB common stock or cash in amounts that vary from the amounts you elect to receive.

Treatment of FedFirst Stock Options and Restricted Stock Awards

At the effective time of the merger, each option to purchase shares of FedFirst common stock outstanding at the effective time of the merger, whether or not vested, will be cancelled in exchange for a cash payment equal to the product of (1) $23.00 minus the exercise price of such option, multiplied by (2) the number of shares subject to such option, less required tax withholding.

At the effective time of the merger, each outstanding share of FedFirst restricted stock will vest and will be exchanged for 1.1590 shares of CB common stock.

Election Procedures; Surrender of Stock Certificates

An election form is being mailed separately from this proxy statement/prospectus to holders of shares of FedFirst common stock on or about the date this proxy statement/prospectus is being mailed. Each election form entitles each holder of FedFirst common stock to elect to receive cash, CB common stock, or a combination of cash and stock, or make no election with respect to the form of merger consideration they wish to receive.

To make an effective election, you must submit a properly completed election form, along with your FedFirst stock certificates representing all shares of FedFirst common stock covered by the election form (or an appropriate guarantee of delivery), to the exchange agent, Computershare Limited, on or before 5:00 p.m., Eastern time, on             , 2014. Computershare Limited will act as exchange agent in the merger and in that role will process the exchange of FedFirst common stock for cash and/or CB common stock. Shortly after the merger, the exchange agent will allocate cash and stock among FedFirst stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your FedFirst stock certificates after the merger is completed. In any event, do not forward your FedFirst stock certificates with your proxy cards.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed later-dated election form which is received by the exchange agent before the election deadline or by withdrawal of your stock certificates by written notice before the election deadline. All elections will be revoked automatically if the agreement and plan of merger is terminated. If you have a preference for receiving either CB common stock and/or cash for your FedFirst common stock, you should complete and return the election form. If you do not make an election, you will be allocated CB common stock and/or cash depending solely on the elections made by other stockholders.

Neither CB nor FedFirst makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for FedFirst stockholders to the extent they receive CB common stock. See “–Tax Consequences of the Merger.”

If your certificates for FedFirst common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent before the election deadline, FedFirst shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

•	the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•	the exchange agent receives, within three (3) business days after the election deadline, the certificates for all exchanged FedFirst shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

FedFirst stockholders who do not submit a properly completed election form or revoke their election form before the election deadline will have their shares of FedFirst common stock designated as non-election shares. FedFirst stock certificates represented by elections that have been revoked will be promptly returned without charge to the FedFirst stockholder revoking the election upon written request.

If you own shares of FedFirst common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an election deadline earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

After the completion of the merger, the exchange agent will mail to FedFirst stockholders who do not submit election forms, or who have revoked their election, a letter of transmittal, together with instructions for the exchange of their FedFirst stock certificates for the merger consideration. Until you surrender your FedFirst stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any CB common stock in which your FedFirst shares have been converted. When you surrender your FedFirst stock certificates, CB will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of FedFirst common stock. FedFirst stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your FedFirst stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates, that they were lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares. The letter of transmittal includes instructions on how to provide evidence of ownership.

Accounting Treatment

CB will account for the merger under the “acquisition” method of accounting in accordance with GAAP. Using the acquisition method of accounting, CB will record FedFirst’s assets and liabilities at their respective fair values at the time of the completion of the merger. The difference between the CB’s purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as either goodwill (if the purchase price exceeds the fair value of net assets acquired) or bargain purchase gain (if the purchase price is less than the fair value of net assets acquired).

Material U.S. Federal Income Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of FedFirst common stock who surrenders all of his or her FedFirst common stock for CB common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of FedFirst common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of FedFirst common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their shares of FedFirst common stock through, partnerships or other pass-through entities, or persons who acquired their shares of FedFirst common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

FedFirst stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of each of CB and FedFirst that CB and FedFirst receive an opinion of their respective legal counsel to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and that each of CB and FedFirst will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. CB and FedFirst expect to be able to obtain the tax opinion from their respective legal counsel if, as expected:

•	CB and FedFirst are able to deliver customary representations to their respective legal counsel; and

•	there is no adverse change in U.S. federal income tax law.

In addition, in connection with the filing of the registration statement of which this document forms a part, Kilpatrick Townsend & Stockton LLP and Luse Gorman Pomerenk & Schick, P.C. has each delivered its opinion to FedFirst and CB, respectively, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of CB and FedFirst will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. A copy of each opinion has been filed as an exhibit to CB’s registration statement, which has been filed with the Securities and Exchange Commission. Each such opinion speak only as of the date of the opinion, and has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of CB and FedFirst, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger.

Based on the opinion of Kilpatrick Townsend & Stockton LLP, counsel to FedFirst, that the merger will qualify as a reorganization within the meaning of Section 368(a), the tax consequences to stock of FedFirst are set forth below.

Exchange Solely for CB Common Stock. No gain or loss will be recognized by a FedFirst stockholder who receives solely shares of CB common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for his or her shares of FedFirst common stock. The tax basis of the shares of CB common stock received by a FedFirst stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of CB common stock, as discussed below) to the tax basis of the FedFirst common stock surrendered in exchange for the CB common stock. The holding period of the CB common stock received will include the holding period of shares of FedFirst common stock surrendered in exchange for the CB common stock, provided that such shares were held as capital assets of the FedFirst stockholder at the effective time of the merger.

Exchange Solely for Cash. A FedFirst stockholder who receives solely cash in exchange for all of his or her shares of FedFirst common stock (and is not treated as constructively owning CB common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the FedFirst common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the FedFirst stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the FedFirst stockholder’s holding period is more than one year at the effective time of the merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for CB Common Stock and Cash. A FedFirst stockholder who receives a combination of CB common stock and cash in exchange for his or her FedFirst common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a FedFirst stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of CB common stock received exceeds (b) the stockholder’s tax basis in the FedFirst common stock to be surrendered in the exchange for the cash and CB common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of CB common stock received by such FedFirst stockholder will be the same as the tax basis of the shares of FedFirst common stock surrendered in exchange for the shares of CB common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for such shares of FedFirst common stock. The holding period for shares of CB common stock received by such FedFirst stockholder will include such shareholder’s holding period for the FedFirst common stock surrendered in exchange for the CB common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

A FedFirst stockholder’s federal income tax consequences will also depend on whether his or her shares of FedFirst common stock were purchased at different times at different prices. If they were, the FedFirst stockholder could realize gain with respect to some of the shares of FedFirst common stock and loss with respect to other shares. Such FedFirst stockholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the CB common stock received, but could not recognize loss with respect to those shares in which the FedFirst stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the CB common stock received. Any disallowed loss would be included in the adjusted basis of the CB common stock. Such a FedFirst stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

Possible Dividend Treatment. In certain circumstances, a FedFirst stockholder who receives solely cash or a combination of cash and CB common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the FedFirst stockholder’s proportionate interest in CB after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely CB common stock in the merger. This could happen because the stockholders purchase (or the purchase by a family member or certain entities described below) of additional CB stock or a repurchase of shares by CB. For purposes of this comparison, the FedFirst stockholder may be deemed to constructively own shares of CB common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of CB common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of FedFirst at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each FedFirst stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A FedFirst stockholder who holds FedFirst common stock as a capital asset and who receives in the merger, in exchange for such stock, solely CB common stock and cash in lieu of a fractional share interest in CB common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to, and will, withhold 28% of any cash payments to which a FedFirst stockholder is entitled pursuant to the merger, unless the FedFirst stockholder signs the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the FedFirst stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. Federal income tax liability, provided you timely furnish the required information to the IRS.

Tax Treatment of the Entities. No gain or loss will be recognized by CB or FedFirst as a result of the merger.

Reporting Requirements. A holder of FedFirst common stock that receives CB common stock as a result of the merger may be required to retain records related to such shareholder’s FedFirst common stock and file with its U.S. Federal income tax return a statement setting forth facts relating to the merger.

Regulatory Matters Relating to the Merger

CB will file a waiver request with the Federal Reserve requesting confirmation that it may acquire FedFirst without the filing of a formal application. Pursuant to applicable regulations, a formal application to the Federal Reserve is not required if: (1) the bank merger occurs simultaneously with the acquisition of the shares of the acquired savings and loan holding company and the acquired bank is not operated as a separate entity; (2) the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act; (3) the transaction does not involve the acquisition of any non-bank company requiring approval under the Bank Holding Company Act; (4) both before and after the transaction, the acquired savings and loan holding company meets the Federal Reserve’s capital adequacy guidelines; and (5) the acquiring bank holding company provides the Federal Reserve at least ten days prior written notice of the transaction, including a description of the transaction and a copy of the application made to the appropriate federal regulatory agency.

Immediately following the merger of FedFirst with and into CB, CB expects to merge First Federal Savings Bank with and into Community Bank, with Community Bank as the resulting entity. The bank merger is subject to the approval by the Federal Deposit Insurance Corporation under the Bank Merger Act and by the Pennsylvania Department of Banking under applicable Pennsylvania law. In granting its approval under the Bank Merger Act, the Federal Deposit Insurance Corporation must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Community Bank filed the requisite applications for the bank merger with the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking in             2014.

In addition, a period of fifteen (15) to thirty (30) days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While CB and FedFirst believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger—Conditions to Completing the Merger” and “—Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the exchange ratio for converting FedFirst common stock into CB common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger that are Different from Yours

Share Ownership. On the record date for the special meeting, FedFirst’s directors and officers beneficially owned, in the aggregate,                  shares of FedFirst’s common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately     % of the outstanding shares of FedFirst common stock.

As described below, certain of FedFirst’s officers and directors have interests in the merger that are in addition to, or different from, the interests of FedFirst’s stockholders generally. FedFirst’s board of directors was aware of these interests and took them into account in approving the merger.

Cash Payment for Outstanding Options. Under the terms of the merger agreement, all outstanding FedFirst stock options, whether or not vested, will be terminated and the holder of the option will receive a cash payment equal to the product of (1) the number of shares of FedFirst common stock subject to the stock option, multiplied by (2) the amount by which $23.00 exceeds the exercise price of such stock option, less any required tax withholding. Based upon the equity holdings of FedFirst as of the record date, the cash payments with respect to stock options to be made to the executive officers and directors of FedFirst upon the completion of the merger are as follows:

Executives/Directors of FedFirst	FedFirst Stock Options(#)	Cash Payment($)
Patrick G. O’Brien, President and Chief Executive Officer	67,909	466,314

Richard B. Boyer Vice President	31,602	193,947

Jamie L. Prah Senior Vice President and Chief Financial Officer	31,129	199,987

Henry B. Brown III Senior Vice President and Chief Lending Officer	21,394	161,862

All non-employee directors as a group (4 persons)	80,254	538,698

Acceleration of Vesting of Restricted Stock Awards. Under the terms of the merger agreement, restricted stock awards that have not yet vested will become fully vested upon the occurrence of a change in control and each share of restricted stock will be converted into 1.1590 shares of CB common stock. The number of unvested restricted stock awards held by FedFirst’s executive officers and directors as of June 30, 2014 is as follows:

Executive/Director of FedFirst	FedFirst Unvested Restricted Stock Awards(#)
Patrick G. O’Brien	7,173
Richard B. Boyer	3,600
Jamie L. Prah	3,600
Henry B. Brown III	2,700
All non-employee directors as a group (4 persons)	15,000

Appointment of Four Directors to the CB and Community Bank Boards of Directors. Following the completion of the merger, CB will appoint John J. LaCarte, John M. Swiatek, Patrick G. O’Brien and Richard B. Boyer, each of whom currently is a director of FedFirst and First Federal Savings Bank, to the CB board of directors. Mr. LaCarte will be appointed to a term expiring at the 2017 annual meeting of shareholders, Mr. Swiatek will be appointed to a term expiring at the 2015 annual meeting of shareholders, and Messrs. O’Brien and Boyer will be appointed to a term expiring at the 2016 annual meeting of shareholders. Following the completion of the merger, Community Bank also will appoint these individuals to the Community Bank board of directors. These appointees will receive the same board fees and be otherwise entitled to the same privileges as the directors of CB and Community Bank immediately before the effective time of the merger. Directors of CB and Community Bank currently receive fees and other benefits as described in “Management and Operations After the Merger—Directors’ Compensation.”

Continued Employment for Certain FedFirst Executive Officers. Following the completion of the merger, Mr. O’Brien has agreed to remain employed as Executive Vice President and Chief Operating Officer of Community Bank, Mr. Boyer has agreed to remain employed as Vice President of Insurance Operations of Community Bank and President and Chief Executive Officer of Exchange Underwriters, Inc. and Ms. George has agreed to remain employed as Senior Vice President of Retail Operations, Human Resources and Compliance of Community Bank. On April 14, 2014, Mr. O’Brien entered into an employment agreement with Community Bank, Mr. Boyer entered into an employment agreement with Community Bank and Exchange Underwriters, Inc. and Ms. George entered into a change in control agreement with Community Bank, each of which will supersede and replace their current agreements with FedFirst, First Federal Savings Bank and Exchange Underwriters, Inc. (as applicable) as of the effective time of the merger.

The new employment agreements for Messrs. O’Brien and Boyer have a term that will begin as of the effective time of the merger and will continue 36 months after May 1 of the calendar year of, or immediately following, the effective time of the merger. On each anniversary date (which is defined as May 1 of each calendar year), each employment agreement will extend for one year such that the remaining term will be for 36 months thereafter, provided that disinterested members of the board of directors of Community Bank conduct a comprehensive performance evaluation of the executive and affirmatively approve the extension.

The employment agreements provide for an annual base salary rate of $238,350 and $190,000 for Messrs. O’Brien and Boyer, respectively. In addition to base salary, each executive is entitled to participate in benefit plans that are made available to management employees, and will be reimbursed for all reasonable business expenses incurred. With respect to bonuses, Mr. O’Brien will receive a signing bonus of $20,000, payable in a lump sum at the effective time of the merger, and will be entitled to participate in any bonus plan or arrangement of Community Bank that is offered to executive officers. Mr. Boyer is entitled to receive: (i) 25% of all first year commissions generated by any salesperson of Exchange Underwriters, Inc. (including himself) from the sales of new insurance policies, which the commissions earned will be paid on a monthly basis; and (ii) an annual bonus equal to 20% of the year-over-year growth in Exchange Underwriters, Inc.’s annual audited net income, excluding any net income effect from the completion of any agency acquisition. However, Mr. Boyer will not be entitled to participate in any bonus plan or arrangement of Community Bank. Mr. O’Brien will also be entitled to use of a company-purchased or leased automobile and will be reimbursed for all operating expenses of the automobile.

In the event of the executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event the executive resigns during the term of the employment agreement for “good reason,” Community Bank (or Exchange Underwriters, Inc., in the case of Mr. Boyer) will provide the executive with the following severance benefits:

•	continued base salary payments (at the rate in effect as of the date of termination) for the greater of: (i) 12 months; or (ii) the remaining term of the employment agreement, payable in accordance with regular payroll practices; and

•	continued life insurance and non-taxable medical and dental coverage, which will cease upon the earlier of: (i) the completion of the remaining term of the employment agreement; or (ii) the date on which the executive receives substantially similar benefits from another employer.

Upon the occurrence of the executive’s termination for any reason (other than for cause) on or after the effective time of a change in control of CB or Community Bank, then in lieu of the severance benefits immediately above, Community Bank (or Exchange Underwriters, Inc., in the case of Mr. Boyer) or any successor will provide the executive with the following severance benefits:

•	a benefit equal to three times the executive’s highest annual rate of base salary earned during the calendar year of the executive’s date of termination or either of the three calendar years immediately preceding the his date of termination, payable in equal installments for the greater of (i) 12 months, or (ii) the remaining term of the employment agreement in accordance with regular payroll practices; and

•	continued life insurance and non-taxable medical and dental coverage until the earlier of: (i) three years after the executive’s date of termination; or (ii) the date on which the executive receives substantially similar benefits from another employer.

Upon any termination of employment (except following a change in control), Messrs. O’Brien and Boyer are each required to adhere to non-competition and non-solicitation covenants for one year and two years, respectively.

The new change in control agreement for Ms. George has a term that will begin as of the effective time of the merger and will continue for 24 months after May 1 of the calendar year of, or immediately following, the effective time of the merger. On each anniversary date (which is defined as May 1 of each calendar year), the agreement will be extended for one year such that the remaining term will be for 24 months thereafter, provided that disinterested members of the board of directors of Community Bank conduct a comprehensive performance evaluation of Ms. George and affirmatively approve the extension.

In the event that Ms. George’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of CB or Community Bank, Ms. George would be entitled to a severance payment equal to two times her highest annual rate of base salary payable during the calendar year of her date of termination or either of the two calendar years immediately preceding her date of termination. Such payment will be payable in a lump sum within 30 days following her date of termination. In addition, Ms. George would be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is two years after her date of termination or (ii) the date on which she receives substantially similar benefits from another employer.

The change in control agreement also provides that the severance benefits thereunder when aggregated with other benefits and payments to which Ms. George would be entitled as a result of a change in control will be reduced, to the extent necessary, to avoid a penalty tax under Section 280G of the Internal Revenue Code.

For purposes of the employment agreements and change in control agreement, “good reason” is defined as: (i) a material reduction in the executive’s base salary or benefits (other than a reduction that is part of a good faith, overall reduction applicable to all employees); (ii) a material reduction in the executive’s authorities, duties or responsibilities; or (iii) a material breach of the employment agreement by Community Bank (or Exchange Underwriters, Inc., in the case of Mr. Boyer). In addition, the merger will not be considered a change in control for purposes of the employment agreements and change in control agreement.

FedFirst and First Federal Savings Bank Change in Control Agreement. FedFirst and First Federal Savings Bank are parties to change in control agreements with each of Messrs. Prah and Brown providing for severance benefits that would be triggered in the event of their termination of employment in connection with the merger. Specifically, in the event of the executive’s involuntary termination without “cause” or voluntary resignation for “good reason” (as defined in the change in control agreements) within 12 months following a change in control, First Federal Savings Bank (or any successor) will provide each executive with the following severance benefits:

•	a lump sum cash payment equal to three times, for Mr. Prah, and two times, for Mr. Brown, the executive’s base salary at the rate in effect immediately before the change in control or, if higher, the rate in effect when the executive terminates employment; and

•	continued life and health coverage substantially identical to the coverage maintained before termination for 36 months for Mr. Prah and 24 months for Mr. Brown.

Each change in control agreement also provides that the severance benefits thereunder when aggregated with other benefits and payments to which each executive would be entitled as a result of a change in control will be reduced, to the extent necessary, to avoid a penalty tax under Section 280G of the Internal Revenue Code.

For an estimate of the amounts payable in connection with a qualifying termination of employment following the merger to Messrs. Prah and Brown under their change in control agreements, see “Description of the Merger– Merger-Related Compensation for FedFirst’s Named Executive Officers” below.

Director Fee Continuation Agreement. First Federal Savings Bank is a party to a Director Fee Continuation Agreement with Mr. LaCarte. Under this agreement, Mr. LaCarte is entitled to a retirement benefit equal to $100 for each full year of service, payable to him, or his beneficiary, in equal annual installments for a period of 10 years.

In accordance with the merger agreement, CB intends to terminate the Director Fee Continuation Agreement and distribute the accrued benefits thereunder immediately following the effective time of the merger in accordance with Section 409A of the Internal Revenue Code. All the benefits payable under the Director Fee Continuation Agreement have been fully vested and accrued, without regard to the merger.

Exchange Underwriters, Inc. Buyout with Richard Boyer. FedFirst Exchange Corporation, a subsidiary of First Federal Savings Bank that currently owns 80% of Exchange Underwriters, Inc., has agreed to purchase Mr. Boyer’s 20% minority interest for $1.2 million immediately before the closing of the merger.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the merger, CB has agreed to indemnify and hold harmless the current and former officers and directors of FedFirst and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as FedFirst currently provides for indemnification of its officers and directors. In addition, CB has agreed to provide directors’ and offices’ liability insurance coverage for a period of six (6) years following the effective time of the merger to the officers and directors of FedFirst immediately before the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by FedFirst or under a policy with comparable or better coverage, except that, to obtain such insurance coverage, CB is not obligated to expend an annual amount exceeding 200% of the amount of the annual premiums currently paid by FedFirst for such insurance. In lieu of the foregoing coverage, CB or FedFirst may obtain a prepaid “tail” policy providing single limit coverage equivalent to the foregoing coverage for a premium cost not to exceed 450% of the annual premiums currently paid by FedFirst.

Merger-Related Executive Compensation for FedFirst’s Named Executive Officers

The following table and related footnotes provide information about the compensation to be paid to FedFirst’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Executive Compensation”). The Merger-Related Executive Compensation shown in the table and described in the footnotes below is subject to an advisory (non-binding) vote of FedFirst stockholders as more fully described in the section of this document captioned “Merger-Related Executive Compensation Arrangements.”

The table below sets forth the aggregate dollar value of the various elements of Merger-Related Executive Compensation that each named executive officer of FedFirst would receive that is based on or otherwise relates to the merger, assuming the following:

•	the estimated effective time of the merger is October 31, 2014;

•	the employment of Messrs. Prah and Brown is terminated by Community Bank without cause at the effective time of the merger; and

•	as required by Securities and Exchange Commission rules, all amounts below have been calculated based on a per share price of FedFirst common stock of $21.87 (the average closing market price of FedFirst common stock over the first five (5) business days following the public announcement of the Merger on April 14, 2014).

As a result of the foregoing assumptions, the actual amounts received by a named executive officer may materially differ from the amounts set forth below.

Merger-Related Executive Compensation
Executive	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
Patrick G. O’Brien
Richard B. Boyer
Jamie L. Prah
Henry B. Brown III

(1)	The amounts in this column represent the cash severance payable to Messrs. Prah and Brown under their change in control agreements upon qualifying terminations of employment (as described above), which includes terminations for cause or resignations for good reason occurring within 12 months after a change in control. The amounts in this column to reflect any reductions in benefits to avoid any penalty tax under Section 280G of the Internal Revenue Code.
(2)	The amounts in this column represent the aggregate value of: (i) the FedFirst restricted stock awards for which vesting would be accelerated based on a per share price of $21.87; and (ii) cash payment in cancellation of the FedFirst stock options, based on a per share value of $23.00, less the applicable per share exercise price. Such vesting and payment triggered upon the consummation of the merger and is not conditioned upon termination of the named executive officer’s employment. For Mr. O’Brien, his equity amount represents $ attributable to the value of FedFirst restricted stock awards for which vesting is accelerated and $ attributable to the payment in cancellation of FedFirst stock options. For Mr. Boyer, his equity amount represents $ attributable to the value of FedFirst restricted stock awards for which vesting is accelerated and $ attributable to the payment in cancellation of FedFirst stock options. For Mr. Prah, his equity amount represents $ attributable to the value of FedFirst restricted stock awards for which vesting is accelerated and $ attributable to the payment in cancellation of FedFirst stock options. For Mr. Brown, his equity amount represents $ attributable to the value of FedFirst restricted stock awards for which vesting is accelerated and $ attributable to the payment in cancellation of FedFirst stock options.
(3)	The amount in this column represents the present value of Messrs. Prah’s and Brown’s continued life and health insurance coverage for 36 months and 24 months, respectively, which would be provided pursuant to their change in control agreements upon their qualifying terminations of employment (as described above).

Employee Matters

Employee Benefit Plans. CB will review all FedFirst compensation and benefit plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by FedFirst or one of its subsidiaries are changed or terminated by CB, in whole or in part, CB will use best efforts so that continuing employees will become eligible to participate in any CB benefit plan of similar character to the extent that one exists, other than any CB or CB subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement, equity incentive plan or other similar-type of arrangement. Employees of FedFirst or any of its subsidiaries who become participants in any CB or CB subsidiary compensation and benefit plan shall, for purposes of determining eligibility for, and for any applicable vesting periods of, such employee benefits only (and not for benefit accrual purposes) be given credit for service as an employee of FedFirst or any of its subsidiaries or any predecessor thereto before the effective time of the merger.

Tax-Qualified Retirement Plans. Pursuant to the terms of the merger agreement, FedFirst is required to terminate the FedFirst 401(k) Plan as well as the ESOP before the effective time of the merger. As soon as administratively practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the plans, upon their termination, the account balances of all participants and beneficiaries in the plans will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, as directed by the participant or beneficiary.

Severance Benefits. CB will honor the terms of the First Federal Savings Bank Employee Severance Compensation Plan, as amended. Under the plan, any employee of FedFirst or any FedFirst subsidiary, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) within one year following the completion of the merger, shall receive a lump sum severance payment equal to two weeks’ of base salary or weekly wage rate then in effect, for each completed year of service, subject to a minimum of four weeks and a maximum of 26 weeks, and further subject to a minimum of 12 weeks if the employee has a job title of Assistant Vice President or higher with FedFirst or any FedFirst subsidiary before the effective time of the merger.

Operations of First Federal Savings Bank After the Merger

After the merger of First Federal Savings Bank with and into Community Bank, the former offices of First Federal Savings Bank will operate as branch offices of Community Bank.

Restrictions on Resale of Shares of CB Common Stock

The shares of CB common stock to be issued to FedFirst’s stockholders under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded by such stockholders without restriction (unless they are affiliates of CB, in which case certain restrictions under the securities laws may apply). Certain stockholders who are deemed to be affiliates of CB must abide by certain transfer restrictions under the Securities Act of 1933.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by CB that is no later than the fifth business day following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, CB will file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania merging FedFirst into CB. The merger will become effective at the time stated in the articles of merger.

CB and FedFirst are working diligently to complete the merger as quickly as possible. It is currently expected that the merger will be completed late in the third quarter or early in the fourth quarter of 2014. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

CB’s and FedFirst’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by FedFirst stockholders;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods, and none of such approvals shall include any condition or requirement that would result in a material adverse effect on CB or FedFirst;

•	no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•	the registration statement, of which this document forms a part, being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state securities laws approvals; and

•	the shares of CB common stock shall be approved for listing on the Nasdaq Stock Market upon notice of issuance.

In addition, CB’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of FedFirst contained in the merger agreement shall be true and correct as of the closing date of the merger, and CB shall have received a written certificate from FedFirst’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	FedFirst shall have performed in all materials respects all obligations and complied in all material respects with all agreement and covenants to be performed or complied with at or before the effective time of the merger, and CB shall have received a written certificate from FedFirst’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	there shall not have occurred any event or circumstance that has had a material adverse effect on FedFirst;

•	CB shall have received an opinion from its counsel, dated as of the closing date of the merger, to the effect that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

•	FedFirst Exchange Corporation shall have become the owner of record of all of the outstanding capital stock of Exchange Underwriters, Inc.

In addition, FedFirst’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of CB contained in the merger agreement shall be true and correct as of the closing date of the merger, and FedFirst shall have received a written certificate from CB’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	CB shall have performed in all materials respects all obligations and complied in all material respects with all agreement and covenants to be performed or complied with at or before the effective time of the merger, and FedFirst shall have received a written certificate from CB’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	there shall not have occurred any event or circumstance that has had a material adverse effect on CB; and

•	FedFirst shall have received an opinion from its counsel, dated as of the closing date of the merger, to the effect that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

CB and FedFirst cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

FedFirst has agreed that, until completion of the merger and unless permitted by CB, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the usual, regular, and ordinary course consistent with past practice;

•	fail to preserve intact its business organization and assets and to preserve its rights and franchises;

Merger Agreement

•	materially adversely affect the ability of CB and FedFirst to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals or consummate the merger;

•	materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•	result in its representations and warranties not being true and correct at any future date on or before the closing date of the merger or in any of the conditions set forth in the merger agreement not being satisfied;

•	take any action that would prevent or impede, or be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal revenue Code of 1986, as amended;

Governing Documents

•	change or waive any provision of its articles of incorporation or bylaws, except as required by law;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividends or make any other distribution on its capital stock except for its regular quarterly cash dividend of not more than $0.08 per share and except for Exchange Underwriters, Inc. paying a dividend immediately before the effective time of the merger equal to its year-to-date net income (after tax), subject to the consent of CB as to the dividend amount;

•	grant any option, warrant or other right to acquire any of its shares of capital stock;

•	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options and warrants;

•	redeem, purchase or otherwise acquire any shares of its capital stock, except for the issuance of shares upon the exercise of stock options outstanding as of the date of the merger agreement and the issuance of 18,768 shares of FedFirst common stock in the form of awards of restricted stock;

Material Contracts

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $50,000, except as contemplated by the merger agreement;

Branch Offices and Related Facilities

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

Employees

•	increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) as may be required pursuant to commitments existing on the date of the merger agreement or as required by the merger agreement; (ii) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) (except to the extent such increase in excess of 4% is mandated by the terms of a relevant written plan currently in existence); or (iii) as otherwise contemplated by the merger agreement;

•	hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000; provided, however, that it may hire at-will, non-officer employees at an annual compensation rate not to exceed $75,000 to fill vacancies that may from time to time arise in the ordinary course of business;

•	hire any new employee without first seeking to fill any position internally;

Benefits

•	enter into or modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice, except as may be required by law, by the terms of any such plan or agreement or by the terms of the merger agreement;

•	take any action that would give rise to an acceleration of the right to payment to any individual under any FedFirst benefit plan, except for the transactions contemplated by the merger agreement;

Extraordinary Transactions

•	merge or consolidate with any other person;

•	sell or lease all or any substantial portion of its assets or business;

•	make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it and any other person;

•	enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates;

•	permit the revocation or surrender by First Federal Savings Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

Indebtedness

•	subject any asset of FedFirst to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice and except for transactions with the Federal Home Loan Bank of Pittsburgh;

•	waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which it is a party other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

Accounting Practices

•	change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any bank regulator responsible for regulating FedFirst;

Investments

•	purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $1,000,000; (iii) with a duration of not more than five (5) years; and (iv) otherwise in the ordinary course of business consistent with past practice;

Loans

•	make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $2.0 million or make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $2.0 million, except for commitments issued before the date of the merger agreement which have not yet expired and except for the renewal of existing lines of credit;

Affiliates

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

Futures Contracts and Related Contracts

•	enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

Policies and Procedures

•	make any change in its policies regarding the extension of credit, the establishment of reserves with respect to the possible loan losses or the charge off of loan losses, investments, asset/liability management or other banking policies, except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a bank regulator;

Capital Expenditures

•	make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement;

Dispositions

•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

Loan Participations

•	except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless CB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from CB;

Commitments

•	undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date of the merger agreement;

Litigation

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

Foreclosures

•	foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of materials of environmental concern, providing notice to CB thereof before final sale;

Mortgage Servicing Rights

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Communications

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CB and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of CB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of CB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger;

Tax Matters

•	make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling; or

Other Agreements

•	agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

CB has agreed that, until the completion of the merger and unless permitted by FedFirst, it will not:

General Business

•	conduct its business other than in the usual, regular, and ordinary course consistent with past practice;

•	fail to preserve intact its business organization and assets and maintain its rights and franchises;

Governance Documents

•	change or waive any provision of its certificate of incorporation, or articles of organization in the case of Community Bank, or bylaws in any way adverse to the rights of FedFirst stockholders, except as required by law;

Merger Agreement

•	materially adversely affect the ability of CB and FedFirst to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals or consummate the merger;

•	materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•	result in its representations and warranties not being true and correct at any future date on or before the closing date of the merger or in any of the conditions set forth in the merger agreement not being satisfied;

•	prevent or impede, or be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal revenue Code of 1986, as amended; or

Capital Stock

•	issue any shares of CB common stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, except that it may issue shares of its common stock upon the valid exercise of options to acquire CB common stock outstanding as of the date of the merger agreement.

Covenants of FedFirst and CB in the Merger Agreement

Agreement Not to Solicit Other Proposals. FedFirst has agreed not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or agree to or endorse any acquisition proposal. An acquisition proposal includes a proposal or offer with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving FedFirst;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FedFirst in a single transaction or series of transactions;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FedFirst or the filing of a registration statement under the Securities Act of 1933 in connection with any such offer; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of FedFirst not to solicit other acquisition proposals, the board of directors of FedFirst may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal before the time of the FedFirst special meeting, provided that:

•	the proposed transaction is or could reasonably result in a “superior proposal,” defined as an unsolicited, bona fide written offer made by a third party to consummate an acquisition proposal which, after consolation with its outside legal counsel and its financial advisor, the board of directors determines, in good faith, after consulting with its outside legal counsel and its financial advisor and taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal, that such proposal, if consummated, is reasonably likely to result in a more favorable transaction to FedFirst’s stockholders than the transaction contemplated by the merger agreement with CB;

•	FedFirst has not violated the restrictions set forth in the merger agreement with respect to third-party proposals;

•	after consultation with and based upon advice from outside legal counsel the FedFirst board of directors, in good faith, determines such action to be necessary to comply with its fiduciary duties to FedFirst’s stockholders under applicable law; and

•	FedFirst shall promptly, but in no event later than two (2) calendar days, notify CB of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with FedFirst or any of its representatives indicating, in connection with such notice, the name of the third party and the material terms and conditions of any inquiries, proposals or offers.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of CB and FedFirst before the consummation of the merger, including the following:

•	FedFirst will cause FedFirst Exchange Corporation to become the owner of record of all of the outstanding capital stock of Exchange Underwriters, Inc. for total consideration not to exceed $1.2 million;

•	FedFirst will cause one or more of its representatives to confer with representatives of CB to inform CB regarding FedFirst’s operations at such times as CB may reasonably request, and FedFirst will promptly notify CB of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FedFirst;

•	FedFirst and CB will cooperate regarding a plan for the conversion of data processing and related electronic informational systems of FedFirst to those used by CB, which planning shall include, but not be limited to, discussion of the possible termination by FedFirst of third-party service provider arrangements effective at the closing of the merger or on a date thereafter, non-renewal of personal property leases and software licenses used by FedFirst in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services;

•	FedFirst will provide CB, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets and, on a monthly basis, FedFirst will provide CB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan;

•	FedFirst will promptly inform CB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FedFirst under any labor or employment law;

•	each of CB and FedFirst will grant the other party reasonable access during normal business hours to its property, books, records and personnel and furnish all information that the other party may reasonably request, subject to exceptions for: (a) matters involving the merger agreement; (b) information or material that either party must keep confidential under applicable laws or regulations; or (c) pending or threatened litigation or investigations where the granting of access would adversely affect the confidentiality of or a privilege relating to the matters being discussed;

•	each of CB and FedFirst will provide the other party with a copy of (a) all financial statement audits and internal control reports, (b) regulatory reports and monthly consolidating financial statements, (c) in the case of FedFirst, substantially final drafts of its quarterly and annual reports before filing with the SEC and (d) such other financial information that the other party may reasonably request;

•	CB and FedFirst will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions, and will to the extent practicable consult with the other on all information relating to the other party that appears in any applications, notice or other filings;

•	CB and FedFirst will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger;

•	CB and FedFirst will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•	CB and FedFirst will consult with each other regarding any public announcement or communication about the merger and any filings with any governmental entity;

•	FedFirst will take all necessary action to terminate its employee stock ownership plan and its 401(k) plan before the closing of the merger;

•	FedFirst will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The FedFirst board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, and will not withdraw, modify or change its recommendation unless it determines that failure to do so would cause it to violate its fiduciary obligations to FedFirst’s stockholders and, in the event such determination relates to an acquisition proposal, has provided CB the opportunity to propose revisions to the terms of the merger agreement;

•	CB will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of CB common stock to be issued in the merger to FedFirst’s stockholders;

•	CB will cause Community Bank shall take all appropriate action so that, immediately following the completion of the merger, Patrick G. O’Brien will serve as Executive Vice President and Chief Operating Officer of Community Bank and Richard B. Boyer will serve as Vice President of Insurance of Community Bank.

•	CB shall cause Community Bank to take all appropriate action so that, effective immediately after the closing of the merger, Patrick G. O’Brien, Richard B. Boyer, John J. LaCarte and John M. Swiatek shall be appointed to the board of directors of Community Bank, and the board of directors of CB will appoint John L. LaCarte and John M. Swiatek to one or more of the Executive Committee, Nominating Committee, Audit Committee and Governance Committee.

•	CB will, for six (6) years following the closing of the merger, maintain directors’ and officers’ liability insurance covering the persons who are presently covered by FedFirst’s current directors’ and officers’ liability insurance policy with respect to actions, omissions, events or matters occurring before the merger on terms which are at least substantially equivalent to the terms of said current policy, subject to certain limits on the annual premium payments;

•	CB will, from and after the closing of the merger, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws of FedFirst (to the extent not prohibited by federal law), indemnify, defend and hold harmless each person who is now, or who has been at any time before the date of the merger agreement or who becomes before the closing of the merger, an officer or director of FedFirst;

•	CB will file an application for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of CB Common Stock will be listed as of the closing date of the merger) of the shares of CB common stock to be issued in the merger; and

•	CB will call, give notice of, convene and hold a special meeting of its shareholders for the purpose of amending its articles of incorporation to remove the provision regarding preemptive rights and, if that approval is not obtained at a shareholder meeting held before the closing of the merger, CB will include similar proposal to approve such amendment at CB’s first annual meeting of shareholders after the merger.

Representations and Warranties Made by CB and FedFirst in the Merger Agreement

CB and FedFirst have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects (except where qualified by reference to materiality or a material adverse effect, in which case they must be true in all respects) through the completion of the merger. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by FedFirst’s stockholders, as follows:

•	by the mutual written consent of CB and FedFirst;

•	by either party, if the FedFirst’s stockholders fail to approve the merger agreement (provided that FedFirst will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its shareholder meeting);

•	by either party, if a required regulatory approval, consent or waiver is denied or any court or other governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•	by either party, if the merger is not consummated by March 31, 2015, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant or other agreement by the party seeking to terminate the merger agreement;

•	by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within thirty (30) days following written notice to the party in default, provided that the terminating party is not in material breach of any of its representations, warranties or covenants contained in the merger agreement;

•	by CB, if FedFirst has received a superior proposal for a transaction with a party other than CB and FedFirst has entered into an acquisition agreement with respect to such superior proposal, or if the board of directors of FedFirst withdraws or fails to recommend that FedFirst’s stockholders vote in favor of the merger with CB or has modified or qualified such recommendation in a manner adverse to CB; or

•	by FedFirst, if it has received a superior proposal for a transaction with a party other than CB and FedFirst’s board of directors has determined to accept the superior proposal, after determining in good faith, based on advice of its outside legal counsel, that failing to terminate the merger agreement would constitute a breach of its fiduciary duties (provided that FedFirst will only be permitted to terminate for this reason if at least five (5) business days before such termination, FedFirst gives written notice to CB of its intent, specifying the terms and conditions of the superior proposal, identifying the person making such proposal and stating whether FedFirst intends to enter into a definitive agreement with respect to such superior proposal, and provides a reasonable opportunity to CB during the five-day period to make such adjustments in the term and conditions of the merger agreement, so as to enable FedFirst to proceed with the merger with CB on adjusted terms consistent with FedFirst’s board of directors’ determination in good faith that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties).

Termination Fee

The merger agreement requires FedFirst to pay CB a cash termination fee of $2.75 million if the merger agreement is terminated in any of the following circumstances:

•	by CB, if FedFirst has received a superior proposal for a transaction with a party other than CB and FedFirst has entered into an acquisition agreement with respect to such superior proposal, or if the board of directors of FedFirst withdraws or fails to recommend that FedFirst’s stockholders vote in favor of the merger with CB or has modified or qualified such recommendation in a manner adverse to CB;

•	by either CB or FedFirst, if the shareholders of FedFirst fail to approve the merger agreement (provided that FedFirst will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholder meeting), and (1) an acquisition proposal with respect to FedFirst has been publicly announced or otherwise communicated or made known to the senior management or board of directors of FedFirst at any time after the date of the merger agreement and (2) if within one (1) year after such termination FedFirst enters into a definitive agreement with respect to, or consummates, an acquisition proposal; or

•	by CB, if FedFirst breaches a representation and warranty or fails to fulfill a covenant or the merger is not consummated by the termination date and (1) an acquisition proposal with respect to FedFirst has been publicly announced or otherwise communicated or made known to the senior management or board of directors of FedFirst at any time after the date of the merger agreement on or before the termination date and (2) if within one (1) year after such termination FedFirst enters into a definitive agreement with respect to, or consummates, an acquisition proposal.

The merger agreement requires CB to pay FedFirst a cash termination fee of $2.75 million if the merger agreement is terminated by FedFirst because CB breaches a representation and warranty or fails to fulfill a covenant and (1) an acquisition proposal with respect to CB has been publicly announced or otherwise communicated or made known to the senior management or board of directors of CB at any time after the date of the merger agreement on or before the termination date and (2) if within one (1)  year after such termination CB enters into a definitive agreement with respect to, or consummates, an acquisition proposal.

Expenses

CB and FedFirst will each pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, CB and FedFirst may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by FedFirst stockholders, CB and FedFirst cannot make any amendment or modification that would reduce the amount or alter the kind of consideration to be received by FedFirst’s stockholders in connection with the merger.

Pending Litigation Regarding the Merger

On April 21, 2014, a class action complaint, captioned Sutton v. FedFirst Financial Corp., et al., was filed under Case No. 24C14002331, in the Circuit Court in Baltimore City, Maryland against FedFirst, each of FedFirst’s directors, and CB. The complaint alleges, among other things, that the FedFirst directors breached their fiduciary duties to FedFirst and its stockholders by agreeing to sell to CB without first taking steps to ensure that FedFirst stockholders would obtain adequate, fair and maximum consideration under the circumstances, by agreeing to terms with CB that benefit themselves and/or CB without regard for the FedFirst stockholders and by agreeing to terms with CB that discourage other bidders. The plaintiff also alleges that CB aided and abetted the FedFirst directors’ breaches of fiduciary duties. The complaint seeks, among other things, an order declaring the merger agreement unenforceable and rescinding and invalidating the merger agreement, an order enjoining the defendants from consummating the merger, as well as attorneys’ and experts’ fees and certain other damages. FedFirst and CB believe the factual allegations in the complaint are without merit and intend to defend vigorously against the allegations in the complaint.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical information of CB and of FedFirst as of March 31, 2014 and assumes that the merger was completed on that date. The unaudited pro forma combined condensed consolidated statement of operations combine the historical financial information of CB and of FedFirst and give effect to the merger as if it had been completed as of the beginning of the periods presented. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition and results of operations of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to FedFirst historical financial information in order to conform to CB’s presentation of financial information.

The actual value of CB’s common stock to be recorded as consideration in the merger will be based on the closing price of CB’s common stock as of the merger completion date. The proposed merger is targeted for completion in late third quarter or early fourth quarter of 2014. There can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of CB’s common stock to be issued in connection with the merger was based on CB’s average five-day closing stock price of $20.00 as of March 31, 2014.

The pro forma financial information includes estimated adjustments, including adjustments to record FedFirst’s assets and liabilities at their respective fair values, and represents CB’s pro forma estimates based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of FedFirst’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact CB’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to FedFirst’s stockholders’ equity, including results of operations from March 31, 2014 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of CB and of FedFirst, which appear elsewhere in this document.

Unaudited Combined Condensed Consolidated Pro Forma Statement of Financial Condition

	As of March 31, 2014*
	CB Historical	FedFirst Historical	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands)
ASSETS
Cash and cash equivalents	$27,178	$5,993	$(23,563	)(1)	$9,608
Investment securities	121,402	25,477	—		146,879
Loans receivable	385,350	277,642	(3,595	)(2)	659,397
Allowance for loan losses	(5,372)	(3,387)	3,387	(2)	(5,372)

Loans, net	379,978	274,255	(208)		654,025
Other real estate owned	255	126	—		381
Accrued interest receivable	1,867	1,004	—		2,871
Deferred tax asset, net	373	2,006	795	(3)	3,174
Federal Home Loan Bank stock	1,860	2,310	—		4,170
Banking premises and equipment, net	4,625	1,792	2,500	(4)	8,917
Bank-owned life insurance	8,760	8,620	—		17,380
Core deposit intangible	—	—	1,700	(5)	1,700
Goodwill	2,158	1,080	2,698	(6)	5,936
Other assets	1,717	620	—		2,337

Total assets	$550,173	$323,283	$(16,078)		$857,378

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$488,783	$233,636	$1,335	(7)	$723,754
Federal Home Loan Bank advances	3,000	36,524	320	(8)	39,844
Repurchase agreements	13,550	—	—		13,550
Accrued expenses and other liabilities	1,320	2,118	—		3,438

Total liabilities	506,653	272,278	1,655		780,586

Shareholders’ equity:
Common stock	1,096	23	695	(9)	1,814
Paid-in capital	6,024	30,422	3,307	(9)	39,753
Retained earnings	41,395	21,359	(22,534)		40,220
Treasury stock, at cost	(4,999)	—	(9)		(4,999)
Accumulated other comprehensive income, net of taxes	4	149	(149)		4
Unearned Employee Stock Ownership Plan (ESOP)	—	(994)	994		—
Noncontrolling interest in subsidiary	—	46	(46)		—
Total shareholders’ equity	43,520	51,005	(17,733)		76,792

Total liabilities and shareholders’ equity	$550,173	$323,283	$(16,078)		$857,378

*	Assumes that the merger was completed as of March 31, 2014 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, investment securities, core deposit intangible, deposits, borrowed funds and repurchase agreement were determined by the management of CB and of FedFirst. Actual fair value adjustments, where appropriate, will be determined as of the merger completion date and will be amortized and accreted into income.
(1)	The adjustment results from the assumption that cash and cash equivalents will be used to pay for after tax one-time merger and integration expenses of FedFirst. These expenses are actually charged against FedFirst’s income and result in a charge to CB’s goodwill. The adjustment also includes cash consideration of $18.4 million paid to FedFirst stockholders and option holders of in-the-money FedFirst stock options.
(2)	The pro forma adjustment of $0.2 million includes a credit component of $(5.8) million and an interest component of $2.2 million. The existing FedFirst allowance for loan losses of $3.4 million cannot be carried over.
(3)	Represents adjustments in the net deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles and other deferred tax items. The actual deferred tax adjustment will depend on facts and circumstances existing at the completion of the merger. The fair value adjustment of the net deferred tax asset assumes an effective tax rate of 34%.
(4)	Represents the anticipated increase in the valuation to record premises at fair market value.
(5)	Represents the recognition of the fair value of the core deposit intangible asset, which is assumed to be 1.25% of core deposit liabilities assumed. Core deposits are defined as total deposits less time deposits.

(6)	Calculated to reflect the acquisition accounting adjustments related to the merger. The consideration paid to acquire FedFirst consists of cash of $18.4 million and the issuance of 1,722,360 shares of CB’s common stock based upon the fixed exchange rate of 1.1590 on 65% of 2,286,268 shares of FedFirst common stock outstanding, net of the retirement of unallocated shares used to terminate First Federal Savings Bank’s employee stock ownership plan. The value of CB’s common stock to be issued is based upon the average five-day closing stock price of $20.00 as of March 31, 2014. Acquisition accounting adjustments assume that FedFirst’s stockholders’ equity is eliminated and the purchase price, goodwill and intangible assets are reflected on the CB’s financial statements pursuant to the application of acquisition accounting.

	Note
		(In thousands)
Assumptions/Inputs:
Value of CB’s common stock to be issued		$34,447
Cash paid to FedFirst’s stockholders and option holders		18,404

Consideration for options and warrants		1,926

Total deal value at date merger agreement signed		54,777

FedFirst’s net assets:		323,283
FedFirst’s stockholders’ equity		51,005
Less: incremental FedFirst’s transaction costs (net of tax)		(1,175)

Less: intangibles of FedFirst		(1,080)

Tax Benefit of option cash out		707

FedFirst’s stockholders’ equity, net of transaction costs		49,457

Fair value adjustments:
Loans	(2)	(208)
Fixed assets	(4)	2,500
Core deposit intangible	(5)	1,700
Time deposits	(7)	(1,335)
FHLB advances	(8)	(320)
Fair value adjustments		2,337
Tax effect of fair value adjustments **	(3)	(795)

Total adjustment of net assets acquired		1,542

Adjusted net assets acquired		50,999

Estimated goodwill	(6)	$3,778

(**)	Assumed effective tax rate of 34%
(7)	Yield adjustment to reflect the difference between portfolio yields and market rates for time deposits acquired in the merger. Yield adjustments were calculated using present value analysis. Cash flow was discounted to present value using market rates for similar deposits. The yield adjustment is the aggregate present value of the difference.
(8)	Yield adjustments reflect the difference between portfolio yields and market rates for borrowings acquired in the merger. Yield adjustments were calculated using present value analysis. Cash flow for each month was calculated as the difference between projected interest costs of the remaining borrowings and hypothetical costs using current market rates based on advances from the Federal Home Loan Bank of Pittsburgh. Cash flow was discounted to present value using market rates.
(9)	Reflects elimination of FedFirst’s equity accounts, issuance of 1,722,360 shares of CB’s common stock and additional merger-related transaction costs, net of tax. Through March 31, 2014, CB incurred merger-related transaction costs of $71,000 ($47,000 net of tax).

Unaudited Combined Condensed Consolidated Pro Forma Statement of Operations

For the Three Months Ended March 31, 2014 (1)

(In Thousands, Except Share Data)

	CB Historical	FedFirst Historical	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$3,968	$3,002	$(82	)(2)	$6,888
Investments	581	203	—	(2)	784
Other interest-earning assets	29	15	—		44

Total interest and dividend income	4,578	3,220	(82)		7,716
Interest expense:
Deposits	429	316	(148	)(2)	597
Short term borrowings	10				10
FHLB advances	31	274	(97	)(2)	208

Total interest expense	470	590	(245)		815
Net interest income before provision for loan losses	4,108	2,630	163		6,901
Provision for loan losses	—	75	—		75

Net interest income after provision for loan losses	4,108	2,555	163		6,826
Noninterest income:
Service fees	455	138	—		593
Insurance commissions		790	—		790
Increase in cash surrender value of bank-owned life insurance	58	60	—		118
Net gain on sales of loans	86		—		86
Other income	125	11	—		136

Total noninterest income	724	999			1,723
Noninterest expenses:
Salaries and employee benefits	1,874	1,563	—		3,437
Occupancy and equipment	591	325	16	(2)	932
Outside professional services	214	163	—		377
Data processing		172	—		172
Marketing and advertising	89	137	—		226
FDIC deposit insurance and regulatory assessment	193	49	—		242
Acquisition-related expenses	71	—	—		71
Other	425	270	77	(2)	772

Total noninterest expenses	3,457	2,679	93	(3)	6,229
Income before noncontrolling interest in net income of consolidated subsidiary	1,375	875	70		2,320
Income tax expense	296	323	24		643

Net income before noncontrolling interest in net income of consolidated subsidiary	1,079	552	46		1,677
Noncontrolling interest in net income of consolidated subsidiary	—	(18)	18		—

Net (loss) income	$1,079	$534	$64		$1,677

Earnings (loss) per share:
Basic	$0.46	$0.24			$0.41
Diluted	$0.46	$0.23			$0.41
Weighted average shares outstanding:
Basic	2,344,477	2,235,132			4,066,837	(4)
Diluted	2,354,977	2,286,008			4,077,337	(4)

Unaudited Combined Condensed Consolidated Pro Forma Statement of Operations

For the Year Ended December 31, 2013 (1)

(In Thousands, Except Share Data)

	CB Historical	FedFirst Historical	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$15,380	$11,867	$(329	)(2)	$26,918
Investments	2,317	1,026	—		3,343
Other interest-earning assets	60	27	—		87

Total interest and dividend income	17,757	12,920	(329)		30,348
Interest expense:
Deposits	1,968	1,419	(499	)(2)	2,888
Federal funds purchased and repurchase agreements	59	—	—		59
FHLB advances	209	1,275	(318	)(2)	1,166

Total interest expense	2,236	2,694	(817)		4,113
Net interest income before provision for loan losses	15,521	10,226	488		26,235
Provision for loan losses	100	740	—		840

Net interest income after provision for loan losses	15,421	9,486	488		25,395
Noninterest income:
Service fees	2,146	750	—		2,896
Insurance commissions		3,222	—		3,222
Increase in cash surrender value of bank-owned life insurance	243	243	—		486
Net gain on sales of loans	476				476
Other income (loss)	520	102	—		622

Total noninterest income	3,385	4,317	—		7,702
Noninterest expenses:
Salaries and employee benefits	7,341	6,115	—		13,456
Occupancy and equipment	2,094	1,158	63	(2)	3,315
Computer and electronic banking services
Outside professional services	672	601	—		1,273
Data processing		575	—		575
Marketing and advertising	300	498	—		798
FDIC deposit insurance and regulatory assessment	786	180	—		966
Acquisition-related expenses
Other	2,197	1,178	309	(2)	3,684

Total noninterest expenses	13,390	10,305	372	(3)	24,067
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	5,416	3,498	116	(2)	9,030
Income tax expense	1,160	1,186	40	(2)	2,386

Net income before noncontrolling interest in net income of consolidated subsidiary	4,256	2,312	76		6,644
Noncontrolling interest in net income of consolidated subsidiary	—	(77)	77		—

Net income	$4,256	$2,235	$153		$6,644

Earnings per share:
Basic	$1.73	$0.93			$1.59
Diluted	$1.72	$0.91			$1.58
Weighted average shares outstanding:
Basic	2,463,571	2,405,295			4,185,931	(5)
Diluted	2,478,086	2,449,252			4,200,446	(5)

(1)	Assumes that the merger was completed as of the beginning of the period presented utilizing the acquisition method of accounting. Estimated fair value adjustments for investment securities, loans, core deposit intangible, time deposits, borrowed funds and repurchase agreement were determined by the management of CB and of FedFirst. The resulting premiums and discounts for purposes of the unaudited combined condensed consolidated pro forma financial data, where appropriate, are being amortized and accreted into income as more fully described in the notes below. Actual fair value adjustments, where appropriate, will be determined as of the merger completion date and will be amortized and accreted into income over the estimated remaining lives of the respective assets and liabilities.
(2)	The following table summarizes the estimated full year impact of the amortization (accretion) of the non-credit related acquisition accounting adjustments on the pro forma statement of operations (in thousands).

Category	Premium/ (Discounts)	Estimated Life in Years	Amortization (Accretion) Method	Amortization (Accretion) Year Ended December 31, 2013
Loans	$2,205	8.42	EY	$329
Core deposit intangible	1,700	10.00	SD	309
Time deposits	(1,335)	7.00	EY	(499)
FHLB advances	(320)	0.82	EY	(318)
Banking premises	2,500	40.00	SL	63

EY - effective yield method.

SL - straight line method.

SD - sum-of-the years digit method.

The following table summarizes the estimated impact of the amortization (accretion) of the acquisition accounting adjustments on CB results of operations for the years following the merger assuming such transaction was effected on January 1, 2014 (in thousands).

Amounts for the Years Ended December 31,	Amortization of Intangibles	Net Amortization (Accretion)	Net Decrease in Income Before Taxes
2014	$77	$147	$224
2015	301	281	582
2016	270	(132)	138
2017	239	(351)	(112)
2018	209	(438)	(229)
Thereafter	604	(2,556)	(1,952)

The income tax adjustment is based upon total pre-tax acquisition accounting adjustments and a 34% effective tax rate.

(3)	Noninterest expenses also do not include one-time merger and integration expenses which will be expensed against income and which are accounted for as balance sheet adjustments to cash and equity in these pro forma financial statements. Those amounts, on an after-tax basis, total $3.1 million. In determining the fair value of the assets acquired in this transaction, remaining costs of $1.5 million to be incurred by FedFirst are deducted from FedFirst’s total equity in determining the fair value of assets acquired and are not included in pro forma net income. In addition, CB will incur approximately $2.0 million, on an after-tax basis, in total transaction costs as a result of the proposed merger. Through March 31, 2014, pre-tax transaction costs of $71,000 and $ 0 have been recognized by CB and FedFirst, respectively. All of CB’s total transaction costs are expected to be incurred during the year ending December 31, 2014. A summary of CB’s transaction costs is as follows (in thousands):

Professional fees	$845
Other merger related expenses	100
Estimated pre-tax transaction costs	945
Less related tax benefit	321

Estimated transaction costs, net of taxes	$624

Professional fees include investment banking, legal, accounting and other professional fees and expenses associated with the merger. Merger related compensation and benefits include change in control payments. Other merger related expenses include marketing, printing, integration, contract termination costs and other expenses. The foregoing estimates may be refined after the completion of the merger.

(4)	Basic and diluted weighted average common shares outstanding were determined by adding the number of shares issuable to FedFirst’s stockholders to CB’s historical weighted average basic and diluted outstanding common shares and reflect 1,722,360 incremental diluted shares of CB as a result of pro forma income for the quarter ended March 31, 2014. The stock consideration paid to FedFirst’s stockholders consists of the issuance of 1,722,360 shares of CB’s common stock based upon the fixed exchange rate of 1.1590 applied to 65% of the 2,286,268 shares of FedFirst common stock outstanding. The share amounts above reflect the impact related to the retirement of unallocated shares utilized to terminate First Federal Savings Bank’s employee stock ownership plan.

(5)	Basic and diluted weighted average common shares outstanding were determined by adding the number of shares issuable to FedFirst’s stockholders to CB’s historical weighted average basic and diluted outstanding common shares. The stock consideration paid to FedFirst’s stockholders consists of the issuance of 1,722,360 shares of CB’s common stock based upon the fixed exchange rate of 1.1590 applied to 65% of the 2,286,268 shares of FedFirst common stock outstanding. The share amounts above reflect the impact related to the retirement of unallocated shares utilized to terminate First Federal Savings Bank’s employee stock ownership plan.

DESCRIPTION OF CB CAPITAL STOCK

The following summary describes the material terms of CB’s capital stock and is subject to, and qualified by, CB’s articles of incorporation and bylaws and Pennsylvania law. See “Where You Can Find More Information” as to how to obtain a copy of CB’s articles of incorporation and bylaws.

General

CB is authorized to issue 35,000,000 shares of common stock having a par value of $0.4167 per share and 5,000,000 shares of preferred stock having no stated par value. As of the date of this document,             shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Dividends. The holders of CB’s common stock are entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available for dividends, after payment of all dividends on preferred stock, if any is outstanding.

Voting Rights. The holders of CB’s common stock possess exclusive voting rights in CB. They elect its board of directors and act on other matters that are required to be presented to them under Pennsylvania law or that are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Liquidation. Upon a liquidation, dissolution or winding up of CB, holders of common stock are entitled to receive all of the assets of CB available for distribution after payment or provision for payment of all its debts and liabilities. If CB were ever to issues preferred stock, the preferred shareholders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of CB’s common stock are [not] entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

CB’s articles of incorporation authorizes CB’s board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, powers, preferences, dividend rates and rights as the board of directors may from time to time determine. The issuance of preferred stock with voting, dividend, liquidation and conversion rights could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for CB’s common stock is Computershare Limited, New York, New York.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of stockholders of FedFirst are currently governed by FedFirst’s articles of incorporation and bylaws and by Maryland law. The rights of shareholders of CB are currently governed by CB’s articles of incorporation and bylaws and by Pennsylvania law. If the merger is completed, FedFirst stockholders who receive CB common stock will become CB shareholders and their rights will likewise be governed by CB’s articles of incorporation and bylaws and by Pennsylvania law.

The following is a summary of the material differences between the rights of a FedFirst stockholder and the rights of a CB shareholder. This summary is not a complete statement of the differences between the rights of FedFirst stockholders and the rights of CB shareholders, and is qualified in its entirety by reference to the governing law of each corporation and to the articles of incorporation and bylaws of each corporation. Copies of CB’s articles of incorporation and bylaws are filed as exhibits to CB’s registration statement on Form S-4 of which this documents is a part, and are incorporated herein by reference. Copies of FedFirst’s articles of incorporation and bylaws are available upon written request addressed to Jennifer L. George, Corporate Secretary, FedFirst Financial Corporation, 565 Donner Avenue, Monessen, Pennsylvania 15062.

Authorized Stock
CB	FedFirst

•   The CB articles of incorporation authorize 40,000,000 shares of capital stock, consisting of 35,000,000 shares of common stock, $0.4167 par value per share, and 5,000,000 shares of preferred stock, no par value per share.

•   As of             , 2014, there were             shares of CB common stock issued and outstanding.

•   As of             , 2014, there were no shares of preferred stock issued or outstanding.

•   The FedFirst articles of incorporation authorize 30,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

•   As of             , 2014, there were              shares of FedFirst common stock issued and outstanding.

•   As of             , there were no shares of preferred stock issued and outstanding.

Voting Rights
CB	FedFirst

•   The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•   Each share of common stock is entitled to one vote. Beneficial owners of more than 15% of CB’s outstanding shares of common stock are not entitled to vote the shares owned in excess of the 15% limit.

•   Holders of common stock may not cumulate their votes for the election of directors.

•   The holders of the common stock exclusively possess all voting power, subject to the authorization of the board of directors to offer voting rights to the holders of preferred stock.

•   Each share of common stock is entitled to one vote. Beneficial owners of more than 10% of FedFirst’s outstanding shares of common stock are not entitled to vote the shares owned in excess of the 10% limit.

•   Holders of common stock may not cumulate their votes for the election of directors.

Required Vote for Authorization of Certain Actions
CB	FedFirst

•   The CB articles of incorporation require a supermajority shareholder voting requirement (66 2/3%) for the approval of certain actions, including certain business combinations involving the acquisition of CB and certain amendments to CB’s articles of incorporation and bylaws.

•   The FedFirst articles of incorporation require a supermajority stockholder voting requirement (75%) for the approval of certain actions, including adopting certain amendments to the articles of incorporation and bylaws.

Dividends
CB	FedFirst
• Holders of common stock are entitled, when declared by the CB board of directors, to receive dividends, subject to the rights of holders of preferred stock.	• Holders of common stock are entitled, when declared by the FedFirst board of directors, to receive dividends, subject to the rights of holders of preferred stock.

Other Rights and Preferences
CB	FedFirst
• The CB common stock does not have any other rights or preferences.	• The FedFirst common stock does not have any other rights or preferences.

Shareholders’ Meetings
CB	FedFirst

•   CB must deliver notice of the meeting at least ten (10) days before the meeting to each shareholder entitled to vote.

•   Only the CB board of directors may call a special meeting.

•   For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than ninety (90) days before the meeting.

•   The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•   To nominate a director or propose new business, shareholders must give written notice to CB’s Secretary not less than sixty (60) days before the anniversary date of the immediately preceding annual meeting of stockholders.

•   FedFirst must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose, no fewer than ten (10) days and no more than ninety (90) days before the meeting to each stockholder entitled to vote.

•   Special meetings may be called by chairman of the board, the president, two-thirds of the total number of directors or the holders of at least a majority of the outstanding capital stock entitled to vote at the special meeting.

•   For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten (10) days or more than ninety (90) days before the meeting.

•   The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•   To nominate a director or propose new business, stockholders must give written notice to the Secretary of FedFirst not less than ninety (90) days before the meeting unless FedFirst fails to give at least one hundred (100) days’ notice or prior public disclosure of the meeting, in which case notice by the stockholder to be timely must be received by FedFirst not later than the close of business on the 10th day following the date of notice is mailed or prior public disclosure is made.

Action by Shareholders Without a Meeting
CB	FedFirst
• Shareholders are prohibited from consenting in writing, without a meeting, to the taking of any action.	• Under Maryland law, action may be taken by stockholders of FedFirst without a meeting if all stockholders entitled to vote on the action give written consent to taking such action without a meeting.

Board of Directors
CB	FedFirst

•   The CB articles of incorporation provide that the number of directors, to be fixed by resolution, shall be between five (5) and twenty-five (25). The number of directors is currently fixed by resolution at eight (8).

•   The board of directors is divided into three classes as equal in number as possible, and approximately one-third of the directors are elected at each annual meeting.

•   Vacancies on the board of directors may be filled by a vote of a majority of the remaining directors, and a director elected to fill a vacancy shall serve only until the term of the class to which the director was elected expires.

•   Directors may be removed only for cause by the vote of a majority of the outstanding shares entitled to vote for directors.

•   The articles of incorporation provide that the number of directors shall be fixed as provided in the bylaws. The bylaws provide that the number of directors shall be as designated by the board of directors. The number of directors is currently fixed by resolution at seven (7).

•   The board of directors is divided into three classes as equal in number as possible, and approximately one-third of the directors are elected at each annual meeting.

•   Vacancies on the board of directors may be filled only by a majority vote of the remaining directors. A director appointed by the board of directors to fill a vacancy shall serve only until the term of the class to which the director was elected expires.

•   Directors may be removed at any time, only with cause, by the affirmative vote of a majority of the shares of stock entitled to vote in the election of directors.

Amendment of Bylaws
CB	FedFirst

•   The bylaws may be amended or repealed upon the approval of at least a majority of the board of directors or upon the affirmative vote of two-thirds (66 2/3%) of votes cast by the shareholders at any legal meeting of the shareholders.

•   The bylaws may be amended or repealed with the approval of the board of directors at any meeting of the board of directors or with the approval of seventy five percent (75%) of the votes cast by the stockholders at a meeting of stockholders.

Amendment of Articles of Incorporation
CB	FedFirst

•   The articles of incorporation may be amended or repealed upon approval by a majority of the board of directors and approval of at least a majority of the shares eligible to be cast at a legal meeting of the shareholders. Certain amendments that would affect provisions related to the board of directors, indemnification rights, meeting of stockholders and stockholder proposals, certain voting rights limitations, stockholder approval of certain business combinations, evaluations of offers of business combinations, and certain amendments to the articles of incorporation and bylaws, require supermajority (66 2/3%) shareholder approval.

•   The articles of incorporation may be amended upon the approval of at least a majority of the shares outstanding. Certain amendments regarding limitations on voting rights of greater-than-10% stockholders, the classification of the board of directors, amendments to the bylaws, limitation of personal liability of directors, and amendments to the articles of incorporation require the approval of seventy five percent (75%) of the issued and outstanding shares of FedFirst common stock entitled to vote.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After the completion of the merger, CB’s board of directors will consist of all of the current directors of CB as well as FedFirst directors John J. LaCarte, John M. Swiatek, Patrick G. O’Brien and Richard B. Boyer. Information regarding the directors of CB and the members of FedFirst’s board of directors who will be joining the board of directors of CB is provided below. Each individual has served in his current occupation for at least the last five (5) years, unless otherwise indicated. The age indicated for each individual is as of March 31, 2014.

The following directors of CB have terms ending in 2015:

Barron P. McCune, Jr. Mr. McCune, age 60, has served as a director since 1992. He has served as President of Community Bank since 1999 and as President and Chief Executive of Community Bank since 2005 and Vice Chairman since 2006.

Ralph J. Sommers, Jr. Mr. Sommers, age 75, has served as a director since 1983 and as Chairman of the Board since 1999.

Karl G. Baily. Mr. Baily, age 62, has served as a director since 1996. Since retiring as President of Baily Real Estate and Caldwell Bank, Mr. Baily is a broker/appraiser for Baily Real Estate, Inc.

The following directors of CB have terms ending in 2016:

Charles R. Guthrie. Mr. Guthrie, age 54, has served as a director since 2005. He is the President of Guthrie Belczyk and Associates, P.C., an accounting firm.

Joseph N. Headlee. Mr. Headlee, age 65, has served as a director since 2002. He is a partner in Wayne Lumber Company and in Headlee Partnership.

The following directors of CB have terms ending in 2017:

Mark E. Fox. Mr. Fox, age 55, has served as a director since 1998. Since 2013, he has served as the President of Fox Ford, Inc. Before that time, he served as Vice President of Fox Ford, Inc.

William C. Groves. Mr. Groves, age 72, has served as a director since 1996. He is the President of Haulit Trucking, Inc.

David F. Pollock. Mr. Pollock, age 59, has served as a director since 2006. He is a Managing Partner in the law firm of Pollock Morris, LLC and since 2008 Mr. Pollock has been a Managing Partner of P&S Development, LLC, a real estate development company.

Proposed appointees from FedFirst:

John J. LaCarte. Mr. LaCarte, age 47, has served as a director of FedFirst since 1998 and has served as FedFirst’s Chairman of the Board since 2004. He is the President of Model Cleaners, Uniforms & Apparel LLC.

John M. Swiatek. Mr. Swiatek, age 56, has served as a director of FedFirst since 2010. He is currently a Managing Director of Innovation Sports & Entertainment, a division of The Innovation Group. Before joining The Innovation Group in 2011, he was the Director of the Sports, Entertainment and Marketing division of GSP Consulting Corporation. Mr. Swiatek also co-founded and served as the President and Managing Partner of the Washington Wild Things, a minor league professional baseball team in Washington, Pennsylvania, from 2001 until 2009.

Patrick G. O’Brien. Mr. O’Brien, age 53, has served as a director of FedFirst since 2009. He became FedFirst’s President and Chief Executive Officer in May 2009 and served as Executive Vice President and Chief Operating Officer of FedFirst from September 2005 to May 2009. Before joining FedFirst, Mr. O’Brien served as Regional President and Senior Lender – Commercial Lending with WesBanco Bank, Inc., Washington, Pennsylvania, from March 2002 to August 2005. Before serving with WesBanco Bank, Mr. O’Brien was Senior Vice President of Commercial Lending with Wheeling National Bank from August 1999 to March 2002, and Vice President and District Manager (Retail Banking) at PNC from 1993 to 1999.

Richard B. Boyer. Mr. Boyer, age 56, has served as a director of FedFirst since 2002. He has been the President of Exchange Underwriters, Inc. since 1989.

Executive Officers Who are Not Directors

The executive officers of CB will consist of the same individuals as existed before the merger. The executive officers of Community Bank will consist of the same individuals as existed before the merger plus Patrick G. O’Brien, who will serve as Executive Vice President and Chief Operating Officer, and Richard B. Boyer, who will serve as Vice President of Insurance Operations.

Information regarding the current executive officers of CB and Community Bank, who are not also directors of CB and Community Bank, is provided below. The age indicated for each individual is as of March 31, 2014.

Kevin D. Lemley, CPA. Mr. Lemley, age 59, has been employed by CB since December 2011 and serves as Senior Vice President and Chief Financial Officer. From 1999 to 2010, he served as Senior Vice President and Chief Financial Officer of Centra Bank, Inc. From 2010 to 2011, he served as Senior Vice President and Chief Credit Administration Officer of Centra Bank, Inc.

Ralph Burchianti. Mr. Burchianti, age 59, has been employed by CB since August 1985 and serves as Senior Vice President – Credit Administration.

Executive Compensation of CB

The following table sets forth for the fiscal year ended December 31, 2013, certain information as to the total remuneration paid by CB to Mr. McCune, who serves as President and Chief Executive Officer, and the two most highly compensated executive officers of CB other than Mr. McCune (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Non-Equity incentive plan compensation ($)(1)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
Barron P. McCune, Jr. Vice Chairman, President and Chief Executive Officer	2013	250,109	—	18,008	—	78,326	346,443

Kevin D. Lemley Senior Vice President and Chief Financial Officer	2013	141,750	—	10,206	—	7,459	159,415

Ralph Burchianti Senior Vice President – Credit Administration	2013	158,165	—	11,388	—	29,080	198,633

(1)	Represents the bonus payments earned pursuant to Community Bank’s non-equity bonus program, as described below.
(2)	The amounts reflect what CB has paid to, or reimbursed, the applicable Named Executive Officer for various benefits we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately below.

	Other Compensation
Name	Year	Perquisites ($)(1)	401(k) Plan ($)(2)	Supplemental Retirement Program($)(3)	BOLI ($)(4)	Board Fees ($)	Total ($)
Barron P. McCune, Jr.	2013	—	46,910	9,547	269	21,600	78,326
Kevin D. Lemley	2013	—	7,459		—		7,459
Ralph Burchianti	2013	—	28,846		234		29,080

(1)	No Named Executive Officer received perquisites or other personal benefits, in the aggregate, that was equal to or greater than $10,000.
(2)	Represents the employer contributions made by Community Bank to the Named Executive Officer’s 401(k) plan account for the plan year.
(3)	Represents the taxable contribution made by Community Bank to an account established for Mr. McCune pursuant to a supplemental retirement program for the benefit of Mr. McCune.
(4)	Represents the Named Executive Officer’s imputed income related to split dollar life insurance provided by Community Bank. Such split dollar life insurance coverage is provided in accordance with the Named Executive Officer’s split dollar life insurance agreement with Community Bank, as described below.

Employment Agreements

Current Employment Agreements. Community Bank is currently a party to individual employment agreements with Ralph J. Sommers, Jr., the Chairman of Board, and also with Messrs. McCune, Lemley and Burchianti (referred to below as the “executives” or “executive”). The employment agreements have a term for three years that renew annually such that the remaining term is three years thereafter, subject to approval by the Board of Directors (in consultation with the Chief Executive Officer, with respect to Messrs. Lemley and Burchianti).

The employment agreements currently provide for an annual base salary of $36,000, $250,109, $141,750 and $158,165 for Messrs. Sommers, McCune, Lemley and Burchianti, respectively. In addition to base salary, each executive is entitled to participate in bonus programs and benefit plans that are made available to management employees, and are reimbursed for all reasonable business expenses incurred. Moreover, Messrs. Sommers and McCune are entitled to use of a company-purchase automobile and are reimbursed for all operating expenses of the automobile. Community Bank also makes a taxable annual contribution of $9,547 to an account established for Mr. McCune pursuant to a supplemental retirement program for the benefit of Mr. McCune.

In the event of the executive’s termination of employment for “good reason,” Community Bank will provide the executive with the following severance benefits:

•	continued base salary payments (at the rate in effect as of the date of termination) for the greater of: (i) 12 months; or (ii) the remaining term of the employment agreement, payable in accordance with regular payroll practices; and

•	continued participation in the employee benefit plans of Community Bank for the remaining term of the employment agreement, if possible, except that if the executive’s participation in any health, medical, life insurance or disability plan is barred, Community Bank will obtain and pay for, on the executive’s behalf, individual insurance plans which provides equivalent coverage.

Notwithstanding the foregoing, in the event Community Bank does not elect to renew the term of the employment agreement, the executive will have right to receive his salary and benefits payable under the agreement for the remaining term or, if earlier, the date on which the executive is employed in a similar position pursuant an employment contract with materially similar terms by any successor to Community Bank or Community Bank as then controlled.

For purposes of the employment agreements, “good reason” is defined as: (i) any assignment of duties, without consent, other than the duties of the executive’s position specified in the agreement; (ii) removal of the executive from his executive position without cause; (iii) a reduction of the executive’s base salary or material reduction in benefits, except for a reduction in base salary in response to a material adverse change in the financial position of Community Bank; (iv) the failure to provide the executive with fringe benefits, vacation and perquisites specified in his agreement; and (v) a change in control of Community Bank.

New Employment Agreements. In connection with the merger, Community Bank intends to enter into new employment agreements with Messrs. Sommers, McCune, Lemley and Burchianti (referred to below as the “executives” or “executive”), each of which will supersede and replace their current employment agreements with Community Bank described above as of the effective time of the merger. The new employment agreements have a term that will begin as of the effective time of the merger and will continue 36 months after May 1 of the calendar year of, or immediately following, the effective time of the merger. On each anniversary date (which is defined as May 1 of each calendar year), each employment agreement will extend for one year such that the remaining term will be for 36 months thereafter, provided that disinterested members of the board of directors of Community Bank conduct a comprehensive performance evaluation of the executive and affirmatively approve the extension.

Each employment agreement provides for an annual base salary rate of $36,000, $267,617, $148,838 and $166,073 for Messrs. Sommers, McCune, Lemley and Burchianti, respectively. In addition to base salary, each executive is entitled to participate in bonus programs and benefit plans that are made available to management employees, and will be reimbursed for all reasonable business expenses incurred. Moreover, Messrs. Sommers and McCune will be entitled to use of a company-purchased automobile and will be reimbursed for all operating expenses of the automobile. Community Bank will also make a taxable annual contribution of $9,547 to a non-qualified supplemental retirement program for the benefit of Mr. McCune.

In the event of the executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event the executive resigns during the term of the employment agreement for “good reason,” Community Bank will provide the executive with the following severance benefits:

•	continued base salary payments (at the rate in effect as of the date of termination) for the greater of: (i) 12 months; or (ii) the remaining term of the employment agreement, payable in accordance with regular payroll practices; and

•	continued life insurance and non-taxable medical and dental coverage, which will cease upon the earlier of: (i) the completion of the remaining term of the employment agreement; or (ii) the date on which the executive receives substantially similar benefits from another employer.

For purposes of the employment agreements, “good reason” is defined as: (i) a material reduction in the executive’s base salary or benefits (other than a reduction that is part of a good faith, overall reduction applicable to all employees); (ii) a material reduction in the executive’s authorities, duties or responsibilities; or (iii) a material breach of the employment agreement by Community Bank.

Upon the occurrence of the executive’s termination for any reason (other than for cause) on or after the effective time of a change in control of CB or Community Bank, then in lieu of the severance benefits immediately above, Community Bank or any successor will provide the executive with the following severance benefits:

•	a benefit equal to three times the executive’s highest annual rate of base salary earned during the calendar year of the executive’s date of termination or either of the three calendar years immediately preceding the his date of termination, payable in equal installments in accordance with regular payroll practices; and

•	continued life insurance and non-taxable medical and dental coverage until the earlier of: (i) three years after the executive’s date of termination; or (ii) the date on which the executive receives substantially similar benefits from another employer.

Upon any termination of employment (except following a change in control), each executive is required to adhere to non-competition and non-solicitation covenants for one year.

Non-Equity Bonus Program

Community Bank maintains a bonus program designed to align the interests of employees of Community Bank with the overall performance of CB and Community Bank. Employees selected by the Board of Directors, including the Named Executive Officers, are eligible to participate in the bonus program. Each employee’s bonus amount is designated as a percentage of base salary, and is determined based on the satisfaction of objective performance targets related to Community Bank’s net income and net loan growth (which is determined based on the percentage increase in net loans from the prior fiscal year). For the 2013 plan year, the Board of Directors established performance targets related to net income and net loan growth set forth in the following matrix, with the percentage amounts (based on the satisfaction of the applicable performance targets) representing the percentage of the employee’s base salary for purposes of determining his or her bonus:

(Dollars in thousands)	Net Loan Growth
Net Income	0%	3%	6%	9%	12%
$3,770	—	0.6%	1.2%	2.4%	3.6%
$3,920	0.6%	1.2%	2.4%	3.6%	4.8%
$4,070	1.2%	2.4%	3.6%	4.8%	6.0%
$4,220	2.4%	3.6%	4.8%	6.0%	7.2%
$4,368	3.6%	4.8%	6.0%	7.2%	8.4%

For 2013, net income exceeded $4,220,000 and net loan growth equaled 9.0%. As a result, based on the matrix above, each employee, including the Named Executive Officers, earned a bonus equal to 7.2% of base salary, which was paid in January 2014.

Outstanding Equity Awards at Fiscal Year End

No Named Executive Officer had any outstanding equity awards as of December 31, 2013.

Benefit Plans

Split Dollar Agreements. Community Bank has entered into split dollar life insurance agreements with each of Messrs. Sommers, McCune and Burchianti. Under each agreement, the executive’s designated beneficiary will be entitled to share in the proceeds under a life insurance policy owned by Community Bank on the life of the executive in the event of his death while employed with Community Bank. The death benefit payable to each executive is $200,000, provided, however that the death benefit must not exceed the executive’s net-at-risk portion of the proceeds (which is the difference between the cash surrender value of the policy and the total proceeds payable under the policy upon the death of the insured). If the executive’s termination occurs subsequent to a change in control of Community Bank, the executive will be 100% vested in his death benefit. Community Bank is the sole beneficiary of any death proceeds remaining after the executive’s death benefit has been paid to his designated beneficiary.

401(k) Plan. Community Bank maintains the 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. Each eligible employee can begin participating in the 401(k) Plan upon attainment of age 18 and completion of one year of service.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2014, the salary deferral contribution limit is $17,500 provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that Community Bank will make a safe harbor employer contribution to each participant’s account equal to at least 3% of the participant’s compensation earned during the plan year (referred to as a “non-elective contribution”). A participant is always 100% vested in his or her salary deferral and non-elective contributions.

In addition, for the 2013 plan year, Community Bank made a discretionary profit sharing contribution to each participant’s account based on his or her age in accordance with the following schedule:

Age 66 or older	1% of compensation
Age 51-65	9% of compensation
Age 45-50	7% of compensation
Age 40-44	5% of compensation
Age 35-39	3% of compensation
Under age 34	1% of compensation
New hires in 2007 or later	1% of compensation

Each participant vests in his or her profit sharing contribution at a rate 20% per year such that the participant will become 100% vested upon the completion of five years of credited service. However a participant will immediately become 100% vested in any profit sharing contributions upon the participant’s death, disability or attainment of age 65 while employed with Community Bank.

Generally, a participant (or participant’s beneficiary upon death) may receive a distribution from his or her vested account at retirement, age 59 1⁄2 (while employed with Community Bank), death, disability or termination of employment, which is payable in a lump sum. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account balance among a variety of investment options available under the plan.

Director Compensation of CB

The following table sets forth for the fiscal year ended December 31, 2013 certain information as to the total remuneration CB paid to its directors other than Mr. McCune. Mr. McCune’s compensation is set forth in the Summary Compensation Table above.

DIRECTOR COMPENSATION

Name (1)	Fees earned or paid in cash ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($) (3)	Total ($)
Karl G. Baily	23,400	—	—	—	23,400
Mark E. Fox	29,900	—	—	—	29,900
William C. Groves	26,650	—	—	—	26,650
Charles R. Gutherie	23,400	—	—	—	23,400
Joseph N. Headlee	23,400	—	—	—	23,400
David F. Pollock	23,400	—	—	—	23,400
Ralph J. Sommers, Jr.	21,600	—	2,592	39,304	63,496

(1)	Mr. Sommers has 3,900 outstanding stock options granted under the CB Financial Services, Inc. Directors’ Stock Option Plan, all of which are fully exercisable at $14.25 per share.
(2)	Represents the bonus payment earned by Mr. Sommers pursuant to Community Bank’s non-equity bonus program, as described above under “Executive Compensation – Non-Equity Bonus Program.”
(3)	For Mr. Sommers, this amount represents: (1) $36,000 in base salary; (2) $1,115 in imputed income related to split dollar life insurance provided by Community Bank in accordance with his split dollar life insurance agreement ; and (3) $2,189 in employer contributions made by Community Bank to his 401(k) Plan account. For 2013, no director received any perquisites or other personal benefits, in the aggregate, that was equal to or greater than $10,000.

Board Fees

Each director of CB also serves as a director of Community Bank. Directors of CB do not receive separate fees for service on CB’s Board of Directors. Directors of Community Bank received a retainer of $1,800 per month. Directors do not receive any additional fee for committee meetings attended, except for members of the Loan Committee who receive an additional retainer of $250 per month and the Chairman of the Audit Committee who receives an additional retainer of $250 per month.

Director Plans

Mr. Sommers is a party to an employment agreement and a split dollar life insurance agreement with Community Bank. Mr. Sommers is also eligible to participate in the non-equity bonus program and the Community Bank 401(k) Plan. Such benefits are provided in connection with Mr. Sommers’ service as an employee-consultant to Community Bank, in addition to his duties as Chairman of the Board. See the descriptions of each agreement and plan set forth above under “Executive Compensation” for further details.

Directors’ Stock Option Plan. Outside directors of CB or Community Bank are eligible to participate and receive awards under the CB Financial Services, Inc. Directors’ Stock Option Plan (the “Director Option Plan”). CB reserved 33,600 shares of common stock to be issued pursuant to grants of stock option awards under the Director Option Plan. A stock option gives the recipient the right to purchase shares of common stock of CB at a specified price during a specified period of time. Awards to outside directors may be granted only as non-statutory stock options. Shares of common stock purchased upon exercise of a stock option must be paid for in full at the time of exercise either in cash or with common stock owned by the recipient. As of December 31, 2013, Mr. Sommers was the only director with outstanding stock option awards under the Director Option Plan. Mr. Sommers exercised all of his outstanding stock option awards after December 31, 2013. The Director Option Plan has expired and no further options may be granted under the Director Option Plan.

Executive Compensation for Certain Executive Officers of FedFirst

The following table provides information concerning total compensation earned or paid to Mr. O’Brien and Mr. Boyer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation		Total
Patrick G. O’Brien	2013	$225,250		$55,000	$100,450	$59,680	$32,074	(4)(5)	$472,454
President and CEO	2012	213,750		54,000	41,760	48,840	27,966		386,316

Richard B. Boyer	2013	247,421	(3)	48,501	54,975	37,300	43,790	(4)(5)	431,987
Vice President	2012	261,571	(3)	22,281	20,880	28,920	20,811		354,463

(1)	These amounts represent the aggregate grant date fair value for outstanding restricted stock awards granted during the year indicated, computed in accordance with FASB ASC Topic 718.
(2)	These amounts represent the aggregate grant date fair value for outstanding stock option awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. For information on the assumptions used to compute the fair value, see Note 13 to the Notes to the Consolidated Financial Statements. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above.
(3)	Mr. Boyer’s salary, which includes commissions, was paid by Exchange Underwriters, Inc.
(4)	Includes employer contributions to 401(k) Plan of $10,200 for Mr. O’Brien and $10,000 for Mr. Boyer, and value of shares allocated under the ESOP of $9,793 for Mr. O’Brien and $9,984 for Mr. Boyer.
(5)	Includes perquisites which represent dividends paid on unvested restricted stock awards, cell phone and executive health and dental insurance benefits of $12,080 for Mr. O’Brien and $23,807 for Mr. Boyer. For Mr. Boyer amount also includes imputed income in connection with the Bank owned split dollar life insurance plan.

Employment Agreements. FedFirst and First Federal Savings Bank maintain an employment agreement with Patrick G. O’Brien (the “executive”). Exchange Underwriters, Inc. maintains an employment agreement with Richard B. Boyer. The employment agreements are intended to ensure that FedFirst, First Federal Savings Bank and Exchange Underwriters, Inc. will be able to maintain a stable and competent management base.

Currently, the term of the employment agreement with Mr. O’Brien will expire on September 19, 2016, unless otherwise extended by the Board. The agreement provides that the Board may extend the term of the employment agreement on an annual basis for additional twelve months, unless the executive elects not to extend the term. Mr. O’Brien’s current base salary is $227,000. In addition to the base salary, the agreement provides for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. All reasonable costs and legal fees paid or incurred by Mr. O’Brien in any dispute or question of interpretation relating to the employment agreement will be paid by FedFirst if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that FedFirst and First Federal Savings Bank will indemnify Mr. O’Brien to the fullest extent legally allowable.

The employment agreement between Mr. Boyer and Exchange Underwriters, Inc. provides Mr. Boyer with a base salary of $176,000 per year, plus 25% of all first-year commissions generated by any salesperson of Exchange Underwriters, Inc. from sales of new insurance policies and an annual bonus equal to 20% of the year-over-year growth in Exchange Underwriters, Inc.’s annual audited net income. Mr. Boyer’s compensation may be reviewed by Exchange Underwriters, Inc. in the event of a material change in his business responsibilities during the term of the agreement. The current term of the agreement is set to expire on September 19, 2016, unless otherwise extended by the Board. In addition to cash compensation, Mr. Boyer’s agreement provides for health and welfare benefits, including disability and life insurance, on an equivalent basis to senior officers of First Federal Savings Bank and participation in the ESOP and 401(k) Plan.

See “Retirement Benefits” and “Other Potential Post-Termination Benefits” for a discussion of the benefits and payments Messrs. O’Brien and Boyer may receive under their employment agreements upon retirement or termination of employment.

Outstanding Equity Awards at Fiscal Year-End for Certain Executive Officers of FedFirst

The following table provides information concerning unexercised options and stock awards that have not vested for Mr. O’Brien and Mr. Boyer that were outstanding as of December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Patrick G. O’Brien	8/8/06	21,307	—	$21.35	8/7/16	—	—
	8/7/09	5,682	1,420	6.55	8/6/19	473	$9,214
	9/27/11	3,000	4,500	13.10	9/26/21	—	—
	4/2/12	1,200	4,800	13.92	4/1/22	2,400	46,752
	9/25/12	2,000	8,000	15.00	9/26/22	—	—
	4/2/13	—	16,000	17.65	4/1/23	3,000	58,440
	10/1/13	—	—	—	—	2,500	48,700
Richard B. Boyer	8/8/06	7,102	—	21.35	8/7/16	—	—
	9/27/11	2,000	3,000	13.10	9/26/21	—	—
	4/2/12	600	2,400	13.92	4/1/22	1,200	23,376
	9/25/12	1,300	5,200	15.00	9/24/22	—	—
	4/2/13	—	10,000	17.65	4/1/23	1,500	29,220
	10/1/13	—	—	—	—	1,500	29,220

(1)	Stock options and stock awards will vest in five equal annual installments commencing on the first anniversary of the grant date.
(2)	Based upon FedFirst’s closing stock price of $19.48 on December 31, 2013.

Retirement Benefits for Certain Executive Officers of FedFirst

Split Dollar Arrangement. First Federal Savings Bank has entered into a split dollar life insurance agreement with Mr. Boyer. This agreement provides Mr. Boyer with a cash payment in the event he dies while in service with First Federal Savings Bank. Under the terms of the agreement, First Federal Savings Bank is the owner of and pays all the premiums on the life insurance policy under which Mr. Boyer is insured. Under the agreement, upon Mr. Boyer’s death his designated beneficiary is entitled to $1,000,000 if he dies prior to age 65 and $500,000 if he dies after age 65. First Federal Savings Bank will be entitled to any remaining insurance proceeds. If Mr. Boyer terminates his employment prior to attaining his normal retirement age, his division of the insurance proceeds will be prorated based on his years of service with First Federal Savings Bank.

Other Potential Post-Termination Benefits for Certain Executive Officers of FedFirst

Payments Made Upon Termination for Cause. In the event Mr. O’Brien or Mr. Boyer is terminated for cause (as defined in each executive’s employment agreement) the agreements provide that the executive will receive his base salary through the date of his termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination for Reasons Other Than Cause. In the event FedFirst or First Federal Savings Bank elects to terminate Mr. O’Brien for reasons other than for cause, or if he resigns after specified circumstances that would constitute constructive termination under the employment agreement, Mr. O’Brien (or, if he dies, his beneficiary) would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of his employment agreement. FedFirst would also continue and/or pay for his health and dental coverage for the remaining term of the employment agreement.

Mr. Boyer’s employment may be terminated without cause (as defined in his employment agreement) and voluntarily by Mr. Boyer with at least 60 days written notice to Exchange Underwriters, Inc. In the event of termination without cause, Mr. Boyer’s employment agreement provides he will be entitled to his base salary at the rate in effect upon his termination and average monthly commissions (as defined in the agreement) for the then-remaining term of the agreement. Mr. Boyer also shall be eligible for group-term life insurance, health and dental insurance, short- and long-term group disability insurance, and to participate in the ESOP and 401(k) Plan for the remainder of the term of the agreement. The agreement also restricts Mr. Boyer’s ability to compete in the marketplace for a period commencing on the effective date of the agreement and ending two years after the date in which Mr. Boyer ceases to be employed by Exchange Underwriters, Inc., unless Mr. Boyer is terminated without cause.

Payments Made Upon Disability. Under Mr. O’Brien’s employment agreement, if he is terminated as the result of disability, he would be entitled to monthly disability payments, each in amount equal to two-thirds (2/3) of his weekly rate of base salary in effect as of the date of his termination of employment due to disability. The disability payments will end on the earlier of: (A) the date he returns to full-time employment at First Federal Savings Bank in the same capacity as he was employed prior to his termination for disability; (B) his death; (C) his attainment of age 65; or (D) the date the then-current term of the agreement would have expired. All benefits received during active employment would continue to be provided during any period of disability.

Under Mr. Boyer’s employment agreement, if he is terminated for cause as a result of disability, Mr. Boyer would be entitled to monthly disability payments, each in an amount equal to sixty percent (60%) of his monthly rate of base salary in effect as of the date of his termination of employment due to disability and average monthly commissions (as defined in the agreement). Under the agreement the disability payments will end on the earlier of: (A) the date he returns to full-time employment with Exchange Underwriters, Inc. in the same capacity as he was employed prior to his termination for disability; (B) his death; (C) his attainment of age 65; or (D) the date the then-current term of the agreement would have expired. All benefits received during active employment would continue to be provided during any period of disability.

Payments Made Upon Death. Upon termination due to death, outstanding stock options granted pursuant to FedFirst’s 2006 Equity Incentive Plan and 2011 Equity Incentive Plan automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the 2006 Equity Incentive Plan and 2011 Equity Incentive Plan also vest in full upon death.

Payments Made Upon a Change in Control. The employment agreements with Messrs. O’Brien and Boyer provide that if involuntary termination follows a change in control of FedFirst or First Federal Savings Bank, the executive would be entitled to a severance payment equal to three times his annual base salary, and average yearly commission in the case of Mr. Boyer, in effect at the time of the change in control plus the continuation of health and dental benefits for a period not exceeding the earlier of: (A) three years from the termination date; (B) the executive’s employment with another employer; or (C) the executive’s death. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. The employment agreements with Messrs. O’Brien and Boyer provide that if the total value of the benefits provided and payments made to him in connection with a change in control, either under their employment agreement alone or together with other payments and benefits that they have the right to receive from FedFirst, exceed three times their respective base amount (“280G Limit”), their severance payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit.

In the event of a change in control of FedFirst outstanding stock options granted pursuant to FedFirst’s 2006 Equity Incentive Plan and 2011 Equity Incentive Plan automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon a change in control. The value of the accelerated options and restricted stock grants count towards the executive’s 280G Limit.

Director Compensation for Certain Directors of FedFirst

The following table provides the compensation received by John J. LaCarte and John M. Swiatek for their service as directors of FedFirst during the 2013 fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
John J. LaCarte	29,550	36,650	11,190	460	77,850
John M. Swiatek	23,550	36,650	11,190	774	72,164

(1)	These amounts represent the aggregate grant date fair value for outstanding restricted stock awards granted during 2013, computed in accordance with FASB ASC Topic 718. At December 31, 2013, the aggregate number of unvested shares of restricted stock held in trust for was as follows, Mr. LaCarte had 2,800 shares and Mr. Swiatek had 4,300 shares.
(2)	These amounts represent the aggregate grant date fair value for outstanding stock option awards granted during 2013, computed in accordance with FASB ASC Topic 718. For information on the assumptions used to compute the fair value, see Note 13 to the Notes to the Consolidated Financial Statements. The actual value, if any, realized by a director from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value estimated above. At December 31, 2013, Mr. LaCarte had 7,918 vested stock options and 8,000 unvested stock options and Mr. Swiatek had 4,500 vested stock options and 11,750 unvested stock options.
(3)	These amounts represent dividends paid on unvested restricted stock awards. For Mr. LaCarte, amount also includes imputed income received in connection with the Bank owned split dollar life insurance plan.

Director Fee Continuation Agreement. In consideration for continued service with First Federal Savings Bank, First Federal Savings Bank maintains an agreement with John J. LaCarte that provides for a benefit upon retirement, death or in the event Mr. LaCarte terminates his service with the First Federal Savings Bank voluntarily or is terminated by First Federal Savings Bank without cause. Under the terms of the agreement, Mr. LaCarte is entitled to an annual retirement benefit equal to $100 for each full year of service (including any partial year that he served in the year of retirement) payable to him, or his beneficiary, in equal annual installments over a period of ten years. Payments under this agreement commence on the first day of the month following the date Mr. LaCarte retires following his 65th birthday and completion of ten full years of service with First Federal Savings Bank. Mr. LaCarte has currently completed 13 years of service with First Federal Savings Bank. In the event Mr. LaCarte dies while serving on the Board, First Federal Savings Bank will pay his beneficiary a benefit equal to $100 for each full year of service from the date of first service to the date of death. The death benefit will be made either in a lump sum or in installments at the discretion of First Federal Savings Bank. If Mr. LaCarte voluntarily terminates service with First Federal Savings Bank prior to retirement or is terminated by First Federal Savings Bank without cause, he will receive a severance payment equal to the accrued balance in his liability reserve account multiplied by his vested percentage interest in his benefit under the agreement. The severance payment will be made on an annual basis over a ten-year period. Mr. LaCarte is 100% vested in his benefits under the agreement.

Director Split Dollar Arrangements. First Federal Savings Bank maintain a split dollar life insurance agreement with John J. LaCarte that provides for a cash payment to his designated beneficiary in the event Mr. LaCarte dies while in service with First Federal Savings Bank. Under the terms of the agreement, First Federal Savings Bank is the owner of and pays all the premiums on the life insurance policy under which Mr. LaCarte is insured. This life insurance policy is a single premium policy, the premium for which was paid in full in 1999 when the split dollar arrangement was entered into with Mr. LaCarte. Under Mr. LaCarte’s split-dollar arrangement, if Mr. LaCarte is in service at the time of his death, his designated beneficiary is entitled to an amount equal to the lesser of $25,000, or the total insurance proceeds less the cash value of the policy. If Mr. LaCarte is not in service at the time of his death, his designated beneficiary will receive 100% of his benefit under his split dollar life insurance agreement.

INFORMATION ABOUT CB

Business of CB Financial Services, Inc.

CB, a Pennsylvania corporation, is a bank holding company. CB conducts its operations through its wholly owned subsidiary, Community Bank. CB’s federal banking regulator is the Federal Reserve. At March 31, 2014, CB, on a consolidated basis, had total assets of $550.2 million, total deposits of $488.8 million and shareholders’ equity of $43.5 million.

Business of Community Bank

Community Bank is a Pennsylvania-chartered commercial bank. Community Bank is regulated by the Pennsylvania Department of Banking and Securities and by the Federal Deposit Insurance Corporation. The deposit accounts of Community Bank are insured by the Federal Deposit Insurance Corporation up to applicable legal limits. Community Bank operates from eleven full-service offices in Greene, Allegheny and Washington Counties in southwest Pennsylvania. Community Bank is a community-oriented institution offering residential and commercial real estate loans, commercial, industrial and agricultural loans, and consumer loans as well as a variety of deposit products for individuals and businesses in its market area.

Community Bank’s website address is www.communitybank.tv. Information on the website is not and should not be considered a part of this document.

Lending Activities. CB’s loan portfolio consists primarily of residential real estate loans, commercial real estate loans, construction loans, commercial, industrial and agricultural loans, and consumer loans. At March 31, 2014, $163.6 million, or 42.4%, of the total loan portfolio consisted of residential real estate loans, $99.9 million, or 25.9%, of the total loan portfolio consisted of commercial real estate loans, $10.4 million, or 2.7%, of the total loan portfolio consisted of construction loans, $43.6 million, or 11.3%, of the total loan portfolio consisted of commercial, industrial and agricultural loans, and $67.8 million, or 17.7%, of the total loan portfolio consisted of consumer loans.

Deposit Activities. CB’s deposit accounts consist primarily of demand deposits, NOW accounts, money market accounts, savings accounts, and time deposits. At March 31, 2014, deposits totaled $488.8 million, of which $130.4 million consisted of demand deposits, $73.2 million consisted of NOW accounts, $109.1 million consisted of money market accounts, $91.1 million consisted of savings accounts, and $85.0 million consisted of time deposits.

Competition. CB faces significant competition in originating loans and attracting deposits. CB’s primary market area has a high concentration of financial institutions, many of which are significantly larger institutions that have greater financial resources than CB has, and many of which are competitors to varying degrees. CB’s competition for loans and leases comes principally from commercial banks, savings banks, mortgage banking companies, the U.S. Government, credit unions, leasing companies, insurance companies, real estate conduits and other companies that provide financial services to businesses and individuals. CB’s most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. CB faces additional competition for deposits from online financial institutions and non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

Market Area. CB’s southwestern Pennsylvania market area consists of Greene and Washington Counties and the southern portion of Allegheny County, and surrounding areas. Recently, natural gas drilling in the Marcellus Shale Area has been a regional economic driver. In addition to natural gas drillers and supporting companies, major area employers include University of Pittsburgh (Allegheny County), The Washington Hospital (Washington County), CONSOL Pennsylvania Coal Company (Greene and Washington Counties), Monongahela Valley Hospital (Washington County), GMS Mine Repair and Maintenance (Greene County), and The Waynesburg University (Greene County). Greene County is a significantly more rural county that both Allegheny and Washington Counties.

Based on data published by the Pennsylvania Department of Labor and Industry, the populations of Allegheny County is 1.2 million, Greene County is 38,000, and Washington County is 209,000. The March 2014 unemployment rate for Allegheny and Greene Counties was 5.6% for each county and was 6.0% for Washington County, compared to the state-wide rate of 6.0%. Per capital personal income is $52,000 in Allegheny County, $40,000 in Greene County and $49,000 in Washington County, compared to $45,000 state-wide.

Subsidiary Activities. Community Bank is the only subsidiary of CB. Community Bank has no subsidiaries.

Personnel. At March 31, 2014, CB had 122 full-time employees and 7 part-time employees, none of which are a party to a collective bargaining agreement. CB believes it has a good working relationship with its employees.

Properties. CB conducts its business through eleven offices. The following table sets forth certain information relating to CB’s offices at March 31, 2014.

	Year Opened/ Acquired	Owned or Leased	Net Book Value at March 31, 2014	Approximate Square Footage
			(Dollars in thousands)
Main Office (Greene County):
100 North Market Street Carmichaels, PA 15320	1901	Owned	$316	12,500

Branch Offices (Greene County):
30 West Greene Street Waynesburg, PA 15370	1980	Owned	291	2,800

3241 W. Roy Furman Highway Rogersville, PA 15359	1987	Owned	46	720

100 Miller Lane Waynesburg, PA 15370	1983	Building owned ground leased	189	7,500

1993 S. Eighty Eight Road Greensboro, PA 15338	1963	Owned	Included with Main Office	500

Branch Offices (Allegheny County):
714 Brookline Boulevard Pittsburgh, PA 15226	2004	Owned	244	3,000

Branch Offices (Washington County):
65 West Chestnut Street Washington, PA 15301	2009	Building owned ground leased	770	1,494

351 Oak Spring Road Washington, PA 15301	2000	Leased	45	610

200 Main Street Claysville, PA 15232	1996	Owned	620	8,400

Waterdam Centre 4139 Washington Road McMurray, PA 15317	1994	Leased	133	2,800

Southpointe Commons 325 Southpointe Boulevard, Suite 100 Canonsburg, PA 15317	2000	Leased	183	2,747

Washington Business Center:
40 West Chestnut Street, Suite 100 Washington, PA 15301	1987	Leased	378	6,815

At March 31, 2014, the net book value of CB’s investment in premises and equipment was $4.6 million.

Legal Proceedings. Periodically, CB is involved in claims and lawsuits, such as claims to enforce liens, condemnation proceedings on properties in which it holds security interests, claims involving the making and servicing of real property loans and other issues incident to its business. CB is not a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, results of operations or cash flows.

Supervision and Regulation

General

As a bank holding company, CB is subject to examination and supervision by, and is required to file certain reports with, the Federal Reserve. Effective as of the date of this document, CB is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

As a Pennsylvania commercial bank, Community Bank is subject to examination and regulation by the Pennsylvania Department of Banking and Securities (the “PDBS”) and is also subject to examination by the Federal Deposit Insurance Corporation (the “FDIC”). The federal system of regulation and supervision establishes a comprehensive framework of activities in which Community Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund. Community Bank is also regulated to a lesser extent by the Federal Reserve, which governs the reserves to be maintained against deposits and other matters. Community Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of its loan documents.

Set forth below are certain material regulatory requirements that are applicable to CB and Community Bank. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on CB and Community Bank. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on CB and Community Bank and their operations.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks, such as Community Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The new legislation also gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also increased the maximum amount of deposit insurance for banks to $250,000 per depositor, retroactive to January 1, 2008. The Dodd-Frank Act increased shareholder influence over boards of directors by requiring companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. Their impact on operations cannot yet fully be assessed. However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for CB and Community Bank.

Bank Regulation

Business Activities. Community Bank derives its lending and investment powers from the applicable Pennsylvania law, federal law and applicable state and federal regulations. Under these laws and regulations, Community Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits.

Capital Requirements. Federal regulations require state banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% core capital to assets leverage ratio (3% for savings associations receiving the highest rating on the composite, or “CAMELS,” rating system for capital adequacy, asset quality, management, earnings, liquidity and sensitivity to market risk), and an 8% risk-based capital ratio.

The risk-based capital standard for state banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the regulations, based on the risks believed inherent in the type of asset. Core capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, an institution that retains credit risk in connection with an asset sale is required to maintain additional regulatory capital because of the purchaser’s recourse against the institution. In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors, but qualitative factors as well and has the authority to establish higher capital requirements for individual associations where necessary.

At March 31, 2014, Community Bank’s capital exceeded all applicable requirements.

New Capital Rule. On July 9, 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions and top-tier bank holding companies with total consolidated assets of $500 million or more (such as CB). Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for Community Bank on January 1, 2015. The capital conservation buffer requirement will be phased in at 0.625% per year beginning January 1, 2016 and ending January 1, 2019, when the full 2.5% capital conservation buffer requirement will be effective.

Loans-to-One Borrower. Generally, a Pennsylvania-chartered commercial bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of capital. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2014, Community Bank was in compliance with the loans-to-one borrower limitations.

Capital Distributions. The Pennsylvania Banking Code states, in part, that dividends may be declared and paid only out of accumulated net earnings and may not be declared or paid unless surplus is at least equal to capital. Dividends may not reduce surplus without the prior consent of the PDBS. In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement.

Community Reinvestment Act and Fair Lending Laws. All insured institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The FDIC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. Failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Community Bank received a “satisfactory” rating in its most recent federal examination.

Transactions with Related Parties. A state-chartered bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Community Bank. CB is an affiliate of Community Bank because of its control of Community Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a state-chartered bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Community Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Community Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Community Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the Federal Prompt Corrective Action statute, the FDIC is required to take supervisory actions against undercapitalized state-chartered banks under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has total risk-based capital of less than 8% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4% is considered to be undercapitalized. An institution that has total risk-based capital less than 6%, a Tier 1 core risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized.” An institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, the PDBS is required to appoint a receiver or conservator for a state-chartered bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the FDIC within 45 days of the date that an institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any bank holding company of an institution that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the institution’s assets at the time it was deemed to be undercapitalized by the FDIC or the amount necessary to restore the institution to adequately capitalized status. This guarantee remains in place until the FDIC notifies the institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The PDBS may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2014, Community Bank met the criteria for being considered “well capitalized.”

In addition, the final capital rule adopted in July 2013 revises the prompt corrective action categories to incorporate the revised minimum capital requirements of that rule when it becomes effective. See “—New Capital Rule.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as Community Bank. Deposit accounts in Community Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

Assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits, ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2013, the annualized FICO assessment was equal to 0.64 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Community Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Community Bank does not currently know of any practice, condition or violation that may lead to termination of its deposit insurance.

Prohibitions Against Tying Arrangements. State-chartered banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Pittsburgh, Community Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2014, Community Bank was in compliance with this requirement. Community Bank also is able to borrow from the Federal Home Loan Bank of Pittsburgh, which provides an additional source of liquidity for Community Bank.

Other Regulations

Interest and other charges collected or contracted for by Community Bank are subject to state usury laws and federal laws concerning interest rates. Community Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Community Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. CB is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, CB is registered with the Federal Reserve and is subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve has enforcement authority over CB and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to the subsidiary banking institution.

Capital. The Dodd-Frank Act requires the Federal Reserve to establish for all depository institution holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. See “—Federal Banking Regulation—New Capital Rule.”

Source of Strength. The Dodd-Frank Act requires the federal bank regulatory agencies to issue regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary depository institution becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect CB’s ability to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a bank holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

CB’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. As a result, CB will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” CB qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold shareholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation. Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. CB has not elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Federal and State Taxation

General. CB reports its income on a fiscal year basis using the accrual method of accounting. CB’s federal and state income tax returns have not been audited during the past five years.

Federal Taxation. The federal income tax laws apply to CB in the same manner as to other corporations with some exceptions. CB may exclude from income 100% of dividends received from Community Bank as members of the same affiliated group of corporations. For federal income tax purposes, corporations may carry back net operating losses to the preceding two taxable years and forward to the succeeding twenty taxable years, subject to certain limitations. For its 2013 fiscal year, CB’s maximum federal income tax rate was 34%.

Pennsylvania Taxation. CB is subject to the Pennsylvania Bank and Trust Company Shares and Loan Tax. The tax rate for fiscal year 2013 was 0.89%. The tax is imposed on CB’s adjusted equity.

Management’s Discussion of Financial Condition and Results of Operations

This discussion and analysis reflects CB’s consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of its financial condition and results of operations. The information in this section as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 has been derived from the unaudited consolidated financial statements of CB. The information in this section as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from the audited consolidated financial statements of CB. The unaudited and audited consolidated financial statements appear elsewhere in this document. You should read the information in this section in conjunction with the business and financial information regarding CB and the financial statements provided in this document.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on CB’s income or the carrying value of its assets. CB’s critical accounting policies are those related to its allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities, the valuation of and its ability to realize deferred tax assets and the measurement of fair values of financial instruments.

Allowance for Loan Losses. The allowance for loan losses is calculated with the objective of maintaining an allowance necessary to absorb credit losses inherent in the loan portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.

CB has established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for loan losses. The allowance for loan losses is based on current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for loan losses is established through a provision for loan losses based on CB’s evaluation of the probable losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. The evaluation, which includes a review of loans on which full collectability may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires it to make subjective judgments that often require assumptions or estimates about various matters.

The allowance for loan losses consists primarily of specific allocations and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, including adjustments for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting and payment history. CB also analyzes delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance. The principal assumption used in calculating the allowance for loan losses is the estimate of loss for each risk rating. Actual loan losses may be significantly more than the allowance CB has established, which could have a material negative effect on its financial results.

Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated on at least a quarterly basis, to determine whether a decline in their value is other-than-temporary. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not CB intends to sell or expect that it is more likely than not that it will be required to sell the investment security before an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other than temporary, the other-than-temporary impairment is separated in (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Valuation of Deferred Tax Assets. In evaluating the ability to realize deferred tax assets, management considers all positive and negative information, including CB’s past operating results and its forecast of future taxable income. In determining future taxable income, management utilizes a budget process that makes business assumptions and the implementation of feasible and prudent tax planning strategies. CB also utilize a monthly forecasting tool to incorporate activity throughout the calendar year. These assumptions require it to make judgments about its future taxable income that are consistent with the plans and estimates it uses to manage its business. The net deferred tax asset is offset by an equal valuation allowance. Any change in estimated future taxable income may result in a reduction of the valuation allowance against the deferred tax asset which would result in income tax benefit in the period.

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A three-level of fair value hierarchy prioritizes the inputs used to measure fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly liquid and actively traded in over-the-counter markets.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Average Balance Sheet

The following tables set forth average balances, average yields and costs, and certain other information at and for the periods indicated. Tax-equivalent yield adjustments have been made for tax-exempt loan income and tax-exempt securities income utilizing a marginal federal tax rate of 34%. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

	For the Three Months Ended March 31,
	2014			2013
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$376,064	$4,027	4.34%	$340,018	$3,807	4.54%
Interest-earning deposits	4,595	6	0.52	7,002	6	0.33
Investment securities – taxable	79,207	250	1.24	107,130	222	0.83
Investment securities – tax exempt	51,055	529	4.15	48,609	558	4.59

Total interest-earning assets	510,921	4,812	3.82	502,759	4,593	3.71
Non-interest-earning assets	32,493			31,018

Total assets	$543,414			$533,777

Interest-bearing liabilities:
Interest bearing demand deposits	$75,328	37	0.20	$77,537	49	0.25
Savings accounts	87,562	40	0.18	75,069	47	0.25
Money market accounts	108,438	74	0.27	110,073	80	0.30
Certificates of deposit	85,530	278	1.32	88,691	350	1.61

Total interest-bearing deposits	356,858	429	0.49	351,370	526	0.61
Borrowings	18,721	42	0.90	29,569	78	1.06

Total interest-bearing liabilities	375,579	471	0.51	380,939	604	0.64
Noninterest-bearing demand deposits	119,143			105,919
Other liabilities	5,150			1,972

Total liabilities	499,872			488,830
Total stockholders’ equity	43,542			44,947

Total liabilities and total stockholders’ equity	$543,414			$533,777

Net interest income		$4,341			$3,989

Net interest rate spread (2)			3.31%			3.06%
Net interest-earning assets (3)	$135,342			$121,820

Net interest margin (4)			3.45%			3.22%
Average interest-earning assets to interest-bearing liabilities	136.04%			131.98%

(footnotes on following page)

	For the Years Ended December 31,
	2013			2012			2011
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$356,835	$15,807	4.43%	$340,231	$16,122	4.74%	$319,418	$16,795	5.26%
Interest-earning deposits	5,942	25	0.42	18,673	53	0.28	12,033	40	0.33
Investment securities – taxable	92,973	860	0.92	95,342	906	0.95	77,709	1,294	1.67
Investment securities – tax exempt	50,872	2,217	4.36	52,576	2,598	4.94	55,879	3,143	5.62

Total interest-earning assets	506,622	18,909	3.73	506,822	19,679	3.88	465,039	21,272	4.57
Non-interest-earning assets	33,845			31,713			32,088

Total assets	$540,467			$538,535			$497,127

Interest-bearing liabilities:
Interest bearing demand deposits	$76,573	170	0.22	$74,195	247	0.33	$62,865	376	0.60
Savings accounts	78,699	158	0.20	71,264	203	0.28	62,119	326	0.52
Money market accounts	107,571	302	0.28	116,224	401	0.35	99,116	733	0.74
Certificates of deposit	88,405	1,338	1.51	93,592	1,795	1.92	101,640	2,375	2.34

Total interest-bearing deposits	351,248	1,968	0.56	355,275	2,646	0.74	325,740	3,810	1.17
Borrowings	27,622	268	0.97	37,842	447	1.18	45,533	682	1.50

Total interest-bearing liabilities	378,870	2,236	0.59	393,117	3,093	0.79	371,273	4,492	1.21
Noninterest-bearing demand deposits	112,141			98,591			81,185
Other liabilities	4,555			2,901			3,926

Total liabilities	495,566			494,609			456,384
Total stockholders’ equity	44,901			43,926			40,743

Total liabilities and total stockholders’ equity	$540,467			$538,535			$497,127

Net interest income		$16,673			$16,586			$16,780

Net interest rate spread (2)			3.14			3.09			3.36
Net interest-earning assets (3)	$127,752			$113,705			$93,766

Net interest margin (4)			3.29%			3.27%			3.61%
Average interest-earning assets to interest-bearing liabilities	133.72%			128.92%			125.25%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets. Tax exempt interest income is stated on a fully tax equivalent basis utilizing a marginal tax rate of 34%.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on CB’s net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2014 vs. 2013			Year Ended December 31, 2013 vs. 2012			Year Ended December 31, 2012 vs. 2011
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$1,586	$(1,366)	$220	$727	$(1,042)	$(315)	$1,056	$(1,729)	$(673)
Interest-earning deposits	(10)	10	—	(46)	18	(28)	20	(7)	13
Investment securities:
Taxable	(275)	303	28	(22)	(24)	(46)	250	(638)	(388)
Tax exempt	110	(139)	(29)	(82)	(299)	(381)	(178)	(367)	(545)

Total interest-earning assets	1,411	(1,192)	219	577	(1,347)	(770)	1,148	(2,741)	(1,593)

Interest-bearing liabilities:
NOW, money market and savings accounts	17	(42)	(25)	(1)	(220)	(221)	212	(796)	(584)
Certificates of deposit	(49)	(23)	(72)	(95)	(362)	(457)	(178)	(402)	(580)

Total deposits	(32)	(65)	(97)	(96)	(582)	(678)	34	(1,198)	(1,164)
Borrowings	(137)	101	(36)	(151)	(28)	(179)	(156)	(79)	(235)

Total interest-bearing liabilities	(169)	36	(133)	(247)	(610)	(857)	(122)	(1,277)	(1,399)

Change in net interest income	$1,580	$(1,228)	$352	$824	$(737)	$87	$1,270	$(1,464)	$(194)

Comparison of Financial Condition at March 31, 2014 and December 31, 2103

Total assets were $550.2 million at March 31, 2014, an increase of $3.7 million, or 0.7%, from $546.5 million at December 31, 2013. During the three months ended March 31, 2014, funds generated from calls, principal reductions and maturities of securities together with deposit growth were used to fund loan growth and reduce borrowings, offset by a decrease in securities available for sale.

Cash and due from banks increased $10.8 million, from $16.4 million at December 31, 2103 to $27.2 million at March 31, 2014 as excess funds generated from calls, principal reductions and maturities of securities and deposit growth were invested in cash.

Securities available-for-sale decreased $12.9 million, or 9.7%, to $120.9 million at March 31, 2014 compared to $133.8 million at December 31, 2013. The decrease was primarily the result of security calls.

Loans, net, increased $6.2 million, or 1.7%, to $379.9 million at March 31, 2014 compared to $373.8 million at December 31, 2013 primarily due to increases of $4.6 million in commercial real estate loans and $1.9 million in commercial loans. CB continues to generate growth in commercial loans while payoffs and principal reductions have reduced residential real estate loans from $164.2 million at December 31, 2013 to $163.6 million at March 31, 2014.

Total deposits increased $8.4 million, or 1.8%, to $488.8 million at March 31, 2014 compared to $480.3 million at December 31, 2013. There were increases of $9.1 million in noninterest-bearing demand deposits and $6.1 million in savings, which were partially offset by decreases of $4.6 million in interest bearing demand accounts, $1.1 million in money market accounts, and $1.2 million in certificates of deposit. The decrease in certificates of deposits was primarily due to customer hesitancy to commit to long-term rates in the prevailing law interest rate environment.

Short-term borrowings decreased $1.8 million, or 11.9%, to $13.6 million at March 31, 2014 compared to $15.4 million at December 31, 2013. Other borrowed funds decreased $1.0 million, or 25%, to $3.0 million at March 31, 2014 compared to $4.0 million at December 31, 2013 primarily due to a $1.0 million repayment of Federal Home Loan Bank amortizing advances.

Stockholders’ equity decreased $1.5 million, or 3.3%, to $43.5 million at March 31, 2014 compared to $45.0 million at December 31, 2013 primarily due to the repurchase of 133,000 shares of common stock from a related party at $21.78 per share. This was partially offset by $1.1 million of net income for the three months ended March 31, 2014 and an $800,000 increase in the unrealized gain position of the security portfolio.

Comparison of Financial Condition at December 31, 2013 and 2012

Total assets at December 31, 2013 were $546.5 million, a decrease of $300,000, from total assets of $546.8 million at December 31, 2012. During 2013, funds generated from security calls, principal reductions and maturities in conjunction with deposit growth were used to fund loan growth and reduce borrowings.

Cash and due from banks decreased $8.9 million, from $125.3 million at December 31, 2102 to $16.4 million at December 31, 2013 as cash was used to fund loan growth and reduce borrowings.

Securities available-for-sale decreased $21.5 million, or 13.9%, to $133.8 million at December 31, 2013 compared to $155.3 million at December 31, 2012. The decrease was primarily the result of security calls.

Loans, net, increased $31.5 million, or 9.2%, to $373.8 million at December 31, 2013 compared to $342.2 million at December 31, 2012 primarily due to increases of $2.9 million in commercial loans, $18.8 million in residential real estate loans, and $5.1 million in consumer loans. CB continued to generate growth in commercial loans that more than offset payoffs and repayments during the year.

Total deposits increased $10.2 million, or 2.2%, to $480.3 million at December 31, 2013 compared to $470.1 million at December 31, 2012. There were increases of $14.3 million in noninterest-bearing demand deposits and $11.3 million in savings which were partially offset by decreases of $5.5 million in money market accounts, $8.1 million in interest bearing checking accounts, and $1.9 million in certificates of deposit. The decrease in certificates of deposits was primarily due to customer hesitancy to commit to long-term rates in the prevailing low interest rate environment. The decreases in money market accounts and in interest bearing checking accounts were primarily due to normal balance fluctuations.

Short-term borrowings decreased $8.0 million, or 34.2%, to $15.4 million at December 31, 2013 compared to $23.4 million at December 31, 2012. Other borrowed funds decreased $3.0 million, or 42.9%, to $4.0 million at December 31, 2013 compared to $7.0 million at December 31, 2012 primarily due to a $3.0 million repayment of Federal Home Loan Bank amortizing advances.

Stockholders’ equity increased $500,000, or 1.2%, to $45.0 million at December 31, 2013 compared to $44.5 million at December 31, 2012. Net income of $4.3 million offset $2.1 million of dividends paid and a $2.0 million decrease in the unrealized gain position of the security portfolio.

Comparison of Results of Operations for the Three Months Ended March 31, 2014 and 2013

Overview. Net income was $1.1 million for the three months ended March 31, 2014, compared to $863,000 for the same period in 2013, an increase of $216,000 or 25.0%. The increase was primarily due to an increase in net interest income.

Interest and Dividend Income. Interest and dividend income increased $233,000, or 5.4%, to $4.6 million for the three months ended March 31, 2014 compared to $4.3 million for the three months ended March 31, 2013. Interest income on loans increased $228,000 with an increase in average loans outstanding of $36.0 million, with commercial loans increasing $20.7 million, indirect automobile loans increasing $4.8 million and residential real estate loans increasing $10.1 million. These increases were partially offset by a 20 basis points decrease in average yield. All loan categories have been impacted by the low interest rate environment, with the average yield on commercial loans decreasing 6 basis points, the average yield on consumer loans decreasing 11 basis points, the average yield on indirect automobile loans decreasing 32 basis points and the average yield on residential real estate loans decreasing 18 basis points.

Interest Expense. Interest expense decreased $133,000, or 22.0%, to $471,000 for the three months ended March 31, 2014 compared to $604,000 for the three months ended March 31, 2013 due to a decrease of 13 basis points in the cost of funds and a decrease of $5.4 million in the average balance of interest-bearing liabilities. Interest expense on deposits decreased $97,000 due to a decrease in the average balance of higher-cost deposits and a decrease of 12 basis points in average cost, primarily related to the repricing of deposit products to lower rates with the majority of the benefit derived from money market accounts and maturing certificates of deposit. Interest expense on borrowings decreased $36,000 due to a decrease of $10.9 million in the average balance outstanding as funds generated from deposit growth and security reductions were used to pay-off higher cost borrowings.

Net Interest Income. Net interest income increased $366,000, or 9.8%, to $4.1 million for the three months ended March 31, 2014 compared to $3.7 million for the three months ended March 31, 2013. Net interest margin increased from 3.22% for the three months ended March 31, 2013 to 3.45% for the three months ended March 31, 2014.

Provision for Loan Losses. There was no provision for loan losses for the three months ended March 31, 2014 compared to $100,000 for the three months ended March 31, 2013. In the current period, the provision was eliminated based upon the analysis of the allowance for loan losses indicating that the reserve was deemed adequate for the existing credit quality of the loan portfolio at March 31, 2014.

Other Operating Income. Other operating income decreased $14,000, or 1.9%, to $724,000 for the three months ended March 31, 2014 compared to $738,000 for the three months ended March 31, 2013. Net gains on the sale of loans decreased $37,000, or 30.3%, to $86,000 for the three months ended March 31, 2014 compared to $123,000 for the three months ended March 31, 2013 as the prevailing low interest rate environment significantly reduced the profit margins on loan sales. Other income increased $28,000, or 170.7%, to $44,000 for the three months ending March 31, 2014 compared to $16,000 for the three months ended March 31, 2013 due to reduced amortization of mortgage servicing rights in the first quarter of 2014.

Other Operating Expenses. The following table summarizes other operating expenses for the periods indicated (in thousands).

	Three Months Ended March 31,
	2014	2013
Salaries and employee benefits	$1,874	$1,866
Occupancy	319	294
Equipment	272	222
FDIC assessment	96	93
Pennsylvania shares tax	97	96
Contracted services	96	86
Legal fees	118	67
Advertising	89	55
Bankcard processing expense	61	60
Other real estate owned expense	—	21
All other	435	469

Total noninterest expense	$3,457	$3,329

Other operating expenses increased $128,000, or 3.8% to $3.5 million for the three months ended March 31, 2014 compared to $3.3 million for the three months ended March 31, 2013. Occupancy expense increased $25,000 primarily due to increased snow removal costs in the first quarter of 2014. Legal fees increased $51,000 primarily related to fees expended to resolve nonaccrual loans.

Income Tax Expense. Income tax expense for the three months ended March 31, 2014 increased $108,000 to $296,000 compared to $188,000 for the three months ended March 31, 2013 primarily due to increased net income before income tax expense. The effective tax rate was 21.5% for the three months ended March 31, 2014 compared to 17.9% for the three months ended March 31, 2013 due to the calls of tax free securities and the reinvestment of funds at reduced rates, which effectively reduced tax exempt income.

Results of Operations for the Year Ended December 31, 2013 and 2012

Overview. Net income was $4.3 million for the year ended December 31, 2013, compared to $4.2 million in 2012, an increase of 0.9%.

Interest and Dividend Income. Interest and dividend income decreased $554,000, or 3.0%, to $17.8 million for the year ended December 31, 2013 compared to $18.3 million for the year ended December 31, 2012. Interest income on loans decreased $217,000 on an increase in average loans outstanding of $16.6 million primarily due to a decrease of 31 basis points in the average yield. All loan categories were impacted by the prevailing low interest rate environment, with the average yield on commercial loans decreasing 16 basis points, the average yield on consumer loans decreasing 46 basis points and the average yield on residential real estate loans decreasing 36 basis points.

Interest Expense. Interest expense decreased $856,000, or 27.7%, to $2.2 million for the year ended December 31, 2013 compared to $3.1 million for the year ended December 31, 2012 due to decreases of 20 basis points in the average cost of funds, which offset a $14.2 million increase in the average balance of interest-bearing liabilities. Interest expense on deposits decreased $678,000 due to a decrease in the average balance of higher-cost deposits and a decrease of 18 basis points in average cost, primarily due to the repricing of deposits to lower rates with the majority of the benefit derived from money market accounts and maturing certificates of deposit. Interest expense on borrowings decreased $179,000 due to a decrease of $10.2 million in average balance as funds generated from deposit growth and reductions in investment securities were used to retire higher cost borrowings.

Net Interest Income. Net interest income for the year ended December 31, 2013 increased $302,000, or 2.0%, to $15.5 million compared to $15.2 million for the year ended December 31, 2012.

Provision for Loan Losses. The provision for loan losses was $100,000 for the year ended December 31, 2013 compared to $450,000 for the year ended December 31, 2012. The provision for loan losses decreased based upon the analysis of the allowance for loan loss indicating that the reserve was deemed adequate for the existing credit quality of the loan portfolio.

Other Operating Income. Other operating income decreased $104,000, or 3.0%, to $3.4 million for the year ended December 31, 2013 compared to $3.5 million for the year ended December 31, 2012. Net gains on the sale of loans decreased $340,000, or 41.7%, to $476,000 for the year ended December 31, 2013 compared to $817,000 for the year ended December 31, 2012 as the increase in mortgage loan rates had significantly reduced the profit margins on loan sales. Net gains on the disposition of other real estate owned increased $237,000 for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Other Operating Expenses. The following table summarizes other operating expenses for the periods indicated (in thousands).

	Years Ended December 31,
	2013	2012
Salaries and employee benefits	$7,341	$7,294
Occupancy	1,119	991
Equipment	975	928
FDIC assessment	384	373
Pennsylvania shares tax	403	371
Contracted services	344	355
Legal fees	328	279
Advertising	300	299
Bankcard processing expense	253	256
Other real estate owned expense	126	176
All other	1,816	1,683

Total noninterest expense	$13,389	$13,005

Other operating expenses increased $384,000, or 3.0%, to $13.4 million for the year ended December 31, 2013 compared to $13.0 million for the year ended December 31, 2012. Occupancy expense increased $128,000 primarily due to a full year’s operation of the Community Bank loan center and the associated occupancy costs. Legal fees increased $49,000 primarily related to fees expended to resolve nonaccrual loans and other real estate owned. All other expense increased $133,000, or 7.9%, to $1.8 million for the year ended December 31, 2013 compared to $1.7 million for the year ended December 31, 2012. The primary component of the increase was other losses that exceeded prior year expense due to the losses associated with two retail branch robberies and the charge off of a $68,000 demand account in 2013.

Income Tax Expense. Income tax expense for the year ended December 31, 2013 increased $125,000 to $1.2 million compared to $1.0 million for the year ended December 31, 2012. The effective tax rate was 21.4% for the year ended December 31, 2013 compared to 19.7% for the year ended December 31, 2012. The increase in the effective tax rate was due to calls of tax free securities and the reinvestment of funds at reduced rates, which effectively reduced tax exempt income.

Comparison of Results of Operations for the Year Ended December 31, 2012 and 2011

Overview. Net income was $4.2 million for the year ended December 31, 2012, compared to $4.4 million for 2011, a decrease of 4.1%, primarily as a result of a decrease in net interest income and an increase in other operating expenses.

Interest and Dividend Income. Interest and dividend income decreased $1.7 million, or 8.3%, to $18.3 million for the year ended December 31, 2012 compared to $20.0 million for the year ended December 31, 2011. Interest income on loans decreased $900,000 on an increase in average loans outstanding of $20.8 million, primarily due to a decrease of 52 basis points in the average yield. Average balance of commercial loans increased by $9.9 million, the average balance of consumer loans increased by $5.3 million and the average balance of residential real estate loans increased by $6.0 million. The average yield on all loan categories decreased between 2011 and 2012 due to the prevailing low interest rate environment, with the average yield on commercial loans decreasing by 55 basis points, the average yield on consumer loans decreasing by 60 basis points and the average yield on residential real estate loans decreasing by 33 basis points.

Interest Expense. Interest expense decreased $1.4 million, or 31.1%, to $3.1 million for the year ended December 31, 2012 compared to $4.5 million for the year ended December 31, 2011 due to decreases of 42 basis points in the cost of funds, which more than offset an increase of $21.8 million in the average balance of interest-bearing liabilities. Interest expense on deposits decreased $1.2 million combining an increase in the average balance of interest bearing deposits of $29.5 million and a decrease of 43 basis points in the cost of funds, primarily related to the repricing of deposit products to lower rates with the majority of the benefit derived from money market accounts and maturing certificates of deposit. Interest expense on short term borrowings decreased $103,000 due to a decrease of $4.1 million in average balance and a 28 basis point decline in the cost of funds. Interest expense on other borrowed funds decreased $132,000 due to a decrease in average balances of $3.6 million.

Net Interest Income. Net interest income for the year ended December 31, 2012 decreased $254,000, or 1.6%, to $15.2 million compared to $15.5 million for the year ended December 31, 2011.

Provision for Loan Losses. The provision for loan losses was $450,000 for the year ended December 31, 2012 compared to $975,000 for the year ended December 31, 2011. The decrease in the provision for loan losses is primarily due to the evaluation of the loan loss reserve indicating that the reserve balance was sufficient for the risk characteristics of the loan portfolio.

Other Operating Income. Other operating income increased $191,000, or 5.8%, to $3.5 million for the year ended December 31, 2012 compared to $3.3 million for the year ended December 31, 2011. Net gains on the sale of loans increased $491,000, or 150.6%, to $817,000 for the year ended December 31, 2012 compared to $326,000 for the year ended December 31, 2011. The interest rate environment was favorable for loan sales in 2012, which generated a significant volume of loan originations qualifying for sale. Net gains on the disposition of other real estate owned was primarily due to a significant gain in 2011 related to the disposition of a commercial property.

Other Operating Expenses. The following table summarizes other operating expenses for the periods indicated (in thousands).

	Years Ended December 31,
	2012	2011
Salaries and employee benefits	$7,294	$6,969
Occupancy	991	956
Equipment	928	872
FDIC assessment	373	393
Pennsylvania shares tax	371	342
Contracted services	355	273
Legal fees	279	185
Advertising	299	354
Bankcard processing expense	256	192
Other real estate owned expense	176	201
All other	1,683	1,767

Total noninterest expense	$13,005	$12,504

Other operating expenses increased $501,000, or 4.0% to $13.0 million for the year ended December 31, 2012 compared to $12.5 million for the year ended December 31, 2011. Salaries and employee benefits increased $325,000, or 4.7% to $7.3 million for the year ended December 31, 2012 compared to $7.0 million for the year ended December 31, 2011 primarily due to additional staff positions and benefits. Occupancy expense increased $35,000 primarily due to a partial year’s operation of the loan center and the associated occupancy costs. Equipment expense increased $56,000 primarily due to the opening and operation of the loan center in 2012. Legal fees increased $94,000 primarily related to fees expended to resolve nonaccrual loans and other real estate owned properties.

Income Tax Expense. Income tax expense for the year ended December 31, 2012 increased $141,000 to $1.0 million compared to $900,000 for the year ended December 31, 2011. The effective tax rate was 19.7% for the year ended December 31, 2012 compared to 16.9% for the year ended December 31, 2011. The increase in the effective tax rate reflects calls of tax free securities and the reinvestment of funds at reduced rates, which effectively reduced tax exempt income.

Loan Portfolio

CB primarily originates residential real estate loans, commercial real estate loans, including construction loans, commercial and industrial loans and consumer and other loans. The following table sets forth the composition of CB’s loan portfolio by type of loan at the dates indicated, excluding loans held for sale.

			At December 31,
	At March 31, 2014		2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential	$163,579	42.45%	$164,245	43.32%	$145,455	41.78%	$132,380	38.91%	$120,458	38.31%	$104,771	35.83%
Commercial	99,920	25.93	95,333	25.14	95,849	27.53	99,283	29.18	90,834	28.90	82,385	28.17
Construction	10,411	2.70	10,367	2.73	10,697	3.07	11,186	3.29	9,783	3.11	16,489	5.64
Commercial, Industrial, and Agricultural loans	43,621	11.32	41,719	11.01	38,800	11.15	39,955	11.74	32,985	10.49	31,722	10.85
Consumer loans	59,118	15.34	59,101	15.59	54,032	15.52	54,253	15.94	54,937	17.47	54,029	18.48
Other loans	8,701	2.26	8,381	2.21	3,297	0.95	3,200	0.94	5,416	1.72	3,022	1.03

	$385,350	100.00%	$379,146	100.00%	$348,130	100.00%	$340,257	100.00%	$314,413	100.00%	$292,418	100.00%

Less:

Allowance for losses	5,372		5,382		5,904		5,879		5,261		4,185

Total loans	$379,978		$373,764		$342,226		$334,378		$309,152		$288,233

The following table sets forth the contractual maturities of CB’s total loan portfolio at March 31, 2014 and December 31, 2013. Demand loans, which are loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

March 31, 2014	Residential Real Estate	Commercial Real Estate	Construction
	(In thousands)
Amounts due in:
One year or less	$6,473	$3,884	$1,368
More than one through five years	3,025	8,604	1,692
More than five years	154,081	87,432	7,351

Total	$163,579	$99,920	$10,411

March 31, 2014	Commercial, Industrial, and Agricultural	Consumer	Other	Total
	(In thousands)
Amounts due in:
One year or less	$13,372	$7,154	$1,377	$33,628
More than one through five years	18,656	38,948	689	71,614
More than five years	11,593	13,016	6,635	280,108

Total	$43,621	$59,118	$8,701	$385,350

December 31, 2013	Residential Real Estate	Commercial Real Estate	Construction
	(In thousands)
Amounts due in:
One year or less	$6,621	$3,003	$5,830
More than one through five years	3,094	8,438	2,658
More than five years	154,530	83,892	1,879

Total	$164,245	$95,333	$10,367

December 31, 2013	Commercial, Industrial, and Agricultural	Consumer	Other	Total
	(In thousands)
Amounts due in:
One year or less	$13,012	$7,308	$890	$36,664
More than one through five years	19,585	40,245	776	74,796
More than five years	9,122	11,548	6,715	267,686

Total	$41,719	$59,101	$8,381	$379,146

Asset Quality

CB reviews its loans on a regular basis, and generally place loans on nonaccrual status when either principal or interest is 90 days or more past due. In addition, CB places loans on nonaccrual status when we do not expect to receive full payment of interest or principal. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed from interest income. Loans that are 90 days or more past due may still accrue interest if they are well secured and in the process of collection. Once a loan is placed on nonaccrual status, the borrower must generally demonstrate at least six consecutive months of payment performance before the loan is eligible to return to accrual status.

Non-Performing Loans and Non-Performing Assets. The following table sets forth information regarding CB’s non-performing assets.

	At March 31, 2014	At December 31,
		2013	2012	2011	2010	2009
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
Residential	$334	$339	$1,632	$497	$367	$137
Commercial	2,768	2,665	3,049	3,526	180	155
Construction	365	365	365	407	412	365
Commercial, Industrial, and Agricultural loans	—	—	406	924	924	520
Consumer loans	3	17	36	71	49	77
Other loans	—	—	—	—	—	—

Total non-accrual loans	3,470	3,386	5,488	5,425	1,932	1,254

Accruing loans past due 90 days or more:
Real estate loans:	—	—	—	—	—	—
Residential	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial, Industrial, and Agricultural loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—
Other loans	—	—	—	—	—	—

Total accruing loans past due 90 days or more	—	—	—	70	—	—

Total of nonaccrual loans and accruing loans 90 days or more past due	3,470	3,386	5,488	5,495	1,932	1,254

Troubled debt restructurings	536	543	796	—	—	—
Real estate owned:
Residential	27	82	629	261	57	141
Commercial	54	54	75	—	254	—
Other	174	174	224	400	400	400

Total real estate owned	255	310	928	661	711	541

Other non-performing assets	—	—	—	—	—	—

Total non-performing assets	4,261	4,239	7,222	6,156	2,643	1,795

Total non-performing loans to total loans	1.04%	1.04%	1.80%	1.64%	0.62%	0.44%
Total non-performing assets to total assets	0.77%	0.78%	1.32%	1.15%	0.53%	0.39%

Interest income that would have been recorded for the three months ended March 31, 2014 and the year ended December 31 2013, had nonaccrual loans been current according to their original terms, amounted to $20,000 and $64,000, respectively. CB recognized $2,000 and $135,000 of interest income on nonaccrual loans for the three months ended March 31, 2014 and the year ended December 31 2013, respectively.

Interest income that would have been recorded for the three months ended March 31, 2014 and the year ended December 31 2013, had troubled debt restructurings been current according to their original terms, amounted to $7,000 and $41,000, respectively. CB recognized $8,000 and $38,000 of interest income on troubled debt restructurings for the three months ended March 31, 2014 and the year ended December 31 2013, respectively.

Delinquent Loans. For information regarding CB’s delinquent loans at March 31, 2014, December 31, 2013 and 2012, see Note 4 of the Notes to CB’s consolidated financial statements, which appear elsewhere in this document.

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard”, “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. CB designates an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. For further information regarding CB’s classified assets at March 31, 2014, December 31, 2013 and 2012, see Note 4 of the Notes to CB’s consolidated financial statements, which appear elsewhere in this document.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the current level of net loan losses, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates.

Loans secured by commercial real estate and multi-family real estate generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate and multi-family real estate are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

The following table sets forth activity in CB’s allowance for loan losses for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in thousands)
Allowance at beginning of period	$5,382	$5,904	$5,904	$5,879	$5,261	$4,185	$4,007
Provision for loan losses	—	100	100	450	975	1,650	1,725
Charge offs:
Real estate loans:
Residential	—	143	181	71	120	60	38
Commercial	—	436	555	103	4	22	—
Construction	—	—	—	—	—	—	1,297
Commercial, Industrial, and Agricultural loans	—	—	109	255	99	438	183
Consumer loans	36	26	96	167	172	193	275
Other loans	—	—	—	—	186	—	—

Total charge-offs	36	605	941	596	581	713	1,793

Recoveries:
Real estate loans:
Residential	1	—	86	49	7	17	24
Commercial	—	14	69	—	5	—	—
Construction	—	—	—	—	—	—	—
Commercial, Industrial, and Agricultural loans	1	—	68	50	146	40	134
Consumer loans	24	33	96	72	66	82	88
Other loans	—	—	—	—	—	—	—

Total recoveries	26	47	319	171	224	139	246

Net (charge-offs) recoveries	(10)	(558)	(622)	(425)	(357)	(574)	(1,547)

Allowance at end of period	$5,372	$5,446	$5,382	$5,904	$5,879	$5,261	$4,185

Allowance to non-performing loans	134.10%	132.93%	146.37%	102.15%	106.99%	272.31%	333.73%
Allowance to total loans outstanding at the end of the period	1.41%	1.57%	1.73%	1.76%	1.07%	1.45%	1.43%
Net (charge-offs) recoveries to average loans outstanding during the period	—%	0.16%	0.17%	0.12%	0.11%	0.19%	0.55%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			At December 31,
	At March 31, 2014		2013		2012
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance
	(Dollars in thousands)
Real estate loans:
Residential	$1,481	28.85%	$1,481	28.79%	$2,215	37.20%
Commercial	1,703	33.18	1,703	33.11	2,051	34.45
Construction	355	6.92	355	6.90	326	5.48
Commercial, Industrial, and Agricultural loans	1,014	19.75	1,013	19.69	1,043	17.52
Consumer loans	580	11.30	592	11.51	320	5.35
Other loans	—	—	—	—	—	—

Total allocated allowance	5,133	100.00%	5,144	100.00%	5,955	100.00%

Unallocated	239		238		(51)

Total	$5,372		$5,382		$5,904

	At December 31,
	2011		2010		2009
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance
	(Dollars in thousands)
Real estate loans:
Residential	$902	15.34%	$822	15.70%	$358	8.45%
Commercial	3,271	55.64	2,074	39.62	2,400	56.64
Construction	436	7.42	547	10.45	49	1.16
Commercial, Industrial, and Agricultural loans	983	16.72	1,369	26.15	985	23.25
Consumer loans	287	4.88	423	8.08	445	10.50
Other loans	—	—	—	—	—	—

Total allocated allowance	5,879	100.00%	5,235	100.00%	4,237	100.00%

Unallocated	—		27		(52)

Total	$5,879		$5,262		$4,185

Investments

CB’s investment policy is established by its Board of Directors. The policy emphasizes safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. The following table sets forth the amortized cost and estimated fair value of CB’s securities portfolio at the dates indicated.

			At December 31,
	At March 31, 2014		2013		2012		2011
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Securities available-for-sale:
Debt securities:
U.S. Government and agency securities	$64,595	$64,100	$77,559	$76,294	$106,034	$106,178	$78,507	$78,585
Obligations of states and political subdivisions	49,606	50,004	50,481	50,502	45,592	47,199	49,580	51,477
U.S. government agency mortgage-backed securities	5,665	5,703	5,916	5,926	1,342	1,419	1,762	1,871
Equity securities:
Mutual fund	500	505	500	535	500	535	500	532
Other	519	579	510	553	—	—	—	—

Total securities available-for-sale	$120,885	$120,891	$134,966	$133,810	$153,468	$155,331	$130,349	$132,465

			At December 31,
	At March 31, 2014		2013		2012		2011
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Securities held-to-maturity:
Obligations of states and political subdivisions	$511	$511	$1,006	$1,009	$2,032	$2,068	$3,286	$3,356

Total securities held-to-maturity	$511	$511	$1,006	$1,009	$2,032	$2,068	$3,286	$3,356

At March 31, 2014 and December 31, 2013, CB did not have any investment securities (other than securities of U.S. Government and U.S. Government agencies and corporations) that exceeded 10% of CB’s shareholders’ equity at such dates.

Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at March 31, 2014 and December 31, 2013, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur.

	One Year or Less		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Debt securities:
U.S. Government and agency securities	$—	—%	$16,038	0.93%	$40,725	1.32%	$7,833	0.94%	$64,596	$64,596	1.17%
Obligations of states and political subdivisions	4,897	3.08%	5,503	2.00%	17,049	2.37%	21,882	3.23%	49,331	49,725	2.78%
Mortgage-backed securities	—	—	233	5.55%	4,873	1.77%	558	2.33%	5,664	5,703	1.98%
Equity securities:
Mutual fund	—	—	—	—	—	—	500	2.15%	500	505	2.15%
Other	—	—	—	—	—	—	794	6.71%	794	858	6.71%

Total securities available-for-sale	$4,897	3.08%	$21,774	1.25%	$62,647	1.64%	$31,567	2.72%	$120,885	$120,891	1.91%

Securities held-to-maturity:
Obligations of states and political subdivisions	$—	—	$511	1.15%	$—	—	$—	—	$511	$511	1.15%

Total securities held-to-maturity	$—	—	$511	1.15%	$—	—	$—	—	$511	$511	1.15%

	One Year or Less		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Debt securities:
U.S. Government and agency securities	$—	—	$23,067	0.85%	$44,575	1.19%	$9,918	0.95%	$77,560	$76,294	1.06%
Obligations of states and political subdivisions	3,125	4.40%	5,859	1.96%	17,176	2.24%	24,320	3.18%	50,480	50,502	2.79%
Mortgage-backed securities	—	—	293	5.55%	5,059	1.75%	564	2.39%	5,916	5,926	2.00%
Equity securities:
Mutual fund	—	—	—	—	—	—	500	2.39%	500	535	2.39%
Other	—	—	—	—	—	—	510	8.12%	510	553	8.12%

Total securities available-for-sale	$3,125	4.40%	$29,219	1.12%	$66,810	1.50%	$35,812	2.61%	$134,966	$133,810	1.78%

Securities held-to-maturity:

Obligations of states and political subdivisions	$—	—	$513	1.15%	$—	—	$493	5.05%	$1,006	$1,009	3.06%

Total securities held-to-maturity	$—	—	$513	1.15%	$—	—	$493	5.05%	$1,006	$1,009	3.06%

Sources of Funds

General. Deposits have traditionally been CB’s primary source of funds for use in lending and investment activities. CB also uses borrowings, primarily Federal Home Loan Bank of Pittsburgh advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, loan sales, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Deposits are generated primarily from residents within CB’s market area. CB offers a selection of deposit accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows CB to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, CB believes that its deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the maturity of certificates of deposit in amounts greater than or equal to $100,000 as of the dates indicated.

	At March 31, 2014	At December 31, 2013
	(In thousands)
Maturity Period:
Three months or less	$4,999	$4,884
Over three through six months	1,223	1,919
Over six through twelve months	5,145	6,420
Over twelve months	23,207	22,080

Total	$34,574	$35,303

Borrowings. The following table sets forth information concerning balances and interest rates on borrowings at the dates and for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(Dollars in thousands)
Average amount outstanding during the period:
Federal funds purchased	$1,246	$271	$672	$71	$297
Securities sold under agreements to repurchase	13,864	22,298	21,034	28,124	31,988
FHLB advances	3,611	7,000	5,915	9,647	13,248

Weighted average interest rate during the period:
Federal funds purchased	0.45%	0.45%	0.47%	0.47%	0.47%
Securities sold under agreements to repurchase	0.27	0.26	0.27	0.30	0.58
FHLB advances	3.46	3.64	3.53	3.75	3.73

Balance outstanding at end of period:
Federal funds purchased	$—	$—	$—	$—	$—
Securities sold under agreements to repurchase	13,550	19,464	15,384	23,374	28,018
FHLB advances	3,000	7,000	4,000	7,000	11,461

Weighted average interest rate at end of period:
Federal funds purchased	0.25%	0.25%	0.25%	0.47%	0.47%
Securities sold under agreements to repurchase	0.26	0.25	0.25	0.27	0.37
FHLB advances	3.65	3.62	3.29	3.63	2.59

Management of Market Risk

General. The majority of CB’s assets and liabilities are monetary in nature. Consequently, CB’s most significant form of market risk is interest rate risk. CB’s assets, consisting primarily of mortgage loans, have longer maturities than its liabilities, consisting primarily of deposits. As a result, a principal part of its business strategy is to manage interest rate risk and reduce the exposure of net interest income to changes in market interest rates. Accordingly, CB’s board of directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in CB’s assets and liabilities, for determining the level of risk that is appropriate given CB’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets of a monthly basis to review its asset/liability policies and position, interest rate risk position and to discuss and implement interest rate risk strategies.

Economic Value of Equity. CB monitors interest rate risk through the use of a simulation model that estimates of the amounts by which the fair value of its assets and liabilities (its economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. The quarterly reports developed in the simulation model assist CB in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance within CB’s policy guidelines.

The tables below set forth, as of March 31, 2014 and December 31, 2013, the estimated changes in EVE that would result from the designated instantaneous changes in market interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

At March 31, 2014
Change in Interest Rates (Basis Points) (1)	Estimated EVE (2)	Estimated Increase (Decrease) in EVE
		Amount	Percent
(Dollars in thousands)
+300	$37,627	$(14,984)	(28.48)%
+200	43,977	(8,634)	(16.41)%
+100	50,059	(2,552)	(4.85)%
—	52,611	—	—
(100)	51,015	(1,596)	(3.03)%

At December 31, 2013
Change in Interest Rates (Basis Points) (1)	Estimated EVE (2)	Estimated Increase (Decrease) in EVE
		Amount	Percent
(Dollars in thousands)
+300	$27,393	$(25,061)	(47.78)%
+200	36,587	(15,867)	(30.25)%
+100	46,374	(6,080)	(11.59)%
—	52,454	—	—
(100)	52,685	231	0.44%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the fair value of CB’s assets and liabilities.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in EVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE tables presented assume that the composition of CB’s interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE tables provide an indication of CB’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and will differ from actual results.

EVE calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of CB’s loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. CB’s primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

CB regularly adjusts its investments in liquid assets based upon its assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits with other banks and short- and intermediate-term securities. CB believes that it had sufficient liquidity at March 31, 2014 to satisfy its short- and long-term liquidity needs at that date.

CB’s most liquid assets are cash and due from banks, which totaled $27.2 million at March 31, 2014. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $120.9 million at March 31, 2014. In addition, at March 31, 2014, CB had the ability to borrow up to $173.0 million from the Federal Home Loan Bank of Pittsburgh, of which $3.0 million was outstanding, and up to $20.0 million from the Federal Reserve Bank of Cleveland, none of which was outstanding.

At March 31, 2014, CB had funding commitments totaling $69.9 million, consisting primarily of commitments to originate loans, unused lines of credit and letters of credit. See Note 12 to the noted to CB’s consolidated financial statements for further information.

At March 31, 2014, certificates of deposit due within one year of that date totaled $24.1 million, or 29.0% of total deposits. If these certificates of deposit do not remain with CB, CB will be required to seek other sources of funds. Depending on market conditions, CB may be required to pay higher rates on such deposits or other borrowings than it currently pays on these certificates of deposit. CB believes, however, based on past experience, that a significant portion of its certificates of deposit will remain with it, either as certificates of deposit or as other deposit products. CB has the ability to attract and retain deposits by adjusting the interest rates offered.

CB’s primary investing activities are the origination of loans and the purchase of securities. In the three months ended March 31, 2014 and the year ended December 31, 2013, CB originated $27.4 million and $144.0 million of loans, respectively.

CB is a separate legal entity from Community Bank, and CB must provide for its own liquidity to pay dividends to shareholders and for other corporate purposes. At March 31, 2014, CB (on an unconsolidated basis) had liquid assets of $162,000.

CB and Community Bank are subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2014, CB and Community Bank exceeded all regulatory capital requirements and were considered “well-capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 13 of the Notes to CB’s Consolidated Financial Statements.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, CB routinely is a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, commitments under unused lines of credit, and commitments under letters of credit. While these contractual obligations represent potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans CB makes. In addition, CB enters into commitments to sell mortgage loans. For additional information, see Note 12 of the Notes to CB’s Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of its operations, CB enters into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

The following tables set forth CB’s contractual obligations at March 31, 2014 and December 31, 2013.

	At March 31, 2014
	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Operating lease obligations	$436	$397	$662	$1,113	$2,609
Long-term debt obligations	1,000	2,000	—	—	3,000

	At December 31, 2013
	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Operating lease obligations	$433	$796	$559	$927	$2,715
Long-term debt obligations	1,000	3,000	—	—	4,000

Recent Accounting Pronouncements

CB has implemented all new accounting pronouncements and does not believe there are any new pronouncements that have been issued that may have a material impact on the financial statements. See Note 1 to the notes to CB’s consolidated financial statements for further information.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of CB have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of CB’s operations. Unlike industrial companies, CB’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Stock Ownership

CB did not know of any person or entity that beneficially owned more than 5% of its outstanding common stock as of             , 2014. The following table sets forth information regarding the shares of CB common stock beneficially owned as of             , 2014 by each director and executive officer of CB and by all directors and executive officers as a group. The table also sets forth the pro forma percentage ownership following the merger.

	Shares of Common Stock Beneficially Owned (1)	Percent (Existing) (2)	Percent Following Merger
Directors
Karl G. Baily
Mark E. Fox
William C. Groves
Charles R. Guthrie
Joseph N. Headlee
Barron P. McCune, Jr.
David F. Pollock
Ralph J. Sommers, Jr.

Executive Officers who are not Directors
Kevin D. Lemley, CPA
Ralph Burchianti

All directors and executive officers as a group (10 persons)

*	Represents less than 1% of the shares outstanding.
(1)	In accordance with applicable Securities and Exchange Commission rules, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of CB common stock if he has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from , 2014. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of CB common stock. In accordance with applicable SEC rules, outstanding options held by an individual that are vested or that will vest within 60 days of , 2014 are included for purposes of calculating that individual’s percentage ownership, but not for purposes of calculating any other individual’s percentage ownership.
(2)	Based on a total of shares of CB common stock outstanding as of , 2014.

INFORMATION ABOUT FEDFIRST

Business of FedFirst

General

FedFirst Financial Corporation (“FedFirst”) is a stock holding company established in 2010, whose wholly owned subsidiary is First Federal Savings Bank (“First Federal”), a federally chartered stock savings bank (collectively “FedFirst”). Through its wholly-owned subsidiary FedFirst Exchange Corporation (“FFEC”), First Federal has an 80% controlling interest in Exchange Underwriters, Inc. (“Exchange Underwriters”). Exchange Underwriters is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products.

First Federal operates as a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial business loans as well as a variety of deposit products for individuals and businesses from seven locations in southwestern Pennsylvania. First Federal conducts insurance brokerage activities through Exchange Underwriters. First Federal is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

FedFirst’s principal office is located at 565 Donner Avenue, Monessen, Pennsylvania 15062, and its telephone number is (724) 684-6800. FedFirst’s common stock is listed on the NASDAQ Capital Market under the trading symbol “FFCO.”

FedFirst’s website address is http://www.firstfederal-savings.com. FedFirst’s Internet website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement/prospectus or the reports it files with the Securities Exchange Commission.

Market Area

First Federal’s seven banking offices are located in Fayette, Washington and Westmoreland counties, which are located in the southern suburban area of metropolitan Pittsburgh. Generally, First Federal offices are located in small industrial communities that, in the past, relied extensively on the steel industry. Until the mid-1970s, these communities flourished. However, the economy of First Federal’s market area has diminished in direct correlation with the decline in the United States steel industry. With the decline of the steel industry, Fayette, Washington and Westmoreland counties now have smaller and more diversified economies, with employment in services constituting the primary source of employment in all three counties. The largest private-sector employers in First Federal’s market area are providers of health care services.

The area has been impacted by the energy industry through the extraction of untapped natural gas reserves in the Marcellus Shale. The Marcellus Shale extends throughout much of the Appalachian Basin and most of Pennsylvania and is located near high-demand markets along the east coast. The proximity to these markets makes it an attractive target for energy development and has resulted in significant job creation through the development of gas wells and transportation of gas.

In the past, the communities in which First Federal’s offices are located provided a stable customer base for traditional thrift products, such as savings, certificates of deposit and residential mortgages. Following the closing of the area’s steel mills, population and employment trends declined. The population in many of the smaller communities in First Federal’s market area continues to shrink as the younger population leaves to seek better and more reliable employment. As a result, the median age of First Federal’s customers has been increasing. With an aging customer base and little new real estate development, the lending opportunities in First Federal’s primary market area are limited. To counter these trends, First Federal expanded into communities that are experiencing population growth and economic expansion and consolidated two offices. In 2006, First Federal opened an office in Peters Township in Washington County. In 2007, First Federal opened an office in the downtown area of Washington, Pennsylvania. In 2011 and 2012, First Federal consolidated its Park Centre and Donora offices in the Middle Monongahela Valley area due to the close proximity of other branch locations.

Competition

First Federal faces significant competition for the attraction of deposits and origination of loans. First Federal’s most direct competition for deposits has historically come from the several financial institutions operating in its market area and from other financial service companies, such as brokerage firms, credit unions and insurance companies. First Federal also faces competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2013, which is the most recent date for which data is available from the FDIC, First Federal held approximately 0.24% of the deposits in the Pittsburgh metropolitan area. Banks owned by The PNC Financial Services Group, Inc., Citizens Financial Group, Inc. and BNY Mellon also operate in First Federal’s market area. These institutions, as well as many other banking institutions operating in First Federal’s market area, are significantly larger and, therefore, have significantly greater resources.

First Federal’s competition for loans comes primarily from financial institutions in its market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

First Federal expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit First Federal’s growth in the future.

Lending Activities

Residential Mortgage Loans. First Federal originates mortgage loans to enable borrowers to purchase or refinance existing homes located in the greater Pittsburgh metropolitan area. First Federal offers fixed and adjustable rate mortgage loans with terms up to 30 years. The relative amount of fixed and adjustable rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Borrower demand for adjustable versus fixed rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed rate mortgage loans and the initial period interest rates and loan fees for adjustable rate loans. The loan fees charged, interest rates and other provisions of mortgage loans are determined by First Federal on the basis of its own pricing criteria and competitive market conditions.

First Federal currently has a low demand for its adjustable rate mortgage loans. Interest rates and payments on First Federal’s adjustable rate mortgage loans generally adjust annually after an initial fixed period that ranges from one to ten years. Interest rates and payments on First Federal’s adjustable rate loans generally are adjusted to a rate typically equal to 2.75% or 3.00% above the applicable index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

Prior to 2006, First Federal purchased newly originated, single family, fixed rate mortgage loans to supplement its origination activities. The properties securing the loans are located in 11 states around the country. First Federal underwrote all of the purchased loans to the same standards as loans originated by us. At December 31, 2013, First Federal had 64 purchased residential loans that totaled $6.9 million. Of these, 29 loans totaling $3.0 million were secured by homes in Michigan and 12 loans totaling $1.7 million were secured by homes in Ohio.

While residential real estate loans are normally originated with up to 30 year terms, such loans may remain outstanding for shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

First Federal generally does not make conventional loans with loan-to-value ratios exceeding 97%. Loans with loan-to-value ratios in excess of 80% typically require private mortgage insurance or additional collateral. First Federal requires all properties securing mortgage loans to be appraised by a board-approved, independent appraiser and title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on property located in a flood zone, before closing the loan.

In an effort to provide financing for low and moderate income and first-time buyers, First Federal offers a special home buyers program. First Federal offers residential mortgage loans through this program to qualified individuals and originates the loans using modified underwriting guidelines, including reduced fees and loan conditions. First Federal does not engage in subprime or Alt-A lending.

Commercial and Multi-Family Real Estate Loans. First Federal offers a variety of fixed and adjustable rate mortgage loans secured by commercial and multi-family real estate. These loans generally have terms of ten years with a 20 year amortization and are typically secured by apartment buildings, office buildings, or manufacturing facilities. Loans are secured by first mortgages, and amounts generally do not exceed 80% of the property’s appraised value. In addition to originating these loans, First Federal also purchases participation loans originated by and sell participation loans to other financial institutions in the region.

A decision on whether to grant a commercial or multi-family real estate loan is based on the cash flow of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. First Federal also evaluates the financial strength of any related entities in approving the request. First Federal generally requires a debt service coverage ratio (cash flow available to service debt/debt service) of at least 1.25x and a leverage ratio (debt-to-worth) of less than 3.0x. Environmental surveys are obtained for requests greater than $1.0 million or when circumstances suggest the possibility of the presence of hazardous materials. To monitor cash flow on income properties, First Federal requires borrowers and/or guarantors to provide annual financial statements regarding the commercial and multi-family real estate.

First Federal underwrites commercial loan participations to the same standards as loans originated by us. In addition, First Federal considers the financial strength and reputation of the lead lender. First Federal requires the lead lender to provide a full closing package as well as annual financial statements for the borrower and related entities so that First Federal can conduct an annual loan review for all loan participations.

Prior to 2006, First Federal purchased newly originated multi-family real estate loans as part of its efforts to increase its loan portfolio. The properties securing the loans are located in four states throughout the country. First Federal sought geographic diversification among the purchased loans so that First Federal would not concentrate exposure to changes in any particular local or regional economy. First Federal underwrote the purchased loans to the same standards as loans originated by us. At December 31, 2013, purchased multi-family real estate loans totaled $3.8 million.

At December 31, 2013, First Federal’s largest multi-family real estate loan was $1.9 million and was secured by an assisted living facility. First Federal’s largest commercial real estate loan was $3.5 million purchased participation loan secured by commercial property. These loans were performing in accordance with their original terms at December 31, 2013, however the multi-family real estate loan was rated special mention due to a potential weakness identified during an annual review that may result in a further deterioration of its credit rating if uncorrected.

At December 31, 2013, commercial real estate and multi-family purchased loan participations totaled $17.9 million and sold loan participations totaled $5.3 million. All of the properties securing these loans are located in the Pittsburgh metropolitan area. First Federal’s largest purchased participation loan was $3.5 million and largest sold participation loan was $2.2 million.

Construction Loans. First Federal originates loans to individuals to finance the construction of residential dwellings. First Federal also makes loans for the construction of commercial properties, including apartment buildings and owner-occupied properties used for businesses. First Federal’s construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 to 18 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan-to-value ratio of 97% on residential construction and 80% on commercial construction. Loans with loan-to-value ratios in excess of 80% on residential construction generally require private mortgage insurance or additional collateral. Before making a commitment to fund a construction loan, First Federal requires an appraisal of the property by an independent licensed appraiser. First Federal also will require an inspection of the property before disbursement of funds during the term of the construction loan.

At December 31, 2013, First Federal’s largest outstanding residential construction loan commitment was for $1.0 million, of which $500,000 was disbursed. At December 31, 2013, First Federal’s largest outstanding commercial construction commitment was a $3.2 million purchased participation loan of which there were no disbursements. These loans were performing in accordance with their original terms at December 31, 2013.

Commercial Business Loans. First Federal originates commercial business loans to professionals and small businesses in its market area. First Federal offers installment loans for a variety of business needs including capital improvements and equipment acquisition. Other commercial loans are secured by business assets such as accounts receivable, inventory, and equipment, and are typically backed by the personal guarantee of the borrower. First Federal originates working capital lines of credit to finance the short-term needs of businesses. These credit lines are repaid by seasonal cash flows from operations and are also typically backed by the personal guarantee of the borrower. When evaluating commercial business loans, First Federal performs a detailed financial analysis of the borrower and/or guarantor which includes but is not limited to: cash flow and balance sheet analysis, debt service capabilities, review of industry (geographic and economic conditions) and collateral analysis.

First Federal also provides financing to a Pittsburgh area machinery and equipment leasing company. These loans are secured with an assignment of machinery and equipment leases. At December 31, 2013, First Federal had 13 loans for equipment leases totaling $8.3 million.

At December 31, 2013, First Federal’s largest commercial business loan relationship was a $3.5 million warehouse line of credit, of which $555,000 was outstanding. This loan was performing in accordance with its original terms at December 31, 2013.

Consumer Loans. First Federal’s consumer loans include home equity installment loans, home equity lines of credit, loans on savings accounts, and personal lines of credit and installment loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Home equity installment loans and home equity lines of credit are generally originated with a loan-to-value ratio of 80% or less. On occasion First Federal will originate home equity loans with a loan-to-value ratio greater than 80%. Home equity installment loans have fixed interest rates with terms that range up to 20 years. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate. First Federal discontinued offering home equity loans with a loan-to-value ratio greater than 100% in 2007 or with terms greater than 20 years in 2013, but there are loans currently in its portfolio with these characteristics. First Federal also offers secured and unsecured consumer loans that have fixed interest rates and terms that can range from one to 10 years.

Loan Underwriting Risks

Adjustable Rate Loans. While adjustable rate loans may better offset the adverse effects of an increase in interest rates as compared to fixed rate loans, the increased payments required of adjustable rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. In addition, although adjustable rate loans help make First Federal’s asset base more responsive to changes in interest rates, the extent of this interest sensitivity may be limited by the annual and lifetime interest rate adjustment limits.

Residential Loans. Residential loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. In the event of a default, if the collateral value declines below the outstanding balance on the loan; the sale of the collateral may not be sufficient to recoup the remaining principal owed and related foreclosure costs. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. In recent years First Federal has been exposed to prepayment risk when borrowers refinance their loans at a lower rate due to the declining interest rate environment, which results in a lower rate of return.

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, First Federal may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, First Federal may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If First Federal is forced to foreclose on a building before or at completion due to a default, there can be no assurance that First Federal will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans. Commercial business loans are higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. A debt service coverage ratio of at least 1.25x and a leverage ratio of less than 3.0x are also applicable to commercial business loans. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. First Federal also maintains allowable advance rates for each collateral type to ensure coverage.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured in a junior lien position, unsecured, or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. In the event of a default, if the collateral value declines below the outstanding balance on the loan; the sale of the collateral may not be sufficient to recoup the remaining principal owed and related foreclosure costs. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales

Loan originations come from a number of sources. The primary source of loan originations are telephone marketing efforts, existing customers, walk-in traffic, loan brokers, advertising and referrals from customers. First Federal has a relationship with a mortgage broker through which First Federal originates a substantial portion of its residential mortgage loans, and First Federal has a relationship with a commercial leasing company through which First Federal originates commercial equipment leases. First Federal also purchases and sells loan participations with other local community banks.

Loan Approval Procedures and Authority

First Federal’s lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by its board of directors and management. The board of directors has granted certain loan approval authority to a committee of officers. The loan committee approves all residential mortgages, construction loans and consumer loans and all commercial loans with CDHE up to $500,000. All commercial and multi-family loans with commercial direct hard exposure (“CDHE”) of $500,000 or more and loans or extensions of credit to insiders require the approval of the board of directors.

Loans to One Borrower

The maximum amount that First Federal may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of its unimpaired capital and surplus. At December 31, 2013, First Federal’s regulatory limit on loans to one borrower was $6.7 million. At that date, First Federal’s largest lending relationship was a $4.9 million commercial real estate relationship. The loans were performing in accordance with their original terms at December 31, 2013.

Loan Commitments

First Federal issues commitments for fixed and adjustable rate mortgage and commercial loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to First Federal’s customers. Generally, First Federal’s residential loan commitments expire after 45 days and its commercial loan commitments expire after 90 days.

Investment Activities

First Federal has legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, Government-sponsored enterprise securities and securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, First Federal also may invest a portion of its assets in corporate securities and mutual funds. First Federal also is required to maintain an investment in Federal Home Loan Bank (“FHLB”) of Pittsburgh stock. While First Federal has the authority under applicable law and its investment policies to invest in derivative securities, First Federal has never invested in such investments.

At December 31, 2013, First Federal’s investment portfolio consisted of municipal bonds, mortgage-backed securities issued primarily by Fannie Mae and Freddie Mac, guaranteed real estate mortgage investment conduits (“REMIC”), and corporate debt obligations (“CDO”) collateralized by trust preferred securities (“TruPS”).

Municipal bonds are a type of security issued by a state, municipality or county to finance its capital expenditures. Municipal bonds are typically exempt from federal taxes and from most state taxes in which they are issued. Municipal bonds may be general obligations of the issuer or secured by specific revenues. General obligation bonds are unsecured and backed by the full faith and credit of the municipality and are paid off with funds from taxes and other fees. Revenue bonds are used to fund projects that will eventually create revenue directly, such as a toll road or lease payments for a new building. Municipal bonds have traditionally had very low rates of default as they are backed either by government power to tax or revenue.

Mortgage-backed securities are asset-backed securities that represent a claim on the cash flows from mortgage loans through securitization. Mortgage-backed securities are typically pass-through in nature with repayment of principal and interest to the security holder occurring over the life of the security.

REMICs represent a participation interest in a pool of mortgages. REMICs are created by redirecting the cash flows from the pool of mortgages underlying those securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. REMICs may be sponsored by U.S. Government agencies and Government-sponsored enterprises.

A CDO is a type of structured asset-backed security that makes payments in a sequence based on the cash flow the CDO collects from the pool of bonds or other assets it owns. The CDO typically has tranches and the cash flow of interest and principal payments occurs based on seniority. If an asset defaults and the cash collected by the CDO is insufficient to pay all of its investors, those in the lowest, junior tranches suffer losses first. The last to lose payment from default are the safest, most senior tranches. Consequently payments and interest rates vary by tranche with the most senior tranches paying the lowest and the most junior tranches paying the highest rates to compensate for higher default risk. First Federal is subject to credit risk related to two pools of CDOs collateralized by TruPS of insurance companies. TruPS are generally longer-term, fixed maturity securities that allow early redemption by the issuer with fixed or variable payments typically occurring on a quarterly basis.

In December 2013, the OCC adopted final regulations, commonly known as the “Volcker Rule”, which contains certain prohibitions and restrictions on the ability of a banking entity to engage in proprietary trading and have certain interests in, or relationships with, a hedge fund or private equity fund. The regulations prohibit a banking entity from having an ownership interest in, or certain relationships with, a hedge fund or private equity fund (referred to as a “covered fund”) unless an exception applies. A covered fund is defined to include any issuer that would be an investment company under the Investment Company Act of 1940, but relies on the exemption for funds sold to fewer than 100 investors or the exemption for funds sold only to qualified purchasers. An issuer that could rely on a different exemption from the definition of investment company under the Investment Company Act would not be considered a covered fund, and therefore would not be subject to the Volcker Rule. In particular, the federal banking regulators have noted that some issuers of CDOs may qualify for exemption under Investment Company Act Rule 3a-7, which exempts non-managed fixed income funds from the definition of investment company. Therefore, if the issuer meets the requirements of Rule 3a-7, the Notes will not be subject to the Volcker Rule. However, if a different exemption does not apply, then the CDOs would be considered a covered fund subject to the Volcker Rule and the banking entity would be required to divest its holdings by July 15, 2015. Based on First Federal’s review, the CDOs held by First Federal as of December 31, 2013 satisfy all conditions for relying on the exemption under Investment Company Act rule 3a-7, and therefore are not considered a covered fund that require divesture by July 15, 2015.

First Federal’s investment objectives are to provide and maintain liquidity, to provide collateral for pledging requirements, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of investment when demand for loans is weak and to generate a favorable return. First Federal’s board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy and appointment of the Investment Committee. The Investment Committee is responsible for implementation of the investment policy and monitoring First Federal’s investment performance. Individual investment transactions are reviewed and ratified by the board of directors on a monthly basis.

Insurance Activities

FedFirst conducts insurance brokerage activities through its 80%-owned subsidiary, Exchange Underwriters. Exchange Underwriters is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products for small businesses and individuals through over 25 insurance carriers. Exchange Underwriters is licensed in more than 35 states. In addition to serving businesses and individuals in the Pittsburgh metropolitan areas, Exchange Underwriters has developed specialty programs that are sold nationwide.

Exchange Underwriters generates revenues primarily from commissions paid by insurance companies with respect to the placement of insurance products. Commission revenue includes contingent commissions, which are commissions paid by an insurance carrier that are based on the overall profit and/or volume of the business placed with that insurance carrier during a particular calendar year.

Deposit Activities and Other Sources of Funds

General. Deposits, securities, borrowings and loan repayments are the major sources of First Federal’s funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and economic conditions.

Deposits. Substantially all of First Federal’s depositors are residents of Pennsylvania. Deposits are attracted from within First Federal’s market area through the offering of a broad selection of deposit products such as noninterest-bearing demand deposits, interest-bearing demand accounts, savings accounts, money market accounts and certificates of deposit (including individual retirement accounts). First Federal considers demand deposits, savings accounts and money market accounts to be core deposits. Deposit products are supported by services including online banking with bill pay, mobile banking, and telephone banking. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of First Federal’s deposit accounts, First Federal considers the rates offered by its competition, liquidity needs, profitability, matching deposit and loan products and customer preferences and concerns. First Federal generally reviews its deposit mix and pricing semi-monthly. First Federal’s current strategy is to offer competitive rates on all types of deposit products.

In addition to accounts for individuals, First Federal also offers deposit accounts designed for the businesses operating in its market area. First Federal’s business banking deposit products include commercial checking accounts, money market accounts, sweep and insured money sweep services, remote electronic deposit, online banking with bill pay and automated clearinghouse.

At December 31, 2013, First Federal did not have any brokered deposits.

Borrowings. First Federal utilizes advances from the FHLB and, to a limited extent, repurchase agreements to supplement its supply of investable funds. First Federal also has the ability to borrow from the Federal Reserve based upon eligible collateral and has two unsecured discretionary lines of credit with other financial institutions. The FHLB functions as a central reserve bank providing credit for member financial institutions. As a member, First Federal are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States or Government-sponsored enterprises), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness.

Personnel

At December 31, 2013, First Federal had 88 full-time equivalent employees, including 18 employees of its insurance agency subsidiary, none of whom is represented by a collective bargaining unit. First Federal believes that its relationship with its employees is good.

Subsidiaries

FedFirst’s only direct subsidiary is First Federal. First Federal’s only direct subsidiary is FedFirst Exchange Corporation. FedFirst Exchange Corporation owns an 80% interest in Exchange Underwriters.

Regulation and Supervision

Regulation and Supervision of First Federal

General

First Federal, as a federal savings association, is currently subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency (“OCC”), as its primary federal regulator, and by the Federal Deposit Insurance Corporation (“FDIC”) as the insurer of its deposits. First Federal is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. First Federal must file reports with the OCC concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OCC to evaluate First Federal’s safety and soundness and compliance with various regulatory requirements. The regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the OCC, the FDIC or Congress, could have a material adverse effect on FedFirst and First Federal and their operations.

The Consumer Financial Protection Bureau (“CFPB”) is an independent bureau of the Board of Governors of the Federal Reserve System (“FRB”) that has responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. Institutions of less than $10 billion in assets, such as First Federal, are subject to the regulations of the CFPB, but will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.

Certain of the regulatory requirements that are applicable to First Federal and FedFirst are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on First Federal and FedFirst.

Capital Requirements

The applicable capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The OCC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At December 31, 2013, First Federal met each of its capital requirements.

Basel Committee on Banking Supervision

On July 9, 2013, the federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision (“Basel III”) and certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies.

The rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.

The rule also includes changes in what constitutes regulatory capital, some of which are subject to a two-year transition period. These changes include the phasing-out of certain instruments as qualifying capital. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock will be required to be deducted from capital, subject to a two-year transition period. Finally, Tier 1 capital will include accumulated other comprehensive income (which includes all unrealized gains and losses on available for sale debt and equity securities), subject to a two-year transition period.

The new capital requirements also include changes in the risk-weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 days past due or otherwise on nonaccrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (up from 100%) for mortgage servicing rights and deferred tax assets that are not deducted from capital; and increased risk-weights (from 0% to up to 600%) for equity exposures.

Finally, the rule limits capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule becomes effective on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019.

It is management’s belief that, as of December 31, 2013, FedFirst and First Federal would have met all capital adequacy requirements under Basel III on a fully phased-in basis if such requirements were currently effective.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as First Federal, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Prompt Corrective Regulatory Action. Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. The OCC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OCC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. First Federal’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Under the FDIC’s existing risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Assessment rates range from seven to 77.5 basis points on the institution’s assessment base, which is calculated as total assets minus tangible equity.

Deposit insurance per account owner is currently $250,000. The FDIC adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, non-interest bearing transaction accounts would receive unlimited insurance coverage until December 31, 2010, which was later extended to December 31, 2012. First Federal opted to participate in the unlimited coverage for noninterest bearing transaction accounts.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Federal. Management cannot predict what insurance assessment rates will be in the future.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions, including dividend limitations. The Dodd-Frank Act made noncompliance with the qualified thrift lender test a violation of law that could result in an enforcement action. As of December 31, 2013, First Federal maintained 73.8% of its portfolio assets in qualified thrift investments and maintained at least 65% of its portfolio assets in qualified thrift investments in each of the previous 12 months, therefore, meeting the qualified thrift lender test.

Limitation on Capital Distributions. Federal regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the OCC is required before any capital distribution if the institution does not meet the criteria for “expedited treatment”

of applications under OCC regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OCC. If an application is not required, the institution must still provide 30 days prior written notice to the FRB of the capital distribution if, like First Federal, it is a subsidiary of a holding company, as well as an informational notice filing to the OCC. If First Federal’s capital ever fell below its regulatory requirements or the OCC notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the OCC could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OCC determines that such distribution would constitute an unsafe or unsound practice.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. First Federal received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits First Federal’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with First Federal, including FedFirst and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by FedFirst to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, First Federal’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that First Federal may make to insiders based, in part, on First Federal’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The OCC currently has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The FDIC has the authority to recommend to the OCC that enforcement action be taken with respect to a particular savings association. If action is not taken by the OCC, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

FHLB System. First Federal is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. First Federal, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in that FHLB. First Federal was in compliance with this requirement with an investment in FHLB of Pittsburgh stock at December 31, 2013 of $2.6 million.

Federal Reserve System. The FRB regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows for 2013: a 3% reserve ratio is assessed on net transaction accounts up to and including $79.5 million; a 10% reserve ratio is applied above $79.5 million. The first $12.4 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. The amounts are adjusted annually and, for 2014, will require a 3% ratio for up to $89.0 million and an exemption of $13.3 million. First Federal complies with the foregoing requirements.

Other Regulations

First Federal’s operations are subject to federal laws applicable to credit transactions, including the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of First Federal are subject to laws such as the:

•	Currency and Foreign Transactions Reporting Act (commonly referred to as the “Bank Secrecy Act” or “BSA”), which requires U.S. financial institutions to assist U.S. government agencies to detect and prevent money laundering. Specifically, BSA requires financial institutions to keep records of cash purchases of negotiable instruments, file reports of cash transactions exceeding $10,000 (daily aggregate amount), and to report suspicious activity that might signify money laundering, tax evasion, or other criminal activities.

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Regulation and Supervision of FedFirst

General. As a savings and loan holding company, FedFirst is subject to Federal Reserve regulations, examinations, supervision, reporting requirements and regulations regarding its activities. In addition, the Federal Reserve has enforcement authority over FedFirst and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to First Federal.

FedFirst is a unitary savings and loan holding company within the meaning of federal law. As a unitary savings and loan holding company that was in existence prior to May 4, 1999, FedFirst is generally not restricted as to the types of business activities in which it may engage, provided that First Federal continues to be a qualified thrift lender.

Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Federal Reserve is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Source of Strength. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve has the power to prohibit dividends by savings and loan holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which also applies to savings and loan holding companies and which expresses the Federal Reserve’s view that a holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Acquisition of FedFirst. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve has found that the acquisition will not result in a change of control of FedFirst. Under the Change in Control Act, the Federal Reserve generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Properties

First Federal currently conducts its banking business through seven full-service offices in Monessen, Monongahela, Belle Vernon, Uniontown, Perryopolis, McMurray and Washington, Pennsylvania. First Federal’s administrative offices are located in Monessen, Pennsylvania. First Federal owns all of its banking offices except for those in McMurray and Washington. The lease for First Federal’s McMurray office expires in 2016 and has an option for an additional three year period. The lease for First Federal’s Washington office expires in 2017 and has an option for two additional five year periods. The Uniontown office is subject to a ground lease and in January 2014 FedFirst exercised its option to extend the lease to 2019 with an option to extend for one additional five year period.

Exchange Underwriters’ office is located in two buildings in Canonsburg, Pennsylvania, one of which is leased and the other which is owned. The lease for First Federal’s Exchange Underwriters’ office expires in 2017 and has an option for an additional five year period.

The net book value of the land, buildings, furniture, fixtures and equipment owned by First Federal was $1.9 million at December 31, 2013.

Legal Proceedings

On April 21, 2014, a class action complaint, captioned Sutton v. FedFirst Financial Corp., et al., was filed in the Circuit Court in Baltimore, Maryland, against FedFirst, each of FedFirst’s directors, and CB. The complaint alleges, among other things, that the FedFirst directors breached their fiduciary duties to FedFirst and its stockholders by agreeing to sell to CB without first taking steps to ensure that FedFirst stockholders would obtain adequate, fair and maximum consideration under the circumstances, by agreeing to terms with CB that benefit themselves and/or CB without regard for the FedFirst stockholders and by agreeing to terms with CB that discourage other bidders. The plaintiff also alleges that CB aided and abetted the FedFirst directors’ breaches of fiduciary duties. The complaint seeks, among other things, an order declaring the merger agreement unenforceable and rescinding and invalidating the merger agreement, an order enjoining the defendants from consummating the merger, as well as attorneys’ and experts’ fees and certain other damages. FedFirst believes the factual allegations in the complaint are without merit and intends to defend vigorously against the allegations in the complaint.

Periodically, there have been various claims and lawsuits against First Federal, such as claims to enforce liens, condemnation proceedings on properties in which First Federal holds security interests, claims involving the making and servicing of real property loans and other issues incident to First Federal’s business. First Federal is not a party to any other pending legal proceedings that it believes would have a material adverse effect on First Federal’s financial condition, results of operations or cash flows.

FedFirst’s Management Discussion And Analysis Of Financial Condition And Results Of Operations

The objective of this section is to help shareholders and potential investors understand FedFirst’s views on its results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this proxy statement/prospectus.

Overview

FedFirst conducts community banking activities by accepting deposits and originating loans in its market area. FedFirst’s lending products include residential mortgage loans, commercial real estate and business loans, and home equity and other consumer loans. FedFirst also maintains an investment portfolio consisting primarily of mortgage-backed securities, municipal bonds and REMICs. FedFirst’s loan and investment portfolios are funded with deposits as well as collateralized borrowings from the FHLB of Pittsburgh.

Income. FedFirst’s primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that FedFirst earns on its loans and investments, and interest expense, which is the interest that FedFirst pays on its deposits and borrowings. A secondary source of income is noninterest income, which is revenue that FedFirst receives from providing products and services. The majority of FedFirst’s noninterest income generally comes from commissions from the sale of insurance products, service charges (primarily from service charges on deposit accounts) and bank-owned life insurance.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. FedFirst evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses FedFirst incurs in operating its business consists primarily of compensation and employee benefits expenses and occupancy expenses, which include depreciation. FedFirst also incurs expenses for FDIC insurance premiums, data processing, professional services, advertising, and other miscellaneous items.

Compensation and employee benefits consist primarily of salaries and wages paid to FedFirst’s employees, payroll taxes, and expenses for health insurance, retirement plans, equity compensation plans and other employee benefits. Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, lease expense, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Federal insurance premiums are payments to the FDIC for insurance of FedFirst’s deposit accounts. Data processing expenses are fees paid to third parties for processing customer information, deposits, loans and general ledger activity. Professional services are fees paid to third parties for audit and accounting, legal, consulting, and other specialist services. Other expenses include supplies, telephone, postage, correspondent bank fees, real estate owned expenses, amortization of intangibles and other miscellaneous operating expenses.

Critical Accounting Policies

In the preparation of FedFirst’s consolidated financial statements, FedFirst has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. FedFirst’s significant accounting policies are described in FedFirst’s Notes to Consolidated Financial Statements.

Certain accounting policies involve significant judgments and assumptions by FedFirst that have a material impact on the carrying value of certain assets and liabilities. FedFirst considers these accounting policies to be critical accounting policies. The judgments and assumptions FedFirst uses are based on historical experience and other factors, which FedFirst believes to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of FedFirst’s assets and liabilities and its results of operations.

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that in management’s judgment should be charged-off. Loan losses are charged against the allowance when management confirms collectability of a loan balance is not likely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, peer group information, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other factors related to the collectability of the loan portfolio. This evaluation is inherently subjective as it involves a high degree of judgment and requires estimates that are susceptible to significant revision as more information becomes available.

An allowance is established for loans that are individually evaluated and determined to be impaired. A loan is considered impaired when, based on current information and events, it is probable that FedFirst will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan may be placed on nonaccrual status due to payment delinquency or uncertain collectability, while not being classified as impaired. Factors considered by management in determining impairment include payment status, risk rating, and loan amount. Generally, management performs individual impairment assessments of substandard loan relationships of $250,000 or greater to determine the amount that may be uncollectible. The amount of impairment is determined by the difference between the present value of the expected cash flows related to the loan, using current interest rates and its recorded value, or, as a practical measure in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans less estimated selling costs. Impaired loans incur a charge-off when it is determined foreclosure is probable and the ultimate collectability is not likely.

Loans excluded from the individual impairment analysis are collectively evaluated by management to estimate losses inherent in those loans. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories represent groups of loans with similar risk characteristics and may include types of loans by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. FedFirst also considers qualitative or environmental factors that are likely to cause estimated credit losses associated with First Federal’s existing portfolio to differ from historical loss experience, including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, non-accrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized as special mention have potential weaknesses that may result in deterioration if uncorrected and not monitored. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. To determine the appropriate risk rating category, the borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans.

Although FedFirst believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency (“OCC”), as an integral part of its examination process, periodically reviews FedFirst’s allowance for loan losses. The OCC may require FedFirst to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

Deferred Income Taxes. FedFirst uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized.

FedFirst exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require FedFirst to make projections of future taxable income. The judgments and estimates FedFirst makes in determining its deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require FedFirst to record a valuation allowance against its deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Goodwill. FedFirst recorded goodwill in connection with its acquisition of Exchange Underwriters. Goodwill is not amortized but is tested for impairment annually or more frequently if impairment indicators arise. The goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. FedFirst estimates the fair values of the related operations using discounted cash flows. The forecasts of future cash flows are based on FedFirst’s best estimate of future revenues and operating costs, based primarily on contracts in effect, new accounts and cancellations and operating budgets. The impairment analysis requires management to make subjective judgments concerning how the acquired assets will perform in the future. Events and factors that may significantly affect the estimates include competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and industry and market trends. Changes in these forecasts could cause a reporting unit to either pass or fail the first step in the goodwill impairment model, which could significantly change the amount of impairment recorded. FedFirst’s annual assessment of potential goodwill impairment was completed in the fourth quarter of 2013. Based on the results of this assessment, no impairment charge was deemed necessary for the years ended December 31, 2013 and 2012.

Other-Than-Temporary Impairment (“OTTI”). FedFirst reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer, and FedFirst’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

FedFirst recognizes credit-related OTTI on debt securities in earnings while noncredit-related OTTI on debt securities not expected to be sold is recognized in accumulated OCI. FedFirst assesses whether the credit loss existed by considering whether (a) FedFirst has the intent to sell the security, (b) it is more likely than not that FedFirst will be required to sell the security before recovery, or (c) FedFirst does not expect to recover the entire amortized cost basis of the security. FedFirst can bifurcate the OTTI on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss is recognized through earnings.

CDOs are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. FedFirst considers the discounted cash flow analysis to be its primary evidence when determining whether credit-related OTTI exists on CDOs.

Revenue Recognition of Insurance Commissions and Contingency Fees. Exchange Underwriters records insurance commission based on the method in which the policy is billed. For policies that Exchange Underwriters directly bills to policyholders, income is recorded when billed. For policies an insurance company directly bills to policyholders on behalf of Exchange Underwriters, income is recorded as payments are received. Commissions are recorded net of cancellations.

Exchange Underwriters also receives guaranteed supplemental payments and contingency fees that may be significant to its financial results. Guaranteed supplemental payments and contingency fees are dependent on several factors, which include, but are not limited to, eligible written premiums, earned premiums, incurred losses, and stop loss charges. Guaranteed supplemental payments are only accrued when insurance companies offer a lock-in provision and Exchange Underwriters agrees to a stipulated amount that typically includes a predetermined percentage adjusting the final payout calculations. Otherwise, contingency fees are recorded on a cash basis when received based on final calculations. Contingency fees are typically received in the first quarter of the year. Since insurance companies are not required to provide any estimates, FedFirst is not able to accrue contingency fees in the period earned as it does with guaranteed supplemental payments.

FedFirst Results of Operations for the Three Months Ended March 31, 2014 and 2013

Overview. The Company had net income of $534,000 for the three months ended March 31, 2014, compared to $794,000 for the same period in 2013.

	Three Months Ended March 31,
(Dollars In thousands)	2014	2013
Net income of FedFirst Financial Corporation	$534	$794
Return on average assets	0.67%	1.01%
Return on average equity	4.16	5.85
Average equity to average assets	16.09	17.17

Net Interest Income. Net interest income for the three months ended March 31, 2014 increased $100,000, or 4.0%, to $2.6 million compared to $2.5 million for the three months ended March 31, 2013.

Interest income decreased $24,000, or 0.7%, and remained at $3.2 million for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. Interest income on securities decreased $112,000 due to a decrease of $14.7 million in average balance primarily due to paydowns of mortgage-backed and REMIC securities. Interest income on loans increased $77,000 due to a $20.5 million increase in the average balance of loans that included a change in loan composition with increases in commercial real estate, home equity installment and commercial business loans partially offset by a decrease in residential and multi-family real estate. The average yield on loans decreased 25 basis points primarily driven by originations of commercial and home equity loans at lower yields.

Interest expense decreased $124,000, or 17.4%, to $590,000 for the three months ended March 31, 2014 compared to $714,000 for the three months ended March 31, 2013. Interest expense on deposits decreased $68,000 due a decrease of 16 basis points in cost, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on borrowings decreased $56,000 due to a decrease of 47 basis points in cost from the payoff of higher cost borrowings that were replaced with lower cost, short-term borrowings.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and are expressed in annualized rates.

	Three Months Ended March 31,
	2014			2013
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Assets:
Interest-earning assets:
Loans, net (1)(2)	$269,652	$3,002	4.45%	$249,189	$2,925	4.70%
Securities (3)(4)	25,968	222	3.42	40,646	335	3.29
Other interest-earning assets	6,510	15	0.92	7,599	4	0.21

Total interest-earning assets	302,130	3,239	4.29	297,434	3,264	4.39
Noninterest-earning asset	17,155			18,513

Total assets	$319,285			$315,947

Liabilities and Stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$32,958	7	0.08%	18,745	4	0.09%
Savings accounts	24,643	3	0.05	24,487	3	0.05
Money market accounts	49,104	18	0.15	55,175	20	0.14
Certificates of deposit	87,542	288	1.32	92,059	357	1.55

Total interest-bearing deposits	194,247	316	0.65	190,466	384	0.81

Borrowings	42,624	274	2.57	43,351	330	3.04

Total interest-bearing liabilities	236,871	590	1.00	233,817	714	1.22

Noninterest-bearing liabilities	31,029			27,870

Total liabilities	267,900			261,687

Stockholders’ equity	51,385			54,260

Total liabilities and stockholders’ equity	$319,285			$315,947

Net interest income		$2,649			$2,550

Interest rate spread			3.29%			3.17%
Net interest margin			3.51			3.43
Average interest-earning assets to average to average interest-bearing liabilities			127.55%			127.21%

(1)	Amount is net of deferred loan costs, loans in process and allowance for loan losses.
(2)	Amount includes nonaccrual loans in average balances only.
(3)	Amount does not include effect of unrealized gain (loss) on securities available-for-sale.
(4)	Includes municipal bonds; yield and interest are stated on a taxable equivalent basis.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on FedFirst’s net interest income. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). Changes related to volume/rate are prorated into volume and rate components. The total column represents the net change in volume and rate.

	Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013
	Increase (decrease) due to
(Dollars in thousands)	Volume	Rate	Total
Interest and dividend income:
Loans, net	$238	$(161)	$77
Securities	(126)	13	(113)
Other interest-earning assets	—	11	11

Total interest-earning assets	112	(137)	(25)

Interest expense:
Deposits	10	(78)	(68)
Borrowings	(6)	(50)	(56)

Total interest-bearing liabilities	4	(128)	(124)

Change in net interest income	$108	$(9)	$99

Provision for Loan Losses. The provision for loan losses was $75,000 for the three months ended March 31, 2014. There was no provision for loan losses for the three months ended March 31, 2013. In the current period, the provision was impacted by commercial loan growth. Net recoveries for the three months ended March 31, 2014 were $4,000 compared to net charge-offs of $23,000 for the three months ended March 31, 2013.

Noninterest Income. Noninterest income decreased $270,000, or 21.3%, to $999,000 for the three months ended March 31, 2014 compared to $1.3 million for the three months ended March 31, 2013. Insurance commissions decreased $224,000 primarily due to a $243,000 decline in contingent commissions. In addition, fees and service charge income decreased $45,000 primarily due to prepayment fees received in the prior year from commercial loan payoffs.

Noninterest Expense. The following table summarizes noninterest expense for the periods indicated.

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Compensation and Employee Benefits	$1,563	$1,520
Occupancy	325	300
FDIC insurance premiums	49	43
Data processing	172	165
Professional services	163	165
Advertising	137	139
Supplies	21	21
Telephone	12	12
Postage	30	34
Correspondent bank fees	11	10
Real estate owned (income) expense	(4)	(6)
Amortization of intangibles	5	23
All other	195	186

Total noninterest expense	$2,679	$2,612

Noninterest expense increased $67,000, or 2.6%, to $2.7 million for the three months ended March 31, 2014 compared to $2.6 million for the three months ended March 31, 2013. Compensation expense increased $43,000 primarily due to increases in stock-based compensation and employee benefit expenses. In addition, occupancy expenses increased $25,000 primarily from an increase in depreciation due to prior year office building improvements and increase in maintenance due to current year weather conditions.

Income Tax Expense. Income tax expense for the three months ended March 31, 2014 decreased $28,000 to $323,000 compared to $351,000 for the three months ended March 31, 2013 primarily due to a $312,000 decrease in net income before income tax expense. The effective tax rate was 36.9% for the three months ended March 31, 2014 compared to 29.6% for the three months ended March 31, 2013.

FedFirst Results of Operations for the Years Ended December 31, 2013 and 2012

Overview.

	December 31,
(Dollars in thousands)	2013	2012
Net income of FedFirst Financial Corporation	$2,235	$2,255
Return on average assets	0.71%	0.68%
Return on average equity	4.14	3.84
Average equity to average assets	17.08	17.71

Net Interest Income. Net interest income decreased $91,000 to $10.2 million for the year ended December 31, 2013 compared to $10.3 million for the year ended December 31, 2012. Total interest income decreased $1.0 million, or 7.4%, to $12.9 million for the year ended December 31, 2013 compared to $13.9 million for the year ended December 31, 2012. Interest income on securities decreased $628,000 primarily due to paydowns which resulted in a $17.2 million decrease in the average balance.

Interest income on loans decreased $397,000 and included the effect of a one-time receipt in the current period of $115,000 upon payoff of an impaired, nonaccrual commercial real estate loan. Interest received while the loan was on nonaccrual was applied to principal and was not recognized to income until payoff. Despite this one-time event, the yield on loans decreased 39 basis points and was primarily driven by modifications and paydowns of higher yielding residential real estate due to the low interest rate environment that were replaced by originations of home equity and commercial loans at lower yields. The average balance of loans increased $12.0 million and included a change in loan composition with increases in commercial and home equity loans partially offset by a decrease in residential and multi-family loans.

Interest expense decreased $938,000, or 25.8%, to $2.7 million for the year ended December 31, 2013 compared to $3.6 million for the year ended December 31, 2012 due to decreases of 33 basis points in cost and $11.6 million in the average balance of interest-bearing liabilities. Interest expense on deposits decreased $589,000 due to a decrease of 28 basis points in cost, primarily related to interest rate reductions of all deposit products with the majority of the benefit derived from maturing certificates of deposit and money market accounts, and a $5.1 million decrease in the average balance of higher-cost money market and certificates of deposits. Interest expense on borrowings decreased $349,000 due to a decrease of $6.6 million in the average balance coupled with a decrease of 29 basis points in cost, as higher-cost long-term borrowings were paid off and replaced at short-term, lower rates.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented (dollars in thousands).

	Years Ended December 31,
	2013			2012
	Average Balance	Interest and Dividends	Average Yield/ Cost	Average Balance	Interest and Dividends	Average Yield/ Cost
Assets:
Interest-earning assets:
Loans, net(1)(2)	$256,010	$11,867	4.64%	$244,012	$12,264	5.03%
Securities(3)(4)	33,376	1,104	3.31	50,574	1,731	3.42
Other interest-earning assets	8,666	27	0.31	18,412	31	0.17

Total interest-earning assets	298,052	$12,998	4.36	312,998	$14,026	4.48
Noninterest-earning assets	18,314			18,786

Total assets	$316,366			$331,784

Liabilities and Stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$26,769	$23	0.09%	$16,511	$20	0.12%
Savings accounts	24,569	12	0.05	24,048	39	0.16
Money market accounts	52,951	77	0.15	61,444	227	0.37
Certificates of deposit	90,394	1,307	1.45	97,757	1,722	1.76

Total interest-bearing deposits	194,683	1,419	0.73	199,760	2,008	1.01
Borrowings	37,784	1,275	3.37	44,348	1,624	3.66

Total interest-bearing liabilities	232,467	2,694	1.16	244,108	3,632	1.49
Noninterest-bearing liabilities	29,852			28,931

Total liabilities	262,319			273,039
Stockholders’ equity	54,047			58,745

Total liabilities and stockholders’ equity	$316,366			$331,784

Net interest income		$10,304			$10,394

Interest rate spread			3.20%			2.99%
Net interest margin			3.46			3.32
Average interest-earning assets to average interest-bearing liabilities			128.21%			128.22

(1)	Amount is net of deferred loan costs, loans in process, and estimated allowance for loan losses.
(2)	Amount includes nonaccrual loans in average balances only.
(3)	Amount does not include effect of unrealized (loss) gain on securities available-for-sale.
(4)	Includes municipal bonds; yield and interest are stated on a taxable equivalent basis.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on FedFirst’s net interest income on a taxable equivalent basis (dollars in thousands). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of change. Changes related to volume/rate are prorated into volume and rate components.

	2013 Compared to 2012
	Increase (decrease) due to
(Dollars in thousands)	Volume	Rate	Total
Interest and dividend income:
Loans, net	$584	$(981)	$(397)
Securities	(573)	(54)	(627)
Other interest-earning assets	(22)	18	(4)

Total interest-earning assets	(11)	(1,017)	(1,028)

Interest expense:
Deposits	(43)	(546)	(589)
Borrowings	(227)	(122)	(349)

Total interest-bearing liabilities	(270)	(668)	(938)

Change in net interest income	$259	$(349)	$(90)

Provision for Loan Losses. The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 2013 and 2012 (dollars in thousands).

	Years Ended December 31,
	2013	2012
Allowance at beginning of year	$2,886	$3,098
Provision for loan losses	740	310
Charge-offs	(345)	(543)
Recoveries	27	21
Net charge-offs	(318)	(522)

Allowance at end of year	$3,308	$2,886

The provision for loan losses was $740,000 for the year ended December 31, 2013 compared to $310,000 for the year ended December 31, 2012. In 2013, the provision was impacted by a change in the mix of the loan portfolio, including growth in commercial loans and an increase in special mention rated loans. Net charge-offs were $318,000 for the year ended December 31, 2013 compared to $522,000 for the year ended December 31, 2012.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income. The following table summarizes noninterest income for the years ended December 31, 2013 and 2012 (dollars in thousands).

	Years Ended December 31,
	2013	2012
Fees and service charges	$750	$624
Insurance commissions	3,222	2,460
Income from bank-owned life insurance	243	289
Other	102	102

	$4,317	$3,475

Noninterest income increased $842,000, or 24.2%, to $4.3 million for the year ended December 31, 2013 compared to $3.5 million for the year ended December 31, 2012. In 2013, there was a $762,000 increase in insurance commissions primarily due to an increase in commercial lines policies and a $228,000 increase in contingency fees. In addition, fees and service charge income increased $126,000 primarily due to prepayment fees received on payoffs of commercial loans. Income from bank-owned life insurance decreased $46,000 primarily due to the recognition of $33,000 in income from a policy of a former director who passed in the prior period.

Noninterest Expense. The following table summarizes noninterest expense for the years ended December 31, 2013 and 2012 (dollars in thousands).

	Years Ended December 31,
(Dollars in thousands)	2013	2012
Compensation and Employee Benefits	$6,115	$5,700
Occupancy	1,158	1,191
FDIC insurance premiums	180	210
Data processing	575	555
Professional services	601	708
Advertising	498	221
Supplies	87	94
Telephone	46	54
Postage	120	127
Correspondent bank fees	123	131
Real estate owned (income) expense	(105)	58
Amortization of intangibles	54	112
All other	853	783

Total noninterest expense	$10,305	$9,944

Noninterest expense increased $361,000, or 3.6%, to $10.3 million for the year ended December 31, 2013 compared to $9.9 million for the year ended December 31, 2012. Compensation expense increased $415,000 primarily due to the hiring of additional staff, higher employee commissions from an increase in fee income on insurance policies, and an increase in stock-based compensation. In addition, advertising expense increased $277,000 primarily related to a cooperative marketing agreement signed to gain insurance commissions by binding coverage for workers’ compensation insurance policies. This was partially offset by the recognition of $105,000 of real estate owned income primarily due to gains on the sale of a properties in the current period compared to $58,000 of real estate owned expense in the prior period. Additionally, there was a $107,000 decrease in professional services primarily due to costs associated with strategic planning analysis and initiatives in the prior period and a $58,000 decrease in amortization of intangibles and $33,000 decrease in occupancy expense primarily due to fully depreciated and amortized assets.

Income Taxes. For the year ended December 31, 2013, income tax expense was $1.2 million compared to $1.3 million for the year ended December 31, 2012.

FedFirst determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through future taxable income and future reversals of existing taxable temporary differences. For more information, see Note 10 of the FedFirst Notes to Consolidated Financial Statements.

Balance Sheet Analysis

General. Total assets increased $267,000, or 0.1%, to $319.0 million at December 31, 2013 compared to $318.8 million at December 31, 2012.

Loans. Net loans increased $19.3 million, or 7.7%, to $268.8 million at December 31, 2013, compared to $249.5 million at December 31, 2012.

Commercial real estate and commercial business loans increased $21.4 million, or 35.3%, to $81.9 million at December 31, 2013, compared to $60.6 million at December 31, 2012. The increase was the result of efforts to continue to diversify the loan portfolio through development of commercial loan relationships with strong fundamentals and also included further expansion of relationships with other community banks through participation loans.

Construction loans, net of loans in process, increased $5.0 million to $8.7 million at December 31, 2013, compared to $3.7 million at December 31, 2012. Commercial construction loans, net of loans in process, increased $4.2 million to $6.7 million at December 31, 2013 compared to $2.5 million at December 31, 2012. Residential construction loans, net of loans in process, increased $789,000 to $2.0 million compared to $1.2 million at December 31, 2012. The increase in commercial construction loans is primarily driven by purchased participation loans with other community banks on large projects. Fluctuations in the construction loan segment are primarily driven by timing of funding compared to when construction is completed. Loans are transferred to the commercial or residential real estate category upon completion of construction.

Consumer loans increased $7.2 million, or 13.9%, to $58.5 million at December 31, 2013, compared to $51.3 million at December 31, 2012. The majority of the increase is due to home equity loans, which increased $7.4 million, or 15.0%, to $56.8 million, compared to $49.4 million at December 31, 2012. The increase in home equity loans is primarily due to customer refinance demand and preference for lower cost, shorter-term options compared to residential loans.

Residential loans decreased $9.2 million, or 7.6%, to $111.8 million at December 31, 2013, compared to $120.9 million at December 31, 2012. The decrease was the result of loan payoffs primarily driven by market conditions and the historically low interest rate environment. Payoffs and paydowns of residential real estate loans have been partially replaced by home equity loan originations at shorter terms and lower yields.

Multi-family loans decreased $4.5 million to $10.9 million compared to $15.3 million at December 31, 2012. The decrease in these categories was the result of loan payoffs primarily driven by market conditions and the historically low interest rate environment.

The following table sets forth the composition of the loan portfolio at the dates indicated (dollars in thousands).

	December 31,
	2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate – mortgage:
One- to four-family residential
Originated	$104,870	37.1%	$110,754	43.4%	$117,622	46.0%	$121,376	51.3%	$134,201	54.8%
Purchased	6,888	2.4	10,188	4.0	16,304	6.4	20,591	8.7	23,872	9.8

Total one-to four-family residential	111,758	39.5	120,942	47.4	133,926	52.4	141,967	60.0	158,073	64.6
Multi-family:
Originated	7,083	2.5	11,101	4.3	13,122	5.1	4,082	1.7	3,970	1.6
Purchased	3,768	1.3	4,226	1.7	5,121	2.0	5,261	2.2	6,021	2.5

Total multi-family	10,851	3.8	15,327	6.0	18,243	7.1	9,343	3.9	9,991	4.1
Commercial	61,889	21.9	45,504	17.8	35,307	13.8	33,732	14.2	31,405	12.8

Total real estate – mortgage	184,498	65.2	181,773	71.2	187,476	73.3	185,042	78.1	199,469	81.5
Real estate – construction:
Residential	3,337	1.2	1,931	0.8	3,874	1.5	6,787	2.9	3,028	1.2
Commercial	15,979	5.7	5,231	2.0	8,308	3.3	736	0.3	2,576	1.1

Total real estate – construction	19,316	6.9	7,162	2.8	12,182	4.8	7,523	3.2	5,604	2.3
Consumer:
Home equity
Loan-to-value ratio of 80% or Less	47,543	16.9	41,537	16.3	30,679	12.0	22,628	9.6	17,802	7.3
Loan-to-value ratio of greater than 80%	9,247	3.3	7,841	3.0	7,758	3.1	8,624	3.6	9,288	3.8
Total home equity	56,790	20.2	49,378	19.3	38,437	15.1	31,252	13.2	27,090	11.1
Other	1,666	0.6	1,923	0.8	1,892	0.7	2,090	0.9	2,243	0.9

Total consumer	58,456	20.8	51,301	20.1	40,329	15.8	33,342	14.1	29,333	12.0
Commercial business	20,023	7.1	15,055	5.9	15,445	6.1	10,875	4.6	10,327	4.2

Total loans	282,293	100.0%	255,291	100.0%	255,432	100.0%	236,782	100.0%	244,733	100.0%

Net premium on loans purchased	93		106		127		116		108
Net deferred loan costs	351		450		606		697		829
Loans in process	(10,617)		(3,431)		(7,790)		(4,716)		(2,774)
Allowance for losses	(3,308)		(2,886)		(3,098)		(2,824)		(2,509)

Loans, net	$268,812		$249,530		$245,277		$230,055		$240,387

The following table sets forth certain information at December 31, 2013 regarding the dollar amount of loans maturing during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of loans and may cause FedFirst actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Real estate – construction loans will be converted to a real estate – mortgage loan at the end of the construction period and are reported based on the maturity date of the real estate – mortgage loan (dollars in thousands).

	Amounts Due in
	One Year or Less	One to Five Years	After Five Years	Total
Real estate – mortgage:
One- to four-family residential
Originated	$75	$646	$104,149	$104,870
Purchased	—	1,608	5,280	6,888

Total one-to four-family residential	75	2,254	109,429	111,758
Multi-family:
Originated	—	40	7,043	7,083
Purchased	—	—	3,768	3,768

Total multi-family	—	40	10,811	10,851
Commercial	743	9,528	51,618	61,889

Total real estate – mortgage	818	11,822	171,858	184,498
Real estate – construction:
Residential	—	—	3,337	3,337
Commercial	2,000	10,196	3,783	15,979

Total real estate – construction	2,000	10,196	7,120	19,316
Consumer:
Home equity
Loan-to-value ratio of 80% or less	1,812	1,208	44,523	47,543
Loan-to-value ratio of greater than 80%	140	358	8,749	9,247

Total home equity	1,952	1,566	53,272	56,790
Other	227	70	1,369	1,666

Total consumer	2,179	1,636	54,641	58,456
Commercial business	2,972	13,441	3,610	20,023

Total	$7,969	$37,095	$237,229	$282,293

The following table sets forth the dollar amount of all loans at December 31, 2013 that are due after December 31, 2014 and have either fixed or adjustable interest rates (dollars in thousands).

	Fixed	Adjustable	Total
Real estate – mortgage:
One- to four-family residential
Originated	$102,971	$1,824	$104,795
Purchased	1,502	5,386	6,888

Total one-to four-family residential	104,473	7,210	111,683

Multi-family:
Originated	1,727	5,356	7,083
Purchased	—	3,768	3,768

Total multi-family	1,727	9,124	10,851
Commercial	29,598	31,548	61,146

Total real estate – mortgage	135,798	47,882	183,680
Real estate – construction:
Residential	3,090	247	3,337
Commercial	—	13,979	13,979

Total real estate – construction	3,090	14,226	17,316

Consumer:
Home equity
Loan-to-value ratio of 80% or less	45,369	362	45,731
Loan-to-value ratio of greater than 80%	8,928	179	9,107

Total home equity	54,297	541	54,838
Other	1,439	—	1,439

Total consumer	55,736	541	56,277
Commercial business	15,051	2,000	17,051

Total	$209,675	$64,649	$274,324

Securities. Securities available-for-sale decreased $15.8 million, or 37.1%, to $26.8 million at December 31, 2013 compared to $42.6 million at December 31, 2012 due to paydowns and a $700,000 maturity of a municipal bond. In addition, the securities portfolio reflects an unrealized gain of $102,000 at December 31, 2013 compared to an unrealized loss of $638,000 at December 31, 2012. The following table sets forth the amortized cost and fair value of the securities portfolio at the dates indicated (dollars in thousands).

			December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Government-sponsored enterprises	$—	$—	$—	$—	$2,000	$2,003
Municipal bonds	7,988	7,970	8,756	9,181	6,738	7,125
Mortgage-backed – GSEs	7,740	8,192	12,120	12,815	16,572	17,544
REMICs	6,946	7,019	18,345	18,700	23,413	24,318
Corporate debt	3,996	3,591	3,995	1,882	3,995	1,454
Equities	—	—	4	4	4	4

Total securities available-for-sale	$26,670	$26,772	$43,220	$42,582	$52,722	$52,448

At December 31, 2013, FedFirst had no investments in a single company or entity that had an aggregate book value in excess of 10% of its equity.

FedFirst reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

At December 31, 2013, FedFirst had two municipal bonds with an unrealized loss of $142,000 in an unrealized loss position of less than 12 months and one municipal bond with an unrealized loss of $83,000 in an unrealized loss position of 12 months or more. An evaluation was performed on each bond. For the two bonds in an unrealized loss position of less than 12 months, there were no events to indicate deterioration in credit with unchanged, investment grade credit ratings. FedFirst believes the unrealized loss on these two bonds is due to market conditions, specifically rising interest rates impacting the value of the bonds. For the bond in an unrealized loss position of 12 months or more, the credit rating was initially downgraded in 2012 primarily due to budgetary challenges and more recently in July 2013 primarily due to accreditation concerns; however the credit rating remains investment grade and the strong income indicators of the economic base and sound financial policies and practices of the municipality, and the municipality’s ability to levy a property tax that is sufficient to be used for bond payment are expected to allow it to repay debt and meet its contractual obligations. Therefore, FedFirst believes the unrealized loss of this bond is due to changes in market conditions. FedFirst does not intend to sell the bonds and it is more likely than not that FedFirst will not be required to sell the bonds before recovery. FedFirst expects to recover the entire amortized cost basis and concluded that there was no OTTI on these bonds at December 31, 2013.

At December 31, 2013, FedFirst had three securities consisting of two pools of CDOs collateralized by the TruPS of insurance companies that were in an unrealized loss position for 12 months or greater at an amount of $405,000. These securities were downgraded from their original rating issuance to below investment grade in 2009 after purchase. The lack of liquidity in the market for this type of security, credit rating downgrades and market uncertainties are factors contributing to the unrealized losses on these securities.

These securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. FedFirst considers the discounted cash flow analysis to be its primary evidence when determining whether credit-related OTTI exists. Additionally, reports are reviewed that provide information for the amount of deferral/defaults that would have to occur to prevent the tranche from collecting contractual cash flows (principal and interest). None of these securities are projecting a cash flow disruption, nor have any of these securities experienced a cash flow disruption. FedFirst also reviewed each of the issues’ collateral participants, including their financial condition, ratings provided by A. M. Best (for insurance companies), and adverse conditions specifically related to industry or geographic area. This information did not suggest additional deferrals or defaults in the future that would result in the securities not receiving all of their contractual cash flows. Based on the analysis performed and the fact that FedFirst does not expect to sell these securities, and because it is not more likely than not that FedFirst will be required to sell the securities before recovery of their amortized cost basis, FedFirst concluded that there was no OTTI on these securities at December 31, 2013.

In December 2013, the OCC adopted final regulations implementing section 619 of the Dodd-Frank Wall Street Reform and Protection Act, commonly known as the “Volcker Rule”, which restricts the ability of a banking entity to engage in proprietary trading and have certain interests in, or relationships with, a hedge fund or private equity fund (referred to as a “covered fund”). A banking entity must divest its holding in covered funds by July 15, 2015. A covered fund is defined to include any issuer that would be an investment company under the Investment Company Act of 1940, but relies on the exemption for funds sold to fewer than 100 investors or the exemption for funds sold only to qualified purchasers. An issuer that could rely on a different exemption from the definition of investment company under the Investment Company Act would not be considered a covered fund, and therefore would not be subject to the Volcker Rule. In particular, the federal banking regulators have noted that some issuers of CDOs may qualify for exemption under Investment Company Act Rule 3a-7, which exempts non-managed fixed income funds from the definition of investment company. Therefore, if the issuer meets the requirements of Rule 3a-7, the CDOs will not be subject to the Volcker Rule. Based on First Federal’s review, the CDOs held by First Federal as of December 31, 2013 satisfy all conditions for relying on the exemption under Investment Company Act Rule 3a-7, and therefore are not considered a covered fund that require divesture by July 15, 2015. The CDOs were in an unrealized loss position of $405,000 at December 31, 2013.

At December 31, 2013, FedFirst had three REMIC securities that were issued and backed by a Government-Sponsored Enterprise (“FNMA” and “FHLMC”) with an unrealized loss of $25,000. The securities were in an unrealized loss position for less than 12 months. FedFirst believes the unrealized loss of the securities is due to changes in market interest rates or changes in market conditions as there was no indication that the issuers were having financial difficulties. FedFirst does not intend to sell the securities and it is not more likely than not that FedFirst will be required to sell the securities before their recovery. FedFirst expects to recover the entire amortized cost basis of the securities and concluded that there was no OTTI at December 31, 2013.

The following table sets forth the stated maturities and weighted average yields of FedFirst’s securities at December 31, 2013. Certain mortgage-backed securities have adjustable interest rates and will reprice periodically within the various maturity ranges. These repricing schedules are not reflected in the table below. At December 31, 2013, mortgage-backed securities and REMICs with adjustable rates totaled $1.2 million (dollars in thousands).

					December 31,
	One Year or Less		One Year to Five Years		Five to Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Municipal bonds	$—	—%	$2,210	5.87%	$2,677	3.69%	$3,083	3.05%	$7,970	3.98%
Mortgage-backed GSEs	1	6.29	104	3.25	3,548	2.88	4,539	4.92	8,192	4.00
REMICs	—	—	—	—	276	3.99	6,743	3.02	7,019	3.05
Corporate debt	—	—	—	—	—	—	3,591	2.28	3,591	2.28

Total available-for-sale debt securities	$1	6.29%	$2,314	5.74%	$6,501	3.28%	$17,956	3.30%	$26,772	3.49%

FHLB Stock. FHLB stock decreased $1.2 million, or 31.6%, to $2.6 million at December 31, 2013 compared to $3.8 million at December 31, 2012 due to the FHLB repurchasing excess capital stock.

Other assets. Other assets decreased $1.5 million, or 72.7%, to $573,000 at December 31, 2013 compared to $2.1 million at December 31, 2012. The decrease was primarily the result of a $643,000 refund of the FDIC prepaid insurance assessment and a $503,000 federal income tax refund that was applied against 2013 estimated tax payments.

Deposits. Total deposits increased $5.2 million, or 2.4%, to $219.2 million at December 31, 2013 compared to $214.1 million at December 31, 2012. There were increases of $12.9 million in interest-bearing demand deposits and $3.3 million in noninterest-bearing demand deposits partially offset by decreases of $6.3 million in money market accounts and $4.8 million in certificates of deposit. The increase in interest-bearing demand deposits and corresponding decrease in money market accounts was primarily due to First Federal’s reclassification of sweep products in the current period. During the current period, municipal and business customers that use First Federal’s sweep products deposited significant amounts, some of which may be temporary. In addition, due to the low rate environment, First Federal has been selective on promotional rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. The decrease in certificates of deposits was primarily due to customer hesitancy to commit to long-term rates. The following table sets forth the balances of the deposit products at the dates indicated (dollars in thousands).

	December 31,
	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$27,247	12.4%	$23,987	11.2%	$20,536	9.3%
Interest-bearing demand deposits	30,733	14.0	17,878	8.4	14,555	6.6
Savings accounts	24,415	11.1	24,271	11.3	22,827	10.3
Money market accounts	48,746	22.2	55,047	25.7	59,709	27.0
Certificates of deposit	88,091	40.3	92,874	43.4	103,913	46.8

Total deposits	$219,232	100.0%	$214,057	100.0%	$221,540	100.0%

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at December 31, 2013. Jumbo certificates of deposit require minimum deposits of $100,000 (dollars in thousands).

Maturity Period	Certificates of Deposit
Three months or less	$1,225
Over three through six months	3,092
Over six through twelve months	17,711
Over twelve months	12,168

Total jumbo certificates	$34,196

The following table sets forth certificates of deposit classified by rates at the dates indicated (dollars in thousands).

	December 31,
	2013	2012	2011
0.50% or less	$37,970	$15,771	$9,126
0.51 – 1.00%	11,708	28,589	8,333
1.01 – 2.00%	14,223	17,266	36,142
2.01 – 3.00%	15,564	30,350	32,923
3.01 – 4.00%	4,832	5,521	8,098
4.01% or greater	3,794	5,377	9,291

Total certificates of deposit	$88,091	$92,874	$103,913

The following table sets forth the amount and maturities of certificates of deposit at December 31, 2013 (dollars in thousands).

	Amounts Due in
	One Year or Less	One to Two Years	Two to Three Years	Three to Four Years	Four to Five Years	Five Years and Thereafter	Total	Percent of Total
0.50% or less	$32,322	$4,200	$1,448	$—	$—	$—	$37,970	43.1%
0.51 – 1.00%	7,273	1,172	513	600	795	1,355	11,708	13.3
1.01 – 2.00%	1,929	539	4,338	719	681	6,017	14,223	16.1
2.01 – 3.00%	1,441	2,714	989	1,787	4,866	3,767	15,564	17.7
3.01 – 4.00%	3,076	1,245	—	38	451	22	4,832	5.5
4.01% or greater	526	1,515	1,063	474	216	—	3,794	4.3

Total certificates of deposit	$46,567	$11,385	$8,351	$3,618	$7,009	$11,161	$88,091	100.0%

The following table sets forth deposit activity for the periods indicated (dollars in thousands).

	December 31,
	2013	2012	2011
Beginning balance	$214,057	$221,540	$203,562
Increase (decrease before interest credited)	3,719	(9,575)	15,117
Interested credited	1,456	2,092	2,861

Net increase (decrease) in deposits	5,175	(7,483)	17,978

Deposits at end of year	$219,232	$214,057	$221,540

Borrowings. Borrowings decreased $3.1 million, or 6.3%, to $45.6 million at December 31, 2013 compared to $48.7 million at December 31, 2012. The weighted average rate of borrowings decreased 43 basis points to 2.34% at December 31, 2013 compared to 2.77% at December 31, 2012 primarily due to the payoff of a $7.1 million matured advance at a rate of 3.68%. This was partially offset by a $3.9 million increase in short-term borrowings.

The following table sets forth information concerning FedFirst’s borrowings at the periods indicated (dollars in thousands).

	December 31,
	2013	2012	2011
Maximum amount outstanding at any month end during the year	$46,338	$48,873	$72,864
Average amounts outstanding during the year	37,784	44,348	58,150
Weighted average rate during the year	3.37%	3.66%	3.69%
Balance outstanding at end of year	$45,591	$48,678	$49,289
Weighted average rate at end of year	2.34%	2.77%	3.69%

Stockholders’ Equity. Stockholders’ equity decreased $1.4 million, or 2.7%, to $51.9 million at December 31, 2013 compared to $53.3 million at December 31, 2012. The decrease was primarily due to the purchase of 213,157 shares of FedFirst’s common stock for $4.1 million and $528,000 in dividend payments to stockholders partially offset by $2.2 million of net income and a $450,000 increase in accumulated other comprehensive income as a result of an increase in the unrealized gain position of the security portfolio.

Results of Operations of Exchange Underwriters

Exchange Underwriters’ net income increased $226,000 to $385,000 for the year ended December 31, 2013 compared to $159,000 for the year ended December 31, 2012.

Total income increased $757,000 to $3.2 million for the year ended December 31, 2013 compared to $2.5 million for the year ended December 31, 2012. Substantially all of the income of Exchange Underwriters is derived from commissions received on the sale of insurance. The increase in income is primarily due to an increase in commissions from commercial-lines policies and a $228,000 increase in contingency fees.

Total expenses, excluding income tax expense, increased $375,000 to $2.5 million for the year ended December 31, 2013 compared to $2.2 million for the year ended December 31, 2012 primarily due to an increase in advertising expense from a cooperative marketing agreement signed to gain insurance commissions by binding coverage for workers’ compensation insurance policies and an increase in compensation expense from higher commissions based on volume and increased employee benefit costs partially offset by a decrease in amortization of intangibles due to fully amortized assets.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. FedFirst’s most prominent risk exposures are credit risk, market and interest rate risk, operational risk, liquidity risk, regulatory and compliance risk, reputation risk, and strategic risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Market and interest rate risk is the sensitivity risk of FedFirst’s earnings and net portfolio value to changes in interest rates. Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events and may include fraud, processing errors, technology failures and disaster recovery. Liquidity risk is the risk that funds cannot be generated at reasonable prices, or in a reasonable time frame, to meet normal or unanticipated obligations. Regulatory and compliance risk is the risk that a change in laws or new regulations will materially impact FedFirst’s business through increased operational costs. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in FedFirst’s customer base or revenue. Strategic risk is the risk of loss arising from a poor strategic business decision.

Credit Risk Management. FedFirst’s strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to remit a required loan payment, FedFirst initiates a number of steps to cure the delinquency and restore the loan to current status. For all loans, a past due notice is generated and sent to the borrower when the loan becomes 15 days past due. For residential and consumer loans, if the payment is not received within five days, a second past due notice is sent. If payment is not received by the 30th day of delinquency, additional letters and phone calls are made. Generally, a notice is sent of FedFirst’s intention to foreclose when residential loans become 60 days past due without establishing payment arrangements. If the borrower has not cured the default within the next 30 days, FedFirst will commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not paid current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure. For commercial loans, the borrower is contacted in an attempt to reestablish the loan to current status and ensure timely payments continue. Collection efforts continue until the loan is 90 days past due, at which time demand payment, default, and/or foreclosure procedures are initiated. FedFirst may consider loan workout arrangements with certain borrowers under certain circumstances.

On a monthly basis, management informs the board of directors of loans delinquent 30 days or more, loans in foreclosure, and repossessed property.

Analysis of Nonperforming and Classified Assets. FedFirst considers repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent, at which time the accrual of interest ceases and all previously accrued and unpaid interest is reversed against earnings.

A loan whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties is considered a troubled debt restructuring (“TDR”). TDRs typically result from FedFirst’s loss mitigation activities and could include rate reductions, principal forgiveness, forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. A restructuring for a borrower that is experiencing financial difficulties, but results in only a delay in payment that is insignificant is not considered a concession. Once a loan is classified as a TDR, the determination of income recognition is based on the status of the loan prior to classification. If a loan is in non-accrual status, then it will remain in that classification for a minimum of six consecutive months until uncertainty with respect to collectability no longer exists. Loans that are current at the time of classification will remain on an accrual basis and are monitored. If restructured contractual terms of a loan are not met, then the loan will be placed on nonaccrual status.

Real estate that FedFirst acquires as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan less estimated selling costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to FedFirst’s nonperforming assets at the dates indicated (dollars in thousands).

	December 31,
	2013	2012	2011	2010	2009
Nonaccrual loans:
Real estate – mortgage:
One-to four-family residential
Originated	$1,595	$1,269	$128	$332	$137
Purchased	307	763	1,416	394	227

Total one-to four-family residential	1,902	2,032	1,544	726	364
Multi-family
Purchased	—	—	—	—	634

Total multi-family	—	—	—	—	634
Commercial	493	172	568	493	98

Total real estate – mortgage	2,395	2,204	2,112	1,219	1,096

Consumer:
Home equity
Loan-to-value ratio of 80% or less	—	—	—	—	79
Loan-to-value ratio of greater than 80%	30	—	33	—	45

Total home equity	30	—	33	—	124
Other	—	—	—	—	11

Total consumer	30	—	33	—	135

Total nonaccrual loans	2,425	2,204	2,145	1,219	1,231
Accruing loans past 90 days or more	—	—	—	—	—

Total nonaccrual loans and accruing loans past due 90 days or more	2,425	2,204	2,145	1,219	1,231
Real estate owned	126	146	544	426	419

Total nonperforming assets	$2,551	$2,350	$2,689	$1,645	$1,650

Troubled debt restructurings:
In nonaccrual status	$968	$1,254	$465	$493	$—
Performing under modified terms	2,358	1,501	1,565	672	—

Total troubled debt restructurings	$3,326	$2,755	$2,030	$1,165	$—

Total nonperforming loans to total loans	0.86%	0.86%	0.84%	0.51%	0.50%
Total nonperforming assets to total assets	0.80	0.74	0.80	0.48	0.47
Total nonperforming assets and troubled debt restructurings performing under modified terms to total assets(1)	1.54	1.21	1.27	0.68	—

(1)	Troubled debt restructurings in nonaccrual status are included in nonperforming assets.

Interest income that would have been recorded for the years ended December 31, 2013 and December 31, 2012 had nonaccruing loans been current according to their original terms amounted to $106,000 and $132,000, respectively. No interest related to nonaccrual loans was included in interest income for the years ended December 31, 2013 and 2012.

The following table shows the aggregate amounts of FedFirst’s classified assets at the dates indicated (dollars in thousands). Real estate owned properties are considered substandard based on internal policy.

	December 31,
	2013	2012	2011
Special mention assets	$4,587	$508	$2,338
Substandard assets	5,569	5,399	4,477

Total classified assets	$10,156	$5,907	$6,815

Delinquencies. The following table provides information about delinquencies in FedFirst’s loan portfolio at the dates indicated (dollars in thousands).

	December 31,
	2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
Real estate – mortgage:
One- to four-family residential
Originated	$1,012	$427	$627	$1,052	$138	$281
Purchased	—	—	307	—	—	595

Total one-to four-family residential	1,012	427	934	1,052	138	876
Commercial	30	—	493	456	—	74

Total real estate – mortgage	1,042	427	1,427	1,508	138	950
Real estate – construction:
Residential	715	—	—	—	—	—
Consumer:
Home equity
Loan-to-value ratio of 80% or less	1	—	—	510	—	—
Loan-to-value ratio of greater than 80%	144	158	30	406	36	—

Total home equity	145	158	30	916	36	—
Other	—	3	—	5	—	—

Total consumer	145	161	30	921	36	—
Commercial business	—	—	—	8	—	—

Total delinquencies	$1,902	$588	$1,457	$2,437	$174	$950

Analysis and Determination of the Allowance for Loan Losses. FedFirst’s methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a valuation allowance on impaired loans; and (2) a valuation allowance on the remainder of the loan portfolio. Although FedFirst determines the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Allowance on Impaired Loans. FedFirst establishes an allowance for loans that are individually evaluated and determined to be impaired. The amount of impairment is determined by the difference between the present value of the expected cash flows related to the loan, using current interest rates and its recorded value, or, as a practical measure in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans less estimated selling costs. At December 31, 2013, there were seven loan relationships that were individually evaluated for impairment, of which five were considered TDRs. At December 31, 2012, there were seven loan relationships that were individually evaluated for impairment, of which four were considered TDRs. TDR and impaired loan information and any related specific allowances were previously summarized in the “—Troubled Debt Restructurings” and “—Impaired Loans” sections.

Allowance on the Remainder of the Loan Portfolio. FedFirst establishes an allowance for loans that are not determined to be impaired. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. FedFirst utilizes previous years’ net charge-off experience by loan category as a basis in determining loss projections. In addition, there are two categories of loans considered to be higher risk concentrations that are evaluated separately when calculating the allowance for loan losses:

•	Loans purchased in the secondary market. Prior to 2006, pools of multi-family and one- to four-family residential mortgage loans located in areas outside of FedFirst’s primary geographic lending area in southwestern Pennsylvania were acquired in the secondary market. Although these loans were underwritten to FedFirst’s lending standards, they are considered higher risk given FedFirst’s unfamiliarity with the geographic areas where the properties are located and ability to timely identify problem loans through servicer correspondence.

•	Home equity loans with a loan-to-value ratio greater than 80%. These loans are considered higher risk given the pressure on property values and reduced credit alternatives available to leveraged borrowers.

FedFirst also considers qualitative or environmental factors that are likely to cause estimated credit losses associated with First Federal’s existing portfolio to differ from historical loss experience. FedFirst’s qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in its loan portfolio and economy. In 2013, the qualitative factors were adjusted by applying factors to commercial construction loans to ensure potential losses are captured as disbursements are occurring. FedFirst’s historical loss experience is typically updated on an annual basis when another complete year of loss history is available. At December 31, 2013, FedFirst adjusted its historical loss data by utilizing the three most recent years of loss history and periods where FedFirst did not experience any losses were excluded from determining the historical average loss for each loan class. It was determined that the most recent three years of loss history represented the most relevant data. At December 31, 2012, FedFirst utilized six years of loss history and, generally, periods where FedFirst did not experience any losses were excluded from determining the historical average loss for each loan class.

The following table sets forth the allowance for loan losses by loan category at the dates indicated (dollars in thousands).

	December 31,
	2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate – mortgage:
One- to four-family residential
Originated	$432	37.1%	$466	43.4%	$534	46.0%	$558	51.3%	$641	54.8%
Purchased	286	2.4	372	4.0	465	6.4	443	8.7	323	9.8

	718	39.5	838	47.4	999	52.4	991	60.0	964	64.6
Multi-family:
Originated	114	2.5	33	4.3	39	5.1	12	1.7	12	1.6
Purchased	34	1.3	102	1.7	124	2.0	127	2.2	117	2.5

Total multi-family	148	3.8	135	6.0	163	7.1	139	3.9	129	4.1
Commercial	1,025	21.9	802	17.8	858	13.8	804	14.2	647	12.8

Total real estate – mortgage	1,891	65.2	1,775	71.2	2,020	73.3	1,934	78.1	1,740	81.5
Real estate – construction:
Residential	6	1.2	3	0.8	6	1.5	10	2.9	4	1.2
Commercial	103	5.7	8	2.0	12	3.3	1	0.3	4	1.1

Total real estate – construction	109	6.9	11	2.8	18	4.8	11	3.2	8	2.3
Consumer:
Home equity
Loan-to-value ratio of 80% or less	475	16.9	434	16.3	379	12.0	294	9.6	168	7.3
Loan-to-value ratio of greater than 80%	268	3.3	246	3.0	267	3.1	292	3.6	321	3.8

Total home equity	743	20.2	680	19.3	646	15.1	586	13.2	489	11.1
Other	11	0.6	19	0.8	24	0.7	26	0.9	31	0.9

Total consumer	754	20.8	699	20.1	670	15.8	612	14.1	520	12.0
Commercial business	432	7.1	245	5.9	242	6.1	171	4.6	160	4.2
Unallocated	122	—	156	—	148	—	96	—	81	—

Total allowance for loan losses	$3,308	100.0%	$2,886	100.0%	$3,098	100.0%	$2,824	100.0%	$2,509	100.0%

(1)	Represents percentage of loans in each category to total loans.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated (dollars in thousands).

	Years Ended December 31,
	2013	2012	2011	2010	2009
Allowance at beginning of year	$2,886	$3,098	$2,824	$2,509	$1,806
Provision for loan losses	740	310	850	850	1,090
Charge-offs:
Real estate – mortgage:
One- to four-family residential
Originated	(12)	(136)	—	(82)	(32)
Purchased	(199)	(309)	(489)	(181)	(105)

Total one- to four-family residential	(211)	(445)	(489)	(263)	(137)
Multi-family
Purchased	—	—	—	(46)	(130)

Total multi-family	—	—	—	(46)	(130)
Commercial	—	(33)	—	—	(63)

Total real estate – mortgage	(211)	(478)	(489)	(309)	(330)
Consumer:
Home equity
Loan-to-value ratio of 80% or less	—	—	(14)	(87)	—
Loan-to-value ratio of greater than 80%	(121)	(49)	(64)	(119)	(46)

Total home equity	(121)	(49)	(78)	(206)	(46)
Other	(13)	(1)	(11)	(18)	(14)

Total consumer	(134)	(50)	(89)	(224)	(60)
Commercial business	—	(15)	—	(2)	—

Total charge-offs	(345)	(543)	(578)	(535)	(390)
Recoveries	27	21	2	—	3

Net charge-offs	(318)	(522)	(576)	(535)	(387)

Allowance at end of year	$3,308	$2,886	$3,098	$2,824	$2,509

Allowance to nonperforming loans	136.41%	130.94%	144.43%	231.67%	203.82%
Allowance to total loans	1.17	1.13	1.21	1.19	1.03
Net charge-offs to average loans	0.12	0.21	0.24	0.23	0.16

Market Risk Management. The process by which FedFirst manages its interest rate risk is called asset/liability management. The goal of FedFirst’s asset/liability management is to increase net interest income without taking undue interest rate risk while maintaining adequate liquidity. The Asset Liability Committee is responsible for the identification and management of interest rate risk exposure and continuously evaluates strategies to manage FedFirst’s exposure to interest rate fluctuations.

Interest Rate Risk Management. FedFirst manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. As interest rates change in the market, rates earned on interest rate sensitive assets and rates paid on interest rate sensitive liabilities do not necessarily move concurrently. Deposit accounts typically react more quickly to changes in market interest rates than loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect FedFirst’s earnings while decreases in interest rates may beneficially affect its earnings. FedFirst currently does not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

FedFirst has an Asset Liability Committee, which includes members of executive management, to communicate, coordinate and control all aspects of its business involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

In an effort to assess interest rate risk, FedFirst uses a simulation model to determine the effect of immediate incremental increases and decreases in interest rates on net income and the net portfolio value. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an instantaneous and sustained basis point increase or decrease in market interest rates with no effect given to any steps that FedFirst might take to counter the effect of that interest rate movement. Certain assumptions are made regarding loan prepayments and decay rates of non-maturity deposit accounts. Because it is difficult to accurately project the market reaction of depositors and borrowers, the effect of actual changes in interest rates on these assumptions may differ from simulated results.

The following table presents the change in FedFirst’s net portfolio value at December 31, 2013 that would occur in the event of an immediate change in interest rates with no effect given to any steps that FedFirst might take to counteract that change (dollars in thousands).

December 31, 2013	Net Portfolio Value (“NPV”)			NPV as a Percent of Portfolio Value of Assets			Earnings at Risk
Basis Point (“bp”) Change in Rates	Dollar Amount	Dollar Change	Percent Change	NPV Ratio	Change		Dollar Change	Percent Change
300bp	$30,688	$(19,341)	(38.7)%	10.76%	(498	)bp	$(1,834)	(17.1)%
200	37,466	(12,563)	(25.1)	12.65	(309)		(1,199)	(11.2)
100	44,721	(5,308)	(10.6)	14.54	(120)		(503)	(4.7)
Static	50,029	—	—	15.74	—		—	—
(100)	51,468	1,439	2.9	15.85	11		(350)	(3.3)

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. FedFirst’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of available-for-sale securities and borrowings from the FHLB of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

FedFirst regularly adjusts its investments in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of its asset/liability management policy.

FedFirst’s most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on FedFirst’s operating, financing, lending and investing activities during any given period. At December 31, 2013, cash and cash equivalents totaled $5.6 million. Securities classified as available-for-sale that are not pledged as collateral, and which provide additional sources of liquidity, totaled $18.3 million at December 31, 2013. In addition, at December 31, 2013, FedFirst had a maximum remaining borrowing capacity at the FHLB of approximately $105.4 million. FedFirst also has two unsecured discretionary lines of credit totaling $13.0 million. At December 31, 2013 and 2012, there were no outstanding advances on the lines of credit.

Certificates of deposit due within one year of December 31, 2013 totaled $46.6 million, or 52.9% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent interest rate environment. If these maturing deposits do not remain with FedFirst, FedFirst will be required to seek other sources of funds, including other certificates of deposit and borrowings. FedFirst believes, however, based on past experience that a significant portion of its maturing certificates of deposit will remain with us. FedFirst has the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of FedFirst’s contractual obligations as of December 31, 2013 (dollars in thousands).

	Amounts Due in
	Total	One Year or Less	One to Three Years	Three to Five Years	After Five Years
Certificates of deposit	$88,091	$46,567	$19,736	$10,627	$11,161
Borrowings	45,591	33,860	11,731	—	—
Operating lease obligations(1)	558	178	306	67	7

Total	$134,240	$80,605	$31,773	$10,694	$11,168

(1)	Payments are for lease of real property.

FedFirst’s primary investing activities are the origination of loans and the purchase of securities. FedFirst’s primary financing activities consist of activity in deposit accounts and FHLB advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by FedFirst and its local competitors and other factors. FedFirst generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. Occasionally, FedFirst offers promotional rates on certain deposit products to attract deposits. No further changes in FedFirst’s funding mix are currently planned or expected, other than changes in the ordinary course of business resulting from deposit flows. For information about FedFirst’s costs of funds, see “FedFirst Results of Operations for the Years Ended December 31, 2013 and 2012—Net Interest Income.”

The following table presents FedFirst’s primary investing and financing activities during the periods indicated (dollars in thousands).

	Years Ended December 31
	2013	2012
Investing activities:
Loans disbursed or closed	$(85,301)	$(66,788)
Loan principal repayments	64,660	62,001
Proceeds from maturities and principal repayments of securities	16,298	19,998
Proceeds from sales of securities available-for-sale	—	—
Purchases of securities	—	(10,940)
Financing activities:
(Decrease) increase in deposits	5,175	(7,483)
Decrease in borrowings	(3,087)	(611)

FedFirst is a separate legal entity from First Federal and must provide for its own liquidity. FedFirst’s financial obligations consist primarily of its operating expenses, repurchases of common stock, and payments of dividends to stockholders, when declared. FedFirst has no outstanding indebtedness. FedFirst’s available sources of income are interest and dividends on its investments and dividends from First Federal. The amount of dividends that First Federal can pay to FedFirst in any calendar year without the prior approval of the OCC cannot exceed retained net income for the year plus retained net income for the two prior calendar years. In 2013 and 2012, First Federal paid dividends to FedFirst totaling a $2.5 million and $3.5 million, respectively.

Stock Ownership

The following table sets forth information, as of                     , 2014, regarding the shares of FedFirst common stock beneficially owned by persons known to FedFirst to beneficially own more than 5% of FedFirst’s common stock, by each director and executive officer of FedFirst and by all directors and executive officers of as a group.

Persons Owning Greater than 5%	Shares of Common Stock Beneficially Owned (1)	Percent (2)
Stilwell Value Partners I, L.P.,
Stilwell Activist Fund, L.P.,
Stilwell Activist Investments, L.P.,
Stilwell Partners, L.P., Stilwell Value LLC, and
Joseph Stilwell
111 Broadway, 12th Floor
New York, New York 10006

Ryan Heslop, Ariel Warszawski,
Firefly Value Partners, LP, FVP GP, LLC,
Firefly Management Company GP, LLC and
FVP Master Fund, L.P.
551 Fifth Avenue, 36th Floor
New York, New York 10176

Directors
R. Carlyn Belczyk
Richard B. Boyer
John M. Kish
John J. LaCarte
Patrick G. O’Brien
John M. Swiatek
David L. Wohleber

Executive Officers who are not Directors
Jamie L. Prah
Henry B. Brown III

All directors and executive officers as a group (10 persons)

(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of the common stock or preferred stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days after , 2014. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of FedFirst common stock. In accordance with applicable Securities and Exchange Commission rules, outstanding options held by an individual that are vested or that will vest within 60 days of , 2014 are included for purposes of calculating that individual’s percentage ownership, but not for purposes of calculating any other individual’s percentage ownership.
(2)	Based on a total of a total of shares of FedFirst common stock outstanding as of , 2014

For additional information regarding FedFirst, see the FedFirst consolidated financial statements beginning on F-    .

MERGER-RELATED EXECUTIVE COMPENSATION

As required by the federal securities laws, FedFirst is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this document captioned “Description of the Merger—Merger-Related Executive Compensation for FedFirst’s Named Executive Officers,” and the related table and narratives.

Your vote is requested. FedFirst believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this Proxy Statement/Prospectus captioned “Description of the Merger—Merger-Related Executive

Compensation for FedFirst’s Named Executive Officers” is reasonable and demonstrates that FedFirst’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of FedFirst’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to FedFirst’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the merger agreement. However, the compensation will not be payable in the event the merger is not completed. FedFirst asks that its stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to FedFirst’s named executive officers in connection with the completion of the Merger, as disclosed in the section captioned “Description of the Merger——Merger-Related Executive Compensation for FedFirst’s Named Executive Officers,” and the related tables and narrative, is hereby approved.

This vote is advisory and therefore, it will not be binding on FedFirst, nor will it overrule any prior decision of FedFirst or require FedFirst’s board of directors (or any committee thereof) to take any action. However, FedFirst’s board of directors values the opinions of FedFirst’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this document, FedFirst’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. FedFirst’s board of directors will consider the affirmative vote of the holders of a majority of the votes cast of FedFirst common stock entitled to vote on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to FedFirst’s named executive officers in connection with the completion of the merger. FedFirst’s Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the above resolution.

ADJOURNMENT OF SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by FedFirst at the time of the special meeting to be voted for an adjournment, if deemed necessary, FedFirst has submitted the adjournment proposal to its stockholders as a separate matter for their consideration. FedFirst will vote properly submitted proxy cards “FOR” approval of the adjournment proposal, unless otherwise indicated on the proxy card. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholder, other than an announcement at the special meeting of the time and place to which the meeting is adjourned, unless the date of the adjourned meeting is more than one hundred twenty (120) days after the record date for the original meeting, or if a new record date is fixed for the adjourned meeting, notice of the place, date and time of adjourned meeting shall be given to persons who are stockholders as of the new record date. FedFirst’s board of directors unanimously recommends that stockholders vote “FOR” the adjournment proposal.

LEGAL MATTERS

The validity of the shares of CB common stock to be issued in the proposed merger has been passed upon for CB by Luse Gorman Pomerenk & Schick, P.C., Washington, DC. Certain federal income tax consequences of the proposed merger will be passed upon for CB by Luse Gorman Pomerenk & Schick, PC, Washington, DC, and for FedFirst by Kilpatrick Townsend & Stockton LLP, Washington, DC.

EXPERTS

The consolidated statements of financial condition of CB Financial Services, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013, 2012 and 2011 have been included in this proxy statement/prospectus in reliance upon the report of ParenteBeard LLC, independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of financial condition of FedFirst Financial Corporation and its subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012 have been included in this proxy statement/prospectus in reliance upon the report of ParenteBeard LLC, independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

FedFirst files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document FedFirst files with the SEC at its public reference room located at 100 F Street, NE, Room 1580, Washington DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Room 1580, Washington DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

CB has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of CB common stock to be issued to FedFirst stockholders in the merger. This document is a part of that registration statement and constitutes both a prospectus of CB and a proxy statement of FedFirst for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

All information concerning CB and its subsidiaries included in this document has been furnished by CB and all information concerning FedFirst and its subsidiaries included in this document has been furnished by FedFirst.

You should rely only on the information contained in this document when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated                     , 2014. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of FedFirst nor the issuance of shares of CB common stock as contemplated by the merger agreement shall create any implication to the contrary.

FINANCIAL STATEMENTS

Contents

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Financial Condition at March 31, 2014 (unaudited) and December 31, 2013 and 2012	F-3

Consolidated Statements of Income for the three months ended March 31, 2014 and 2013 (unaudited) and the years ended December 31, 2013, 2012 and 2011	F-4

Consolidated Statements of Comprehensive Income for the three months ended March 31, 2014 and 2013 (unaudited) and the years ended December 31, 2013, 2012 and 2011	F-5

Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2014 (unaudited) and the years ended December 31, 2011, 2012 and 2013	F-6

Consolidated Statements of Cash Flows for the three months ended March 31, 2014 and 2013 (unaudited) and the years ended December 31, 2013, 2012 and 2011	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

CB Financial Services, Inc. and Subsidiary

Carmichaels, Pennsylvania

We have audited the accompanying consolidated statement of condition of CB Financial Services, Inc. and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

June 11, 2014

Consolidated Statement of Condition

(Dollars in thousands except share data)

	(Unaudited)
	March 31,	December 31,
	2014	2013	2012
ASSETS
Cash and Due From Banks:
Interest Bearing	$8,264	$7,094	$13,351
Non-Interest Bearing	18,914	9,323	11,944
Investment Securities:
Available-for-Sale	120,891	133,810	155,331
Held to Maturity	511	1,006	2,032
Loans, Net	379,978	373,764	342,226
Premises and Equipment, Net	4,625	4,612	4,853
Goodwill	2,158	2,158	2,158
Core Deposit Intangible	—	—	52
Bank-Owned Life Insurance	8,760	8,702	8,458
Accrued Interest and Other Assets	6,072	6,017	6,348

TOTAL ASSETS	$550,173	$546,486	$546,753

LIABILITIES
Deposits:
Demand Deposits	$130,331	$121,210	$106,913
NOW Accounts	73,235	77,797	85,897
Money Market Accounts	109,085	110,174	115,640
Savings Accounts	91,110	84,961	73,626
Time Deposits	83,499	84,670	86,553
Brokered Deposits	1,523	1,523	1,519

Total Deposits	488,783	480,335	470,148

Short-Term Borrowings	13,550	15,384	23,374
Other Borrowed Funds	3,000	4,000	7,000
Accrued Interest and Other Liabilities	1,320	1,762	1,761

TOTAL LIABILITIES	506,653	501,481	502,283

STOCKHOLDERS’ EQUITY
Preferred Stock, No Par Value; 5,000,000 Shares Authorized	—	—	—
Common Stock, $.4167 Par Value; 35,000,000 Shares Authorized, 2,630,879 and 2,626,864 Shares Issued in 2014 and 2013, Respectively	1,096	1,095	1,085
Capital Surplus	6,024	5,969	5,636
Retained Earnings	41,395	40,807	38,623
Treasury Stock, at Cost (291,884 and 158,884 Shares in 2014 and 2013, Respectively)	(4,999)	(2,103)	(2,103)
Accumulated Other Comprehensive (Loss)Income	4	(763)	1,229

TOTAL STOCKHOLDERS’ EQUITY	43,520	45,005	44,470

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$550,173	$546,486	$546,753

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Income

(Dollars in thousands)

	(Unaudited)
	Three months ended		Years Ended December 31,
	March	March
	2014	2013	2013	2012	2011
INTEREST AND DIVIDEND INCOME
Loans, Including Fees	$3,968	$3,740	$15,380	$15,597	$16,489
Federal Funds Sold	3	6	16	50	31
Investment Securities:
Taxable	226	221	825	902	1,294
Exempt From Federal Income Tax	355	376	1,492	1,755	2,141
Other Interest and Dividend Income	26	3	44	7	9

TOTAL INTEREST AND DIVIDEND INCOME	4,578	4,346	17,757	18,311	19,964

INTEREST EXPENSE
Deposits	429	527	1,968	2,646	3,810
Federal Funds Purchased	9	14	3	1	2
Short-Term Borrowings	1	—	56	84	186
Other Borrowed Funds	31	63	209	362	494

TOTAL INTEREST EXPENSE	470	604	2,236	3,093	4,492

NET INTEREST INCOME	4,108	3,742	15,521	15,218	15,471

Provision For Loan Losses	—	100	100	450	975

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,108	3,642	15,421	14,768	14,496

OTHER OPERATING INCOME
Service Fees on Deposit Accounts	455	463	2,146	2,126	2,158
Commissions	81	75	269	256	231
Net Gain on Sale of Investments	—	—	—	14	—
Net Gains on Sale of Loans	—	123	476	817	326
Net Gain (Loss) on Sale of Real Estate Owned or Repossessed Assets	86	—	211	—	118
Income from Bank-Owned Life Insurance	58	60	243	260	269
Other	44	17	40	42	196

TOTAL OTHER OPERATING INCOME	724	738	3,385	3,515	3,298

OTHER OPERATING EXPENSE
Salaries and Employee Benefits	1,874	1,866	7,341	7,294	6,969
Occupancy	319	294	1,119	991	956
Equipment	272	222	975	928	873
FDIC Assessment	96	93	383	373	393
PA Shares Tax	97	96	403	371	342
Contracted Services	96	86	344	355	273
Legal Fees	118	67	328	266	192
Advertising	89	55	300	299	384
Bankcard Processing Expense	62	60	253	256	192
Other Real Estate Owned Expense	—	20	126	176	54
Loss on Sale of Real Estate Owned and Repossessed Assets	—	—	—	26	—
Other	434	470	1,818	1,696	1,876

TOTAL OTHER OPERATING EXPENSE	3,457	3,329	13,390	13,031	12,505

Income Before Income Taxes	1,375	1,051	5,416	5,252	5,289
Income Taxes	296	188	1,160	1,035	894

NET INCOME	$1,079	$863	$4,256	$4,217	$4,396

EARNINGS PER SHARE
Basic	$0.46	$0.35	$1.73	$1.73	$1.82
Diluted	0.46	0.35	1.72	1.70	1.78

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,344,477	2,454,827	2,463,571	2,438,281	2,409,494
Diluted	2,354,977	2,474,112	2,478,086	2,476,601	2,474,729

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Comprehensive Income

(Dollars in thousands)

	(Unaudited)
	Three months ended		Years Ended December 31,
	March	March
	2013	2014	2013	2012	2011
Net Income
Other Comprehensive Income (Loss):	$863	$1,079	$4,256	$4,217	$4,397
Unrealized Loss (Gain) on Available-for-Sale
Securities, Net of Tax	(205)	767	(1,993)	(158)	829
Reclassification Adjustment, Net of Tax				(9)

Total Comprehensive Income	$658	$1,846	$2,263	$4,050	$5,226

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Shareholders’ Equity

Three Months Ended March 31, 2014 (Unaudited) and Years Ended December 31, 2011, 2012 and 2013

(Dollars in thousands)

					Accumulated
					Other
	Common	Capital	Retained	Treasury	Comprehensive
	Stock	Surplus	Earnings	Stock	Income (Loss)	Total
Balance, December 31, 2010	1,063	4,957	34,066	(2,103)	568	38,551
Net Income			4,397			4,397
Other Comprehensive Income					829	829
Exercise of Stock Options	11	308				319
Dividends Declared ($ .83 per share)			(2,004)			(2,004)

Balance, December 31, 2011	1,074	5,265	36,459	(2,103)	1,397	42,092
Net Income			4,217			4,217
Other Comprehensive Income					(168)	(168)
Exercise of Stock Options	11	371				382
Dividends Declared ($ .84 per share)			(2,053)			(2,053)

Balance, December 31, 2012	1,085	5,636	38,623	(2,103)	1,229	44,470
Net Income			4,256			4,256
Other Comprehensive Income					(1,992)	(1,992)
Exercise of Stock Options	10	333				343
Dividends Declared ($ .84 per share)			(2,072)			(2,072)

Balance, December 31, 2013	1,095	5,969	40,807	(2,103)	(763)	45,005
Net Income			1,079			1,079
Other Comprehensive Income					767	767
Exercise of Stock Options	1	55				56
Dividends Declared ($ .21 per share)			(491)			(491)
Treasury Stock Purchased, at Cost				(2,896)		(2,896)

Balance, March 31, 2014	$1,096	$6,024	$41,395	$(4,999)	$4	$43,520

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three months ended		Years Ended December 31,
	March	March
	2014	2013	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$1,079	$863	$4,256	$4,217	$4,397
Cash Provided by Operating Activities:
Net Amortization on Investments	377	527	1,851	2,516	2,750
Depreciation and Amortization	118	164	629	484	522
Gain on Sale of Investments	—	—	—	(14)	—
Provision for Loan Losses	—	100	100	450	975
Income from Bank-Owned Life Insurance	(58)	(60)	(244)	(260)	(269)
Proceeds From Mortgage Loans Sold	4,628	3,155	15,927	19,510	12,548
Originations of Mortgage Loans for Sale	(4,542)	(3,033)	(15,451)	(18,693)	(12,222)
Gains on Sale of Loans	(86)	(123)	(476)	(817)	(326)
Decrease (Increase) in Taxes Payable	(77)	(104)	52	(281)	(234)
(Increase) Decrease in Accrued Interest Receivable	(11)	2	69	160	339
Decrease in Accrued Interest Payable	—	14	(61)	(174)	(167)
Decrease in Prepaid FDIC Assessment	—	84	653	337	354
Deferred Income Tax	(1)	203	192	14	45
(Gain) on Sale of Other Real Estate Owned and Repossessed Assets	—	—	(211)	26	(119)
Loss on Dispositions of Premises and Equipment	—	—	—	—	16
Impairment on Foreclosed Real Estate	—	13	126	176	—
Other, Net	(730)	(890)	638	(934)	(118)

NET CASH PROVIDED BY OPERATING ACTIVITIES	697	915	8,050	6,717	8,491

INVESTING ACTIVITIES
Investment Securities Available for Sale:
Proceeds From Principal Repayments and Maturities	18,013	19,281	58,189	104,184	86,246
Purchases of Securities	(4,309)	(7,082)	(41,517)	(130,283)	(89,243)
Investment Securities Held to Maturity:
Proceeds From Principal Repayments and Maturities	495	—	1,005	1,745	1,490
Purchases of Securities	—	—	—	(527)	(1,845)
Proceeds From Sale of Securities	—	—	—	514	—
Net Increase in Loans	(6,214)	600	(32,670)	(7,754)	(25,970)
Purchase of Premises and Equipment	(131)	(41)	(237)	(1,098)	(606)
Proceeds From Sale of Other Real Estate Owned and Repossessed Assets	59	—	1,212	90	303
Net Change in Restricted Equity Securities	(130)	(16)	(380)	15	191

NET CASH USED IN INVESTING ACTIVITIES	7,783	12,742	(14,398)	(33,114)	(29,434)

FINANCING ACTIVITIES
Net Increase (Decrease) in Deposits	8,448	(8,477)	10,187	20,008	43,404
Net Decrease in Short-Term Borrowings	(1,834)	(3,909)	(7,989)	(4,645)	(6,171)
Principal Payments on Other Borrowed Funds	(1,000)	—	(3,000)	(4,461)	(4,494)
Cash Dividends Paid	(491)	(517)	(2,072)	(2,052)	(2,004)
Treasury Stock, purchases at cost	(2,896)	—	—	—	—
Exercise of Stock Options	56	273	343	381	319

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	2,283	(12,630)	(2,531)	9,231	31,054

DECREASE IN CASH AND CASH EQUIVALENTS	10,763	1,027	(8,879)	(17,166)	10,111

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	16,417	25,296	25,296	42,462	32,351

CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,180	$26,323	$16,417	$25,296	$42,462

The accompanying notes are an integral part of these consolidated financial statements.

CB FINANCIAL SERVICES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of CB Financial Services, Inc. and its wholly owned subsidiary, Community Bank, (the “Bank”). CB Financial Services, Inc. and Community Bank are collectively referred to as the “Company”. All intercompany transactions and balances have been eliminated in consolidation. The following unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

Nature of Operations

The Company derives substantially all its income from banking and bank-related services which include interest earnings on commercial, commercial mortgage, residential real estate and consumer loan financing, as well as interest earnings on investment securities and fees generated from deposit services to its customers. The Company provides banking services primarily to communities in Greene, Washington and Allegheny Counties located in southwestern Pennsylvania.

The Company evaluated subsequent events for recognition or disclosure through February 26, 2014, the date the financial statements were available to be issued.

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to fair value of investment securities available for sale, determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, other-than-temporary impairment evaluations of securities, the valuation of deferred tax assets, and the valuation of goodwill impairment.

Revenue Recognition

Income on loans and investments is recognized as earned on the accrual method. Service charges and fees on deposit accounts are recognized at the time the customer account is charged. Gains and losses on sales of mortgages are based on the difference between the selling price and the carrying value of the related mortgage sold.

Operating Segments

An operating segment is defined as a component of an enterprise that engages in business activities which generate revenue and incur expense, and the operating results of which are reviewed by management. The Company’s business activities are currently confined to one operating segment which is community banking.

Cash and Due From Banks

Included in Cash and Due From Banks are required federal reserves of $499,000, $388,000 and $505,000 at March 31, 2014, December 31, 2013 and December 31, 2012, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intentions and ability, as securities held to maturity or securities available-for-sale. Debt securities acquired with the intent and the ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a level yield method and recognized as adjustments to interest income. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses, if any, are computed using the specific identification method. Declines in the fair value of individual securities below amortized cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (“FHLB”) and Atlantic Central Bankers’ Bank (“ACBB”) represents ownership in organizations which are wholly owned by other financial institutions. These restricted equity securities are accounted for based on industry guidance in Accounting Standards Codification (“ASC”) Sub-Topic 325-20, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. Included in Accrued Interest and Other Assets are FHLB stock of $1,859,900, $1,729,600 and $1,349,700 at March 31, 2014, December 31, 2013 and 2012, respectively, and ACBB stock of $40,000 at March 31, 2014 , December 31, 2013 and 2012.

The Company periodically evaluates its FHLB investment for possible impairment based on, among other things, the capital adequacy of the FHLB and its overall financial condition. The Company believes its holdings in the stock are ultimately recoverable at par value at December 31, 2013 and, therefore, determined that FHLB stock was not impaired. In addition, the Company has ample liquidity and does not require redemption of its FHLB stock in the foreseeable future.

Loans Receivable and Allowance for Loan Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. The Company’s loan portfolio is segmented to enable management to monitor risk and performance. The real estate loans are further segregated into three classes. Residential mortgages include those secured by residential properties, while commercial mortgages consist of loans to commercial borrowers secured by commercial or residential real estate. Construction loans typically consist of loans to build commercial buildings and acquire and develop residential real estate. The commercial, industrial and agricultural segment consists of loans to finance the activities of commercial or agricultural customers. The consumer segment consists primarily of indirect auto loans, home equity loans, installment loans and overdraft lines of credit.

Residential mortgage and construction loans are typically longer-term loans and, therefore, generally, present greater interest rate risk than the consumer and commercial loans. Under certain economic conditions, housing values may decline, which may increase the risk that the collateral values are not sufficient. Commercial real estate loans generally present a higher level of risk than loans secured by residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty in evaluating and monitoring these types of loans. Furthermore, the repayment of commercial real estate loans is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower’s ability to repay the loan may be impaired. Commercial, industrial and agricultural loans are generally secured by business assets, inventories, accounts receivable, etc, which present collateral risk. Consumer loans generally have higher interest rates and shorter terms than residential mortgage loans; however, they have additional credit risk due to the type of collateral securing the loan.

Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. Payments received on nonaccrual loans are recorded as income or applied against principal according to management’s judgment as to the collectibility of such principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Company uses an eight point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first four categories are considered not criticized, and are aggregated as “Pass” rated. The criticized rating categories used by management generally follow bank regulatory definitions. The Special Mention category includes assets that are currently protected but are below average quality, resulting in an undue credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. Those loans that represent a specific allocation of the allowance for loan losses are placed in the Doubtful category. Any loan that has been charged off is placed in the Loss category.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In the normal course of business, the Company modifies loan terms for various reasons. These reasons may include as a retention strategy to compete in the current interest rate environment, and to re-amortize or extend a loan term to better match the loan’s payment stream with the borrower’s cash flows. A modified loan is considered to be a troubled debt restructuring (TDR) when the Company has determined that the borrower is experiencing financial difficulties. The Company evaluates the probability that the borrower will be in payment default on any of its debt in the foreseeable future without modification. To make this determination a credit review is performed to assess the ability of the borrower to meet their obligations.

When the Company restructures a loan to a troubled borrower, the loan terms (i.e. interest rate, payment, amortization period and/or maturity date) are modified in such a way to enable the borrower to cover the modified debt service payments based on current financials and cash flow adequacy. If the hardship is thought to be temporary, then modified terms are offered only for that time period. Where possible, the Company obtains additional collateral and/or secondary payment sources at the time of the restructure. To date, the Company has not forgiven any principal as a restructuring concession. The Company will not offer modified terms if it believe that modifying the loan terms will only delay an inevitable permanent default.

All loans designated as TDRs are considered impaired loans and may be in either accruing or non-accruing status. The Company’s policy for recognizing interest income on TDRs does not differ from its overall policy for interest recognition. TDRs are considered to be in payment default if, subsequent to modification, the loans are transferred to non-accrual status. Loans may be removed from TDR status in the calendar year following the modification if the interest rate at the time of modification was consistent with the interest rate for a loan with comparable credit risk and the loan has performed according to to its modified terms for at least six months.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Loan origination and commitment fees as well as certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan’s yield. These amounts are being amortized over the contractual lives of the related loans.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance based on losses in the current loan portfolio, which includes an assessment of economic conditions, changes in the nature and volume of the loan portfolio, loan loss experience, volume and severity of past due, classified and nonaccrual loans as well as other loan modifications, quality of the Company’s loan review system, and the degree of oversight by the Company’s Board of Directors, existence and effect of any concentrations of credit and changes in the level of such concentrations, effect of external factors, such as competition and legal and regulatory requirements and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making evaluations. Additions are made to the allowance through periodic provisions charged to income and recovery of principal and interest on loans previously charged-off. Losses of principal are charged directly to the allowance when a loss actually occurs or when a determination is made that the specific loss is probable. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the original contractual terms of the loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured based on the present value of expected future cash flows discounted at a loan’s effective interest rate, or as a practical expedient, the observable market price, or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to the provision for loan losses. Any reserve for unfunded lending commitments represents management’s estimate of losses inherent in its’ unfunded loan commitments and is recorded in the allowance for loan losses on the consolidated Statement of Condition.

This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The specific valuation allowance, or allowance for impaired loans, is part of the total allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

allowance for loan losses until the previously charged-off principal is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate and consumer loans. An unallocated component is maintained to cover uncertainties that could affect the Company’s estimate of probable losses.

Generally, management considers all nonaccrual loans and certain renegotiated debt, when it exists, for impairment. The maximum period without payment that typically can occur before a loan is considered for impairment is ninety days. The past due status of loans receivable is determined based on contractual due dates for loan payments.

The Company grants commercial, residential, and other consumer loans to customers throughout Greene, Washington, and Allegheny Counties in Pennsylvania. Although the Company has a diversified loan portfolio at March 31, 2014, December 31, 2013 and 2012, a substantial portion of its debtors’ ability to honor their contracts is determined by the economic environment of these counties.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from three to seven years for furniture, fixtures, and equipment and 27.5 to 40 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from seven to fifteen years. Expenditures for maintenance and repairs are charged to expense when incurred while costs of major additions and improvements are capitalized.

Bank-Owned Life Insurance

The Company is the owner and beneficiary of bank owned life insurance (“BOLI”) policies on certain employees. The earnings from the BOLI policies are recognized as a component of other income. The BOLI policies are an asset that can be liquidated, if necessary, with tax costs associated. However, the Company intends to hold these policies and, accordingly, the Company has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

Real Estate Owned

Real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Prior to foreclosure, the estimated collectible value of the collateral is evaluated to determine if a partial charge-off of the loan balance is necessary. After transfer to real estate owned, any subsequent write-downs are charged against operating expenses. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance, FASB ASC 740 Topic, “Income Taxes”. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination, the term more likely than not means a likelihood of more than fifty percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion of all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Core Deposit Intangible

Core Deposit Intangible was developed by specific core deposit life studies, and is amortized using the straight-line method over periods ranging from eight to ten years. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any are charges to expense.

Goodwill

The Company accounts for goodwill in accordance with FASB ASC Sub-Topic 350-20, “Intangibles - Goodwill and Other”. This statement, among other things, requires a two-step process for testing the impairment of goodwill for each reporting unit on at least an annual basis. The Company performs an annual impairment analysis of goodwill. Based on the fair value of each reporting unit that has goodwill, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in the first quarter of 2014 or during 2013 and 2012.

Mortgage Service Rights (“MSRs”)

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains all servicing rights for these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to other assets on the consolidated Statement of Condition. Servicing fee income is recorded for fees earned for servicing loans. The fees are based on contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. The carrying and fair values of the MSRs and related amortization is not significant for financial reporting purposes.

Treasury Stock

The purchase of the Company’s common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to Capital Surplus.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income. Other comprehensive income (loss) is comprised of unrealized holding gains on the available-for-sale securities portfolio and urealized losses (losses) related to factors other than credit on debt securities. .

Earnings Per Share

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing the reported net income as the numerator and weighted average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options, warrants, and convertible securities are adjusted for in the denominator. Treasury shares are not deemed outstanding for earnings per share calculations.

Stock Options

The Company maintains a stock option plan for key officers, employees, and nonemployee directors.

Stock compensation accounting guidance, FASB ASC Topic 718, “Compensation – Stock Compensation,” requires that the compensation cost relating to share based payment transactions be recognized in financial statements. The cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Sholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of the grant is used for restricted stock awards.

Cash Flow Information

The Company has defined cash equivalents as those amounts due from depository institutions, interest-bearing deposits with other banks with maturities of less than 90 days, and federal funds sold. Cash payments for interest on deposits, short-term borrowings, and other borrowed funds in 2014, 2013 and 2012 were $470,980, $2,297,918 and $3,266,686, respectively. No cash payments for income taxes were made during the first quarter of 2014. Cash payments for income taxes made in 2013 and 2012 were $525,000 and $1,150,000, respectively. No Transfers from loans to real estate owned were made in the first quarter of 2014. Tranfers from loans to real estate owned and repossessed assets in 2013 and 2012 were $1,031,423 and $544,278, respectively.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Costs

Advertising costs are expensed as incurred.

Reclassifications

Certain comparative amounts for the prior year have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders’ equity.

Recent Accounting Standards

In December 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-12, “Definition of a Public Business Entity – an Addition to the Master Glossary.” The primary purposes of this update are to (1) amend the Master Glossary of the FASB Accounting Standards Codification® to include one definition of public business entity for future use in U.S. GAAP. The amendment does not affect existing requirements however, this definition will be used by the FASB, the Private Company Council (PCC), and the Emerging Issues Task Force (EITF) in specifying the scope of future financial accounting and reporting guidance; and (2) Identify the types of business entities that are excluded from the scope of the Private Company Decision-Making Framework: A Guide for Evaluating Financial Accounting and Reporting for Private Companies (Guide). Other types of entities that are excluded from the scope of the Guide include not-for-profit entities within the scope of Topic 958 and employee benefit plans within the scope of Topics 960 through 965 on plan accounting. Business entities that are within the scope of the Guide are those for which the FASB and the PCC will consider potential financial accounting and reporting alternatives within U.S. GAAP.

In January 2014, the FASB issued ASU 2014-04, “Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) – Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure.” The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. For entities other than public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015 and are not expected to have a significant impact on the Company’s financial statements

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income,” which will require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income, either on the face of the statement where net income is presented or in the notes to the financial statements. For entities other than public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2014 and are not expected to have a significant impact on the Company’s financial statements

NOTE 2 - EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	(Unaudited)
	March 31,	March 31,	December 31,	December 31,
	2013	2014	2013	2012
Weighted-Average Common Shares Outstanding	2,613,711	2,633,405	2,622,455	2,597,165
Average Treasury Stock Shares	(158,884)	(288,928)	(158,884)	(158,884)

Weighted-Average Common Shares and Common Stock Equivalents Used to Calculate Basic Earnings Per Share	2,454,827	2,344,477	2,463,571	2,438,281
Additional Common Stock Equivalents (Stock Options) Used to Calculate Diluted Earnings Per Share	15,285	10,500	14,515	38,320

Weighted-Average Common Shares and Common Stock Equivalents Used to Calculate Diluted Earnings Per Share	2,470,112	2,354,977	2,478,086	2,476,601

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available-for-sale as of March 31, 2014, December 31, 2013 and 2012: are as follows:

	(Dollars in thousands)
	2014 (Unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government Agencies	$64,595	$71	$(566)	$64,100
Equity Securities - Mutual Funds	500	5	—	505
Equity Securities - Other	519	63	(3)	579
Obligations of States and Political Subdivisions	49,606	769	(371)	50,004
Mortgage-Backed Securities - Government Sponsored Enterprises	5,665	38	—	5,703

Total	$120,885	$946	$(940)	$120,891

	2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government Agencies	$77,559	$8	$(1,273)	$76,294
Equity Securities - Mutual Funds	500	35	—	535
Equity Securities - Other	510	47	(4)	553
Obligations of States and Political Subdivisions	50,481	659	(637)	50,503
Mortgage-Backed Securities - Government Sponsored Enterprises	5,916	41	(32)	5,925

Total	$134,966	$790	$(1,946)	$133,810

	2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government Agencies	$106,034	$226	$(82)	$106,178
Equity Securities - Mutual Funds	500	35	—	535
Obligations of States and Political Subdivisions	45,592	1,698	(91)	47,199
Mortgage-Backed Securities - Government Sponsored Enterprises	1,342	77	—	1,419

Total	$153,468	$2,036	$(173)	$155,331

NOTE 3 – INVESTMENT SECURITIES (continued)

The amortized cost and fair value of investment securities held to maturity at March 31, 2014, December 31, 2013 and 2012 are as follows:

(Dollars in thousands)
2014 (Unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Obligations of States and Political Subdivisions	$511	$—	$—	$511

2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Obligations of States and Political Subdivisions	$1,006	$3	$—	$1,009

2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Obligations of States and Political Subdivisions	$2,032	$40	$(4)	$2,068

NOTE 3 – INVESTMENT SECURITIES (continued)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at March 31, 2014, December 31, 2013 and 2012:

	(Dollars in thousands)
	2014 (Unaudited)
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government Agencies	$40,465	$(388)	$7,140	$(178)	$47,605	$(566)
Equity Securities - Other	138	(3)	—	—	138	(3)
Obligations of States and Political Subdivisions	13,500	(190)	—	—	13,500	(190)
Mortgage-Backed Securities - Government-Sponsored Enterprises	2,449	—	8,133	(181)	10,582	(181)

Total	$56,552	$(581)	$15,273	$(359)	$71,825	$(940)

	2013
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government Agencies	$52,407	$(1,043)	$7,834	$(230)	$60,241	$(1,273)
Equity Securities - Other	85	(4)	—	—	85	(4)
Obligations of States and Political Subdivisions	16,489	(409)	8,052	(228)	24,541	(637)
Mortgage-Backed Securities - Government-Sponsored Enterprises	5,028	(31)	—	—	5,028	(31)

Total	$74,009	$(1,487)	$15,886	$(458)	$89,895	$(1,945,112)

	2012
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government Agencies	33,505	(82)	—	—	33,505	(82)
Obligations of States and Political Subdivisions	10,478	(92)	501	(3)	10,979	(95)

	43,983	(174)	501	(3)	44,484	(177)

For debt securities, the Company does not believe any individual unrealized loss as of March 31, 2014 represents an other-than-temporary impairment. The Company performs a review of the entire securities portfolio on a quarterly basis to identify securities that may indicate an other-than-temporary impairment. The Company’s management considers the length of time and the extent to which the fair value has been less than cost and the financial condition of the issuer. There are 60, 73 and 32 positions that are temporarily impaired at March 31, 2014, December 31, 2013 and 2012, respectively, relating principally to changes in interest rates subsequent to the acquisition of the specific securities. The Company does not intend to sell or it is not more likely than not that it will be required to sell any of the securities in an unrealized loss position before recovery of its amortized cost or maturity of the security.

Investment securities available-for-sale with a carrying value of $65,967,787, $81,785,465 and $119,218,973 at March 31, 2014, December 31, 2013 and 2012 respectively, are pledged to secure public deposits, short-term borrowings and for other purposes as required or permitted by law. No held-to maturity investment securities were pledged to secure public deposits, short-term borrowings and for other purposes at March 31, 2014 or December 31, 2013. Investment securities held to maturity with a carrying value of $2,032,396 and a market value of $2,068,361 at December 31, 2012, were pledged to secure public deposits, short-term borrowings and for other purposes as required or permitted by law.

NOTE 3 – INVESTMENT SECURITIES (continued)

The scheduled maturities of investment securities available-for-sale and held to maturity at March 31, 2014, and December 31, 2013 are summarized as follows:

	(Dollars in Thousands)
	2014 (Unaudited)
	Available-for-Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in One Year or Less	$4,897	$4,952	$—	$—
Due after One Year through Five Years	21,774	21,669	511	511
Due after Five Years through Ten Years	62,647	62,317	—	—
Due after Ten Years	31,567	31,953	—	—

Total	$120,885	$120,891	$511	$511

	2013
	Available -for-Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in One Year or Less	$3,125	$3,198	$—	$—
Due after One Year through Five Years	29,219	29,057	513	514
Due after Five Years through Ten Years	66,810	65,783	—	—
Due after Ten Years	35,812	35,772	493	495

Total	$134,966	$133,810	$1,006	$1,009

Equity Securities – Mutual Funds and Equity Securities – Other do not have a scheduled maturity date, but have been included in the Due After Ten Years. There were no sales of available-for sale investments during the first quarter of 2014 or during 2013. There were sales of available-for-sale investment securities with proceeds of $513,755 during 2012, resulting in a gross gain of $13,755.

NOTE 4 – LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES

Major classifications of loans as of March 31, 2014, December 31, 2013 and 2012:

	(Dollars in Thousands)
	(Unaudited)
	2014	2013	2012
Real Estate:
Residential	$163,579	$164,245	$145,455
Commercial	99,920	95,333	95,849
Construction	10,411	10,367	10,697
Commercial, Industrial, and Agricultural	43,621	41,719	38,800
Consumer	59,118	59,101	54,032
Other	8,701	8,381	3,297

	385,350	379,146	348,130
Less Allowance for Loan Losses	(5,372)	(5,382)	(5,904)

Net Loans	$379,978	$373,764	$342,226

Real estate loans serviced for others, which are not included in the Consolidated Statement of Condition, totaled $55,593,291, $53,000,655 and $44,809,833 at March 31, 2014, December 31, 2013 and 2012, respectively.

NOTE 4 – LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES

Loans summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard and Doubtful within the internal risk rating system as of March 31, 2014, December 31, 2013 and 2012:

	(Dollars in thousands)
	2014 (Unaudited)
		Special
	Pass	Mention	Substandard	Doubtful	Total
Real Estate:
Residential	$162,748	$200	$549	$82	$163,579
Commercial	80,166	14,357	—	5,397	99,920
Construction	8,949	—	—	1,462	10,411
Commercial, Industrial and Agricultural	39,551	3,756	—	314	43,621
Consumer	59,115	—	3	—	59,118
Other	8,701	—	—	—	8,701

Total	$359,230	$18,313	$552	$7,255	$385,350

	2013
		Special
	Pass	Mention	Substandard	Doubtful	Total
Real Estate:
Residential	$163,234	$397	$604	$10	$164,245
Commercial	78,324	11,859	335	4,815	95,333
Construction	6,712	2,178	—	1,477	10,367
Commercial, Industrial and Agricultural	37,924	3,480	—	315	41,719
Consumer	59,084	—	17	—	59,101
Other	8,381	—	—	—	8,381

Total	$353,659	$17,914	$956	$6,617	$379,146

	2012
		Special
	Pass	Mention	Substandard	Doubtful	Total
Real Estate:
Residential	$141,876	$503	$2,941	$135	$145,455
Commercial	79,733	9,740	3,368	3,008	95,849
Construction	8,281	2,051	—	365	10,697
Commercial, Industrial and Agricultural	34,421	3,239	892	248	38,800
Consumer	53,996	—	36	—	54,032
Other	3,297	—	—	—	3,297

Total	$321,604	$15,533	$7,237	$3,756	$348,130

NOTE 4 – LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES (continued)

The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of March 31, 2014, December 31, 2013 and 2012:

	(Dollars in thousands)
	2014 (Unaudited)
		30-59	60-89
	Loans	Days	Days	Total	Non-	Total
	Current	Past Due	Past Due	Past Due	Accrual	Loans
Real Estate:
Residential	$163,245	$—	$—	$—	$334	$163,579
Commercial	96,715	393	44	437	2,768	99,920
Construction	9,467	568	11	579	365	10,411
Commercial, Industrial and Agricultural	43,294	327	—	327	—	43,621
Consumer	58,998	104	13	117	3	59,118
Other	8,701	—	—	—	—	8,701

Total	$380,420	$1,392	$68	$1,460	$3,470	$385,350

	2013
		30-59	60-89
	Loans	Days	Days	Total	Non-	Total
	Current	Past Due	Past Due	Past Due	Accrual	Loans
Real Estate:
Residential	$163,626	$173	$107	$280	$339	$164,245
Commercial	91,686	592	390	982	2,665	95,333
Construction	10,002	—	—	—	365	10,367
Commercial, Industrial and Agricultural	41,711	8	—	8	—	41,719
Consumer	58,789	288	7	295	17	59,101
Other	8,381	—	—	—	—	8,381

Total	374,195	1,061	504	1,565	3,386	379,146

	2012
		30-59	60-89
	Loans	Days	Days	Total	Non-	Total
	Current	Past Due	Past Due	Past Due	Accrual	Loans
Real Estate:
Residential	142,870	954	—	954	1,632	145,456
Commercial	92,622	—	177	177	3,049	95,848
Construction	10,332	—	—	—	365	10,697
Commercial, Industrial and Agricultural	38,324	70	—	70	406	38,800
Consumer	53,784	180	32	212	36	54,032
Other	3,297	—	—	—	—	3,297

Total	341,229	1,204	209	1,413	5,488	348,130

Total unrecorded interest income related to nonaccrual loans was $46,750 for the first quarter of 2014 and $64,101 and $126,785 for 2013 and 2012, respectively.

NOTE 4 – LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES (continued)

A summary of the loans considered to be impaired as of March 31, 2014, December 31, 2013 and 2013 are as follows:

	(Dollars in Thousands)
	2014 (Unaudited)
			Unpaid	Average	Interest
	Recorded	Related	Principal	Recorded	Income
	Investment	Allowance	Balance	Investment	Recognized
Real Estate:
Residential	$—	$—	$—	$—	$—
Commercial	4,680	785	4,680	4,695	23
Construction	1,462	249	1,097	1,104	11
Commercial, Industrial and Agricultural	314	252	314	314	4
Consumer	—	—	—	—	—

Total Impaired Loans	$6,456	$1,286	$6,091	$6,113	$38

	2013
			Unpaid	Average	Interest
	Recorded	Related	Principal	Recorded	Income
	Investment	Allowance	Balance	Investment	Recognized
Real Estate:
Residential	$65	$—	$86	$94	$5
Commercial	5,407	640	5,693	5,960	245
Construction	1,477	265	1,477	1,692	54
Commercial, Industrial and Agricultural	315	253	315	316	13
Consumer	—	—	—	—

Total Impaired Loans	$7,264	$1,158	$7,571	$8,062	$317

	2012
			Unpaid	Average	Interest
	Recorded	Related	Principal	Recorded	Income
	Investment	Allowance	Balance	Investment	Recognized
Real Estate:
Residential	$1,632	$6	$1,680	$1,708	$54
Commercial	3,343	871	3,610	3,904	185
Construction	365	166	365	365	—
Commercial, Industrial and Agricultural	430	85	1,981	456	12
Consumer	36	—	54	63	4

Total Impaired Loans	$5,806	$1,128	$7,690	$6,496	255

NOTE 4 – LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES (continued)

Loans classified as TDRs consisted of two loans totaling $536,352, two loans totaling $542,565 and four loans totaling $796,462 as of March 31, 2014, December 31, 2013 and 2012, respectively. The following table presents the volume and recorded investment at the time of modification of the TDRs by class and type of modification that occurred during the periods ended March 31, 2014, December 31, 2013 and 2012:

	(Dollars in thousands)
	2014 (Unaudited)
	Temporary Rate				Modification of Payment
	Modification		Extension of Maturity		and Other Terms
	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Contracts	Investment	Contracts	Investment	Contracts	Investment
Real Estate
Commercial	1	$282	1	$254	—	—

Total	1	$282	1	$254	—	—

	2013
	Temporary Rate				Modification of Payment
	Modification		Extension of Maturity		and Other Terms
	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Contracts	Investment	Contracts	Investment	Contracts	Investment
Real Estate
Commercial	1	$259	1	$259	—	—

Total	1	$259	1	$259	—	—

	2012
	Temporary Rate				Modification of Payment
	Modification		Extension of Maturity		and Other Terms
	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Contracts	Investment	Contracts	Investment	Contracts	Investment
Real Estate
Residential			1	$140
Commercial	2	$379			1	$611

Total	2	$379	1	$140	1	$611

NOTE 4 – LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES (continued)

The activity in the Allowance for Loan Loss summarized by primary segments and segregated into the amount required for loans Individually Evaluated for Impairment and the amount required for loans Collectively Evaluated for Potential Losses as of March 31, 2013, December 31, 2013 and 2012:

	2014 (Unaudited)
				Commercial
	Real Estate	Real Estate	Real Estate	Industrial and
	Residential	Commercial	Construction	Agricultural	Consumer	Unallocated	Total
Beginning Balance	$1,481	$1,703	$355	$1,013	$592	$238	$5,382
Charge-offs	—	—	—	—	(36)	—	(36)
Recoveries	1	—	—	1	24	—	26
Provision	(1)	—	—	—	—	1	—

Ending Balance	$1,481	$1,703	$355	$1,014	$580	$239	$5,372

Individually Evaluated for Impairment	$—	$785	$249	$252	$—	$—	$1,286

Collectively Evaluted for Potential Losses	$1,481	$918	$106	$762	$580	$239	$4,086

	2013
				Commercial
	Real Estate	Real Estate	Real Estate	Industrial and
	Residential	Commercial	Construction	Agricultural	Consumer	Unallocated	Total
Beginning Balance	$2,215	$2,051	$326	$1,043	$320	$(51)	$5,904
Charge-offs	(181)	(555)	—	(109)	(95)	—	(940)
Recoveries	86	69	—	68	96	—	319
Provision	(639)	138	29	11	271	289	99

Ending Balance	$1,481	$1,703	$355	$1,013	$592	$238	$5,382

Individually Evaluated for Impairment	$—	$640	$265	$253	$—	$—	$1,158

Collectively Evaluted for Potential Losses	$1,481	$1,063	$90	$760	$592	$238	$4,224

	2012
				Commercial
	Real Estate	Real Estate	Real Estate	Industrial and
	Residential	Commercial	Construction	Agricultural	Consumer	Unallocated	Total
Beginning Balance	$902	$3,271	$436	$983	$287	$—	$5,879
Charge-offs	(71)	(103)	—	(255)	(168)		(597)
Recoveries	49	—	—	49	73		171
Provision	1,335	(1,117)	(110)	266	128	(51)	451

Ending Balance	$2,215	$2,051	$326	$1,043	$320	$(51)	$5,904

Individually Evaluated for Impairment	$6	$871	$166	$85	$—	$—	$1,128

Collectively Evaluted for Potential Losses	$2,209	$1,180	$160	$958	$320	$(51)	$4,776

NOTE 4 – LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES (continued)

Major classifications of loans summarized by Individually Evaluated for Impairment and Collectively Evaluated for Potential Losses as of March 31, 2014, December 31, 2013 and December 31, 2012:

	(Dollars in thousands)
	2014 (Unaudited)
				Commercial
	Real Estate	Real Estate	Real Estate	Industrial and
	Residential	Commercial	Construction	Agricultural	Consumer	Other	Total
Individually Evaluated for Impairment	$—	$4,680	$1,462	$314	$—	$—	$6,456
Collectively Evaluated for Impairment	163,579	95,240	8,949	43,307	59,118	8,701	378,894

	$163,579	$99,920	$10,411	$43,621	$59,118	$8,701	$385,350

	2013
				Commercial
	Real Estate	Real Estate	Real Estate	Industrial and
	Residential	Commercial	Construction	Agricultural	Consumer	Other	Total
Individually Evaluated for Impairment	$65	$5,407	$1,477	$315	$—	$—	$7,264
Collectively Evaluated for Impairment	164,180	89,926	8,890	41,404	59,101	8,381	371,882

	$164,245	$95,333	$10,367	$41,719	$59,101	$8,381	$379,146

	2012
				Commercial
	Real Estate	Real Estate	Real Estate	Industrial and
	Residential	Commercial	Construction	Agricultural	Consumer	Other	Total
Individually Evaluated for Impairment	$1,632	$3,343	$365	$430	$36	$—	$5,806
Collectively Evaluated for Impairment	143,823	92,506	10,332	38,370	53,996	3,297	342,324

	$145,455	$95,849	$10,697	$38,800	$54,032	$3,297	$348,130

Certain directors, executive officers, and principal stockholders of the Company, including companies in which they are principal owners, are loan customers of the Company. Such loans are made in the normal course of business, and summarized as follows:

	(Dollars in thousands)
	(Unaudited)
	March 31,	December 31,
	2014	2013	2012
Balance, January 1	$3,394	$3,511	$3,299
Additions	15	142	904
Payments	(112)	(259)	(691)

Balance, December 31	$3,297	$3,394	$3,512

NOTE 5 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	(Dollars in thousands)
	(Unaudited)
	March 31,	December 31,
	2014	2013	2012
Land	$1,112	$1,112	$1,092
Building	4,242	4,177	4,160
Leasehold Improvements	1,625	1,625	1,605
Furniture, Fixtures, and Equipment	7,911	7,808	7,664
Property Held Under Capital Lease	299	299	299

	15,189	15,021	14,820
Less Accumulated Depreciation	(10,564)	(10,409)	(9,967)

Total Premises and Equipment	$4,625	$4,612	$4,853

Depreciation and amortization expense on premises and equipment was $118,306 in the first quarter of 2014, $478,295 in 2013 and $424,200 in 2012.

NOTE 6 - CORE DEPOSIT INTANGIBLE

A summary of core deposit intangible assets is as follows:

	(Dollars in thousands)
	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Balance at December 31, 2011	$2,193	($2,080)	$113
Amortization Expense	—	(60)	(60)

Balance at December 31, 2012	2,193	(2,140)	53
Amortization Expense	—	(53)	(53)

Balance at December 31, 2013	$2,193	($2,193)	$—

There was no amortization of core deposit intangible in the first quarter of 2014.

NOTE 7 - DEPOSITS

The following table shows the maturities of time deposits for the next five years and beyond as of March 31, 2014 and December 31, 2013:

	(Dollars in thousands)
	(Unaudited)
	2014	2013
2014	$24,116	$33,642
2015	22,042	19,016
2016	14,200	11,126
2017	8,116	7,394
2018	7,285	7,128
Beyond 2018	7,740	6,364

Total	$83,499	$84,670

The balance in time deposits of $100,000 or more totaled $34,573,881and $35,303,402 as of March 31, 2014 and December 31, 2013, respectively.

NOTE 8 - FEDERAL FUNDS PURCHASED AND SHORT-TERM BORROWINGS

The components of federal funds purchased and short-term borrowings are summarized as follows:

	(Dollars in thousands)
	(Unaudited)
	March 31,		December 31,
	2014		2013		2012
	Amount	Rate	Amount	Rate	Amount	Rate
Federal Funds Purchased
Balance at Period-End	$—	—	$—	—	$—	—
Average Balance Outstanding During the Year	1,246	0.45%	672	0.47%	71	0.47%
Maximum Amount Outstanding at any Month-End	1,850		4,100		—

to Repurchase
Balance at Period-End	$13,550	0.28%	$15,384	0.28%	$23,374	0.27%
Average Balance Outstanding During the Year	13,864	0.27%	21,035	0.27%	28,124	0.30%
Maximum Amount Outstanding at any Month-End	14,099		25,683		34,740
Securities Collaterizing the Agreements at Period-End:
Carrying Value	21,349		25,399		30,415
Market Value	21,151		24,921		30,513

NOTE 9 - OTHER BORROWED FUNDS

Other borrowed funds consist of fixed rate advances from the FHLB as follows:

	(Dollars in thousands)
		Weighted
		Average	(Unaudited)	At December 31,
Description	Maturity	Interest Rate	At March 31,	2013
CLP - Fixed	August 22, 2013	3.98%	$—	$—
CLP - Fixed	February 25, 2014	2.26%	—	1,000
CLP - Fixed	February 25, 2015	2.71%	1,000	1,000
CLP - Fixed	September 5, 2015	4.05%	2,000	2,000

			$3,000	$4,000

As of March 31, 2014 the Company maintains a credit arrangement with a maximum borrowing limit of approximately $175 million with the FHLB. This arrangement is subject to annual renewal, incurs no service charge, and is secured by a blanket security agreement on outstanding residential mortgage loans and the Company’s investment in FHLB stock. Under this arrangement the Company had available a variable rate Line of Credit in the amount of $20 million as of March 31, 2014, December 31, 2013 and 2012.

A Borrower-In-Custody of Collateral agreement was entered into with the Federal Reserve Bank for a $40 million Line of Credit in 2009. This credit agreement requires quarterly certification of collateral, is subject to annual renewal, incurs no service charge and is secured by Commercial and Consumer Indirect Loans. As of March 31, 2014 this facility had not been used.

NOTE 9 - OTHER BORROWED FUNDS (continued)

The contractual maturities of these borrowings are as follows:

(Dollars in thousands)
(Unaudited)	(Unaudited)
	At March 31,	At December 31,
Due in One Year	1,000	1,000
Due After One Year But Within Five Years	2,000	3,000
Due From Five Years to Ten Years	—	—

Total	3,000	4,000

NOTE 10 – INCOME TAXES

The provision for income taxes is summarized as follows:

	Dollars in thousands)
	(Unaudited)
	March 31,		December 31,
	2013	2014	2013	2012
Current Payable	$(15)	$297	$968	$1,021
Deferred	203	(1)	192	14

Total Provision	$188	$296	$1,160	$1,035

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities are as follows:

	(Unaudited)
	March 31,	December 31,
	2014	2013	2012
Deferred Tax Assets:
Allowance for Loan Losses	$1,612	$1,548	$1,749
Core Deposit Intangible	65	95	123
Passthrough Entities	3	3	33
Net Unrealized Loss on Securities	—	393	—
Discount Accretion	14	13	9
Other	132	129	114

Gross Deferred Tax Assets	1,826	2,181	2,028

Deferred Tax Liabilities:
Deferred Origination Fees and Costs	195	164	50
Premises and Equipment	587	604	552
Net Unrealized Gain on Securities	2	—	633
Mortgage Servicing Rights	171	157	93
Goodwill	482	473	751

Gross Deferred Tax Liabilities	1,437	1,398	2,079

Net Deferred Tax Assets (Liabilities)	$389	$783	$(51)

No valuation allowance was established against the deferred tax assets in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential at March 31, 2014, December 31, 2013 and 2012.

NOTE 10 – INCOME TAXES (continued)

A reconciliation of the federal income tax expense at statutory income tax rates and the actual income tax expense on income before taxes is shown below:

	(Dollars in thousands)
	March 31,				December 31,
	2013		2014		2013		2012
		% of Pre-tax		% of Pre-tax		% of Pre-tax		% of Pre-tax
	Amount	Income	Amount	Income	Amount	Income	Amount	Income
Provision at Statutory Rate	$357	34.0%	$466	34.0%	$1,841	34.0%	$1,786	34.0%
Effect of Tax-Free Income	(132)	(12.6)	(126)	(9.2)	(527)	(9.7)	(658)	(12.5)
BOLI Income	(20)	(1.9)	(19)	(1.4)	(80)	(1.5)	(88)	(1.7)
Other	(17)	(1.7)	(25)	(1.8)	(74)	(1.4)	(5)	(0.1)

Actual Tax Expense and Effective Rate	$188	17.8%	$296	21.6%	$1,160	21.4%	$1,035	19.7%

Deferred taxes at March 31, 2014, December 31, 2013 and 2012 are included in other assets in the accompanying Consolidated Statement of Condition.

The Company’s federal and Pennsylvania income tax returns are no longer subject to examination by federal or Commonwealth of Pennsylvania taxing authorities for years before 2010. As of March 31, 2014, December 31, 2013 and 2012 there were no unrecognized tax benefits. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. There were no interest or penalties accrued at March 31, 2014, December 31, 2013 and 2012.

NOTE 11 - EMPLOYEE BENEFITS

SAVINGS AND PROFIT SHARING PLAN

The Company maintains a Cash or Deferred Profit-sharing Section 401(k) Plan with contributions matching those by eligible employees for the first 4 percent of an employee’s contribution at the rate of $.25 on the dollar. All employees who work over 1,000 hours per year are eligible to participate in the plan. The Company made no contribution in the first quarter 2014, $42,253 in 2013 and $40,769 in 2012 to this plan. In 2009, the 401(k) Plan was enhanced to include a “safe harbor” provision and a discretionary retirement contribution. The Company made no contributions for the first quarter 2014, $422,176 and $406,434 for the enhanced portion of the 401(k) Plan in 2013 and 2012, respectively.

STOCK OPTION PLAN

The Company maintains an Incentive Stock Option Plan for executive management, a Supplemental Stock Option Plan for all full-time employees, and a Directors’ Stock Option Plan for all outside directors. All three plans provide for the granting of options at the discretion of the Board of Directors, and all options typically have expiration terms of ten years subject to certain extensions and early terminations. Under the Incentive Stock Option Plan, the first option grants were awarded on May 17, 2000. First option grants under the Supplemental Stock Option Plan and the Directors’ Stock Option Plan were awarded on May 16, 2001. The per share exercise price of an option granted cannot be less than the fair value of a share of common stock at the time the option is granted. The Company has a policy of issuing new shares to satisfy share option exercises. No tax benefits were realized for the tax deductions from non-qualifying stock options exercised for the periods ended, March 31, 2014, December 31, 2013 and 2012, respectively.

NOTE 11 - EMPLOYEE BENEFITS (continued)

STOCK OPTION PLAN (continued)

The following table presents shares data related to the stock plans:

	(Unaudited)
		Weighted
		Average
		Exercise
	2014	Price
Outstanding, January 1	14,515	$14.25
Granted	—	—
Exercised	(4,015)	14.25
Forfeited	—
Outstanding, March 31	10,500	$14.25
Exercisable, March 31	10,500	$14.25

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	2013	Price	2012	Price
Outstanding, January 1	38,320	$14.48	65,235	$14.36
Granted	—	—		—
Exercised	(23,405)	14.62	(26,915)	$14.19
Forfeited	(400)	14.50	—

Outstanding, December 31	14,515	$14.25	38,320	$14.48

Exercisable, December 31	14,515	$14.25	38,320	$14.48

The following table summarizes characteristics of stock options outstanding at March 31, 2014

	(Unaudited)
	Outstanding			Exercisable
	Average	Average	Average
Exercise	Contractual	Exercise	Exercise
Price	Shares	Life	Price	Shares	Price
$14.25	10,500	0.125	$14.25	10,500	$14.25

	10,500			10,500

At March 31, 2014, December 31, 2013 and 2012, the Company did not have any unvested stock options outstanding.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and performance letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of condition. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and performance letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The unused and available credit balances of financial instruments whose contracts represent credit risk at March 31, 2014 and December 31, 2013 and 2012 are as follows:

	(Dollars in thousands)
	(Unaudited)
	2014	2013	2012
Standby Letters of Credit	$663	$693	$427
Performance Letters of Credit	1,192	1,534	1,258
Construction Mortgages	9,307	9,939	11,468
Personal Lines of Credit	5,596	5,502	7,264
Overdraft Protection Lines	6,577	6,552	6,657
Home Equity Lines of Credit	8,138	8,155	8,328
Commercial Lines of Credit	38,384	42,393	29,894

	$69,857	$74,768	$65,296

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Performance letters of credit represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized upon expiration of the letter. For secured letters of credit, the collateral is typically Company deposit instruments or customer business assets.

NOTE 13 - REGULATORY CAPITAL

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, each must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2013, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NOTE 13 - REGULATORY CAPITAL (continued)

As of March 31, 2014, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital ratios are presented in the following table, which shows that it met all regulatory capital requirements at March 31, 2014, December 31, 2013 and 2012. The Company’s capital ratios are comparable to those shown for the Bank.

	(Unaudited)		(Dollars in thousands)

	2014		2013		2012
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)
Actual	45,173	12.45%	46,578	12.98%	44,082	13.13%
For Capital Adequacy Purposes	29,020	8.00	28,709	8.00	26,860	8.00
To Be Well Capitalized	36,275	10.00	35,885	10.00	33,745	10.00

Tier I Capital (to Risk-Weighted Assets)
Actual	40,628	11.20%	42,081	11.73%	39,864	11.87%
For Capital Adequacy Purposes	14,510	4.00	14,354	4.00	13,430	4.00
To Be Well Capitalized	21,765	6.00	21,531	6.00	20,145	6.00

Tier I Capital (to Average Assets)
Actual	40,628	7.53%	42,081	7.70%	39,864	7.33%
For Capital Adequacy Purposes	21,577	4.00	21,863	4.00	21,759	4.00
To Be Well Capitalized	26,972	5.00	27,329	5.00	27,198	5.00

Basel is a committee of central banks and bank regulators from major industrialized countries that develops broad policy guidelines for use by each country’s regulators with the purpose of ensuring that financial institutions have adequate capital given the risk levels of assets and off-balance sheet financial instruments. On July 2, 2013, the Federal Reserve approved final rules that substantially amend the regulatory risk-based capital rules. The FDIC and the OCC have subsequently approved these rules. The final rules were adopted following the issuance of proposed rules by the Federal Reserve in June 2012, and implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

The rules include new risk-based capital and leverage ratios, which would be phased in from 2015 to 2019, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to institutions under the final rules would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions.

The final rules also establish a “capital conservation buffer” above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions are subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

NOTE 13 - REGULATORY CAPITAL (continued)

Basel III provided discretion for regulators to impose an additional buffer, the “countercyclical buffer,” of up to 2.5% of common equity Tier 1 capital to take into account the macro-financial environment and periods of excessive credit growth. However, the final rules permit the countercyclical buffer to be applied only to “advanced approach banks” ( i.e. , banks with $250 billion or more in total assets or $10 billion or more in total foreign exposures). The final rules also implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, unrealized gains and losses, as well as certain instruments that will no longer qualify as Tier 1 capital, some of which will be phased out over time. However, the final rules provide that small depository institution holding companies with less than $15 billion in total assets as of December 31, 2009 will be able to permanently include non-qualifying instruments that were issued and included in Tier 1 or Tier 2 capital prior to May 19, 2010 in additional Tier 1 or Tier 2 capital until they redeem such instruments or until the instruments mature.

The final rules also contain revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions if their capital levels begin to show signs of weakness. These revisions take effect January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions will be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

The final rules set forth certain changes for the calculation of risk-weighted assets, which we will be required to utilize beginning January 1, 2015. The standardized approach final rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) an alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the “advance approach rules” that apply to banks with greater than $250 billion in consolidated assets.

NOTE 14 - OPERATING LEASES

The Company leases several offices or the ground on which they are located under operating leases expiring by 2034.

Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as are as follows:

	(Dollars in thousands)
	(Unaudited)
	March 31, 2013	March 31, 2013	December 31, 2013
2013	$311	$—	$—
2014	433	327	433
2015	411	411	411
2016	385	385	385
2017	331	311	311
2018	331	248	248
2019 & thereafter	560	927	927

	$2,762	$2,609	$2,715

Rental expense recorded in the first quarter of 2014, 2013 and 2012 was $118,144, $467,191 and $367,833, respectively.

NOTE 15 – FAIR VALUE DISCLOSURE

FASB ASC 820 “Fair Value Measurement” defines fair value and provides the framework for measuring fair value and required disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the market date. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used in valuation methods to determine fair value. The three levels of fair value hierarchy are as follows:

Level I –	Fair value is based on unadjusted quoted prices in active markets that are accessible to the Company for identical assets. These generally provide the most reliable evidence and are used to measure fair value whenever available.

Level II –	Fair value is based on significant inputs, other than Level I inputs, that are observable either directly or indirectly for substantially the full term of the asset through corroboration with observable market data. Level II inputs include quoted market prices in active markets for similar assets, quoted market prices in markets that are not active for identical or similar assets, and other observable inputs.

Level III –	Fair value would be based on significant unobservable inputs. Examples of valuation methodologies that would result in Level III classification include option pricing models, discounted cash flows, and other similar techniques.

This hierarchy requires the use of observable market data when available. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement.

The following table presents the assets and liabilities reported on the statement of financial condition at their fair value as of March 31, 2014, December 31, 2013 and 2012, by level within the fair value hierarchy. As required, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

NOTE 15 – FAIR VALUE DISCLOSURE (continued)

		(Dollars in thousands)
		2014 (Unaudited)
	Level I	Level II	Level III	Total
Available for Sales Securities:
U.S. Government Agencies	$—	$64,100	$—	$64,100
Equity Securities - Mutual Funds	505	—	—	505
Equity Securities - Other	579		—	579
Obligations of States and Political Subdivisions	—	50,004	—	50,004
Mortgage-Backed Securities - Government-Sponsored Enterprises	—	5,703	—	5,703

Total Available for Sale Securities	$1,084	$119,807	$—	$120,891

		2013
	Level I	Level II	Level III	Total
Available for Sales Securities:
U.S. Government Agencies	$—	$76,294	$—	$76,294
Equity Securities - Mutual Funds	535	—	—	535
Equity Securities - Other	553		—	553
Obligations of States and Political Subdivisions	—	50,502	—	50,502
Mortgage-Backed Securities - Government-Sponsored Enterprises	—	5,926	—	5,926

Total Available for Sale Securities	$1,088	$132,722	$—	$133,810

		2012
	Level I	Level II	Level III	Total
Available for Sale Securities:
U.S. Government Agencies	$—	$106,178	$—	$106,178
Equity Securities - Mutual Funds	535	—	—	535
Obligations of States and Political Subdivisions	—	47,199	—	47,199
Mortgage-Backed Securities - Government-Sponsored Enterprises	—	1,419	—	1,419

Total Available for Sale Securities	$535	$154,796	$—	$155,331

NOTE 15 – FAIR VALUE DISCLOSURE (continued)

The following tables present the assets measured on a nonrecurring basis on the Consolidated Statement of Condition at their fair value as of March 31, 2014, December 31, 2012 and 2011 by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include: quoted market prices for identical assets classified as Level 1 inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs:

	2014 (Unaudited)
	Level I	Level II	Level III	Total
Assets Measured on a Non-recurring Basis:
Impaired Loans	$—	$—	$7,939	$7,939
OREO	—	—	—	—

	2013
	Level I	Level II	Level III	Total
Assets Measured on a Non-recurring Basis:
Impaired Loans	$—	$—	$3,833	$3,833
OREO	—	—	229	229

	2012
	Level I	Level II	Level III	Total
Assets Measured on a Non-recurring Basis:
Impaired Loans	$—	$—	$1,831	$1,831
OREO	—	—	244	244

Impaired Loans and Other Real Estate Owned

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified as Level III in the fair value hierarchy. At March 31, 2014, December 31, 2013 and 2012, the fair value of impaired loans consists of the loan balance of $6,455,732 $4,991,332 and 2,959,384 less their specific valuation allowances of $1,286,144, $1,158,128 and $1,128,285, respectively.

For Level III assets and liabilities measured at fair value on a recurring or non- recurring basis as of December 31, 2012, the significant unobservable inputs used in the fair value measurements were as follows:

(Dollars in thousands)

Level III	(Unaudited) Fair Value at March 31, 2014	Valuation Techniques	Significant Unobservable Inputs	Significant Unobservable Input Value
Impaired Loans	$7,939	Market Comparable Properties	Marketability Discount	10% to 30% (1)
OREO	—	Market Comparable Properties	Marketability Discount	10% to 50% (1)

(1)	Range would include discounts taken since appraisal and estimated values

Level III	Fair Value at December 31, 2013	Valuation Techniques	Significant Unobservable Inputs	Significant Unobservable Input Value
Impaired Loans	$3,833	Market Comparable Properties	Marketability Discount	10% to 30% (1)
OREO	229	Market Comparable Properties	Marketability Discount	10% to 50% (1)

(1)	Range would include discounts taken since appraisal and estimated values

NOTE 15 – FAIR VALUE DISCLOSURE (continued)

Financial instruments are defined as cash, evidence of an ownership in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available, based upon the following assumptions:

Cash and Due From Banks, Restricted Stock, Bank-Owned Life Insurance, Accrued Interest Receivable, Short-Term Borrowings, and Accrued Interest Payable

The fair value is equal to the current carrying value.

Investment Securities

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted prices.

Loans Receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans, credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities

The fair values disclosed for demand deposits, are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Borrowed Funds

Fair values of borrowed funds are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 12.

NOTE 15 – FAIR VALUE DISCLOSURE (continued)

The estimated fair values of the Company’s financial instruments are as follows:

(Dollars in thousands)

		(Unaudited)		December 31,
		March 31, 2014		2013		2012
	Valuation
	Method	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Used	Value	Value	Value	Value	Value	Value
Financial Assets:
Interest Bearing	Level I	$8,264	$8,264	$7,094	$7,094	$13,351	$13,351
Non-Interest Bearing	Level I	18,914	18,914	9,323	9,323	11,944	11,944
Investment Securities:
Available for Sale	See Above	120,891	120,891	133,810	133,810	155,331	155,331
Held to Maturity	Level II	511	511	1,006	1,009	2,032	2,068
Loans, Net	Level III	379,978	390,856	373,764	384,664	342,226	359,881
Restricted Stock	Level II	1,900	1,900	1,770	1,770	1,390	1,390
Bank-Owned Life Insurance	Level II	8,760	8,760	8,702	8,702	8,458	8,458
Accrued Interest Receivable	Level I	1,856	1,856	1,866	1,866	1,934	1,934
Financial Liabilities:
Deposits	Level III	488,783	469,846	480,335	482,704	470,148	471,683
Short-term Borrowings	Level I	13,550	13,550	15,384	15,384	23,374	23,374
Other Borrowed Funds	Level III	3,000	3,124	4,000	4,148	7,000	7,315
Accrued Interest Payable	Level I	266	266	267	267	328	328
Off-Balance Sheet Instruments,
Commitments to Extend Credit	Level III	$—	$—	$—	$—	$—	$—

NOTE 16 – CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to CB Financial Services, Inc (dollars in thousands).

Statement of Condition

	(Unaudited)
	March 31,		December 31,
	2014	2013	2013	2012
ASSETS
Cash and Due From Banks:	$162	$901	$973	$1,124
Investment Securities, Available-for-Sale	579	494	553	—
Investment in Community Bank	42,799	43,488	43,494	43,346
Other Assets	—	1	—	—

TOTAL ASSETS	$43,540	$44,884	$45,020	$44,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other Liabilities	20	—	15	0
Stockholders Equity	43,520	44,884	45005	44,470

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,540	$44,884	$45,020	$44,470

NOTE 16 – CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (continued)

Statement of Income
	(Unaudited)
	Three months ended		Years Ended December 31,
	March	March
	2014	2013	2013	2012	2011
Interest and Dividend Income	$6	$2	$19	$—	$—
Dividend from bank subsidiary	1,074	862	4,240	4,217	4,397
Noninterest Expense	1	1	3	—	—

Income Before Income Taxes	$1,079	$863	$4,256	$4,217	$4,397

Income Taxes	—	—	—	—	—

Net Income	$1,079	$863	$4,256	$4,217	$4,397

Statement of Cash Flows (Dollars in thousands)
	(Unaudited)
	Three months ended		Years Ended December 31,
	March	March
	2014	2013	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$1,079	$863	$4,256	$4,217	$4,397
Cash Provided by Operating Activities:
Undistributed net loss (income) of subsidiary	1,499	(345)	(2,184)	(2,164)	(2,393)
Increase in Other Assets	(43)	(3)		—	—
Increase (Decrease) in Other Liabilities	(6)	1		—	(3)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,529	516	2,072	2,053	2,001

INVESTING ACTIVITIES
Purchases of Securities	(9)	(495)	(513)	—	—

NET CASH USED IN INVESTING ACTIVITIES	(9)	(495)	(513)	—	—

FINANCING ACTIVITIES
Cash Dividends Paid	(491)	(517)	(2,072)	(2,053)	(2,004)
Treasury Stock Purchases, at cost	(2,896)	—	—	—	—
Exercise of Stock Options	56	273	343	381	319

	(3,331)	(244)	(1,729)	(1,672)	(1,685)

DECREASE IN CASH AND EQUIVALENTS	(811)	(223)	(170)	381	316
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	973	1,124	1,124	743	427

CASH AND CASH EQUIVALENTS AT END OF YEAR	$162	$901	$954	$1,124	$743

NOTE 17 – SUBSEQUENT EVENTS

On January 2, 2014, the Company re-purchased 133,000 shares of Common Stock at $21.78 per share from a related party. The shares have been classified as Treasury Stock and will be held at cost.

NOTE 18 – QUARTERLY FINANCIAL INFORMATION (Unaudited)

The following table summarizes selected information regarding the Company’s results of operations for the periods indicated (dollars in thousands, except per share date). Quarterly earnings per share data may vary from annual earnings per share due to rounding.

	Three Months Ended
2013	March 31	June 30	September 30	December 31
Interest Income	$4,346	$4,355	$4,570	$4,633
Interest Expense	604	566	548	518

Net Interest Income	3,742	3,789	4,022	4,115
Provision for Loan Losses	100	—	—	—

Net Interest Income after Provision for Loan Losses	3,642	3,789	4,022	4,115

Non Interest Income	738	884	781	903
Non Interest Expense	3,329	3,355	3,341	3,433

Income before Income Tax Expense	1,051	1,318	1,462	1,585
Income Tax Expense	188	280	324	368

Net Income	$863	$1,038	$1,138	$1,217

Earnings Per Share - Basic	$0.35	$0.42	$0.46	$0.50
Earnings Per Share - Diluted	0.35	0.42	0.46	0.49
Dividends Per Share - Regular	0.21	0.21	0.21	0.21

	Three Months Ended
2012	March 31	June 30	September 30	December 31
Interest Income	$4,829	$4,700	$4,643	$4,558
Interest Expense	894	795	739	665

Net Interest Income	3,935	3,905	3,904	3,893
Provision for Loan Losses	150	150	150	—

Net Interest Income after Provision for Loan Losses	3,785	3,755	3,754	3,893

Non Interest Income	809	897	935	866
Non Interest Expense	3,179	3,357	3,374	3,532

Income before Income Tax Expense	1,415	1,295	1,315	1,227
Income Tax Expense	265	234	246	290

Net Income	$1,150	$1,061	$1,069	$937

Earnings Per Share - Basic	$0.47	$0.44	$0.44	$0.38
Earnings Per Share - Diluted	0.46	0.43	0.43	0.38
Dividends Per Share - Regular	—	0.42	—	0.42

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

AT MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013

(Dollars in thousands, except share data)	March 31, 2014	December 31, 2013
Assets:

Cash and cash equivalents:
Cash and due from banks	$2,029	$2,034
Interest-earning deposits	3,964	3,518

Total cash and cash equivalents	5,993	5,552

Securities available-for-sale	25,477	26,772
Loans, net	274,255	268,812
Federal Home Loan Bank (“FHLB”) stock, at cost	2,310	2,589
Accrued interest receivable - loans	861	858
Accrued interest receivable - securities	143	135
Premises and equipment, net	1,792	1,852
Bank-owned life insurance	8,620	8,560
Goodwill	1,080	1,080
Real estate owned	126	126
Deferred tax assets	2,006	2,118
Other assets	620	573

Total assets	$323,283	$319,027

Liabilities and Stockholders’ Equity:

Deposits:
Noninterest-bearing	$30,836	$27,247
Interest-bearing	202,800	191,985

Total deposits	233,636	219,232

Borrowings	36,524	45,591
Advance payments by borrowers for taxes and insurance	557	458
Accrued interest payable - deposits	91	107
Accrued interest payable - borrowings	140	144
Other liabilities	1,330	1,644

Total liabilities	272,278	267,176

Stockholders’ equity
FedFirst Financial Corporation stockholders’ equity:
Preferred stock $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock $0.01 par value; 20,000,000 shares authorized; 2,316,093 and 2,357,293 shares issued and outstanding	23	24
Additional paid-in-capital	30,422	31,169
Retained earnings - substantially restricted	21,359	21,528
Accumulated other comprehensive income, net of deferred tax of $96 and $40	149	62
Unearned Employee Stock Ownership Plan (“ESOP”)	(994)	(1,037)

Total FedFirst Financial Corporation stockholders’ equity	50,959	51,746
Noncontrolling interest in subsidiary	46	105

Total stockholders’ equity	51,005	51,851

Total liabilities and stockholders’ equity	$323,283	$319,027

See Notes to the Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE

MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2014	2013

Interest income:
Loans	$3,002	$2,925
Securities - taxable	166	277
Securities - tax exempt	37	38
Other interest-earning assets	15	4

Total interest income	3,220	3,244

Interest expense:
Deposits	316	384
Borrowings	274	330

Total interest expense	590	714

Net interest income	2,630	2,530

Provision for loan losses	75	—

Net interest income after provision for loan losses	2,555	2,530

Noninterest income:
Fees and service charges	138	183
Insurance commissions	790	1,014
Income from bank-owned life insurance	60	61
Other	11	11

Total noninterest income	999	1,269

Noninterest expense:
Compensation and employee benefits	1,563	1,520
Occupancy	325	300
FDIC insurance premiums	49	43
Data processing	172	165
Professional services	163	165
Advertising	137	139
Other	270	280

Total noninterest expense	2,679	2,612

Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	875	1,187
Income tax expense	323	351

Net income before noncontrolling interest in net income of consolidated subsidiary	552	836
Noncontrolling interest in net income of consolidated subsidiary	18	42

Net income of FedFirst Financial Corporation	$534	$794

Earnings per share:
Basic	$0.24	$0.32
Diluted	0.23	0.32

Weighted-average shares outstanding:
Basic	2,235,132	2,457,646
Diluted	2,286,008	2,472,403

See Notes to the Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE

THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013

Net income before noncontrolling interest in net income of consolidated subsidiary	$552	$836

Other comprehensive income:
Unrealized gain on securities available-for-sale, net of income tax expense	87	116

Other comprehensive income, net of income tax expense	87	116

Comprehensive income	639	952
Less: Comprehensive income attributable to the noncontrolling interest in subsidiary	18	42

Comprehensive income attributable to FedFirst Financial Corporation	$621	$910

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

(Dollars in thousands, except per share data)	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Unearned ESOP	Noncontrolling Interest in Subsidiary	Total Stockholders’ Equity
December 31, 2012	$25	$34,986	$19,821	$(388)	$(1,210)	$60	$53,294
Comprehensive income:
Net income	—	—	794	—	—	42	836
Other comprehensive income, net of tax of $74	—	—	—	116	—	—	116
Purchase and retirement of common stock (15,000 shares)	—	(260)	—	—	—	—	(260)
ESOP shares committed to be released	—	(8)	—	—	44	—	36
Stock-based compensation expense	—	48	—	—	—	—	48
Distribution to noncontrolling shareholder	—	—	—	—	—	(32)	(32)
Dividends paid ($0.04 per share)	—	—	(99)	—	—	—	(99)

March 31, 2013	$25	$34,766	$20,516	$(272)	$(1,166)	$70	$53,939

(Dollars in thousands, except per share data)	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Income	Unearned ESOP	Noncontrolling Interest in Subsidiary	Total Stockholders’ Equity
December 31, 2013	$24	$31,169	$21,528	$62	$(1,037)	$105	$51,851
Comprehensive income:
Net income	—	—	534	—	—	18	552
Other comprehensive income, net of tax of $56	—	—	—	87	—	—	87
Purchase and retirement of common stock (41,200 shares)	(1)	(825)	—	—	—	—	(826)
ESOP shares committed to be released	—	(2)	—	—	43	—	41
Stock-based compensation expense	—	80	—	—	—	—	80
Distribution to noncontrolling shareholder	—	—	—	—	—	(77)	(77)
Dividends paid ($0.31 per share)	—	—	(703)	—	—	—	(703)

March 31, 2014	$23	$30,422	$21,359	$149	$(994)	$46	$51,005

See Notes to the Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE

MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Cash flows from operating activities:
Net income of FedFirst Financial Corporation	$534	$794
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interest in net income of consolidated subsidiary	18	42
Provision for loan losses	75	—
Depreciation	88	79
Amortization of intangibles	5	23
Net amortization of security premiums and loan costs	83	129
Noncash expense for ESOP	41	36
Noncash expense for stock-based compensation	80	48
Increase in bank-owned life insurance	(60)	(61)
(Increase) decrease in other assets	(7)	376
Decrease in other liabilities	(334)	(147)

Net cash provided by operating activities	523	1,319

Cash flows from investing activities:
Net loan originations	(5,563)	(2,965)
Proceeds from maturities and principal repayments of securities available-for-sale	1,400	6,149
Purchases of premises and equipment	(28)	(21)
Decrease in FHLB stock, at cost	279	557

Net cash (used in) provided by investing activities	(3,912)	3,720

Cash flows from financing activities:
Net decrease in short-term borrowings	(9,067)	(9,800)
Repayments of long-term borrowings	—	(986)
Net increase in deposits	14,404	5,136
Increase (decrease) in advance payments by borrowers for taxes and insurance	99	(46)
Purchase and retirement of common stock	(826)	(260)
Dividends paid	(703)	(99)
Distribution to noncontrolling shareholder	(77)	(32)

Net cash provided by (used in) financing activities	3,830	(6,087)

Net increase (decrease) in cash and cash equivalents	441	(1,048)
Cash and cash equivalents, beginning of period	5,552	5,874

Cash and cash equivalents, end of period	$5,993	$4,826

Supplemental cash flow information:
Cash paid for:
Interest on deposits and borrowings (including interest credited to deposit accounts of $332 and $411 respectively)	$610	$789
Income tax expense	247	30

Real estate acquired in settlement of loans	—	105

See Notes to the Unaudited Consolidated Financial Statements.

Notes to the Unaudited Consolidated Financial Statements

Note 1.	Basis of Presentation/Nature of Operations

The accompanying unaudited Consolidated Financial Statements include the accounts of FedFirst Financial Corporation (“FedFirst Financial” or the “Company”), a stock holding company established in 2010, whose wholly owned subsidiary is First Federal Savings Bank (“First Federal” or the “Bank”), a federally chartered stock savings bank, which owns FedFirst Exchange Corporation (“FFEC”). FFEC has an 80% controlling interest in Exchange Underwriters, Inc. (“Exchange Underwriters”). Exchange Underwriters is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products. All significant intercompany transactions have been eliminated.

First Federal operates as a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial business loans as well as a variety of deposit products for individuals and businesses from seven locations in southwestern Pennsylvania. First Federal conducts insurance brokerage activities through Exchange Underwriters. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The unaudited consolidated financial statements were prepared in accordance with instructions to Form 10-Q and, therefore, do not include information or notes necessary for a complete presentation of financial position, results of operations, changes in stockholders’ equity and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, all normal recurring adjustments that, in the opinion of management, are necessary to make the consolidated financial statements not misleading have been included. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the full year or any other interim period.

The Company evaluated subsequent events through the date the consolidated financial statements were filed with the Securities and Exchange Commission and incorporated into the consolidated financial statements the effect of all material known events determined by Accounting Standards Codification (“ASC”) Topic 855, Subsequent Events, to be recognizable events.

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, evaluation of securities for other-than-temporary impairment including related cash flow projections, goodwill impairment, and the valuation of deferred tax assets.

Note 2.	Recent Accounting Pronouncements

ASU 2013-11 Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. The ASU is intended to eliminate diversity in practice resulting from a lack of guidance on this topic in current GAAP. Under the ASU, an entity generally must present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryforward. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Company’s financial condition and results of operation.

ASU 2014-04 Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure. In January 2014, the FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure, to reduce diversity in practice by clarifying when an in substance repossession of foreclosure occurs, that is, when a creditor should be considered to have received physical possession of a residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition and results of operation.

ASU 2014-06 Technical Corrections and Improvements Related to Glossary Terms. In March 2014, the FASB issued ASU 2014-06, Technical Corrections and Improvements Related to Glossary Terms, to amend and clarify various master glossary terms that cover a wide range of topics in the Accounting Standards Codification. The amendments in this ASU were effective upon issuance and did not have a material impact on the Company’s financial condition and results of operations.

Note 3.	Securities

The following table sets forth the amortized cost and fair value of securities available-for-sale at the dates indicated (dollars in thousands).

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
March 31, 2014	Cost	Gains	Losses	Value
Municipal bonds	$7,971	$217	$126	$8,062
Mortgage-backed - GSEs	7,245	464	—	7,709
REMICs	6,020	75	18	6,077
Corporate debt	3,996	—	367	3,629

Total securities available-for-sale	$25,232	$756	$511	$25,477

December 31, 2013
Municipal bonds	$7,988	$207	$225	$7,970
Mortgage-backed - GSEs	7,740	452	—	8,192
REMICs	6,946	98	25	7,019
Corporate debt	3,996	—	405	3,591

Total securities available-for-sale	$26,670	$757	$655	$26,772

The amortized cost and fair value of securities at March 31, 2014 by contractual maturity were as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Amortized	Fair
(Dollars in thousands)	Cost	Value
Due in one year or less	$1	$1
Due from one to five years	2,074	2,277
Due from five to ten years	6,198	6,252
Due after ten years	16,959	16,947

Total	$25,232	$25,477

The following table presents gross unrealized losses and fair value of securities aggregated by category and length of time that individual securities have been in a continuous loss position at the dates indicated (dollars in thousands).

	Less than 12 months			12 months or more			Total
March 31, 2014	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
Municipal bonds	1	$2,715	$75	1	$1,084	$51	2	$3,799	$126
REMICs	1	1,633	18	—	—	—	1	1,633	18
Corporate debt	—	—	—	3	3,629	367	3	3,629	367

Total securities temporarily impaired	2	$4,348	$93	4	$4,713	$418	6	$9,061	$511

	Less than 12 months			12 months or more			Total
December 31, 2013	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
Municipal bonds	2	$4,147	$142	1	$1,058	$83	3	$5,205	$225
REMICs	3	2,532	25	—	—	—	3	2,532	25
Corporate debt	—	—	—	3	3,591	405	3	3,591	405

Total securities temporarily impaired	5	$6,679	$167	4	$4,649	$488	9	$11,328	$655

The Company reviews its investment portfolio on a quarterly basis for indications of other-than-temporary impairment (“OTTI”). This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

Municipal Bonds – At March 31, 2014, the Company had one municipal bond with an unrealized loss of $75,000 in an unrealized loss position of less than 12 months and one municipal bond with an unrealized loss of $51,000 in an unrealized loss position of 12 months or more. An evaluation was performed on each bond. For the bond in an unrealized loss position of less than 12 months, there were no events to indicate deterioration in credit with unchanged, investment grade credit ratings. The Company believes the unrealized loss on this bond is due to market conditions, specifically rising interest rates impacting the value of the bonds. For the bond in an unrealized loss position of 12 months or more, the credit rating was initially downgraded in 2012 primarily due to budgetary challenges and more recently in July 2013 primarily due to accreditation concerns; however the credit rating remains investment grade and the strong income indicators of the economic base and sound financial policies and practices of the municipality, and the municipality’s ability to levy a property tax that is sufficient to be used for bond payment are expected to allow it to repay debt and meet its contractual obligations. Therefore, the Company believes the unrealized loss of this bond is due to changes in market conditions. The Company does not intend to sell the bonds and it is more likely than not that the Company will not be required to sell the bonds before recovery. The Company expects to recover the entire amortized cost basis and concluded that there was no OTTI on these bonds at March 31, 2014.

Corporate Debt – At March 31, 2014, the Company had three securities that were in an unrealized loss position for 12 months or more at an amount of $367,000. These securities consist of two pools of trust preferred corporate debt obligations (“CDOs”) collateralized by the trust preferred securities of insurance companies in the United States. These securities were downgraded from their original rating issuance to below investment grade in 2009 after purchase. Credit rating downgrades and market uncertainties are factors contributing to the unrealized losses on these securities.

The following table provides additional information related to the Company’s CDOs at March 31, 2014 (dollars in thousands).

Pool	Class	Tranche	Amortized Cost	Fair Value	Unrealized Loss	S&P Rating	Current Number of Insurance Companies	Total Collateral	Current Deferrals and Defaults	Performing Collateral	Additional Immediate Deferrals / Defaults Before Causing an Interest Shortfall (a)	Additional Immediate Deferrals / Defaults Before Causing a Break in Yield (b)
I-PreTSL I	Mezzanine	B-3	$1,500	$1,295	$(205)	CCC-	16	$188,300	$32,500	$155,800	$103,169	$46,000
I-PreTSL II	Mezzanine	B-3	2,496	2,334	(162)	BB+	22	275,500	24,500	251,000	186,472	105,000

			$3,996	$3,629	$(367)

(a)	A temporary interest shortfall is caused by an amount of deferrals/defaults high enough such that there is insufficient cash flow available to pay current interest on the given tranche or by breaching the principal coverage test of the tranche immediately senior to the given tranche. Amounts presented represent additional deferrals/defaults beyond those currently existing that must occur before the security would experience an interest shortfall.
(b)	A break in yield for a given tranche means that deferrals/defaults have reached such a level that the tranche would not receive all of its contractual cash flows (principal and interest) by maturity (so not just a temporary interest shortfall, but an actual loss in yield on the investment). In other words, the magnitude of the defaults/deferrals has depleted the entire credit enhancement (excess interest and over-collateralization) beneath the given tranche. Amounts presented represent additional deferrals/defaults beyond those currently existing that must occur before the security would experience a break in yield.

These securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. None of these securities are projecting a cash flow disruption, nor have any of these securities experienced a cash flow disruption. Additionally, reports are reviewed that provide information for the amount of deferral/defaults that would have to occur to prevent the tranche from collecting contractual cash flows (principal and interest). These securities have a strong credit profile based on the stress analysis which found I-PreTSL I and I-PreTSL II could withstand an immediate default of up to 30% and 42%, respectively, of the remaining performing collateral and still expect to receive all contractual cashflows. The Company also reviewed each of the issues’ collateral participants, including their financial condition, ratings provided by A. M. Best (for insurance companies), and adverse conditions specifically related to industry or geographic area. This information did not suggest additional deferrals or defaults in the future that would result in the securities not receiving all of their contractual cash flows. Based on the analysis performed and the fact that the Company does not expect to sell these securities, and because it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis, the Company concluded that there was no OTTI on these securities at March 31, 2014.

In December 2013, the OCC adopted final regulations implementing section 619 of the Dodd-Frank Wall Street Reform and Protection Act, commonly known as the “Volcker Rule”, which restricts the ability of a banking entity to engage in proprietary trading and have certain interests in, or relationships with, a hedge fund or private equity fund (referred to as a “covered fund”). A banking entity must divest its holding in covered funds by July 15, 2015. A covered fund is defined to include any issuer that would be an investment company under the Investment Company Act of 1940, but relies on the exemption for funds sold to fewer than 100 investors or the exemption for funds sold only to qualified purchasers. An issuer that could rely on a different exemption from the definition of investment company under the Investment Company Act would not be considered a covered fund, and therefore would not be subject to the Volcker Rule. In particular, the federal banking regulators have noted that some issuers of CDOs may qualify for exemption under Investment Company Act Rule 3a-7, which exempts non-managed fixed income funds from the definition of investment company. Therefore, if the issuer meets the requirements of Rule 3a-7, the CDOs will not be subject to the Volcker Rule. Based on our review, the CDOs held by the Bank as of March 31, 2014 satisfy all conditions for relying on the exemption under Investment Company Act Rule 3a-7, and therefore are not considered a covered fund that require divesture by July 15, 2015. The CDOs were in an unrealized loss position of $367,000 at March 31, 2014.

Other Securities – This category may include mortgage-backed securities and REMICS. At March 31, 2014, the Company had one REMIC security that was issued and backed by a Government-Sponsored Enterprise (“GSE”) with an unrealized loss of $18,000. The security was in an unrealized loss position for less than 12 months. The Company believes the unrealized loss of the security is due to changes in market interest rates or changes in market conditions as there was no indication that the issuers were having financial difficulties. The Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before its recovery. The Company expects to recover the entire amortized cost basis of the security and concluded that there was no OTTI at March 31, 2014.

Note 4.	Loans

The following table sets forth the composition of our loan portfolio at the dates indicated (dollars in thousands).

	March 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
Real estate-mortgage:
One- to four-family residential
Originated	$103,569	35.9%	$104,870	37.1%
Purchased	6,604	2.3	6,888	2.4

Total one- to four-family residential	110,173	38.2	111,758	39.5

Multi-family
Originated	6,996	2.4	7,083	2.5
Purchased	3,736	1.3	3,768	1.3

Total multi-family	10,732	3.7	10,851	3.8

Commercial	66,478	23.1	61,889	21.9

Total real estate-mortgage	187,383	65.0	184,498	65.2

Real estate-construction:
Residential	5,305	1.8	3,337	1.2
Commercial	16,082	5.6	15,979	5.7

Total real estate-construction	21,387	7.4	19,316	6.9

Consumer:
Home equity
Loan-to-value ratio of 80% or less	46,896	16.3	47,543	16.9
Loan-to-value ratio of greater than 80%	9,091	3.1	9,247	3.3

Total home equity	55,987	19.4	56,790	20.2

Other	1,609	0.6	1,666	0.6

Total consumer	57,596	20.0	58,456	20.8

Commercial business	21,990	7.6	20,023	7.1

Total loans	$288,356	100.0%	$282,293	100.0%

Net premiums on loans purchased	92		93
Net deferred loan costs	307		351
Loans in process	(11,113)		(10,617)
Allowance for loan losses	(3,387)		(3,308)

Loans, net	$274,255		$268,812

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated (dollars in thousands).

	March 31, 2014			December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
Real estate - mortgage:
One- to four-family residential
Originated	$1,428	$225	$536	$1,012	$427	$627
Purchased	65	—	307	—	—	307

Total one- to four-family residential	1,493	225	843	1,012	427	934
Commercial	29	—	470	30	—	493

Total real estate - mortgage	1,522	225	1,313	1,042	427	1,427

Real estate - construction:
Residential	—	—	—	715	—	—

Consumer:
Home equity
Loan-to-value ratio of 80% or less	—	81	—	1	—	—
Loan-to-value ratio of greater than 80%	168	—	30	144	158	30

Total home equity	168	81	30	145	158	30
Other	—	4	—	—	3	—

Total consumer	168	85	30	145	161	30

Total delinquencies	$1,690	$310	$1,343	$1,902	$588	$1,457

Nonperforming Assets. The following table provides information with respect to our nonperforming assets at the dates indicated (dollars in thousands).

	March 31, 2014		December 31, 2013
	Number of Contracts	Amount	Number of Contracts	Amount
Nonaccrual loans:
Real estate - mortgage:
One- to four-family residential
Originated	3	$1,498	4	$1,595
Purchased	4	307	4	307

Total one- to four-family residential	7	1,805	8	1,902

Commercial	2	470	2	493

Total real estate - mortgage	9	2,275	10	2,395

Consumer:
Home equity (loan-to-value ratio of greater than 80%)	1	30	1	30

Total nonaccrual loans	10	2,305	11	2,425

Accruing loans past due 90 days or more	—	—	—	—

Total nonaccrual loans and accruing loans past due 90 days or more	10	2,305	11	2,425
Real estate owned	1	126	1	126

Total nonperforming assets	11	$2,431	12	$2,551

Troubled debt restructurings
In nonaccrual status	1	963	1	968
Performing under modified terms	8	2,330	8	2,358

Troubled debt restructurings	9	$3,293	9	$3,326

Total nonperforming loans to total loans		0.80%		0.86%
Total nonperforming assets to total assets		0.75		0.80
Total nonperforming assets and troubled debt restructurings performing under modified terms to total assets		1.47		1.54

Troubled Debt Restructurings. A loan whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties is considered a troubled debt restructuring (“TDR”). TDRs typically are the result of our loss mitigation activities whereby concessions are granted to minimize loss and avoid foreclosure or repossession of collateral. The concessions granted for the TDRs in our portfolio primarily consist of, but are not limited to, capitalization of principal and interest due, reverting from payment of principal and interest to interest-only, or extending a maturity date through a signed forbearance agreement. Certain TDRs were placed in nonaccrual status at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period which is generally six months. Loans that were current at the time of classification remained on an accrual basis and are monitored to ensure restructured contractual terms are met.

TDRs are typically evaluated for any possible impairment similar to other impaired loans based on the current fair value of the collateral, less selling costs, for collateral dependent loans. If we determine that the value of the modified loan is less than the recorded investment in the loan, impairment is recognized through a specific allowance for loan losses. In periods subsequent to modification, we continue to evaluate all TDRs for any additional impairment and will adjust any specific allowances accordingly.

There were no loans modified as a TDR during the three months ended March 31, 2014 and 2013.

Impaired Loans. The following tables summarize information in regards to impaired loans by loan portfolio class at the dates indicated (dollars in thousands).

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
March 31, 2014	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no related allowance recorded
One- to four-family originated residential	$1,499	$1,499	$—	$1,502	$15
Commercial real estate	2,662	2,675	—	2,692	43
Home equity (loan-to-value ratio of 80% or less)	401	401	—	403	5

Total impaired loans	$4,562	$4,575	$—	$4,597	$63

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
December 31, 2013	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no related allowance recorded
One- to four-family originated residential	$1,505	$1,505	$—	$1,515	$65
Commercial real estate	2,705	2,705	—	2,742	149
Home equity (loan-to-value ratio of 80% or less)	405	405	—	409	10

Total impaired loans	$4,615	$4,615	$—	$4,666	$224

Allowance for loan losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a valuation allowance on impaired loans; and (2) a valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Allowance on Impaired Loans. We establish an allowance for loans that are individually evaluated and determined to be impaired. The amount of impairment is determined by the difference between the present value of the expected cash flows related to the loan, using current interest rates and its recorded value, or, as a practical measure in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans less estimated selling costs. At March 31, 2014, there were seven loan relationships that were individually evaluated for impairment, of which five were considered TDRs. TDR and impaired loan activity and any related specific allowances were previously discussed in the “Troubled Debt Restructurings” and “Impaired Loans” sections.

Allowance on the Remainder of the Loan Portfolio. We establish an allowance for loans that are not determined to be impaired. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We utilize previous years’ net charge-off experience by loan category as a basis in determining loss projections. In addition, there are two categories of loans considered to be higher risk concentrations that are evaluated separately when calculating the allowance for loan losses:

•	Loans purchased in the secondary market. Prior to 2006, pools of multi-family and one- to four- family residential mortgage loans located in areas outside of our primary geographic lending area in southwestern Pennsylvania were acquired in the secondary market. Although these loans were underwritten to our lending standards, they are considered higher risk given our unfamiliarity with the geographic areas where the properties are located and ability to timely identify problem loans through servicer correspondence.

•	Home equity loans with a loan-to-value ratio greater than 80%. These loans are considered higher risk given the pressure on property values and reduced credit alternatives available to leveraged borrowers.

We also consider qualitative or environmental factors that are likely to cause estimated credit losses associated with the bank’s existing portfolio to differ from historical loss experience. Our historical loss experience and qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in our loan portfolio and economy. At March 31, 2014, we utilized the three most recent years of loss history and periods where we did not experience any losses were excluded from determining the historical average loss for each loan class. Certain historical loss factors are annually adjusted when another complete year of loss history is available in order to incorporate recent loss experience in the allowance calculation.

The following table summarizes the activity in the allowance for loan losses for the three months ended March 31, 2014 (dollars in thousands).

	Real estate - mortgage					Real estate-construction		Consumer
	One- to four-family							Home equity (loan- to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial
	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	Unallocated	Total

Loan Balance	$103,569	$6,604	$6,996	$3,736	$66,478	$5,305	$16,082	$46,896	$9,091	$1,609	$21,990		$288,356

Allowance for loan losses:
December 31, 2013	$432	$286	$114	$34	$1,025	$6	$103	$475	$268	$11	$432	$122	$3,308
Charge-offs	—	—	—	—	—	—	—	—	—	—	—	—	—
Recoveries	3	—	—	—	—	—	—	—	1	—	—	—	4
Provision	(17)	(11)	(1)	—	70	3	10	(6)	(6)	—	24	9	75

March 31, 2014	$418	$275	$113	$34	$1,095	$9	$113	$469	$263	$11	$456	$131	$3,387

Collectively evaluated on historical loss experience	$112	$137	$—	$—	$59	$—	$—	$30	$87	$6	$21	$—	$452
Collectively evaluated on qualitative factors	306	138	113	34	1,036	9	113	439	176	5	435	—	2,804
Unallocated	—	—	—	—	—	—	—	—	—	—	—	131	131

Total allowance for loan losses	$418	$275	$113	$34	$1,095	$9	$113	$469	$263	$11	$456	$131	$3,387

Percent of Allowance	12.4%	8.1%	3.3%	1.0%	32.3%	0.3%	3.3%	13.8%	7.8%	0.3%	13.5%	3.9%	100.0%

Percent of Loans (1)	35.9%	2.3%	2.4%	1.3%	23.1%	1.8%	5.6%	16.3%	3.1%	0.6%	7.6%		100.0%

(1)	Represents percentage of loans in each category to total loans.

The following table summarizes the activity in the allowance for loan losses for the three months ended March 31, 2013 (dollars in thousands).

	Real estate - mortgage					Real estate-construction		Consumer
	One- to four-family							Home equity (loan- to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial
	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	Unallocated	Total

Loan Balance	$106,616	$9,316	$10,989	$4,193	$45,761	$1,763	$11,981	$44,564	$8,401	$1,778	$16,182		$261,544

Allowance for loan losses:
December 31, 2012	$466	$372	$33	$102	$802	$3	$8	$434	$246	$19	$245	$156	$2,886
Charge-offs	—	(29)	—	—	—	—	—	—	—	—	—	—	(29)
Recoveries	3	—	—	—	—	—	—	—	—	3	—	—	6
Provision	(21)	(3)	—	—	5	—	10	30	18	(4)	18	(53)	—

March 31, 2013	$448	$340	$33	$102	$807	$3	$18	$464	$264	$18	$263	$103	$2,863

Collectively evaluated on historical loss experience	$133	$152	$—	$64	$90	$—	$—	$64	$105	$13	$9	$—	$630
Collectively evaluated on qualitative factors	315	188	33	38	717	3	18	400	159	5	254	—	2,130
Unallocated	—	—	—	—	—	—	—	—	—	—	—	103	103

Total allowance for loan losses	$448	$340	$33	$102	$807	$3	$18	$464	$264	$18	$263	$103	$2,863

Percent of Allowance	15.6%	11.9%	1.2%	3.6%	28.2%	0.1%	0.6%	16.2%	9.2%	0.6%	9.2%	3.6%	100.0%

Percent of Loans (1)	40.7%	3.6%	4.2%	1.6%	17.5%	0.7%	4.6%	17.0%	3.2%	0.7%	6.2%		100.0%

(1)	Represents percentage of loans in each category to total loans.

Credit Quality Information. Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency (“OCC”) has the authority to identify problem assets and, if appropriate, require them to be classified. There are four classifications for problem assets: special mention, substandard, doubtful and loss. The following table presents the classes of the loan portfolio and shows our credit risk profile by internally assigned risk rating at the dates indicated (dollars in thousands).

	Real estate - mortgage					Real estate-construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial	Total
March 31, 2014	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	loans
Grade:
Pass	$102,071	$6,297	$5,161	$3,736	$63,058	$5,305	$16,082	$46,293	$9,061	$1,609	$20,093	$278,766
Special Mention	—	—	1,835	—	574	—	—	—	—	—	1,897	4,306
Substandard	1,498	307	—	—	2,846	—	—	603	30	—	—	5,284

Total	$103,569	$6,604	$6,996	$3,736	$66,478	$5,305	$16,082	$46,896	$9,091	$1,609	$21,990	$288,356

	Real estate - mortgage					Real estate-construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial	Total
December 31, 2013	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	loans
Grade:
Pass	$103,275	$6,581	$5,231	$3,768	$58,311	$3,337	$15,979	$46,934	$9,217	$1,666	$17,964	$272,263
Special Mention	—	—	1,852	—	676	—	—	—	—	—	2,059	4,587
Substandard	1,595	307	—	—	2,902	—	—	609	30	—	—	5,443

Total	$104,870	$6,888	$7,083	$3,768	$61,889	$3,337	$15,979	$47,543	$9,247	$1,666	$20,023	$282,293

Note 5.	Deposits

Deposits are summarized as follows (dollars in thousands).

	March 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$30,836	13.2%	$27,247	12.4%
Interest-bearing demand deposits	35,434	15.2	30,733	14.0
Savings accounts	24,923	10.7	24,415	11.1
Money market accounts	55,660	23.8	48,746	22.2
Certificates of deposit	86,783	37.1	88,091	40.3

Total deposits	$233,636	100.0%	$219,232	100.0%

Note 6.	Borrowings

We utilize borrowings as a supplemental source of funds for loans and securities. The primary sources of borrowings are FHLB advances and, to a limited extent, repurchase agreements. At March 31, 2014 and December 31, 2013, we had $36.8 million and $45.9 million of borrowings, respectively, of which $33.8 million and $42.9 million, respectively, were FHLB advances and $3.0 million were repurchase agreements. At March 31, 2014 and December 31, 2013, our FHLB advances were comprised of fixed rate advances.

The following table sets forth borrowings based on their stated maturities and weighted average rates at the dates indicated.

	March 31, 2014		December 31, 2013
(Dollars in thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Due in one year or less	$24,750	2.56%	$33,860	1.81%
Due in one to two years	12,000	3.82	12,000	3.82

Advances	$36,750		$45,860
Less: deferred premium on modification	(226)		(269)

Total advances	$36,524	2.97%	$45,591	2.34%

The following table sets forth information concerning our borrowings for the periods indicated.

(Dollars in thousands)	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Maximum amount outstanding at any month end during the period	$43,260	$46,338
Average amount outstanding during the period	42,624	37,784
Weighted average rate during the period	2.57%	3.37%

Note 7.	Earnings Per Share

Basic earnings per common share is calculated by dividing FedFirst Financial’s net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed in a manner similar to basic earnings per common share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. Common stock equivalents include restricted stock awards and stock options. Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. Unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not included in the weighted-average number of common shares outstanding for purposes of calculating both basic and diluted earnings per common share until they are committed to be released.

The following table sets forth basic and diluted earnings per common share at the dates indicated.

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2014	2013

Net income of FedFirst Financial Corporation	$534	$794
Weighted-average shares outstanding:
Basic	2,235,132	2,457,646
Effect of dilutive stock options and restrictive stock awards	50,876	14,757

Diluted	2,286,008	2,472,403

Earnings per share:
Basic	$0.24	$0.32
Diluted	0.23	0.32

The dilutive effect on average shares outstanding is the result of stock options outstanding and restricted stock. At March 31, 2014 and March 31, 2013, options to purchase 134,538 and 163,313 shares of common stock, respectively, at a weighted average exercise price of $19.31 and $17.40 per share, respectively, were outstanding but not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

Note 8.	Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could realize in a sale transaction on the dates indicated. The estimated fair value amounts were measured as of March 31, 2014 and December 31, 2013 and were not re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to March 31, 2014 and December 31, 2013 may be different than the amounts reported at each period end.

The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are active, and model derived valuations in which significant inputs or significant drivers are observable in active markets.

Level 3 –	Valuations derived from valuation techniques in which one or more significant inputs or significant drivers are unobservable.

The following is a discussion of assets and liabilities measured at fair value on a recurring basis and the valuation techniques used:

Securities available for sale. The majority of the Company’s securities are included in Level 2 of the fair value hierarchy. Fair values were primarily determined by a third party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-corroborated data, such as instruments with similar prepayment speeds and default interest rates. The standard inputs that are normally used include benchmark yields of like securities, reportable trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. In some cases, the fair value was determined from a broker who is able to quote a price based on observable inputs in a liquid market for similar securities.

In some instances, the fair value of certain securities cannot be determined using these techniques due to the lack of relevant market data. As such, these securities are valued using an alternative technique and classified within Level 3 of the fair value hierarchy. At March 31, 2014, Level 3 includes three corporate debt securities with a fair value of $3.6 million.

The corporate debt securities are pooled trust preferred CDOs collateralized by the trust preferred securities of insurance companies in the United States. The CDOs, which were rated A at purchase and are currently rated below investment grade, could not be priced using quoted market prices, observable market activity or comparable trades, and the financial market was considered not active. The trust preferred market has been severely impacted by the lack of liquidity in the credit markets and concern over the financial services industry. There has been little or no active trading in these securities; therefore it was more appropriate to determine fair value using a discounted cash flow analysis.

The Company utilized a third party pricing service that performed a two-step process to determine the fair value of the CDOs. First, an asset analysis was performed to evaluate the credit quality of the collateral and the deal structure using probability of default values for each underlying issuer and loss given default values by asset type. Probability of default is the likelihood that the issuer of the CDOs will go into default and stop paying and was estimated using an expected default frequency approach, which considers the market value and volatility of a firm’s assets and the threshold for default. Probability of default was combined with correlation assumptions, which is the tendency of companies to default once other companies have defaulted. CDOs are more likely to experience stress at the same time since they are concentrated in the same sector, therefore a 50% asset correlation was assumed for issuers in the same industry. Loss given default is the amount of cash lost to the investor at the time of default and is related to the recovery rate. Loss and recovery estimates determine how much cash remains when an issuer goes into default. Deferrals are a common feature of CDOs and were treated as defaults in the analysis. Loss given default has been historically high for CDOs and therefore a 0% recovery rate was assumed on currently defaulted and deferring assets, which resulted in a 100% loss given default.

Second, a liability analysis was performed in which the expected cash flows produced based off the expected credit events of the asset analysis were allocated across the tranches to determine the tranches that would get paid or incur a loss. These expected cash flows were discounted at a risk free interest rate plus a premium for illiquidity (3 month LIBOR plus 300 basis points) to produce a discounted cash flow valuation and determine an estimated fair value.

For financial assets measured at fair value on a recurring basis, the following tables set forth the fair value measurements by fair value hierarchy at the dates indicated.

(Dollars in thousands)	March 31, 2014	December 31, 2013
Significant other observable inputs (Level 2)
Securities available-for-sale
Municipal bonds	$8,062	$7,970
Mortgage-backed - GSEs	7,709	8,192
REMICs	6,077	7,019

Total significant other observerable inputs (Level 2)	21,848	23,181

Significant unobservable inputs (Level 3)
Securities available-for-sale
Corporate debt	3,629	3,591

Total significant unobservable inputs (Level 3)	3,629	3,591

Total securities available-for-sale	$25,477	$26,772

Total assets measured at fair value on a recurring basis	$25,477	$26,772

Significant
Unobservable Inputs
(Dollars in thousands)	(Level 3)
December 31, 2012	$1,882
Total unrealized gains included in other comprehensive income	1,708
Discount accretion	1

December 31, 2013	$3,591
Total unrealized gains included in other comprehensive income	38

March 31, 2014	$3,629

We may be required to measure certain assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or writedowns of individual assets.

The following is a discussion of assets and liabilities measured at fair value on a nonrecurring basis.

Impaired loans. Certain impaired loans over $250,000 are individually reviewed to determine the amount of each loan that may be at risk of noncollection. When repayment is expected solely from the collateral, the impaired loans are reported at the fair value of the underlying collateral using property appraisals less any projected selling costs.

Real estate owned. The fair value of real estate owned is estimated using property appraisals less any projected selling costs.

For financial assets measured at fair value on a nonrecurring basis, the following table sets forth the fair value measurements by fair value hierarchy at the dates indicated.

	December 31, 2013
(Dollars in thousands)	Carrying Value	Fair Value
Level 3
Impaired loans	$586	$586
Real estate owned	465	465

Total assets measured at fair value on a nonrecurring basis	$1,051	$1,051

For Level 3 assets measured at fair value on a recurring basis as of March 31, 2014, the following table sets forth the significant unobservable inputs used in the fair value measurements.

(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Recurring basis
Securities available-for-sale:
Corporate debt	$3,629	Discounted cash flow	Average probability of default	0.98%
			Correlation for issuers in the same industry	50%
			Deferral/default recovery rate on currently defaulted/deferring assets and projected defaults	0%
			Prepayment	0%

The following presents the fair value of financial instruments. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be sustained by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In addition, the following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at March 31, 2014 and December 31, 2013.

Cash and Cash Equivalents

The carrying amounts approximate the asset’s fair values.

Securities Available-for Sale

See previous discussion on securities available-for-sale measured at fair value on a recurring basis for further details on the valuation techniques used to determine the fair value of securities available-for-sale.

Loans

The fair values for residential real estate loans are estimated using discounted cash flow analyses using mortgage commitment rates from either FNMA or FHLMC. The fair values of consumer and commercial business loans are estimated using discounted cash flow analyses, using interest rates reported in various government releases. The fair values of multi-family and commercial real estate loans are estimated using discounted cash flow analysis, using interest rates based on national commitment rates on similar loans. The carrying value is net of the allowance for loan losses. Due to the significant judgment involved in evaluating credit quality and the allowance for loan losses, loans are classified as Level 3.

Federal Home Loan Bank Stock

The carrying amount approximates the asset’s fair value.

Accrued Interest Receivable and Accrued Interest Payable

The fair value of these instruments approximates the carrying value.

Deposits

The fair values disclosed for demand deposits (e.g., savings accounts) are, by definition, equal to the amount payable on demand at the repricing date (i.e., their carrying amounts). Fair values of certificates of deposits are estimated using a discounted cash flow calculation that applies the FHLB of Pittsburgh advance yield curve to the maturity schedule of the Bank’s certificates of deposit.

Borrowings

The fair value of FHLB advances and repurchase agreements are estimated using a discounted cash flow calculation using the current FHLB advance yield curve. This is the method that the FHLB of Pittsburgh used to determine the cost of terminating the borrowing contract.

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure purposes.

The following table sets forth the carrying amount and estimated fair value of financial instruments at the dates indicated (dollars in thousands).

	Carrying	Estimated	Fair Value Measurements
March 31, 2014	Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$5,993	$5,993	$5,993	$—	$—
Securities available-for-sale	25,477	25,477	—	21,848	3,629
Loans, net	274,255	278,093	—	—	278,093
FHLB stock	2,310	2,310	—	2,310	—
Accrued interest receivable	1,004	1,004	—	1,004	—

Financial liabilities:
Deposits	233,636	233,979	—	233,979	—
Borrowings	36,524	37,156	—	37,156	—
Accrued interest payable	231	231	—	231	—

	Carrying	Estimated	Fair Value Measurements
December 31, 2013	Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$5,552	$5,552	$5,552	$—	$—
Securities available-for-sale	26,772	26,772	—	23,181	3,591
Loans, net	268,812	271,038	—	—	271,038
FHLB stock	2,589	2,589	—	2,589	—
Accrued interest receivable	993	993	—	993	—

Financial liabilities:
Deposits	219,232	219,538	—	219,538	—
Borrowings	45,591	46,446	—	46,446	—
Accrued interest payable	251	251	—	251	—

Note 9.	Other Comprehensive Income

The following table sets forth the tax effects allocated to each component of the Company’s other comprehensive income at the dates indicated (dollars in thousands).

	Before	Income	Net of
	Income Tax	Tax	Income Tax
Three Months Ended March 31, 2014	Expense	Expense	Expense

Other comprehensive income:
Unrealized gain on securities available-for-sale	$143	$56	$87

Three Months Ended March 31, 2013

Other comprehensive income:
Unrealized gain on securities available-for-sale	$190	$74	$116

Note 10.	Segment Reporting

The consolidated operating results of FedFirst Financial are presented as a single financial services segment. FedFirst Financial is the parent company of the Bank, which owns FFEC. FFEC has an 80% controlling interest in Exchange Underwriters, Inc. Exchange Underwriters, Inc. is managed separately from the banking and related financial services that the Company offers. Exchange Underwriters, Inc. is an independent insurance agency that offers property and casualty, life, health, commercial general liability, surety and other insurance products.

Following is a table of selected financial data for the Company’s subsidiaries and consolidated results for the dates indicated (dollars in thousands).

	First Federal Savings Bank	Exchange Underwriters, Inc.	FedFirst Financial Corporation	Net Eliminations	Consolidated
March 31, 2014
Assets	$323,029	$763	$51,002	$(51,511)	$323,283
Liabilities	276,434	200	43	(4,399)	272,278
Stockholders’ equity	46,595	563	50,959	(47,112)	51,005

December 31, 2013
Assets	$319,381	$1,438	$51,773	$(53,565)	$319,027
Liabilities	273,457	578	27	(6,886)	267,176
Stockholders’ equity	45,924	860	51,746	(46,679)	51,851

Three Months Ended March 31, 2014
Total interest income	$3,220	$—	$18	$(18)	$3,220
Total interest expense	608	—	—	(18)	590

Net interest income	2,612	—	18	—	2,630
Provision for loan losses	75	—	—	—	75

Net interest income after provision for loan losses	2,537	—	18	—	2,555
Noninterest income	209	790	—	—	999
Noninterest expense	1,945	634	100	—	2,679
Undistributed net income of subsidiary	88	—	588	(676)	—

Income before income tax expense (benefit) and noncontrolling interest in net income of consolidated subsidiary	889	156	506	(676)	875
Income tax expense (benefit)	283	68	(28)	—	323

Net income before noncontrolling interest in net income of consolidated subsidiary	606	88	534	(676)	552
Less: Noncontrolling interest in net income of consolidated subsidiary	18	—	—	—	18

Net income of FedFirst Financial Corporation	$588	$88	$534	$(676)	$534

Three Months Ended March 31, 2013
Total interest income	$3,244	$—	$21	$(21)	$3,244
Total interest expense	735	—	—	(21)	714

Net interest income	2,509	—	21	—	2,530
Provision for loan losses	—	—	—	—	—

Net interest income after provision for loan losses	2,509	—	21	—	2,530
Noninterest income	255	1,014	—	—	1,269
Noninterest expense	1,882	656	74	—	2,612
Undistributed net income of subsidiary	210	—	829	(1,039)	—

Income before income tax expense (benefit) and noncontrolling interest in net income of consolidated subsidiary	1,092	358	776	(1,039)	1,187
Income tax expense (benefit)	221	148	(18)	—	351

Net income before noncontrolling interest in net income of consolidated subsidiary	871	210	794	(1,039)	836
Less: Noncontrolling interest in net income of consolidated subsidiary	42	—	—	—	42

Net income of FedFirst Financial Corporation	$829	$210	$794	$(1,039)	$794

Note 11.	Proposed Merger Announcement

On April 14, 2014, CB Financial Services, Inc. (“CB Financial”), a Carmichaels, Pennsylvania based holding company for Community Bank, and FedFirst Financial announced the signing of an Agreement and Plan of Merger (“Merger Agreement”) under which FedFirst Financial will merge with and into CB Financial in a cash and stock transaction valued at approximately $54.5 million. Under the terms of the Merger Agreement, stockholders of FedFirst Financial will be entitled to elect to receive $23.00 in cash or shares of CB Financial common stock based on a fixed exchange ratio of 1.1590 shares of CB Financial common stock for each share of FedFirst Financial common stock, subject to proration to ensure that at closing 65% of the outstanding shares of FedFirst Financial common stock are exchanged for shares of CB Financial common stock and the remaining 35% are exchanged for cash. CB Financial and FedFirst Financial expect to complete the transaction late in the third or early fourth quarter of 2014. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the merger by shareholders of FedFirst Financial. The Merger Agreement contains certain provisions under which each party has agreed to pay the other a termination fee of $2.75 million if the Merger Agreement is terminated under certain circumstances.

Community Bank, a Pennsylvania-chartered commercial bank, operates eleven offices in Greene, Allegheny and Washington Counties in southwestern Pennsylvania. At December 31, 2013, CB Financial had total consolidated assets of approximately $546.5 million.

The Company expects to incur merger-related expenses prior to the completion of the transaction including, but not limited to, approximately $1.1 million in professional services related to investment banker and legal fees. Approximately $600,000 to $700,000 of these expenses are expected to be incurred in the second quarter of 2014.

Note 12.	Related Parties

In 2002, the Company purchased an 80% controlling interest in Exchange Underwriters. The President of Exchange Underwriters is Richard B. Boyer, who owns the remaining 20% of Exchange Underwriters (“Shareholder”). Mr. Boyer is on the board of directors of the Company. The original stock purchase agreement between FFEC and the Shareholder includes an obligation for the Company to purchase the Shareholder’s 20% stake upon the earliest of (1) the termination of the Shareholder’s employment for any reason, (2) May 29, 2014 (the twelfth anniversary of the closing date of the stock purchase agreement), or (3) the transfer by the Shareholder of any of his shares. The Shareholder has a right of first refusal to purchase the FFEC’s interest in Exchange Underwriters prior to the FFEC selling or transferring such shares and has “tag-along” rights to participate in any sale to a buyer on the same terms and conditions as FFEC.

In connection with the execution of the Merger Agreement with CB Financial, FFEC entered into a new stock purchase agreement dated as of April 14, 2014 by and between FFEC and Richard B. Boyer, which provides for the purchase of Mr. Boyer’s interest in Exchange Underwriters for total consideration of $1.2 million immediately prior to the closing of the Company’s merger with CB Financial. FFEC also entered into an amendment to the original stock purchase agreement which extends from May 29, 2014 to June 1, 2017 the date on which FedFirst Financial is obligated to purchase Mr. Boyer’s interest in Exchange Underwriters in the event that the merger is not completed.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FedFirst Financial Corporation

We have audited the accompanying consolidated statements of financial condition of FedFirst Financial Corporation and subsidiaries (“Company”) as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income, and changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FedFirst Financial Corporation and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Pittsburgh, Pennsylvania
March 12, 2014

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31,	2013	2012
(Dollars in thousands except share data)

Assets:

Cash and cash equivalents:
Cash and due from banks	$2,034	$2,044
Interest-earning deposits	3,518	3,830

Total cash and cash equivalents	5,552	5,874

Securities available-for-sale	26,772	42,582
Loans, net	268,812	249,530
Federal Home Loan Bank (“FHLB”) stock, at cost	2,589	3,787
Accrued interest receivable - loans	858	829
Accrued interest receivable - securities	135	206
Premises and equipment, net	1,852	1,797
Bank-owned life insurance	8,560	8,317
Goodwill	1,080	1,080
Real estate owned	126	146
Deferred tax assets and tax credit carryforwards	2,118	2,511
Other assets	573	2,101

Total assets	$319,027	$318,760

Liabilities and Stockholders’ Equity:

Deposits:
Noninterest-bearing	27,247	23,987
Interest-bearing	191,985	190,070

Total deposits	219,232	214,057

Borrowings	45,591	48,678
Advance payments by borrowers for taxes and insurance	458	681
Accrued interest payable - deposits	107	144
Accrued interest payable - borrowings	144	158
Other liabilities	1,644	1,748

Total liabilities	267,176	265,466

Stockholders’ equity:
FedFirst Financial Corporation stockholders’ equity:
Preferred stock $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock $0.01 par value; 20,000,000 shares authorized; 2,991,461 shares issued and 2,357,293 and 2,540,341 shares outstanding	24	25
Additional paid-in-capital	31,169	34,986
Retained earnings - substantially restricted	21,528	19,821
Accumulated other comprehensive income (loss), net of deferred tax (benefit) of $40 and $(250)	62	(388)
Unearned Employee Stock Ownership Plan (“ESOP”)	(1,037)	(1,210)

Total FedFirst Financial Corporation stockholders’ equity	51,746	53,234
Noncontrolling interest in subsidiary	105	60

Total stockholders’ equity	51,851	53,294

Total liabilities and stockholders’ equity	$319,027	$318,760

See Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2013	2012
(Dollars in thousands, except per share amounts)

Interest income:
Loans	$11,867	$12,264
Securities - taxable	875	1,505
Securities - tax exempt	151	149
Other interest-earning assets	27	31

Total interest income	12,920	13,949

Interest expense:
Deposits	1,419	2,008
Borrowings	1,275	1,624

Total interest expense	2,694	3,632

Net interest income	10,226	10,317

Provision for loan losses	740	310

Net interest income after provision for loan losses	9,486	10,007

Noninterest income:
Fees and service charges	750	624
Insurance commissions	3,222	2,460
Income from bank-owned life insurance	243	289
Other	102	102

Total noninterest income	4,317	3,475

Noninterest expense:
Compensation and employee benefits	6,115	5,700
Occupancy	1,158	1,191
FDIC insurance premiums	180	210
Data processing	575	555
Professional services	601	708
Advertising	498	221
Other	1,178	1,359

Total noninterest expense	10,305	9,944

Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	3,498	3,538
Income tax expense	1,186	1,251

Net income before noncontrolling interest in net income of consolidated subsidiary	2,312	2,287
Noncontrolling interest in net income of consolidated subsidiary	77	32

Net income of FedFirst Financial Corporation	$2,235	$2,255

Earnings per share:
Basic	$0.93	$0.81
Diluted	0.91	0.80

See Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

December 31,	2013	2012
(Dollars in thousands)

Net income before noncontrolling interest in net income of consolidated subsidiary	$2,312	$2,287

Other comprehensive income:
Unrealized gain (loss) on securities available-for-sale, net of income tax expense (benefit)	450	(221)

Other comprehensive income (loss), net of income tax expense (benefit)	450	(221)

Comprehensive income	2,762	2,066
Less: Comprehensive income attributable to the noncontrolling interest in subsidiary	77	32

Comprehensive income attributable to FedFirst Financial Corporation	$2,685	$2,034

See Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP	Noncontrolling Interest in Subsidiary	Total Stockholders’ Equity
(Dollars in thousands, except per share data)

Balance at January 1, 2012	$30	$41,630	$18,650	$(167)	$(1,382)	$40	$58,801
Comprehensive income:
Net income	—	—	2,255	—	—	32	2,287
Other comprehensive loss, net of tax benefit of $(143)	—	—	—	(221)	—	—	(221)
Issuance of common stock (16,240 shares)	—	226	—	—	—	—	226
Purchase and retirement of common stock (433,201 shares)	(5)	(6,746)	—	—	—	—	(6,751)
ESOP shares committed to be released (8,182 shares)	—	(54)	—	—	172	—	118
Stock-based compensation expense	—	156	—	—	—	—	156
Stock awards granted (16,240 shares)	—	(226)	—	—	—		(226)
Distribution to noncontrolling shareholder	—	—	—	—	—	(12)	(12)
Dividends paid ($0.40 per share)	—	—	(1,084)	—	—	—	(1,084)

Balance at December 31, 2012	$25	$34,986	$19,821	$(388)	$(1,210)	$60	$53,294

	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Unearned ESOP	Noncontrolling Interest in Subsidiary	Total Stockholders’ Equity
(Dollars in thousands, except per share data)

Balance at January 1, 2013	$25	$34,986	$19,821	$(388)	$(1,210)	$60	$53,294
Comprehensive income:
Net income	—	—	2,235	—	—	77	2,312
Other comprehensive income, net of tax of $290	—	—	—	450	—	—	450
Issuance of common stock (30,250 shares)	—	555	—	—	—	—	555
Purchase of common stock for retirement (213,157 shares)	(1)	(4,060)	—	—	—	—	(4,061)
ESOP shares committed to be released (8,182 shares)	—	(20)	—	—	173	—	153
Stock-based compensation expense	—	270	—	—	—	—	270
Stock awards granted (30,250 shares)	—	(555)	—	—	—	—	(555)
Stock options exercised (1,326 shares)	—	(7)	—	—	—	—	(7)
Distribution to noncontrolling shareholder	—	—	—	—	—	(32)	(32)
Dividends paid ($0.22 per share)	—	—	(528)	—	—	—	(528)

Balance at December 31, 2013	$24	$31,169	$21,528	$62	$(1,037)	$105	$51,851

See Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2013	2012
(Dollars in thousands)

Cash flows from operating activities:
Net income	$2,235	$2,255
Adjustments to reconcile net income to net cash provided by operating activities
Noncontrolling interest in net income of consolidated subsidiary	77	32
Provision for loan losses	740	310
Depreciation	306	372
Amortization of intangibles	54	112
Impairment loss on real estate owned	42	58
Deferred income taxes	103	727
Net amortization of security premiums and loan costs	364	621
Benefit payment for supplemental executive retirement plan	—	(2,955)
Noncash expense for ESOP	142	102
Noncash expense for stock-based compensation	270	156
Increase in bank-owned life insurance	(243)	(256)
Refund of FDIC prepaid insurance assessment	643	—
Decrease (increase) in other assets	739	(554)
Decrease in other liabilities	(155)	(125)

Net cash provided by operating activities	5,317	855

Cash flows from investing activities:
Net loan originations	(20,641)	(4,787)
Proceeds from maturities and principal repayments of securities available-for-sale	16,298	19,998
Purchases of securities available-for-sale	—	(10,940)
Purchases of premises and equipment	(361)	(195)
Decrease in FHLB stock, at cost	1,198	1,553
Proceeds from sales of real estate owned	623	387
Cash surrender value of bank owned life insurance policy surrendered	—	239
Income for cash surrender value of bank owned life insurance policy surrendered	—	(33)

Net cash (used in) provided by investing activities	(2,883)	6,222

Cash flows from financing activities:
Net increase in short-term borrowings	3,860	12,000
Repayments of long-term borrowings	(6,947)	(12,611)
Net increase (decrease) in deposits	5,175	(7,483)
(Decrease) increase in advance payments by borrowers for taxes and insurance	(223)	167
Purchase and retirement of common stock	(4,061)	(6,751)
Dividends paid	(528)	(1,084)
Distribution to noncontrolling shareholder	(32)	(12)

Net cash used in financing activities	(2,756)	(15,774)

Net decrease in cash and cash equivalents	(322)	(8,697)
Cash and cash equivalents, beginning of year	5,874	14,571

Cash and cash equivalents, end of year	$5,552	$5,874

Supplemental cash flow information:
Cash paid for:
Interest on deposits and borrowings (including interest credited to deposit accounts of $1,456 and $2,092, respectively)	$2,789	$3,760
Income taxes	643	846

Noncash activities:
Real estate acquired in settlement of loans	$507	$47

See Notes to the Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Operations

The accompanying audited Consolidated Financial Statements include the accounts of FedFirst Financial Corporation (“FedFirst Financial” or the “Company”), a stock holding company established in 2010, whose wholly owned subsidiary is First Federal Savings Bank (“First Federal” or the “Bank”), a federally chartered stock savings bank, which owns FedFirst Exchange Corporation (“FFEC”). FFEC has an 80% controlling interest in Exchange Underwriters, Inc. (“Exchange Underwriters”). Exchange Underwriters is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products. All significant intercompany transactions have been eliminated.

First Federal operates as a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial business loans as well as a variety of deposit products for individuals and businesses from seven locations in southwestern Pennsylvania. First Federal conducts insurance brokerage activities through Exchange Underwriters. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The Company evaluated subsequent events through the date the consolidated financial statements were filed with the Securities and Exchange Commission and incorporated into the consolidated financial statements the effect of all material known events determined by Accounting Standards Codification (“ASC”) Topic 855, Subsequent Events, to be recognizable events.

Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, evaluation of securities for other-than-temporary impairment (“OTTI”), goodwill impairment, amortization of intangible assets, and the valuation of deferred tax assets.

Securities

The Company classifies securities at the time of purchase as either trading, available-for-sale or held-to-maturity. Securities that the Company has the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as securities for trading and reported at fair value with gains and losses included in earnings. The Company had no held-to-maturity or trading securities at December 31, 2013 or 2012. Securities not classified as held-to-maturity or trading securities are classified as securities available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (“OCI”). Interest income includes amortization of purchase premium or discount. Premiums and discounts are amortized and accreted using the level yield method. Net gain or loss on the sale of securities is based on the amortized cost of the specific security sold.

Other-Than-Temporary Impairment

The Company reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes credit-related OTTI on debt securities in earnings while noncredit-related OTTI on debt securities not expected to be sold is recognized in accumulated OCI. The Company assesses whether the credit loss existed by considering whether (a) the Company has the intent to sell the security, (b) it is more likely than not that the Company will be required to sell the security before recovery, or (c) the Company does not expect to recover the entire amortized cost basis of the security. The Company can bifurcate the OTTI on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss is recognized through earnings.

Corporate debt securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. We consider the discounted cash flow analysis to be our primary evidence when determining whether credit-related OTTI exists on corporate debt securities.

Loans

The Company segments the loan portfolio based on loan types with related risk characteristics. The segments consist of real estate-mortgage, real estate-construction, consumer and commercial business loans. Real estate-mortgage includes the following classes: one- to four-family residential, multi-family, and commercial. One- to four-family and multi-family are subdivided into loans originated within our geographic lending area and loans purchased out-of-state. Real estate-construction includes the following classes: residential and commercial. Consumer includes the following classes: home equity and other, which is primarily composed of secured and unsecured consumer loans. Home equity is subdivided into loans with a loan-to-value ratio of 80% or less or greater than 80%. Loans are stated at the outstanding principal amount of the loans, net of premiums and discounts on loans purchased, deferred loan costs, loans in process, and the allowance for loan losses. Loans are originated with the intent to hold until maturity. Interest income on loans is accrued and credited to interest income as earned. Loans are generally placed on nonaccrual status at the earlier of when they become delinquent 90 days or more as to principal or interest or when it appears that principal or interest is uncollectible. Interest accrued prior to a loan being placed on nonaccrual status is subsequently reversed. Interest income on nonaccrual loans is recognized only in the period in which it is ultimately collected. Loans are returned to an accrual status when factors indicating doubtful collectability no longer exist.

Loan fees and direct costs of originating loans are deferred, and the net fee or cost is accreted or amortized to interest income as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

A loan whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties is considered a troubled debt restructuring (“TDR”). TDRs typically result from our loss mitigation activities and could include rate reductions, principal forgiveness, forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. A restructuring for a borrower that is experiencing financial difficulties, but results in only a delay in payment that is insignificant is not considered a concession. Once a loan is classified as a TDR, the determination of income recognition is based on the status of the loan prior to classification. If a loan is in non-accrual status, then it will remain in that classification for a minimum of six consecutive months until uncertainty with respect to collectability no longer exists. Loans that are current at the time of classification will remain on an accrual basis and are monitored. If restructured contractual terms of a loan are not met, then the loan will be placed on nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that in management’s judgment should be charged-off. Loan losses are charged against the allowance when management confirms collectability of a loan balance is not likely. Subsequent recoveries, if any, are credited to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, peer group information, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other factors related to the collectability of the loan portfolio. This evaluation is inherently subjective as it involves a high degree of judgment and requires estimates that are susceptible to significant revision as more information becomes available.

An allowance is established for loans that are individually evaluated and determined to be impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan may be placed on nonaccrual status due to payment delinquency or uncertain collectability, while not being classified as impaired. Factors considered by management in determining impairment include payment status, risk rating, and loan amount. Generally, management performs individual impairment assessments of substandard loan relationships of $250,000 or greater to determine the amount that may be uncollectible. The amount of impairment is determined by the difference between the present value of the expected cash flows related to the loan, using current interest rates and its recorded value, or, as a practical measure in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans less estimated selling costs. Impaired loans incur a charge-off when it is determined foreclosure is probable and the ultimate collectability is not likely.

Loans excluded from the individual impairment analysis are collectively evaluated by management to estimate losses inherent in those loans. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories represent groups of loans with similar risk characteristics and may include types of loans by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We also consider qualitative or environmental factors that are likely to cause estimated credit losses associated with the bank’s existing portfolio to differ from historical loss experience, including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, non-accrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized as special mention have potential weaknesses that may result in deterioration if uncorrected and not monitored. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. To determine the appropriate risk rating category, the borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency (“OCC”), as an integral part of its examination process, periodically reviews our allowance for loan losses. The OCC may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Federal Home Loan Bank System

The Company is a member of the Federal Home Loan Bank System. As a member, the Bank is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”). Deficiencies, if any, in the required investment at the end of any reporting period are purchased in the subsequent reporting period. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value. The Company may receive dividends on its FHLB capital stock, which are included in interest income and are recognized when declared.

Premises and Equipment

Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation and amortization. Buildings and leasehold improvements are depreciated using the straight-line method using useful lives generally ranging from 10 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives generally ranging from three to 10 years. Charges for maintenance and repairs are expensed as incurred.

Bank-Owned Life Insurance

The Company purchased insurance on the lives of certain executive officers and directors. The policies accumulate asset values to meet future liabilities, including the payment of employee benefits. Increases in the cash surrender value and proceeds upon the death of a key employee are recorded as noninterest income. The cash surrender value of bank-owned life insurance is recorded as an asset.

Goodwill

We recorded goodwill in connection with our acquisition of Exchange Underwriters. Goodwill is not amortized but is tested for impairment annually or more frequently if impairment indicators arise. The goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. We estimate the fair values of the related operations using discounted cash flows. The forecasts of future cash flows are based on our best estimate of future revenues and operating costs, based primarily on contracts in effect, new accounts and cancellations and operating budgets. The impairment analysis requires management to make subjective judgments concerning how the acquired assets will perform in the future. Events and factors that may significantly affect the estimates include competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and industry and market trends. Changes in these forecasts could cause a reporting unit to either pass or fail the first step in the goodwill impairment model, which could significantly change the amount of impairment recorded. Our annual assessment of potential goodwill impairment was completed in the fourth quarter of 2013. Based on the results of the annual assessments, no impairment charge was deemed necessary for the years ended December 31, 2013 and 2012.

Intangible Assets

The Company determines the accounting for intangible assets based on their useful life. An intangible asset with a finite useful life is amortized, whereas an intangible asset with an indefinite useful life is not amortized. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The Company evaluates the remaining useful life of its intangible assets that are being amortized annually to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Real Estate Owned

When properties are acquired through foreclosure, they are transferred at estimated fair value less estimated selling costs, and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is generally based on an appraisal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The provision for income taxes is the total of the current year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the estimated future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. The Company and its subsidiaries file a consolidated federal income tax return. The Company is no longer subject to a federal income tax examination for years prior to 2010. The Company had no uncertain tax positions at December 31, 2013 and 2012.

Investment in Affordable Housing Projects

The Company accounted for its limited partnership interests in affordable housing projects under the cost-recovery method. The Company received tax credits each year over a 10 year period. The investment was completely amortized at December 31, 2005.

At December 31, 2013 and 2012, there was approximately $619,000 and $954,000 of credits, respectively, that have not been utilized. The credits have been reflected as an asset and are available to be used to offset future taxes payable, with the credits expiring in years 2021 through 2025. Management believes based upon current facts that it is more likely than not there will be sufficient income in future years to be able to use the tax credits.

Fair Value of Financial Instruments

Fair values are determined by a third-party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-corroborated data, such as instruments with similar prepayment speeds and default interest rates. In some instances, the fair value of certain securities cannot be determined using these techniques due to the lack of relevant market data. As such, these securities are valued using an alternative technique and classified within Level 3 of the fair value hierarchy.

Repurchases of Common Stock

Repurchases of shares of FedFirst Financial’s common stock are recorded as a reduction of stockholders’ equity and the shares are retired upon purchase.

Earnings Per Share

Basic earnings per common share is calculated by dividing the net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed in a manner similar to basic earnings per common share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. Common stock equivalents include restricted stock awards and stock options. Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. Unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not included in the weighted-average number of common shares outstanding for purposes of calculating both basic and diluted earnings per common share until they are committed to be released.

Stock-Based Compensation

In 2006, FedFirst Financial Corporation’s stockholders approved the 2006 Equity Incentive Plan (the “2006 Plan”). The purpose of the Plan is to promote the Company’s success and enhance its value by linking the personal interests of its employees, officers, directors and directors emeritus to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. All of the Company’s salaried employees, officers and directors are eligible to participate in the 2006 Plan. The 2006 Plan authorizes the granting of options to purchase shares of the Company’s stock, which may be non-statutory stock options or incentive stock options, and restricted stock which is subject to restrictions on transferability and subject to forfeiture. The 2006 Plan reserved an aggregate number of 214,787 shares of which 153,419 may be issued in connection with the exercise of stock options and 61,367 may be issued as restricted stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2011, the Company’s stockholders approved the 2011 Equity Incentive Plan (the “2011 Plan”). The 2011 Plan’s details related to purpose, eligibility, and granting of shares are the same as noted above for the 2006 Plan. The 2011 Plan reserved an aggregate number of 204,218 shares of which 145,870 may be issued in connection with the exercise of stock options and 58,348 may be issued as restricted stock.

Awards are typically granted with a five year vesting period and a vesting rate of 20% per year. The contractual life of stock options is typically 10 years from the date of grant. The exercise price for options is the closing price on the date of grant. The Company recognizes expense associated with the awards over the vesting period. Unrecognized compensation cost related to nonvested stock-based compensation is recognized ratably over the remaining service period. The per share weighted-average fair value of stock options granted with an exercise price equal to the market value on the date of grant is calculated using the Black-Scholes-Merton option pricing model, using assumptions for expected life, expected dividend rate, risk-free interest rate, and an expected volatility. The Company uses the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its shares have been publicly traded.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense was approximately $498,000 and $221,000 for the years ended December 31, 2013 and 2012, respectively.

Revenue Recognition of Insurance Commissions and Contingency Fees

Exchange Underwriters records insurance commission based on the method in which the policy is billed. For policies that Exchange Underwriters directly bills to policyholders, income is recorded when billed. For policies an insurance company directly bills to policyholders on behalf of Exchange Underwriters, income is recorded as payments are received. Commissions are recorded net of cancellations.

Exchange Underwriters also receives guaranteed supplemental payments and contingency fees that may be significant to its financial results. Guaranteed supplemental payments and contingency fees are dependent on several factors, which include, but are not limited to, eligible written premiums, earned premiums, incurred losses, and stop loss charges. Guaranteed supplemental payments are only accrued when insurance companies offer a lock-in provision and Exchange Underwriters agrees to a stipulated amount that typically includes a predetermined percentage adjusting the final payout calculations. Otherwise, contingency fees are recorded on a cash basis when received based on final calculations. Contingency fees are typically received in the first quarter of the year. Since insurance companies are not required to provide any estimates, the Company is not able to accrue contingency fees in the period earned as it does with guaranteed supplemental payments.

Reclassifications of Prior Year’s Statements

Certain previously reported items have been reclassified to conform to the current year’s classifications.

Recent Accounting Pronouncements

ASU 2013-02 Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires entities to disclose additional information about reclassification adjustments including changes in accumulated other comprehensive income (“AOCI”) balances by component and significant items reclassified out of AOCI. The ASU is intended to help entities improve the transparency of changes in other comprehensive income (“OCI”) and items reclassified out of AOCI in their financial statements. It does not amend any existing requirements for reporting net income or OCI in the financial statements. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of this ASU did not have a material impact on the Company’s financial condition and results of operation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU 2013-11 Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. The ASU is intended to eliminate diversity in practice resulting from a lack of guidance on this topic in current GAAP. Under the ASU, an entity generally must present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryforward. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition and results of operation.

ASU 2014-04 Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure. In January 2014, the FASB issued ASU 2014-04 Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure, to reduce diversity in practice by clarifying when an in substance repossession of foreclosure occurs, that is, when a creditor should be considered to have received physical possession of a residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition and results of operation.

2.	Securities

The following table sets forth the amortized cost and fair value of securities available-for-sale at the dates indicated (dollars in thousands).

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal bonds	$7,988	$207	$225	$7,970
Mortgage-backed - GSEs	7,740	452	—	8,192
REMICs	6,946	98	25	7,019
Corporate debt	3,996	—	405	3,591

Total securities available-for-sale	$26,670	$757	$655	$26,772

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal bonds	$8,756	435	10	$9,181
Mortgage-backed - GSEs	12,120	695	—	12,815
REMICs	18,345	355	—	18,700
Corporate debt	3,995	—	2,113	1,882
Equities	4	—	—	4

Total securities available-for-sale	$43,220	$1,485	$2,123	$42,582

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with an amortized cost and fair value of $8.4 million at December 31, 2013 and $12.8 million and $13.3 million, respectively, at December 31, 2012 were pledged to secure public deposits and repurchase agreements.

There were no sales of securities available-for-sale for the year ended December 31, 2013 and 2012.

The amortized cost and fair value of securities at December 31, 2013 by contractual maturity were as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties (dollars in thousands).

	Amortized Cost	Fair Value
Due in less than one year	$1	$1
Due from one to five years	2,106	2,314
Due from five to ten years	6,482	6,501
Due after ten years	18,081	17,956

Total	$26,670	$26,772

The following table presents gross unrealized losses and fair value of securities aggregated by category and length of time that individual securities have been in a continuous loss position at the dates indicated (dollars in thousands).

	Less than 12 months			12 months or more			Total
December 31, 2013	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
Municipal Bonds	2	$4,147	$142	1	$1,058	$83	3	$5,205	$225
REMICs	3	2,532	25	—	—	—	3	2,532	25
Corporate debt	—	—	—	3	3,591	405	3	3,591	405

Total securities temporarily impaired	5	$6,679	$167	4	$4,649	$488	9	$11,328	$655

	Less than 12 months			12 months or more			Total
December 31, 2012	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
Municipal Bonds	1	$1,151	$10	—	$—	$—	1	$1,151	$10
Corporate debt	—	—	—	3	1,882	2,113	3	1,882	2,113

Total securities temporarily impaired	1	$1,151	$10	3	$1,882	$2,113	4	$3,033	$2,123

The Company reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.

Municipal bonds—At December 31, 2013, the Company had two municipal bonds with an unrealized loss of $142,000 in an unrealized loss position of less than 12 months and one municipal bond with an unrealized loss of $83,000 in an unrealized loss position of 12 months or more. An evaluation was performed on each bond. For the two bonds in an unrealized loss position of less than 12 months, there were no events to indicate deterioration in credit with unchanged, investment grade credit ratings. The Company believes the unrealized loss on these two bonds is due to market conditions, specifically rising interest rates impacting the value of the bonds. For the bond in an unrealized loss position of 12 months or more, the credit rating was initially downgraded in 2012 primarily due to budgetary challenges and more recently in July 2013 primarily due to accreditation concerns; however the credit rating remains investment grade and the strong income indicators of the economic base and sound financial policies and practices of the municipality, and the municipality’s ability to levy a property tax that is sufficient to be used for bond payment are expected to allow it to repay debt and meet its contractual obligations. Therefore, the Company believes the unrealized loss of this bond is due to changes in market conditions. The Company does not intend to sell the bonds and it is more likely than not that the Company will not be required to sell the bonds before recovery. The Company expects to recover the entire amortized cost basis and concluded that there was no OTTI on these bonds at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Corporate debt—At December 31, 2013, the Company had three securities consisting of two pools of corporate debt obligations (“CDOs”) collateralized by the trust preferred securities of insurance companies that were in an unrealized loss position for 12 months or greater at an amount of $405,000. These securities were downgraded from their original rating issuance to below investment grade in 2009 after purchase. The lack of liquidity in the market for this type of security, credit rating downgrades and market uncertainties are factors contributing to the unrealized losses on these securities.

The following table provides additional information related to the Company’s CDOs at December 31, 2013 (dollars in thousands):

Pool	Class	Tranche	Amortized Cost	Fair Value	Unrealized Loss	S&P Rating	Current Number of Insurance Companies	Total Collateral	Current Deferrals and Defaults	Performing Collateral	Additional Immediate Deferrals/ Defaults Before Causing an Interest Shortfall (a)	Additional Immediate Deferrals/ Defaults Before Causing a Break in Yield (b)
I-PreTSL I	Mezzanine	B-3	$1,500	$1,281	$(219)	CCC-	16	$188,300	$32,500	$155,800	$102,460	$45,500
I-PreTSL II	Mezzanine	B-3	2,496	2,310	(186)	BB+	23	305,500	24,500	281,000	175,947	112,000

			$3,996	$3,591	$(405)

(a)	A temporary interest shortfall is caused by an amount of deferrals/defaults high enough such that there is insufficient cash flow available to pay current interest on the given tranche or by breaching the principal coverage test of the tranche immediately senior to the given tranche. Amounts presented represent additional deferrals/defaults beyond those currently existing that must occur before the security would experience an interest shortfall.
(b)	A break in yield for a given tranche means that deferrals/defaults have reached such a level that the tranche would not receive all of its contractual cash flows (principal and interest) by maturity (so not just a temporary interest shortfall, but an actual loss in yield on the investment). In other words, the magnitude of the defaults/deferrals has depleted all of the credit enhancement (excess interest and over-collateralization) beneath the given tranche. Amounts presented represent additional deferrals/defaults beyond those currently existing that must occur before the security would experience a break in yield.

These securities are evaluated for OTTI by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. We consider the discounted cash flow analysis to be our primary evidence when determining whether credit-related OTTI exists. Additionally, reports are reviewed that provide information for the amount of deferral/defaults that would have to occur to prevent the tranche from collecting contractual cash flows (principal and interest). None of these securities are projecting a cash flow disruption, nor have any of these securities experienced a cash flow disruption. The Company also reviewed each of the issues’ collateral participants, including their financial condition, ratings provided by A. M. Best (for insurance companies), and adverse conditions specifically related to industry or geographic area. This information did not suggest additional deferrals or defaults in the future that would result in the securities not receiving all of their contractual cash flows. Based on the analysis performed and the fact that the Company does not expect to sell these securities, and because it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis, the Company concluded that there was no OTTI on these securities at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2013, the OCC adopted final regulations implementing section 619 of the Dodd-Frank Wall Street Reform and Protection Act, commonly known as the “Volcker Rule”, which restricts the ability of a banking entity to engage in proprietary trading and have certain interests in, or relationships with, a hedge fund or private equity fund (referred to as a “covered fund”). A banking entity must divest its holding in covered funds by July 15, 2015. A covered fund is defined to include any issuer that would be an investment company under the Investment Company Act of 1940, but relies on the exemption for funds sold to fewer than 100 investors or the exemption for funds sold only to qualified purchasers. An issuer that could rely on a different exemption from the definition of investment company under the Investment Company Act would not be considered a covered fund, and therefore would not be subject to the Volcker Rule. In particular, the federal banking regulators have noted that some issuers of CDOs may qualify for exemption under Investment Company Act Rule 3a-7, which exempts non-managed fixed income funds from the definition of investment company. Therefore, if the issuer meets the requirements of Rule 3a-7, the CDOs will not be subject to the Volcker Rule. Based on our review, the CDOs held by the Bank as of December 31, 2013 satisfy all conditions for relying on the exemption under Investment Company Act Rule 3a-7, and therefore are not considered a covered fund that require divesture by July 15, 2015. The CDOs were in an unrealized loss position of $405,000 at December 31, 2013.

Other Securities – This category may include mortgage-backed securities and REMICS. At December 31, 2013, the Company had three REMIC securities that were issued and backed by a Government-Sponsored Enterprise (“FNMA” and “FHLMC”) with an unrealized loss of $25,000. The securities were in an unrealized loss position for less than 12 months. The Company believes the unrealized loss of the securities is due to changes in market interest rates or changes in market conditions as there was no indication that the issuers were having financial difficulties. The Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before their recovery. The Company expects to recover the entire amortized cost basis of the securities and concluded that there was no OTTI at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Loans

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (dollars in thousands).

December 31,	2013	2012
Real estate - mortgage:
One- to four-family residential
Originated	$104,870	$110,754
Purchased	6,888	10,188

Total one- to four-family residential	111,758	120,942

Multi-family
Originated	7,083	11,101
Purchased	3,768	4,226

Total multi-family	10,851	15,327

Commercial	61,889	45,504

Total real estate - mortgage	184,498	181,773

Real estate - construction:
Residential	3,337	1,931
Commercial	15,979	5,231

Total real estate - construction	19,316	7,162

Consumer:
Home equity:
Loan-to-value ratio of 80% or less	47,543	41,537
Loan-to-value ratio of greater than 80%	9,247	7,841

Total home equity	56,790	49,378

Other	1,666	1,923

Total consumer	58,456	51,301

Commercial business	20,023	15,055

Total loans	$282,293	$255,291

Net premium on loans purchased	93	106
Net deferred loan costs	351	450
Loans in process	(10,617)	(3,431)
Allowance for loan losses	(3,308)	(2,886)

Loans, net	$268,812	$249,530

Loans to Executive Officers and Directors. The Bank has made loans to executive officers and directors in the ordinary course of business under the same terms and conditions, including interest rates and collateral, as those prevailing for comparable transaction with other customers and did not, in the opinion of management, involve more than normal credit risk. The following table sets forth the changes to loans to executive officers and directors at the dates indicated (dollars in thousands).

December 31,	2013	2012
Balance, beginning of year	$3,919	$2,758
Additions	134	1,821
Repayments	(138)	(626)
Loans in process	—	(34)

Balance, end of year	$3,915	$3,919

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated (dollars in thousands).

December 31,	2013			2012
	30-59	60-89	90 Days	30-59	60-89	90 Days
	Days	Days	or Greater	Days	Days	or Greater
	Past	Past	Past	Past	Past	Past
	Due	Due	Due	Due	Due	Due
Real estate - mortgage:
One- to four-family residential
Originated	$1,012	$427	$627	$1,052	$138	$281
Purchased	—	—	307	—	—	595

Total one-to four-family residential	1,012	427	934	1,052	138	876

Commercial	30	—	493	456	—	74

Total real estate - mortgage	1,042	427	1,427	1,508	138	950

Real estate - construction:
Residential	715	—	—	—	—	—

Consumer:
Home equity
Loan-to-value ratio of 80% or less	1	—	—	510	—	—
Loan-to-value ratio of greater than 80%	144	158	30	406	36	—

Total home equity	145	158	30	916	36	—

Other	—	3	—	5	—	—

Total consumer	145	161	30	921	36	—

Commercial business	—	—	—	8	—	—

Total delinquencies	$1,902	$588	$1,457	$2,437	$174	$950

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonperforming Assets. The following table provides information with respect to our nonperforming assets at the dates indicated (dollars in thousands).

	Number of		Number of
December 31,	Contracts	2013	Contracts	2012
Nonaccrual loans:
Real estate - mortgage:
One- to four-family residential
Originated	4	$1,595	2	$1,269
Purchased	4	307	5	763

Total one- to four-family residential	8	1,902	7	2,032

Commercial	2	493	2	172

Total real estate - mortgage	10	2,395	9	2,204

Consumer:
Home equity (loan-to-value ratio of greater than 80%)	1	30	—	—

Total nonaccrual loans	11	2,425	9	2,204

Accruing loans past due 90 days or more	—	—	—	—

Total nonaccrual loans and accruing loans past due 90 days or more	11	2,425	9	2,204
Real estate owned	1	126	2	146

Total nonperforming assets	12	$2,551	11	$2,350

Troubled debt restructurings:
In nonaccrual status	1	$968	3	$1,254
Performing under modified terms	8	2,358	7	1,501

Total troubled debt restructurings	9	$3,326	10	$2,755

Total nonperforming loans to total loans		0.86%		0.86%
Total nonperforming assets to total assets		0.80		0.74
Total nonperforming assets and troubled debt restructurings performing under modified terms to total assets (1)		1.54		1.21

(1)	Troubled debt restructurings in nonaccrual status are included in nonperforming assets.

Troubled Debt Restructurings. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties are considered TDRs. TDRs typically are the result of our loss mitigation activities whereby concessions are granted to minimize loss and avoid foreclosure or repossession of collateral. The concessions granted for the TDRs in our portfolio primarily consist of, but are not limited to, capitalization of principal and interest due, reverting from payment of principal and interest to interest-only, or extending a maturity date through a signed forbearance agreement. Certain TDRs were placed in nonaccrual status at the time of restructure and will remain in that classification for a minimum of six consecutive months until uncertainty with respect to collectability no longer exists. Loans that were current at the time of classification remained on an accrual basis and are monitored to ensure restructured contractual terms are met.

TDRs are typically evaluated for any possible impairment similar to other impaired loans based on the current fair value of the collateral, less selling costs, for collateral dependent loans. If we determine that the value of the modified loan is less than the recorded investment in the loan, impairment is recognized through a specific allowance for loan losses. In periods subsequent to modification, we continue to evaluate all TDRs for any additional impairment and will adjust any specific allowances accordingly.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide information related loans modified as TDRs during the periods indicated (dollars in thousands). The pre-modification outstanding recorded investment represents the balance outstanding when the loan was determined to be a TDR. The post-modification outstanding recorded investment represents the outstanding balance at period end.

	In Nonaccrual Status				Performing Under Modified Terms
December 31, 2013	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Specific Allowance	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Specific Allowance
Real estate - mortgage:
Commercial	—	$—	$—	$—	1	$653	$653	$—

Consumer:
Home equity (loan-to-value ratio of 80% or less)	—	—	—	—	1	373	273	—

Total troubled debt restructurings	—	$—	$—	$—	2	$1,026	$926	$—

	In Nonaccrual Status				Performing Under Modified Terms
December 31, 2012	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Specific Allowance	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Specific Allowance
Real estate - mortgage:
One- to four-family residential
Originated	1	$993	$988	$—	—	$—	$—	$—
Purchased	1	168	168	—	—	—	—	—

Total one- to four-family residential	2	1,161	1,156	—	—	—	—	—

Commercial	—	—	—	—	1	9	9	—

Total troubled debt restructurings	2	$1,161	$1,156	$—	1	$9	$9	$—

During the year ended December 31, 2013, one commercial real estate loan TDR with a balance of $76,000 and one other consumer loan TDR with a balance of $7,000 were paid off. In addition, one purchased residential loan with a balance of $166,000 was charged-off. During the year ended December 31, 2012, one commercial real estate loan TDR with a balance of $66,000 was paid off.

Impaired Loans. The following tables summarize information in regards to impaired loans by loan portfolio class at the dates indicated (dollars in thousands).

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
December 31, 2013	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no related allowance recorded
One- to four-family originated residential	$1,505	$1,505	$—	$1,515	$65
Commercial real estate	2,705	2,705	—	2,742	149
Home equity (loan-to-value ratio of 80% or less)	405	405	—	409	10

Total impaired loans	$4,615	$4,615	$—	$4,666	$224

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
December 31, 2012	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no related allowance recorded
One- to four-family originated residential	$1,528	$1,528	$—	$1,625	$16
One- to four-family purchased residential	309	509	—	411	2
Commercial real estate	2,571	2,683	—	2,799	168
Home equity (loan-to-value ratio of 80% or less)	136	136	—	138	9
Other consumer	8	8	—	10	—

Total impaired loans	$4,552	$4,864	$—	$4,983	$195

Allowance for loan losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a valuation allowance on impaired loans; and (2) a valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Allowance on Impaired Loans. We establish an allowance for loans that are individually evaluated and determined to be impaired. The amount of impairment is determined by the difference between the present value of the expected cash flows related to the loan, using current interest rates and its recorded value, or, as a practical measure in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans less estimated selling costs. At December 31, 2013, there were seven loan relationships that were individually evaluated for impairment, of which five were considered TDRs. At December 31, 2012, there were seven loan relationships that were individually evaluated for impairment, of which four were considered TDRs. TDR and impaired loan information and any related specific allowances were previously summarized in the “Troubled Debt Restructurings” and “Impaired Loans” sections.

Allowance on the Remainder of the Loan Portfolio. We establish an allowance for loans that are not determined to be impaired. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We utilize previous years’ net charge-off experience by loan category as a basis in determining loss projections. In addition, there are two categories of loans considered to be higher risk concentrations that are evaluated separately when calculating the allowance for loan losses:

•	Loans purchased in the secondary market. Prior to 2006, pools of multi-family and one- to four-family residential mortgage loans located in areas outside of our primary geographic lending area in southwestern Pennsylvania were acquired in the secondary market. Although these loans were underwritten to our lending standards, they are considered higher risk given our unfamiliarity with the geographic areas where the properties are located and ability to timely identify problem loans through servicer correspondence.

•	Home equity loans with a loan-to-value ratio greater than 80%. These loans are considered higher risk given the pressure on property values and reduced credit alternatives available to leveraged borrowers.

We also consider qualitative or environmental factors that are likely to cause estimated credit losses associated with the bank’s existing portfolio to differ from historical loss experience. Our qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in our loan portfolio and economy. In 2013, the qualitative factors were adjusted by applying factors to commercial construction loans to ensure potential losses are captured as disbursements are occurring. Our historical loss experience is typically updated on an annual basis when another complete year of loss history is available. At December 31, 2013, we adjusted our historical loss data by utilizing the three most recent years of loss history and periods where we did not experience any losses were excluded from determining the historical average loss for each loan class. It was determined that the most recent three years of loss history represented the most relevant data. At December 31, 2012, we utilized six years of loss history and, generally, periods where we did not experience any losses were excluded from determining the historical average loss for each loan class.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transactions in the allowance for loan losses during 2013 are summarized as follows (dollars in thousands):

	Real estate - mortgage					Real estate - construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial
	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	Unallocated	Total

Loan Balance	$104,870	$6,888	$7,083	$3,768	$61,889	$3,337	$15,979	$47,543	$9,247	$1,666	$20,023		$282,293

Allowance for loan losses:
December 31, 2012	$466	$372	$33	$102	$802	$3	$8	$434	$246	$19	$245	$156	$2,886
Charge-offs	(12)	(199)	—	—	—	—	—	—	(121)	(13)	—	—	(345)
Recoveries	13	—	—	—	9	—	—	—	2	3	—	—	27
Provision	(35)	113	81	(68)	214	3	95	41	141	2	187	(34)	740

December 31, 2013	$432	$286	$114	$34	$1,025	$6	$103	$475	$268	$11	$432	$122	$3,308

Collectively evaluated on historical loss experience	$113	$143	$—	$—	$54	$—	$—	$30	$89	$6	$19	$—	$454
Collectively evaluated on qualitative factors	319	143	114	34	971	6	103	445	179	5	413	—	2,732
Unallocated	—	—	—	—	—	—	—	—	—	—	—	122	122

Total allowance for loan losses	$432	$286	$114	$34	$1,025	$6	$103	$475	$268	$11	$432	$122	$3,308

Percent of Allowance	13.1%	8.6%	3.4%	1.0%	31.0%	0.2%	3.1%	14.4%	8.1%	0.3%	13.1%	3.7%	100.0%

Percent of Loans (1)	37.1%	2.4%	2.5%	1.3%	21.9%	1.2%	5.7%	16.9%	3.3%	0.6%	7.1%		100.0%

(1)	Represents percentage of loans in each category to total loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transactions in the allowance for loan losses during 2012 are summarized as follows (dollars in thousands):

	Real estate - mortgage					Real estate - construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial
	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	Unallocated	Total

Loan Balance	$110,754	$10,188	$11,101	$4,226	$45,504	$1,931	$5,231	$41,537	$7,841	$1,923	$15,055		$255,291

Allowance for loan losses:
December 31, 2011	$534	$465	$39	$124	$858	$6	$12	$379	$267	$24	$242	$148	$3,098
Charge-offs	(136)	(309)	—	—	(33)	—	—	—	(49)	(1)	(15)	—	(543)
Recoveries	7	—	—	—	1	—	—	10	3	—	—	—	21
Provision	61	216	(6)	(22)	(24)	(3)	(4)	45	25	(4)	18	8	310

December 31, 2012	$466	$372	$33	$102	$802	$3	$8	$434	$246	$19	$245	$156	$2,886

Collectively evaluated on historical loss experience	$138	$166	$—	$64	$90	$—	$—	$61	$97	$14	$8	$—	$638
Collectively evaluated on qualitative factors	328	206	33	38	712	3	8	373	149	5	237	—	2,092
Unallocated	—	—	—	—	—	—	—	—	—	—	—	156	156

Total allowance for loan losses	$466	$372	$33	$102	$802	$3	$8	$434	$246	$19	$245	$156	$2,886

Percent of Allowance	16.1%	12.9%	1.2%	3.5%	27.8%	0.1%	0.3%	15.0%	8.5%	0.7%	8.5%	5.4%	100.0%

Percent of Loans (1)	43.4%	4.0%	4.3%	1.7%	17.8%	0.8%	2.0%	16.3%	3.0%	0.8%	5.9%		100.0%

(1)	Represents percentage of loans in each category to total loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit Quality Information. Federal regulations require us to review and classify our assets on a regular basis. In addition, the OCC has the authority to identify problem assets and, if appropriate, require them to be classified. There are four classifications for problem assets: special mention, substandard, doubtful and loss. The following table presents the classes of the loan portfolio and shows our credit risk profile by internally assigned risk rating at the dates indicated (dollars in thousands).

	Real estate - mortgage					Real estate - construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial	Total
December 31, 2013	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	loans
Grade:
Pass	$103,275	$6,581	$5,231	$3,768	$58,311	$3,337	$15,979	$46,934	$9,217	$1,666	$17,964	$272,263
Special Mention	—	—	1,852	—	676	—	—	—	—	—	2,059	4,587
Substandard	1,595	307	—	—	2,902	—	—	609	30	—	—	5,443

Total	$104,870	$6,888	$7,083	$3,768	$61,889	$3,337	$15,979	$47,543	$9,247	$1,666	$20,023	$282,293

	Real estate - mortgage					Real estate - construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial	Total
December 31, 2012	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	loans
Grade:
Pass	$109,226	$9,425	$11,101	$4,226	$42,243	$1,931	$5,231	$41,401	$7,841	$1,915	$14,990	$249,530
Special Mention	—	—	—	—	443	—	—	—	—	—	65	508
Substandard	1,528	763	—	—	2,818	—	—	136	—	8	—	5,253

Total	$110,754	$10,188	$11,101	$4,226	$45,504	$1,931	$5,231	$41,537	$7,841	$1,923	$15,055	$255,291

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Premises and Equipment

Premises and equipment are summarized by major classifications as follows (dollars in thousands).

December 31,	2013	2012
Land and land improvements	$576	$522
Buildings and leasehold improvements	4,471	4,287
Furniture, fixtures and equipment	4,232	4,109

Total, at cost	9,279	8,918

Less: accumulated depreciation	7,427	7,121

Premises and equipment, net	$1,852	$1,797

Depreciation expense was approximately $306,000 and $372,000 for the years ended December 31, 2013 and 2012, respectively.

5.	Deposits

Deposits are summarized as follows (dollars in thousands).

December 31,	2013	2012
Noninterest-bearing demand deposits	$27,247	$23,987
Interest-bearing demand deposits	30,733	17,878
Savings accounts	24,415	24,271
Money market accounts	48,746	55,047
Certificates of deposit	88,091	92,874

Total deposits	$219,232	$214,057

Interest expense by deposit category was as follows (dollars in thousands).

Years ended December 31,	2013	2012
Interest-bearing demand deposits	$23	$20
Savings accounts	12	39
Money market accounts	77	227
Certificates of deposit	1,307	1,722

Total interest expense	$1,419	$2,008

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 totaled $34.2 million and $31.5 million at December 31, 2013 and 2012, respectively. Generally deposits in excess of $250,000 are not federally insured.

Scheduled maturities of certificates of deposit were as follows (dollars in thousands):

December 31,	2013		2012
2014	$46,567	2013	$41,248
2015	11,385	2014	16,716
2016	8,351	2015	7,922
2017	3,618	2016	7,140
2018	7,009	2017	3,551
Thereafter	11,161	Thereafter	16,297

Total	$88,091	Total	$92,874

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Borrowings

We utilize borrowings as a supplemental source of funds for loans and securities. The primary sources of borrowings are FHLB advances and, to a limited extent, repurchase agreements. At December 31, 2013 and 2012, we had $45.9 million and $49.1 million of borrowings, respectively, of which $42.9 million and $46.1 million, respectively, were FHLB advances and $3.0 million were repurchase agreements. At December 31, 2013 and 2012, our FHLB advances consisted of fixed rate advances.

In 2010, the Company modified a $12.0 million convertible select advance into a new five year fixed rate FHLB advance. The debt modification resulted in an $864,000 prepayment penalty which is deferred and amortized in future periods on a straight-line basis over the life of the new borrowing. The Company concluded that the revised terms constituted a debt modification rather than a debt extinguishment because the change in the present value of cash flows of the new borrowing changed by less than 10% compared to the present value of the remaining cash flows of the old borrowing.

The following table sets forth borrowings based on their stated maturities and weighted average rates at December 31, 2013 and 2012 (dollars in thousands).

	Weighted
	Average Rate		Balance
December 31,	2013	2012	2013	2012
Due in one year or less	1.81%	1.52%	$33,860	$19,120
Due in one to two years	3.82	3.41	12,000	18,000
Due in two to three years	—	3.82	—	12,000

Advances	2.34%	2.77%	$45,860	$49,120
Less: deferred premium on modification			(269)	(442)

Total advances			$45,591	$48,678

Advances from the FHLB are secured by the Bank’s stock in the FHLB and a blanket lien on the Bank’s qualifying loans. Securities with an amortized cost of $3.0 million and fair value of $3.2 million at December 31, 2013 compared to $4.4 million and $4.5 million at December 31, 2012, respectively, were pledged to adequately secure the repurchase agreements.

The maximum remaining borrowing capacity at the FHLB at December 31, 2013 and 2012 was approximately $105.4 million and $114.5 million, respectively. The advances are subject to restrictions or penalties in the event of prepayment. The Bank also has the ability to borrow from the Federal Reserve based upon eligible collateral and has two unsecured discretionary lines of credit totaling $13.0 million.

7.	Earnings Per Share

The following table sets forth basic and diluted earnings per common share at December 31, 2013 and 2012.

Years Ended December 31,	2013	2012
(Dollars in thousands, except per share amounts)

Net income	$2,235	$2,255
Weighted-average shares outstanding:
Basic	2,405,295	2,799,765
Effect of dilutive stock options and awards	43,957	3,336

Diluted	2,449,252	2,803,101

Earnings per share:
Basic	$0.93	$0.81
Diluted	0.91	0.80

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The dilutive effect on average shares outstanding is the result of stock options outstanding. As of December 31, 2013 and 2012, options to purchase 139,036 and 218,017 shares of common stock, respectively, at a weighted average exercise price of $19.95 and $16.39 per share, respectively, were outstanding but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

8.	Operating Leases

The Company leases certain properties under operating leases expiring in various years through 2017. Lease expense was $176,000 and $177,000 for the years ended December 31, 2013 and 2012, respectively.

Minimum future rental payments under noncancelable operating leases are as follows (dollars in thousands). In January 2014, the Company exercised its option to extend a lease at one of its properties. This extension is reflected in the below table.

December 31,	2013
2014	$178
2015	178
2016	128
2017	56
2018	11
Thereafter	7

Total	$558

9.	Other Comprehensive Income (Loss)

The following table sets forth the tax effects allocated to each component of the Company’s other comprehensive income (loss) at the dates indicated (dollars in thousands).

December 31, 2013	Before Income Tax Expense	Income Tax Expense	Net of Income Tax Expense

Other comprehensive gain:
Unrealized gain on securities available-for-sale,	$740	$290	$450

December 31, 2012	Before Income Tax (Benefit)	Income Tax (Benefit)	Net of Income Tax (Benefit)

Other comprehensive loss:
Unrealized loss on securities available-for-sale,	$(364)	$(143)	$(221)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Income Taxes

The difference between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income tax expenses were reconciled as follows (dollars in thousands).

Years ended December 31,	2013	2012
Computed income tax expense	$1,163	$1,192
Increase (decrease) resulting from:
State taxes (net of federal benefit)	90	279
Nontaxable BOLI income	(83)	(98)
Stock-based compensation (ISOs)	32	22
Tax exempt interest income	(82)	(172)
Other, net	66	28

Actual income tax expense	$1,186	$1,251

Effective tax rate	33.9%	35.4%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as follows (dollars in thousands).

December 31,	2013	2012
Deferred tax assets:
Allowance for loan losses	$1,125	$981
Investments in affordable housing projects	62	74
Postretirement benefits	73	80
Net operating loss carryforwards - federal	—	186
Tax credit carryforwards	755	1,014
Depreciation and amortization	21	—
Stock-based compensation (NSOs)	193	140
Net unrealized loss on securities available-for-sale	—	250
Other deferred tax assets	48	3

Total deferred tax assets	2,277	2,728

Deferred tax liabilities:
Deferred loan costs	(119)	(153)
Depreciation and amortization	—	(31)
Net unrealized gain on securities available-for-sale	(40)	—
Other deferred tax liabilities	—	(33)

Total deferred tax liabilities	(159)	(217)

Net deferred tax assets	$2,118	$2,511

The tax credit carryforwards expiring in 2022 through 2025 are available to offset future taxes payable. The Company determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through future taxable income and future reversals of existing taxable temporary differences. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense is summarized as follows (dollars in thousands).

Years ended December 31,	2013	2012
Current	$1,083	$524
Deferred	103	727

Total income tax expense	$1,186	$1,251

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Generally, a savings association is considered to be “undercapitalized” if it has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4%. At December 31, 2013 and 2012, the Bank met all capital adequacy requirements to which it is subject and notifications from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would change the Bank’s categorization. The following table sets forth the Bank’s regulatory capital amounts and ratios, as well as the minimum amounts and ratios required to be well capitalized (dollars in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
December 31, 2013	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$47,346	21.84%	$17,341	8.00%	$21,676	10.00%
Tier 1 capital (to risk-weighted assets)	44,629	20.59	8,670	4.00	13,006	6.00
Tier 1 capital (to adjusted total assets)	44,629	14.06	12,697	4.00	15,872	5.00
Tangible capital (to tangible assets)	44,629	14.06	4,761	1.50	N/A	N/A

December 31, 2012	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$47,011	23.81%	$15,758	8.00%	$19,748	10.00%
Tier 1 capital (to risk-weighted assets)	44,537	22.55	7,899	4.00	11,849	6.00
Tier 1 capital (to adjusted total assets)	44,537	14.02	12,706	4.00	15,883	5.00
Tangible capital (to tangible assets)	44,537	14.02	4,765	1.50	N/A	N/A

The following is a reconciliation of the Bank’s equity under GAAP to regulatory capital at the dates indicated (dollars in thousands).

December 31,	2013	2012
GAAP equity	$45,819	$45,330
Goodwill and certain other intangible assets	(1,128)	(1,181)
Accumulated other comprehensive income (loss)	(62)	388

Tier 1 capital	44,629	44,537
General regulatory allowance for loan losses*	2,717	2,474

Total capital	$47,346	$47,011

*	Limited to 1.25% of risk-weighted assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Federal banking regulations place certain restrictions on dividends paid by the Bank to the Company. The total amount of dividends that may be paid at any date is generally limited to the earnings of the Bank for the year-to-date plus retained earnings for the prior two fiscal years, net of any prior capital distributions. In addition, dividends paid by the Bank to the Company would be prohibited if the distribution would cause the Bank’s capital to be reduced below the applicable minimum capital requirements. In 2013 and 2012, the Bank paid dividends to the Company totaling $2.5 million and $3.5 million, respectively.

The Company maintains a liquidation account for the benefit of certain depositors of the Bank who remain depositors of the Bank at the time of liquidation. The liquidation account is designed to provide payments to these depositors of their liquidation interests in the event of a liquidation of the Company and the Bank, or the Bank alone. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. The Company may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the unlikely event that the Company and the Bank were to liquidate in the future, all claims of creditors, including those of depositors, would be paid first, followed by distribution to eligible depositors of the liquidation account maintained by the Company. Also, in a complete liquidation of both entities, or of just the Bank, when the Company has insufficient assets to fund the liquidation account distribution due to depositors and the Bank has positive net worth, the Bank would immediately pay amounts necessary to fund the Company’s remaining obligations under the liquidation account. If the Company is completely liquidated or sold apart from a sale or liquidation of the Bank, then the rights of such depositors in the liquidation account maintained by the Company would be surrendered and treated as a liquidation account in the Bank - the “bank liquidation account” - and these depositors shall have an equivalent interest in the bank liquidation account and the same rights and terms as the liquidation account.

After two years from the date of conversion and upon the written request of the OCC, the Company may eliminate or transfer the liquidation account and the interests in such account to the Bank and the liquidation account would become the liquidation account of the Bank and not subject in any manner or amount to the Company’s creditors. Also, under the rules and regulations of the OCC, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which the Company or the Bank is not the surviving institution would be considered liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

12.	Benefit Plans

401(k) Plan

The Company maintains a 401(k) plan for all full-time employees and may make a discretionary contribution to the plan based on a computation in relation to net income and compensation expense. The Company also matches the first 5% of employee deferrals on a graduated scale of 100% of the first 3% and 50% for the next 2% for a maximum match of 4%. Plan expense was approximately $151,000 and $145,000 for the years ended December 31, 2013 and 2012, respectively. A full-time employee is eligible to participate in the plan after three months of employment, the attainment of age 21, and completion of 250 hours of service each Plan year.

Supplemental Executive Retirement Plan

The Company maintains a nonqualified defined benefit supplemental executive retirement plan (“SERP”) for certain directors. The present value of estimated supplemental retirement benefits is charged to operations. A set retirement benefit is provided to the directors. The expense for the SERP plan for the years ended December 31, 2013 and 2012 was approximately $2,000 and $4,000, respectively.

The agreements for the nonqualified defined contribution SERP between the Bank and certain current and former key executive officers were terminated in November 2011. Benefit payments occurred in the fourth quarter of 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee Stock Ownership Plan

Effective January 1, 2005, the Bank established a leveraged ESOP that purchased 122,735 shares of Company common stock with funds borrowed from the Company. A full-time employee is eligible to participate in the plan after three months of employment, the attainment of age 21, and completion of 250 hours of service in a plan year. Each plan year, the Bank may, at its discretion, make additional contributions to the plan; however, at a minimum, the Bank has agreed to provide a contribution in the amount necessary to service the debt incurred to release the stock.

Shares are scheduled for release as the loan is repaid based on the interest method. The present amortization schedule calls for 8,182 shares to be released each December 31. The Company utilized current year dividends on allocated and unallocated shares in the payment of the current year loan payment in accordance with the plan document. The use of allocated dividends reduces compensation expense and participants will receive an equivalent allocation of shares in relation to their respective dividends to compensate for use of dividends in the loan payment.

As shares in the ESOP are earned and committed to be released, compensation expense is recorded based on their average fair value. The difference between the average fair value of the shares committed to be released and the cost of those shares to the ESOP is charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of stockholders’ equity. Only those shares in the ESOP that have been earned and are committed to be released are included in the computation of earnings per share.

ESOP compensation expense was $142,000 for the year ended December 31, 2013 compared to $102,000 for the year ended December 31, 2012. There were 8,182 shares earned and committed to be released and 49,482 allocated shares at December 31, 2013. At December 31, 2012, there were 8,182 shares earned and committed to be released and 44,963 allocated shares. The 49,095 and 57,277 remaining unearned/unallocated shares at December 31, 2013 and 2012, respectively, had an approximate fair market value of $956,000 and $931,000, respectively.

13.	Stock-Based Compensation

In 2013 and 2012, the Company granted restricted shares of common stock and options to purchase shares of common stock to certain directors, executive officers and key employees of the Company. The restricted shares and options vest over five years at the rate of 20% per year and the stock options have a 10 year contractual life from the date of grant. The closing price of the Company’s common stock on the grant date is the exercise price of the options.

Details of the grants are summarized as follows at the dates indicated (dollars in thousands).

	2013		2012
	October 1	April 2	September 25	April 2
Number of restricted shares granted	15,500	14,750	—	16,240
Number of stock options granted	—	74,170	68,000	17,000
Grant date common stock price	$19.00	$17.65	$15.00	$13.92
Restricted shares market value before tax	295	260	—	226
Stock options market value before tax	—	277	204	53

Stock option pricing assumptions
Expected life in years	N/A	7	7	7
Expected dividend yield	N/A	0.91%	0.87%	0.86%
Risk-free interest rate	N/A	0.82%	0.71%	1.02%
Expected volatility	N/A	21.8%	20.8%	22.6%
Weighted average grant date fair value	N/A	$3.73	$3.00	$3.14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes expense associated with the awards over the five-year vesting period. Compensation expense was $270,000 for the year ended December 31, 2013 compared to $156,000 for the year ended December 31, 2012. As of December 31, 2013, there was $1.2 million of total unrecognized compensation cost related to nonvested stock-based compensation compared to $644,000 at December 31, 2012. The compensation expense cost at December 31, 2013 is expected to be recognized ratably over the weighted average remaining service period of 4.0 years. The Company realized a tax benefit for stock options (NSOs) of $53,000 for the year ended December 31, 2013 compared to $22,000 for the year ended December 31, 2012.

As of December 31, 2013, there were 3,882 shares available to be issued in connection with the exercise of stock options and 141 shares that may be issued as restricted stock for the 2006 Plan. As of December 31, 2013, there were no shares available to be issued in connection with the exercise of stock options and 18,627 shares that may be issued as restricted stock for the 2011 Plan. The 74,170 stock option shares and 30,250 of the 48,877 restricted stock shares available to be issued from the 2011 Plan as of December 31, 2012 were granted in 2013.

	Stock Options
Stock-Based Compensation	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at December 31, 2011	140,119	$16.86	6.86
Granted	85,000	14.78

Outstanding at December 31, 2012	225,119	$16.07	7.29
Granted	74,170	17.65
Exercised or converted	(1,326)	14.15
Forfeited	(283)	14.15
Expired	(3,599)	19.22

Outstanding at December 31, 2013	294,081	$16.44	7.08

Exercisable at December 31, 2013	118,691	$17.52	4.69

	Stock Options		Restricted Stock Awards
	Number of	Fair-Value	Number of	Fair-Value
	Shares	Price	Shares	Price
Nonvested at December 31, 2011	64,020	$3.55	9,632	$13.90
Granted	85,000	3.03	16,240	13.92
Vested	(15,945)	3.94	(3,320)	14.12

Nonvested at December 31, 2012	133,075	$3.17	22,552	$13.88
Granted	74,170	3.73	30,250	18.34
Vested	(31,572)	3.36	(5,946)	13.63
Forfeited	(283)	6.04	(141)	14.15

Nonvested at December 31, 2013	175,390	$3.37	46,715	$16.80

14.	Concentration of Credit Risk

The risk of loss from lending and investing activities includes the possibility that a loss may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk. Credit risk can be reduced by diversifying the Company’s assets to prevent imprudent concentrations. The Company has adopted policies designed to prevent imprudent concentrations within its security and loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The primary investment vehicles for the Company for the years ended December 31, 2013 and 2012 were mortgage-backed securities, which are comprised of diversified individual residential mortgage notes, and REMICs (real estate mortgage investment conduits), which represent a participation interest in a pool of mortgages. Mortgage-backed securities are guaranteed as to the timely repayment of principal and interest by a Government-sponsored enterprise. REMICs are created by redirecting the cash flows from the pool of mortgages underlying those securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. REMICs may be sponsored by U.S. Government agencies and Government-sponsored enterprises. Investments in other securities consist of Government-sponsored enterprise securities and municipal bonds which are made to provide and maintain liquidity within the guidelines of applicable regulations.

Substantially all of the Company’s loans, excluding those serviced by others, are made to customers located in southwestern Pennsylvania. The Company does not have any other concentration of credit risk representing greater than 10% of loans.

Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to fund construction loans, standby letters of credit, and commitments to extend credit on consumer and commercial lines of credit, fixed rate residential, and home equity installment commitments, and are summarized as follows at the dates indicated (dollars in thousands). The Company utilizes standby letters of credit through the FHLB to secure public deposits.

December 31,	2013	2012
Loans in process	$10,617	$3,431
Standby letters of credit	12,700	—
Unused consumer revolving lines of credit	4,732	4,072
Unused commercial lines of credit	13,836	6,962
One - to four-family residential commitments	1,188	65
Commercial commitments	6,190	7,933
Consumer commitments	140	1,632

Total commitments outstanding	$49,403	$24,095

15.	Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of December 31, 2013 and 2012 and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to December 31, 2013 and 2012 may be different than the amounts reported at each period end.

The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	–	Quoted prices for identical instruments in active markets.

Level 2	–	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are active, and model-derived valuations in which significant inputs or significant drivers are observable in active markets.

Level 3	–	Valuations derived from valuation techniques in which one or more significant inputs or significant drivers are unobservable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a discussion of assets and liabilities measured at fair value on a recurring basis and the valuation techniques used:

Securities available for sale. The majority of the Company’s securities are included in Level 2 of the fair value hierarchy. Fair values were primarily determined by a third party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-corroborated data, such as instruments with similar prepayment speeds and default interest rates. The standard inputs that are normally used include benchmark yields of like securities, reportable trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. In some cases, the fair value was determined from a broker who is able to quote a price based on observable inputs in a liquid market for similar securities.

In some instances, the fair value of certain securities cannot be determined using these techniques due to the lack of relevant market data. As such, these securities are valued using an alternative technique and classified within Level 3 of the fair value hierarchy. At December 31, 2013, Level 3 includes three corporate debt securities with a fair value of $3.6 million.

The corporate debt securities are pooled trust preferred CDOs collateralized by the trust preferred securities of insurance companies in the United States. The CDOs, which were rated A at purchase and are currently rated below investment grade, could not be priced using quoted market prices, observable market activity or comparable trades, and the financial market was considered not active. The trust preferred market has been severely impacted by the lack of liquidity in the credit markets and concern over the financial services industry. There has been little or no active trading in these securities; therefore it was more appropriate to determine fair value using a discounted cash flow analysis.

The Bank utilized a third party pricing service that performed a two-step process to determine the fair value of the CDOs. First, an asset analysis was performed to evaluate the credit quality of the collateral and the deal structure using probability of default values for each underlying issuer and loss given default values by asset type. Probability of default is the likelihood that the issuer of the CDOs will go into default and stop paying and was estimated using an expected default frequency approach, which considers the market value and volatility of a firm’s assets and the threshold for default. Probability of default was combined with correlation assumptions, which is the tendency of companies to default once other companies have defaulted. CDOs are more likely to experience stress at the same time since they are concentrated in the same sector, therefore a 50% asset correlation was assumed for issuers in the same industry. Loss given default is the amount of cash lost to the investor at the time of default and is related to the recovery rate. Loss and recovery estimates determine how much cash remains when an issuer goes into default. Deferrals are a common feature of CDOs and were treated as defaults in the analysis. Loss given default has been historically high for CDOs and therefore a 0% recovery rate was assumed on currently defaulted and deferring assets, which resulted in a 100% loss given default.

Second, a liability analysis was performed in which the expected cash flows produced based off the expected credit events of the asset analysis were allocated across the tranches to determine the tranches that would get paid or incur a loss. These expected cash flows were discounted at a risk free interest rate plus a premium for illiquidity (3 month LIBOR plus 300 basis points) to produce a discounted cash flow valuation and determine an estimated fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For financial assets measured at fair value on a recurring basis, the following tables set forth the fair value measurements by fair value hierarchy at the dates indicated (dollars in thousands).

December 31,	2013	2012
Significant other observable inputs (Level 2)
Securities available-for-sale
Municipal bonds	$7,970	$9,181
Mortgage-backed - GSEs	8,192	12,815
REMICs	7,019	18,700
Equities	—	4

Total significant other observable inputs (Level 2)	23,181	40,700

Significant unobservable inputs (Level 3)
Securities available-for-sale
Corporate debt	3,591	1,882

Total significant unobservable inputs (Level 3)	3,591	1,882

Total securities available-for-sale	$26,772	$42,582

Total assets measured at fair value on a recurring basis	$26,772	$42,582

Significant Unobservable Inputs (Level 3)
December 31, 2011	$1,486
Total unrealized gains included in other comprehensive income	428
Paydowns and maturities	(14)
Net transfers out of level 3	(18)

December 31, 2012	$1,882
Total unrealized gains included in other comprehensive income	1,708
Discount accretion	1

December 31, 2013	$3,591

Seven mortgage-backed securities were transferred out of Level 3 and into Level 2 in 2012 because a reliable price could be obtained using a model based valuation technique or through a broker quote.

We may be required to measure certain assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or writedowns of individual assets.

The following is a discussion of assets and liabilities measured at fair value on a nonrecurring basis.

Impaired loans. Certain impaired loans over $250,000 are individually reviewed to determine the amount of each loan that may be at risk of noncollection. When repayment is expected solely from the collateral, the impaired loans are reported at the fair value of the underlying collateral using property appraisals less any projected selling costs or financial statements.

Real estate owned. The fair value of real estate owned is estimated using property appraisals less any projected selling costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For financial assets measured at fair value on a nonrecurring basis, the following tables set forth the fair value measurements by fair value hierarchy:

	December 31, 2013		December 31, 2012
(Dollars in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Level 3
Impaired loans	$586	$586	$4,552	$4,552
Real estate owned	465	465	146	146

Total assets measured at fair value on a nonrecurring basis	$1,051	$1,051	$4,698	$4,698

For Level 3 assets measured at fair value on a recurring or nonrecurring basis as of December 31, 2013, the following table sets forth the significant unobservable inputs used in the fair value measurements.

(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Recurring basis
Securities available-for-sale:
Corporate debt	$3,591	Discounted cash flow	Average probability of default	1.28%
			Correlation for issuers in the same industry	50%
			Deferral/default recovery rate on currently defaulted/deferring assets and projected defaults	0%
			Prepayment	0%
Nonrecurring basis
Impaired loans	586	Appraisal value	Selling costs	10-20%
Real estate owned	465	Appraisal value	Selling costs	10-20%

The following presents the fair value of financial instruments. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be sustained by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In addition, the following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2013 and 2012:

Cash and Cash Equivalents

The carrying amounts approximate the asset’s fair values.

Securities

See previous discussion on securities available-for-sale measured at fair value on a recurring basis for further details on the valuation techniques used to determine the fair value of securities available-for-sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans

The fair values for residential real estate loans are estimated using discounted cash flow analyses using mortgage commitment rates from either FNMA or FHLMC. The fair values of consumer and commercial business loans are estimated using discounted cash flow analyses, using interest rates reported in various government releases. The fair values of multi-family and commercial real estate loans are estimated using discounted cash flow analysis, using interest rates based on national commitment rates on similar loans. The carrying value is net of the allowance for loan losses. Due to the significant judgment involved in evaluating credit quality and the allowance for loan losses, loans are classified as Level 3.

Federal Home Loan Bank Stock

The carrying amount approximates the asset’s fair value.

Accrued Interest Receivable and Accrued Interest Payable

The fair value of these instruments approximates the carrying value.

Deposits

The fair values disclosed for demand deposits (e.g., savings accounts) are, by definition, equal to the amount payable on demand at the repricing date (i.e., their carrying amounts). Fair values of certificates of deposits are estimated using a discounted cash flow calculation that applies the FHLB of Pittsburgh advance yield curve to the maturity schedule of the Bank’s certificates of deposit.

Borrowings

The fair value of the FHLB advances and repurchase agreements are estimated using a discounted cash flow calculation using the current FHLB advance yield curve. This is the method that the FHLB of Pittsburgh used to determine the cost of terminating the borrowing contract.

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure purposes.

The following table sets forth the carrying amount and estimated fair value of financial instruments (dollars in thousands).

	Carrying	Estimated	Fair Value Measurements
December 31, 2013	Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$5,552	$5,552	$5,552	$—	$—
Securities	26,772	26,772	—	23,181	3,591
Loans, net	268,812	271,038	—	—	271,038
FHLB stock	2,589	2,589	—	2,589	—
Accrued interest receivable	993	993	—	993	—

Financial liabilities:
Deposits	219,232	219,538	—	219,538	—
Borrowings	45,591	46,446	—	46,446	—
Accrued interest payable	251	251	—	251	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Carrying	Estimated	Fair Value Measurements
December 31, 2012	Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$5,874	$5,874	$5,874	$—	$—
Securities	42,582	42,582	—	40,700	1,882
Loans, net	249,530	260,538	—	—	260,538
FHLB stock	3,787	3,787	—	3,787	—
Accrued interest receivable	1,035	1,035	—	1,035	—

Financial liabilities:
Deposits	214,057	215,863	—	215,863	—
Borrowings	48,678	50,347	—	50,347	—
Accrued interest payable	302	302	—	302	—

16.	Condensed Financial Statements of Parent Company

Financial information pertaining only to FedFirst Financial Corporation (dollars in thousands).

Statements of Financial Condition

December 31,	2013	2012
Assets:
Cash and cash equivalents	$4,086	$6,067
Investment in First Federal Savings Bank	45,819	45,330
Loan receivable, ESOP	1,283	1,458
Other assets	585	409

Total assets	$51,773	$53,264

Liabilities and Stockholders’ Equity:
Other liabilities	27	30
Stockholders’ equity	51,746	53,234

Total liabilities and stockholders’ equity	$51,773	$53,264

Statements of Operations

Years ended December 31,	2013	2012
Interest income	$84	$93
Dividend from bank subsidiary	2,512	3,463
Noninterest expense	315	320

Income before undistributed net loss of subsidiary and income tax benefit	2,281	3,236
Undistributed net loss of subsidiary	(125)	(1,059)

Income before income tax benefit	2,156	2,177

Income tax benefit	(79)	(78)

Net income	$2,235	$2,255

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows

Years ended December 31,	2013	2012
Cash flows from operating activities:
Net income	$2,235	$2,255
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net loss of subsidiary	125	1,059
Noncash expense for stock-based compensation	270	156
Increase in other assets	(195)	(58)
(Decrease) increase in other liabilities	(2)	4

Net cash provided by operating activities	2,433	3,416

Cash flows from investing activities:
ESOP loan principal payments received	175	165

Net cash provided by investing activities	175	165

Cash flows from financing activities:
Purchase of common stock for retirement	(4,061)	(6,751)
Cash dividends paid	(528)	(1,084)

Net cash used in financing activities	(4,589)	(7,835)

Net decrease in cash and cash equivalents	(1,981)	(4,254)

Cash and cash equivalents, beginning of year	6,067	10,321

Cash and cash equivalents, end of year	$4,086	$6,067

17.	Segment and Related Information

The consolidated operating results of FedFirst Financial are presented as a single financial services segment. FedFirst Financial is the parent company of the Bank, which owns FFEC. FFEC has an 80% controlling interest in Exchange Underwriters. Exchange Underwriters is managed separately from the banking and related financial services that the Company offers. Exchange Underwriters is an independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a table of selected financial data for the Company’s subsidiaries and consolidated results for 2013 and 2012 (dollars in thousands).

	First Federal Savings Bank	Exchange Underwriters, Inc.	FedFirst Financial Corporation	Net Eliminations	Consolidated

December 31, 2013
Assets	$319,381	$1,438	$51,773	$(53,565)	$319,027
Liabilities	273,457	578	27	(6,886)	267,176
Stockholders’ equity	45,924	860	51,746	(46,679)	51,851

December 31, 2012
Assets	$318,576	$1,034	$53,264	$(54,114)	$318,760
Liabilities	273,186	401	30	(8,151)	265,466
Stockholders’ equity	45,390	633	53,234	(45,963)	53,294

Year Ended December 31, 2013
Total interest income	$12,920	$—	$2,596	$(2,596)	$12,920
Total interest expense	2,778	—	—	(84)	2,694

Net interest income	10,142	—	2,596	(2,512)	10,226
Provision for loan losses	740	—	—	—	740

Net interest income after provision for loan losses	9,402	—	2,596	(2,512)	9,486
Noninterest income	1,095	3,222	—	—	4,317
Noninterest expense	7,443	2,547	315	—	10,305
Undistributed net income (loss) of subsidiary	385	—	(125)	(260)	—

Income before income tax expense (benefit) and noncontrolling interest in net income of consolidated subsidiary	3,439	675	2,156	(2,772)	3,498
Income tax expense (benefit)	975	290	(79)	—	1,186

Net income before noncontrolling interest in net income of consolidated subsidiary	2,464	385	2,235	(2,772)	2,312
Noncontrolling interest in net income of consolidated subsidiary	77	—	—	—	77

Net income	$2,387	$385	$2,235	$(2,772)	$2,235

Year Ended December 31, 2012
Total interest income	$13,948	$1	$3,556	$(3,556)	$13,949
Total interest expense	3,725	—	—	(93)	3,632

Net interest income	10,223	1	3,556	(3,463)	10,317
Provision for loan losses	310	—	—	—	310

Net interest income after provision for loan losses	9,913	1	3,556	(3,463)	10,007
Noninterest income	1,011	2,464	—	—	3,475
Noninterest expense	7,452	2,172	320	—	9,944
Undistributed net income (loss) of subsidiary	159	—	(1,059)	900	—

Income before income tax expense (benefit) and noncontrolling interest in net income of consolidated subsidiary	3,631	293	2,177	(2,563)	3,538
Income tax expense (benefit)	1,195	134	(78)	—	1,251

Net income before noncontrolling interest in net income of consolidated subsidiary	2,436	159	2,255	(2,563)	2,287
Noncontrolling interest in net income of consolidated subsidiary	32	—	—	—	32

Net income	$2,404	$159	$2,255	$(2,563)	$2,255

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.	Quarterly Financial Information (Unaudited)

The following table summarizes selected information regarding the Company’s results of operations for the periods indicated (dollars in thousands, except per share data). Quarterly earnings per share data may vary from annual earnings per share due to rounding.

	Three Months Ended
2013	March 31	June 30	September 30	December 31
Interest income	$3,244	$3,282	$3,155	$3,239
Interest expense	714	681	658	641

Net interest income	2,530	2,601	2,497	2,598
Provision for loan losses	—	165	200	375

Net interest income after provision for loan losses	2,530	2,436	2,297	2,223
Noninterest income	1,269	1,084	1,008	956
Noninterest expense	2,612	2,592	2,551	2,550

Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	1,187	928	754	629
Income tax expense	351	342	273	220

Net income before noncontrolling interest in net income of consolidated subsidiary	836	586	481	409
Noncontrolling interest in net income of consolidated subsidiary	42	10	18	7

Net income	$794	$576	$463	$402

Earnings per share - basic	$0.32	$0.24	$0.20	$0.17
Earnings per share - diluted	0.32	0.23	0.19	0.17

Dividends per share - regular	0.04	0.06	0.06	0.06

	Three Months Ended
2012	March 31	June 30	September 30	December 31
Interest income	$3,619	$3,490	$3,500	$3,340
Interest expense	1,056	964	851	761

Net interest income	2,563	2,526	2,649	2,579
Provision for loan losses	160	50	100	—

Net interest income after provision for loan losses	2,403	2,476	2,549	2,579
Noninterest income	857	856	830	932
Noninterest expense	2,522	2,399	2,379	2,644

Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	738	933	1,000	867
Income tax expense	265	335	346	305

Net income before noncontrolling interest in net income of consolidated subsidiary	473	598	654	562
Noncontrolling interest in net income of consolidated subsidiary	17	4	5	6

Net income	$456	$594	$649	$556

Earnings per share basic and diluted	$0.16	$0.21	$0.23	$0.20

Dividends per share - regular	0.03	0.04	0.04	0.04
Dividends per share - special	—	—	—	0.25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	Related Parties

In 2002, the Company purchased an 80% controlling interest in Exchange Underwriters. The President of Exchange Underwriters is Richard B. Boyer, who owns the remaining 20% of Exchange Underwriters (“Shareholder”). Mr. Boyer is on the board of directors of the Company.

The stock purchase agreement between FFEC and the Shareholder includes an obligation for the Company to purchase the Shareholder’s 20% stake upon the earliest of (1) the termination of the Shareholder’s employment for any reason, (2) June 1, 2014 (the twelfth anniversary of the closing date of the stock purchase agreement), or (3) the transfer by the Shareholder of any of his shares. The Shareholder has a right of first refusal to purchase the FFEC’s interest in Exchange Underwriters prior to the FFEC selling or transferring such shares and has “tag-along” rights to participate in any sale to a buyer on the same terms and conditions as FFEC.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CB FINANCIAL SERVICES, INC.

AND

FEDFIRST FINANCIAL CORPORATION

DATED AS OF

APRIL 14, 2014

ARTICLE I CERTAIN DEFINITIONS		A-5
1.1	Certain Definitions.	A-5
ARTICLE II THE MERGER		A-13
2.1	Merger.	A-13
2.2	Closing; Effective Time.	A-13
2.3	Articles of Incorporation and Bylaws.	A-13
2.4	Directors of the Surviving Corporation.	A-13
2.5	Effects of the Merger.	A-14
2.6	Tax Consequences.	A-14
2.7	Possible Alternative Structures.	A-14
2.8	Bank Merger.	A-14
2.9	Absence of Control.	A-14
ARTICLE III CONVERSION OF SHARES		A-15
3.1	Conversion of FedFirst Common Stock; Merger Consideration.	A-15
3.2	Election Procedures.	A-16
3.3	Procedures for Exchange of FedFirst Common Stock.	A-18
3.4	Stock Options and Other Stock-Based Awards.	A-20
3.5	Reservation of Shares.	A-20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FEDFIRST		A-20
4.1	Standard.	A-21
4.2	Organization.	A-21
4.3	Capitalization.	A-22
4.4	Authority; No Violation.	A-22
4.5	Consents.	A-23
4.6	Financial Statements.	A-23
4.7	Taxes.	A-24
4.8	No Material Adverse Effect.	A-25
4.9	Material Contracts; Leases; Defaults.	A-25
4.10	Ownership of Property; Insurance Coverage.	A-26
4.11	Legal Proceedings.	A-27
4.12	Compliance with Applicable Law.	A-27
4.13	Employee Benefit Plans.	A-28
4.14	Brokers, Finders and Financial Advisors.	A-31
4.15	Environmental Matters.	A-31
4.16	Loan Portfolio.	A-32
4.17	Related Party Transactions.	A-33
4.18	Deposits.	A-33
4.19	Board Approval.	A-34
4.20	Risk Management Instruments.	A-34
4.21	Fairness Opinion.	A-34
4.22	Intellectual Property.	A-34
4.23	Duties as Fiduciary.	A-34
4.24	Employees; Labor Matters.	A-35
4.25	FedFirst Information Supplied.	A-35
4.26	Securities Documents.	A-35
4.27	Internal Controls.	A-36
4.28	Bank Owned Life Insurance.	A-36
4.29	EU Stock Purchase Agreement.	A-36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CB		A-37
5.1	Standard.	A-37
5.2	Organization.	A-37
5.3	Capitalization.	A-38
5.4	Authority; No Violation.	A-38
5.5	Consents.	A-39

5.6	Financial Statements.	A-39
5.7	Taxes.	A-40
5.8	No Material Adverse Effect.	A-41
5.9	Ownership of Property; Insurance Coverage.	A-41
5.10	Legal Proceedings.	A-42
5.11	Compliance with Applicable Law.	A-42
5.12	Employee Benefit Plans.	A-43
5.13	Brokers, Finders and Financial Advisors.	A-44
5.14	Environmental Matters.	A-44
5.15	Loan Portfolio.	A-45
5.16	Related Party Transactions.	A-46
5.17	Board Approval.	A-46
5.18	Risk Management Instruments.	A-46
5.19	Fairness Opinion.	A-47
5.20	Duties as Fiduciary.	A-47
5.21	Employees; Labor Matters.	A-47
5.22	CB Information Supplied.	A-48
5.23	Internal Controls.	A-48
5.24	CB Common Stock.	A-48
5.25	Available Funds	A-49
ARTICLE VI COVENANTS OF FEDFIRST		A-49
6.1	Conduct of Business.	A-49
6.2	Subsidiaries.	A-53
6.3	Current Information.	A-53
6.4	Access to Properties and Records.	A-54
6.5	Financial and Other Statements.	A-54
6.6	Maintenance of Insurance.	A-55
6.7	Disclosure Supplements.	A-55
6.8	Consents and Approvals of Third Parties.	A-55
6.9	All Reasonable Efforts.	A-55
6.10	Failure to Fulfill Conditions.	A-55
6.11	No Solicitation.	A-56
6.12	FedFirst ESOP Termination.	A-56
6.13	FedFirst 401(k) Plan Termination.	A-57
6.14	Stockholder Litigation.	A-57
ARTICLE VII COVENANTS OF CB		A-57
7.1	Conduct of Business.	A-57
7.2	Access to Properties and Records.	A-58
7.3	Financial and Other Statements.	A-58
7.4	Disclosure Supplements.	A-59
7.5	Consents and Approvals of Third Parties.	A-59
7.6	All Reasonable Efforts.	A-59
7.7	Failure to Fulfill Conditions.	A-59
7.8	Employee Matters.	A-59
7.9	Directors and Officers Indemnification and Insurance.	A-61
7.10	Stock Listing.	A-62
7.11	Reservation of Stock.	A-62
7.12	Communications to FedFirst Employees; Training.	A-62
7.13	Exemption from Liability Under Section 16(b).	A-63
7.14	Amendment of Articles of Incorporation.	A-63
ARTICLE VIII REGULATORY AND OTHER MATTERS		A-63
8.1	Meeting of Stockholders.	A-63
8.2	Proxy Statement-Prospectus; Merger Registration Statement.	A-64
8.3	Regulatory Approvals.	A-64
ARTICLE IX CLOSING CONDITIONS		A-65
9.1	Conditions to Each Party’s Obligations Under this Agreement.	A-65

9.2	Conditions to the Obligations of CB Under this Agreement.	A-65
9.3	Conditions to the Obligations of FedFirst Under this Agreement.	A-66
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		A-67
10.1	Termination.	A-67
10.2	Effect of Termination.	A-68
10.3	Amendment, Extension and Waiver.	A-69
ARTICLE XI MISCELLANEOUS		A-70
11.1	Confidentiality.	A-70
11.2	Public Announcements.	A-70
11.3	Survival.	A-70
11.4	Notices.	A-70
11.5	Parties in Interest.	A-71
11.6	Complete Agreement.	A-71
11.7	Counterparts.	A-71
11.8	Severability.	A-71
11.9	Governing Law.	A-72
11.10	Interpretation.	A-72
11.11	Specific Performance.	A-72
11.12	Waiver of Trial by Jury.	A-72

EXHIBITS

A	Form of Voting Agreement
B	Agreement and Plan of Bank Merger
C	Employment Agreement between Community Bank and Patrick G. O’Brien
D	Employment Agreement between Community Bank and Richard B. Boyer
E	Change in Control Agreement between Community Bank and Jennifer L. George

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 14, 2014, is entered into by and between CB Financial Services, Inc., a Pennsylvania corporation (“CB”), and FedFirst Financial Corporation, a Maryland corporation (“FedFirst”).

Recitals

1. The Board of Directors of each of CB and FedFirst (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and the shareholders of CB and the stockholders of FedFirst, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2. As a condition to the willingness of CB to enter into this Agreement, (i) all of the directors of FedFirst have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with CB (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of FedFirst Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement, and (ii) certain executive officers of FedFirst, FFSB and/or EU (as defined herein) each have entered into an employment agreement or a change in control agreement with Community Bank (as defined herein), substantially in the forms of Exhibits C, D and E hereto, to be effective upon the consummation of the Merger (as defined herein).

3. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

4. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of FFSB with and into Community Bank, with Community Bank as the surviving or resulting institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the PDOB, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Community Bank, FFSB, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Schedule” shall have the meaning set forth in Section 4.13.12.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.28.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“Cash Option Payment” shall have the meaning set forth in Section 3.4(b).

“CB” shall mean CB Financial Services, Inc., a Pennsylvania corporation with its principal offices located at 100 N. Market Street, Carmichaels, Pennsylvania 15320.

“CB Amendment” shall have the meaning set forth in Section 7.14.

“CB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“CB Common Stock” shall mean the common stock, par value $0.4167 per share, of CB.

“CB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by CB to FedFirst pursuant hereto.

“CB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition of CB as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CB for the years ended December 31, 2013 and 2012, and (ii) the unaudited interim consolidated financial statements of CB as of the end of each calendar quarter following December 31, 2013, and for the periods then ended.

“CB 401(k) Plan” shall mean the Community Bank 401(k) Profit Sharing Plan.

“CB Loan Property” shall have the meaning set forth in Section 5.14.2.

“CB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“CB Regulatory Reports” shall mean the Call Reports of Community Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by CB from December 31, 2013 through the Closing Date.

“CB Stock” shall have the meaning set forth in Section 5.3.1.

“CB Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by CB, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Community Bank.

“CB Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Certificate” shall mean a certificate or book entry evidencing shares of FedFirst Common Stock.

“Claim” shall have the meaning set forth in Section 7.9.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall have the meaning set forth in the recitals.

“Community Bank” shall mean Community Bank, a Pennsylvania commercial bank with its principal office located at 100 N. Market Street, Carmichaels, Pennsylvania 15320, which is a wholly owned subsidiary of CB.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of December 4, 2013 between CB and FedFirst.

“Continuing Employees” shall have the meaning set forth in Section 7.8.1.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Director Agreements” shall have the meaning set forth in Section 7.8.5.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.7.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ESOP Termination Date” shall have the meaning set forth in Section 6.12.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by CB and FedFirst, which shall act as agent for CB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 3.1.10.

“EU” shall mean Exchange Underwriters, Inc., a Pennsylvania corporation with its principal office located at 121 West Pike Street, Canonsburg, Pennsylvania 15317, of which 80% of the issued and outstanding capital stock is owned by FedFirst Exchange.

“EU Stock Purchase Agreement” shall have the meaning set forth in Section 4.30.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FedFirst” shall mean FedFirst Financial Corporation, a Maryland corporation with its principal office located at 565 Donner Avenue, Monessen, Pennsylvania 15602.

“FedFirst Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“FedFirst Common Stock” shall mean the common shares, par value $0.01 per share, of FedFirst.

“FedFirst Disclosure Schedule” shall mean the collective written disclosure schedules delivered by FedFirst to CB pursuant hereto.

“FedFirst ESOP” shall mean the First Federal Savings Bank Employee Stock Ownership Plan or any successor thereto.

“FedFirst Exchange” shall mean FedFirst Exchange Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of FFSB.

“FedFirst Financial Statements” shall mean (i) the audited consolidated statements of financial condition of FedFirst as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FedFirst for each of the years ended December 31, 2013 and 2012, as set forth in FedFirst’s annual report on Form 10-K for the year ended December 31, 2013 and (ii) the unaudited interim consolidated financial statements of FedFirst as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by FedFirst in the FedFirst SEC Reports.

“FedFirst 401(k) Plan” shall mean the First Federal Savings Bank Retirement Plan or any successor thereto.

“FedFirst Loan Property” shall have the meaning set forth in Section 4.15.2.

“FedFirst Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.9.

“FedFirst Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“FedFirst Regulatory Reports” shall mean the Call Reports of FFSB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by FedFirst from December 31, 2013 through the Closing Date.

“FedFirst Restricted Stock” shall have the meaning set forth in Section 3.4(c).

“FedFirst SEC Reports” shall have the meaning set forth in Section 4.26.

“FedFirst Severance Plan” shall mean the First Federal Savings Bank Employee Severance Compensation Plan, as amended as of the date hereof.

“FedFirst Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“FedFirst Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“FedFirst Stock” shall have the meaning set forth in Section 4.3.1

“FedFirst Stock Option” shall have the meaning set forth in Section 3.4(b).

“FedFirst Stock Plans” shall have the meaning set forth in Section 3.4(a).

“FedFirst Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by FedFirst, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of FFSB.

“FedFirst Termination Fee” shall have the meaning set forth in Section 10.2.2(D).

“FFSB” shall mean First Federal Savings Bank, a federally-chartered savings bank with its principal office located at 565 Donner Avenue, Monessen, Pennsylvania 15602, which is a wholly owned subsidiary of FedFirst.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“401(k) Plan Termination Date” shall have the meaning set forth in Section 6.13.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.2.

“Insurance Regulator” shall mean the Pennsylvania Insurance Department and any other Governmental Entity which has authority to regulate a Pennsylvania insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the senior officers and directors of such Person after reasonable inquiry.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to CB or FedFirst, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of CB and the CB Subsidiaries, taken as a whole, or FedFirst and the FedFirst Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either FedFirst or CB to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to FedFirst or any FedFirst Subsidiary, on the one hand, or CB or any CB Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of FedFirst or any FedFirst Subsidiary on the one hand, or CB or any CB Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of CB or FedFirst, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“Merger” shall mean the merger of FedFirst with and into CB pursuant to the terms hereof.

“Merger Consideration” shall mean the Stock Consideration and the Cash Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of CB Common Stock to be offered to holders of FedFirst Common Stock in connection with the Merger.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Participant” shall have the meaning set forth in Section 7.8.5.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PDOB” shall mean the Pennsylvania Department of Banking and Securities.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Community Bank or FFSB, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.11.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean March 31, 2015.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 Merger.

Subject to the terms and conditions of this Agreement, in accordance with the PBCL and the MGCL, at the Effective Time: (a) FedFirst shall merge with and into CB, with CB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of FedFirst shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FedFirst shall be vested in and assumed by CB. As part of the Merger, each outstanding share of FedFirst Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2 Closing; Effective Time.

The closing of the Merger (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania, in accordance with the PBCL, and articles of merger with the Maryland State Department of Assessments and Taxation, in accordance with the MGCL, on the day of the Closing (the “Closing Date”). The Merger shall be effective on the date and time specified in the articles of merger filed with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger filed with the Maryland State Department of Assessments and Taxation (the “Effective Time”). A pre-closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

2.3 Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of CB as in effect immediately prior to the Effective Time (subject to the CB Amendment) shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4 Directors of the Surviving Corporation.

CB shall take all appropriate action, prior to the Closing Date, so that the number of directors constituting the Board of Directors of CB shall be increased by four so that, effective immediately after the Closing Date, John M. Swiatek shall be appointed to the class of directors whose terms expire at the annual meeting of shareholders to be held in 2015, Richard B. Boyer and Patrick G. O’Brien shall be appointed to the class of directors whose terms expire at the annual meeting of shareholders to be held in 2016, and John J. LaCarte shall be appointed to the class of directors whose terms expire at the annual meeting of shareholders to be held in 2017. These four individuals, together with the directors of CB serving immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBCL and the MGCL.

2.6 Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, CB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for CB or Community Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the Federal income tax consequences of the Merger to CB, Community Bank, FedFirst, FFSB or to the holders of FedFirst Common Stock or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of FedFirst Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8 Bank Merger.

CB intends to cause the merger of FFSB with and into Community Bank, with Community Bank as the surviving or resulting institution. Following the execution and delivery of this Agreement, (i) CB will cause Community Bank, and FedFirst will cause FFSB, to execute and deliver an agreement and plan of merger in respect of the Bank Merger, substantially in the form of Exhibit B hereto, (ii) CB, as the sole shareholder of Community Bank, shall approve the agreement and plan of merger in respect of the Bank Merger, and (iii) FedFirst, as the sole shareholder of FFSB, shall approve the agreement and plan of merger in respect of the Bank Merger. The parties agree that the Bank Merger shall become effective immediately or as soon as practicable after the Effective Time.

2.9 Absence of Control.

It is the intent of the parties hereto that, until the Effective Time, CB, by reason of this Agreement, shall not be deemed to control, directly or indirectly, FedFirst or to exercise, directly or indirectly, a controlling influence over the management or policies of FedFirst.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of FedFirst Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of CB, FedFirst or the holders of any of the shares of FedFirst Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1 Each share of CB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2 All shares of FedFirst Common Stock held in the treasury of FedFirst and each share of FedFirst Common Stock owned by CB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) and shares held by the FedFirst ESOP that are remitted to FedFirst prior to the Effective Time as contemplated by Section 6.13 shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3 Each outstanding share of FedFirst Common Stock with respect to which an election to receive CB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 1.1590 (the “Exchange Ratio”) of a share of CB Common Stock, subject to adjustment as provided in Section 3.1.10 and to the provisions of Section 3.2 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4 Subject to the provisions of Section 3.2, each outstanding share of FedFirst Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $23.00 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5 Each outstanding share of FedFirst Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6 Except as set forth in Section 3.1.2 or 3.1.7, upon the Effective Time, outstanding shares of FedFirst Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by FedFirst on such shares of FedFirst Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7 Each outstanding share of FedFirst Common Stock, the holder of which has perfected his right to dissent under the MGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. FedFirst shall give CB immediate notice upon receipt by FedFirst of any such demands for payment of the fair value of such shares of FedFirst Common Stock and of withdrawals of such notice and any other related communications (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and CB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. FedFirst shall not, except with the prior written consent of CB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.8 If any Dissenting Stockholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FedFirst Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of FedFirst Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.9 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of CB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to CB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CB. In lieu of the issuance of any such fractional share, CB shall pay to each former holder of FedFirst Common Stock who otherwise would be entitled to receive a fractional share of CB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the volume weighted average price of a share of CB Common Stock for the twenty (20) trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of FedFirst Common Stock owned by a FedFirst Stockholder shall be combined so as to calculate the maximum number of whole shares of CB Common Stock issuable to such FedFirst Stockholder.

3.1.10 If CB changes (or the CB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If FedFirst changes (or the FedFirst Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of FedFirst Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2 Election Procedures.

3.2.1 Holders of record of FedFirst Common Stock may elect to receive shares of CB Common Stock or cash in exchange for their shares of FedFirst Common Stock. The total number of shares of FedFirst Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of FedFirst Common Stock outstanding immediately prior to the Effective Time by (y) 0.65 (the “Stock Conversion Number”). All other shares of FedFirst Common Stock shall be converted into Cash Consideration.

3.2.2 An election form and other appropriate customary transmittal material in such form as CB and FedFirst shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as CB and FedFirst shall mutually agree (the “Mailing Date”) to each holder of record of FedFirst Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of FedFirst Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of FedFirst Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or CB Common Stock for such shares. Holders of record of shares of FedFirst Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of FedFirst Common Stock held by each Representative for a particular beneficial owner. Any shares of FedFirst Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of CB Common Stock. CB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of FedFirst Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and FedFirst shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3 The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the FedFirst Stockholders Meeting and (ii) the date that CB and FedFirst shall agree is as near as practicable to five (5) business days prior to the expected Closing Date, or such other time and date as CB and FedFirst may mutually agree. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4 No later than five (5) business days after the later to occur of the Election Deadline or the Effective Time, CB shall cause the Exchange Agent to effect the allocation among holders of FedFirst Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5 If the aggregate number of shares of FedFirst Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6 If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3 Procedures for Exchange of FedFirst Common Stock.

3.3.1 CB to Make Merger Consideration Available. Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FedFirst Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of CB Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of CB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2 Exchange of Certificates. CB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who did not previously submit their Certificates with a completed Election Form a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FedFirst Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3 Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding FedFirst Common Stock shall have no rights, after the Effective Time, with respect to such FedFirst Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to CB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CB Common Stock represented by such Certificate.

3.3.4 Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5 Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of FedFirst of the FedFirst Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6 Return of Exchange Fund. At any time following the nine (9) month period after the Effective Time, CB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to CB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither CB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8 Withholding. CB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FedFirst Common Stock such amounts as CB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by CB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FedFirst Common Stock in respect of whom such deduction and withholding were made by CB or the Exchange Agent.

3.4 Stock Options and Other Stock-Based Awards.

(a) FedFirst Disclosure Schedule 3.4(a) lists each plan or arrangement sponsored by FedFirst under which stock options, restricted stock and other stock-based awards are granted (the “FedFirst Stock Plans”).

(b) Each stock option issued pursuant to a FedFirst Stock Plan as of the date hereof (a “FedFirst Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time shall be cancelled and converted into the right to receive from FedFirst immediately prior to the Effective Time a cash payment in an amount, subject to applicable Tax withholdings, equal to the product of (x) the number of shares of FedFirst Common Stock subject to the FedFirst Stock Option and (y) the amount by which the Cash Consideration exceeds the exercise price of the FedFirst Stock Option (the “Cash Option Payment”). If the exercise price of a FedFirst Stock Option exceeds the Cash Consideration, then at the Effective Time such FedFirst Stock Option shall be cancelled without any payment made in exchange therefor. Prior to the Effective Time, FedFirst shall take all actions as necessary to give effect to the transactions contemplated by this Section 3.4(b), including, without limitation, obtaining written consent from each option holder to the cancellation of the FedFirst Stock Options in exchange for the Cash Option Payment.

(c) Each restricted stock award issued pursuant to a FedFirst Stock Plan as of the date hereof (“FedFirst Restricted Stock”) that is outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of FedFirst Common Stock that was formerly FedFirst Restricted Stock shall be entitled to receive the Stock Consideration in accordance with Section 3.1.3.

3.5 Reservation of Shares.

CB shall reserve for issuance a sufficient number of shares of the CB Common Stock for the purpose of issuing shares of CB Common Stock to the FedFirst stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FEDFIRST

FedFirst represents and warrants to CB as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as (i) set forth in the FedFirst Disclosure Schedule delivered by FedFirst to CB on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by FedFirst prior to the date hereof and on or after the date on which FedFirst filed with the SEC its annual report on Form 10-K for the year ended December 31, 2013, provided, however, that disclosure in any section of such FedFirst Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. FedFirst has made a good faith, diligent effort to ensure that the disclosure on each schedule of the FedFirst Disclosure Schedule corresponds to the section referenced herein. References to the Knowledge of FedFirst shall include the Knowledge of the FedFirst Subsidiaries.

4.1 Standard.

Except as set forth in the following sentence, no representation or warranty of FedFirst contained in this Article IV shall be deemed untrue or incorrect, and FedFirst shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4, 4.2.5 and the last sentence of each of Sections 4.2.1 and 4.2.2) and 4.3, which shall be true and correct in all material respects.

4.2 Organization.

4.2.1 FedFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. FedFirst has full corporate power and authority to carry on its business as now conducted. FedFirst is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2 FFSB is a federally chartered savings bank duly organized and validly existing under the laws of the United States. The deposits in FFSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FFSB when due. FFSB is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

4.2.3 FedFirst Disclosure Schedule 4.2.3 sets forth each FedFirst Subsidiary and its jurisdiction of incorporation or organization. Each FedFirst Subsidiary (other than FFSB) is a corporation, limited liability company or other legal entity as set forth on FedFirst Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each FedFirst Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4 The respective minute books of FedFirst, FFSB and each other FedFirst Subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

4.2.5 Prior to the date of this Agreement, FedFirst has made available to CB true and correct copies of the articles of incorporation or articles of association, as applicable, and bylaws or other governing documents of FedFirst, FFSB and each other FedFirst Subsidiary.

4.3 Capitalization.

4.3.1 The authorized capital stock of FedFirst consists of (i) 20,000,000 shares of FedFirst Common Stock and 10,000,000 shares of preferred stock, $0.01 par value (“FedFirst Preferred Stock” and collectively with FedFirst Common Stock, “FedFirst Stock”). As of the date hereof, there are 2,315,810 shares of FedFirst Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) no shares of FedFirst Common Stock held by FedFirst as Treasury Stock, and (iii) no shares of FedFirst Preferred Stock outstanding. FedFirst does not own, of record or beneficially, any shares of FedFirst Stock which are not Treasury Stock. Neither FedFirst nor any FedFirst Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of FedFirst, or any other security of FedFirst or a FedFirst Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of FedFirst or a FedFirst Subsidiary or any other security of FedFirst or any FedFirst Subsidiary, other than shares of FedFirst Common Stock underlying the FedFirst Stock Options and FedFirst Restricted Stock. FedFirst Disclosure Schedule 4.3.1 sets forth: (x) the name of each holder of a FedFirst Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting schedule and expiration dates, and the exercise price relating to the options held, and (y) the name of each holder of FedFirst Restricted Stock, identifying the number of shares each such individual holds and the grant and vesting dates. All shares of FedFirst Common Stock issuable pursuant to the FedFirst Stock Plans are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2 FedFirst owns all of the capital stock of each FedFirst Subsidiary other than EU, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the FedFirst Subsidiaries, FedFirst does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of FedFirst or any FedFirst Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of FFSB, including stock in the FHLB.

4.3.3 To FedFirst’s Knowledge, except as set forth in Schedules 13D or 13G filed with the SEC, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of FedFirst Common Stock.

4.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FedFirst’s stockholders may vote have been issued by FedFirst and are outstanding.

4.4 Authority; No Violation.

4.4.1 FedFirst has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by FedFirst’s stockholders (the “FedFirst Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FedFirst and the completion by FedFirst of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of FedFirst. This Agreement has been duly and validly executed and delivered by FedFirst, and subject to FedFirst Stockholder Approval and the receipt of the Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by CB, constitutes the valid and binding obligation of FedFirst, enforceable against FedFirst in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2 Neither the execution and delivery of this Agreement by FedFirst, nor the consummation of the transactions contemplated hereby, nor compliance by FedFirst with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of FedFirst or FFSB; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FedFirst or FFSB or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FedFirst or FFSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FedFirst or FFSB is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Maryland Department of Assessments and Taxation, and (d) the receipt of FedFirst Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of FedFirst, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FedFirst, the completion by FedFirst of the Merger and the performance by FedFirst of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. FedFirst has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by FedFirst to result in a Material Adverse Effect on FedFirst and FFSB, taken as a whole, or CB and Community Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of FedFirst or FFSB, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6 Financial Statements.

4.6.1 The FedFirst Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

4.6.2 FedFirst has previously made available to CB the FedFirst Financial Statements. The FedFirst Financial Statements fairly present in each case in all material respects

(subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FedFirst and the FedFirst Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3 At the date of the most recent consolidated statement of financial condition included in the FedFirst Financial Statements or in the FedFirst Regulatory Reports, FedFirst did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FedFirst Financial Statements or in the FedFirst Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7 Taxes.

FedFirst and the FedFirst Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. FedFirst, on behalf of itself and the FedFirst Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by FedFirst and the FedFirst Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. FedFirst and the FedFirst Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. FedFirst and the FedFirst Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of FedFirst and the FedFirst Subsidiaries did not, as of the most recent FedFirst Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent FedFirst balance sheet (rather than in any notes thereto). FedFirst and the FedFirst Subsidiaries are subject to Tax audits in the ordinary course of business. FedFirst management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on FedFirst. FedFirst and the FedFirst Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that FedFirst or any of the FedFirst Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither FedFirst nor any of the FedFirst Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was FedFirst; or (ii) has any liability for the Taxes of any Person (other than FedFirst or any of the FedFirst Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against FedFirst or any FedFirst Subsidiary for any alleged deficiency in any Tax, and neither FedFirst nor any FedFirst Subsidiary has been notified in writing of any proposed Tax claims or assessments against FedFirst or any FedFirst Subsidiary. FedFirst and the FedFirst Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. FedFirst and the FedFirst Subsidiaries have delivered to CB true and complete copies of all Tax Returns of FedFirst and the FedFirst Subsidiaries for taxable periods ending on or after December 31, 2010. Neither FedFirst nor any of the FedFirst Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b). Neither FedFirst nor any of the FedFirst Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither FedFirst nor any of the FedFirst Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.8 No Material Adverse Effect.

Since December 31, 2013, to FedFirst’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on FedFirst.

4.9 Material Contracts; Leases; Defaults.

4.9.1 Except as set forth on FedFirst Disclosure Schedule 4.9.1, neither FedFirst nor any FedFirst Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of FedFirst or any FedFirst Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of FedFirst or any FedFirst Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by FedFirst or any FedFirst Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $500,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FedFirst or any FedFirst Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FedFirst or any FedFirst Subsidiary; (v) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates FedFirst or any FedFirst Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by FedFirst or any FedFirst Subsidiary.

4.9.2 Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed on FedFirst Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to FedFirst’s Knowledge neither FedFirst nor any FedFirst Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to CB on or before the date hereof, and are in full force and effect on the date hereof. Except as set forth on FedFirst Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FedFirst or any FedFirst Subsidiary or upon the occurrence of a subsequent event; (ii) requires FedFirst or any FedFirst Subsidiary to provide a benefit in the form of FedFirst Common Stock or determined by reference to the value of FedFirst Common Stock; or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4 Since December 31, 2013, through and including the date of this Agreement, except as set forth on FedFirst Disclosure Schedule 4.9.4, neither FedFirst or any FedFirst Subsidiary has: (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by FedFirst), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of FedFirst Common Stock or shares of capital stock of any FedFirst Subsidiary, or any right to acquire any shares of capital stock to any executive officer, director or employee of FedFirst or any FedFirst Subsidiary, other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the FedFirst Stock Plans; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of FedFirst or any FedFirst Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of FedFirst or any FedFirst Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10 Ownership of Property; Insurance Coverage.

4.10.1 FedFirst and each FedFirst Subsidiary has good and, as to real property, marketable title to all assets and properties owned by FedFirst or such FedFirst Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the FedFirst Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a FedFirst Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FedFirst and the FedFirst Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FedFirst and the FedFirst Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FedFirst Financial Statements.

4.10.2 With respect to all material agreements pursuant to which FedFirst or any FedFirst Subsidiary has purchased securities subject to an agreement to resell, if any, FedFirst or such FedFirst Subsidiary, as the case may be, has a lien or security interest (which to FedFirst’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 FedFirst and each FedFirst Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither FedFirst nor any FedFirst Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on FedFirst Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by FedFirst or any FedFirst Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years FedFirst and each FedFirst Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. FedFirst Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by FedFirst and each FedFirst Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. FedFirst has made available to CB copies of all of the policies listed on FedFirst Disclosure Schedule 4.10.3.

4.11 Legal Proceedings.

Except as disclosed on FedFirst Disclosure Schedule 4.11, neither FedFirst nor any FedFirst Subsidiary is a party to any, and there are no pending or, to FedFirst’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against FedFirst or any FedFirst Subsidiary, (ii) to which FedFirst or any FedFirst Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of FedFirst or any FedFirst Subsidiary to perform under this Agreement.

4.12 Compliance with Applicable Law.

Except as set forth on FedFirst Disclosure Schedule 4.12 and in Section 4.15:

4.12.1 To FedFirst’s Knowledge, FedFirst and each FedFirst Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FedFirst nor any FedFirst Subsidiary has received any written notice to the contrary.

4.12.2 FedFirst and each FedFirst Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FedFirst, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3 Since January 1, 2011, neither FedFirst nor any FedFirst Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that FedFirst or any FedFirst Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require FedFirst or any FedFirst Subsidiary, or indicating that FedFirst or any FedFirst Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of FedFirst or any FedFirst Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of FedFirst or any FedFirst Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither FedFirst nor any FedFirst Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.

4.13 Employee Benefit Plans.

4.13.1 FedFirst Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FedFirst, any FedFirst Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to FedFirst and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of FedFirst are eligible to participate (collectively, the “FedFirst Benefit Plans”). Neither FedFirst nor any FedFirst Subsidiary has any written or oral commitment to create any additional FedFirst Benefit Plan or to materially modify, change or renew any existing FedFirst Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof. FedFirst has made available to CB true and correct copies of each FedFirst Benefit Plan.

4.13.2 All FedFirst Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on FedFirst Disclosure Schedule 4.13.2, each FedFirst Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and FedFirst is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of FedFirst, there exists no fact which would adversely affect the qualification of any of the FedFirst Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the FedFirst Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). Neither FedFirst nor any FedFirst Subsidiary has engaged in a transaction, or omitted to take any action with respect to any FedFirst Benefit Plan that would reasonably be expected to subject FedFirst or any FedFirst Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 No FedFirst Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which FedFirst or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Neither FedFirst nor any ERISA Affiliate has ever maintained or contributed to any FedFirst Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither FedFirst nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.13.4 All material contributions required to be made under the terms of any FedFirst Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on FedFirst’s consolidated financial statements to the extent required by GAAP and Section 412 of the Code. FedFirst and each FedFirst Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable FedFirst Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5 FedFirst has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to FedFirst Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To FedFirst’s Knowledge, records with respect to FedFirst Benefit Plans have been maintained in compliance with Section 107 of ERISA. To FedFirst’s Knowledge, neither FedFirst nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of FedFirst Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No FedFirst Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such FedFirst Benefit Plan is self-insured).

4.13.6 FedFirst has furnished or otherwise made available to CB true and complete copies of: (i) the plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable) for each written FedFirst Benefit Plan; (ii) a summary of each unwritten FedFirst Benefit Plan (if applicable); (iii) the annual report (Form 5500 series) for the three (3) most recent years for each FedFirst Benefit Plan (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each FedFirst Benefit Plan, including the total accrued and vested liabilities, all contributions made by FedFirst and any FedFirst Subsidiary and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the FedFirst Benefit Plans (if applicable); (vi) the most recent IRS determination letter with respect to each tax-qualified FedFirst Benefit Plan (or, for a FedFirst Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any FedFirst Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7 Except as set forth on FedFirst Disclosure Schedule 4.13.7, FedFirst has no liability for retiree health, life or disability insurance, or any retiree death benefits under any FedFirst Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by FedFirst or any FedFirst Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits.

4.13.8 Except as set forth on FedFirst Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance) becoming due to any director or any employee of FedFirst from FedFirst under any FedFirst Benefit Plan; (ii) increase any benefits otherwise payable under any FedFirst Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on FedFirst Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any FedFirst Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by FedFirst or any FedFirst Subsidiary that would not be deductible under Section 162(m) of the Code.

4.13.9 FedFirst Disclosure Schedule 4.13.9 identifies each FedFirst Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“FedFirst Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such FedFirst Non-qualified Deferred Compensation Plan as of March 31, 2014. Each FedFirst Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no penalties pursuant to Section 409A of the Code may be imposed on participants in such plans. All FedFirst Stock Options have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date of grant, within the meaning of Section 409A of the Code.

4.13.10 There is not, and has not been, any trust or fund maintained by or contributed to by FedFirst or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of FedFirst, has been threatened or is anticipated, against any FedFirst Benefit Plan (other than routine claims for benefits and appeals of such claims), FedFirst or any FedFirst Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any FedFirst Benefit Plan.

4.13.12 FedFirst Disclosure Schedule 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by FedFirst or any FedFirst Subsidiary for the benefit of officers, employees or directors of FedFirst or any FedFirst Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of September 1, 2014 and the Effective Time occurs on such date and based on other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.13.13 FedFirst Disclosure Schedule 4.13.13 includes the amendment adopted by FFSB to the FedFirst Severance Plan contemporaneously with the execution of this Agreement. Such amendment provides that any employee of FedFirst or any FedFirst Subsidiary, other than an employee who is a party to an individual employment agreement or change in control agreement with FedFirst, FFSB and/or EU, whose employment is involuntarily terminated without cause within one year following the Effective Time, would receive a severance payment in an amount equal to two weeks of base salary or weekly wage rate then in effect for each completed year of service, subject to a minimum of four weeks and maximum of 26 weeks, and further subject to a minimum of 12 weeks if the employee has a job title of Assistant Vice President or higher with FedFirst or any FedFirst Subsidiary immediately prior to the Effective Time.

4.14 Brokers, Finders and Financial Advisors.

Neither FedFirst nor any FedFirst Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Mufson Howe Hunter & Company LLC by FedFirst and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Mufson Howe Hunter & Company LLC, setting forth the fee payable to Mufson Howe Hunter & Company LLC for its services rendered to FedFirst in connection with the Merger and transactions contemplated by this Agreement, is attached to FedFirst Disclosure Schedule 4.14.

4.15 Environmental Matters.

4.15.1 Except as set forth on FedFirst Disclosure Schedule 4.15, with respect to FedFirst and each FedFirst Subsidiary:

(A) To the Knowledge of FedFirst, each of FedFirst and the FedFirst Subsidiaries, and the FedFirst Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither FedFirst nor any FedFirst Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of FedFirst, no such action is threatened, before any court, governmental agency or other forum against them or any FedFirst Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by FedFirst, or any of the FedFirst Subsidiaries;

(C) To the Knowledge of FedFirst, the properties currently owned or operated by FedFirst or any FedFirst Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) To the Knowledge of FedFirst, there are no underground storage tanks on, in or under any properties owned or operated by FedFirst or any of the FedFirst Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by FedFirst or any of the FedFirst Subsidiaries except as in compliance with Environmental Laws; and

(E) During the period of (a) FedFirst’s or any of the FedFirst Subsidiaries’ ownership or operation of any of their respective current properties or (b) FedFirst’s or any of the FedFirst Subsidiaries’ participation in the management of any FedFirst Loan Property, to the Knowledge of FedFirst, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of FedFirst, prior to the period of (x) FedFirst’s or any of the FedFirst Subsidiaries’ ownership or operation of any of their respective current properties or (y) FedFirst’s or any of the FedFirst Subsidiaries’ participation in the management of any FedFirst Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither FedFirst nor any other FedFirst Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the FedFirst Subsidiaries, or with respect to any FedFirst Loan Property.

4.15.2 For purposes of this Section 4.15, “FedFirst Loan Property” means any property in which FedFirst or a FedFirst Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by FedFirst or a FedFirst Subsidiary.

4.16 Loan Portfolio.

4.16.1 The allowances for loan losses reflected in the notes to FedFirst’s audited consolidated statements of financial condition at December 31, 2013 and 2012 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2013 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2 FedFirst Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2014), by account, of: (A) each borrower, customer or other party which has notified FFSB during the past twelve (12) months of, or has asserted against FedFirst or FFSB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FedFirst, each borrower, customer or other party which has given FedFirst or FFSB any oral notification of, or orally asserted to or against FedFirst or FFSB, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2014 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by FedFirst or FFSB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of FedFirst and FFSB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FedFirst’s and FFSB’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of FedFirst and FFSB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by FedFirst or FFSB free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17 Related Party Transactions.

Neither FedFirst nor any FedFirst Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FedFirst or any FedFirst Subsidiary, except as set forth on FedFirst Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of FedFirst or any FedFirst Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FedFirst nor any FedFirst Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18 Deposits.

Except as disclosed on FedFirst Disclosure Schedule 4.18, none of the deposits of FFSB as of March 31, 2014 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19 Board Approval.

The Board of Directors of FedFirst has determined that the Merger is fair to, and in the best interests of, FedFirst and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of FedFirst Common Stock, and directed that this Agreement be submitted to the holders of FedFirst Common Stock for their adoption. The Board of Directors of FedFirst has taken all action so that CB and Community Bank will not be prohibited from entering into or consummating a business combination with FedFirst as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

4.20 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FedFirst’s own account, or for the account of one or more of FedFirst’s Subsidiaries or their customers, in force and effect as of March 31, 2014, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FedFirst, with counterparties believed to be financially responsible at the time; and to the Knowledge of FedFirst each of them constitutes the valid and legally binding obligation of FedFirst or such FedFirst Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FedFirst nor any FedFirst Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.21 Fairness Opinion.

The Board of Directors of FedFirst has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Mufson Howe Hunter & Company LLC to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of FedFirst pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Intellectual Property.

FedFirst and each FedFirst Subsidiary owns or, to FedFirst’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, and neither FedFirst nor any FedFirst Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. FedFirst and each FedFirst Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.23 Duties as Fiduciary.

FFSB (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. FFSB has not received notice of any claim, allegation, or complaint from any Person that FFSB failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in FedFirst’s Financial Statements. For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude FFSB’s capacity with respect to individual retirement accounts or the FedFirst Benefit Plans.

4.24 Employees; Labor Matters.

4.24.1 FedFirst Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of FedFirst and the FedFirst Subsidiaries as of March 31, 2014: job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2 There are no labor or collective bargaining agreements to which FedFirst or any FedFirst Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of FedFirst, threatened against FedFirst or any FedFirst Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FedFirst, threatened against FedFirst or any FedFirst Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FedFirst, threatened against FedFirst or any FedFirst Subsidiary (other than routine employee grievances that are not related to union employees). FedFirst and each FedFirst Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither FedFirst nor any FedFirst Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.24.3 To FedFirst’s Knowledge, all Persons who have been treated as independent contractors by FedFirst or any FedFirst Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.25 FedFirst Information Supplied.

The information relating to FedFirst and any FedFirst Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26 Securities Documents.

FedFirst has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“FedFirst SEC Reports”) required to be filed by it with the SEC since January 1, 2011. As of their respective dates, the FedFirst SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the FedFirst SEC Reports has been incorporated by reference, the FedFirst SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. FedFirst has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the FedFirst SEC Reports.

4.27 Internal Controls.

4.27.1 The records, systems, controls, data and information of FedFirst and the FedFirst Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FedFirst or the FedFirst Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FedFirst and the FedFirst Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FedFirst has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the FedFirst Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

4.27.2 FedFirst has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of FedFirst: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.27.3 Since December 31, 2013, (i) neither FedFirst nor any of the FedFirst Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of FedFirst or any of the FedFirst Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FedFirst or any of the FedFirst Subsidiaries, whether or not employed by it or any of the FedFirst Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FedFirst or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.28 Bank Owned Life Insurance.

FedFirst and each FedFirst Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. FFSB has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

4.29 EU Stock Purchase Agreement.

FedFirst Disclosure Schedule 4.30 contains a copy of the definitive stock purchase agreement (the “EU Stock Purchase Agreement”), which has been executed concurrently with or immediately prior to the execution of this Agreement, pursuant to which FedFirst Exchange shall acquire all of the issued and outstanding capital stock of EU which FedFirst Exchange does not own as of the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CB

CB represents and warrants to FedFirst as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as set forth in the CB Disclosure Schedule delivered by CB to FedFirst on the date hereof, provided, however, that disclosure in any section of such CB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. CB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the CB Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of CB shall include the Knowledge of Community Bank.

5.1 Standard.

Except as set forth in the following sentence, no representation or warranty of CB contained in this Article V shall be deemed untrue or incorrect, and CB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of each of Sections 5.2.1 and 5.2.2) and 5.3, which shall be true and correct in all material respects.

5.2 Organization.

5.2.1 CB is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. CB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 Community Bank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits in Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Community Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

5.2.3 CB Disclosure Schedule 5.2.3 sets forth each CB Subsidiary and its jurisdiction of incorporation or organization. Each CB Subsidiary (other than Community Bank) is a corporation, limited liability company or other legal entity as set forth on CB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each CB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4 The respective minute books of CB, Community Bank and each other CB subsidiary accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5 Prior to the date of this Agreement, CB has made available to FedFirst true and correct copies of the articles of incorporation, charter or certificate of incorporation, as applicable, and bylaws or other governing documents of CB and Community Bank and each other CB Subsidiary. CB has amended and restated its bylaws to read in the form attached to CB Disclosure Schedule 5.2.5.

5.3 Capitalization.

5.3.1 The authorized capital stock of CB consists of (i) 35,000,000 shares of CB Common Stock and (ii) 5,000,000 shares of preferred stock, no par value per share (“CB Preferred Stock” and collectively with the CB Common Stock, the “CB Stock”). As of the date hereof, there are (i) 2,630,879 shares of CB Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 291,884 shares of CB Common Stock held by CB in its treasury, (iii) no shares of CB Preferred Stock outstanding, and (iv) 11,100 shares of CB Common Stock reserved for issuance upon the exercise of outstanding stock options. Community Bank does not own, of record or beneficially, any shares of CB Stock, other than shares held as treasury stock. Neither CB nor any CB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of CB, or any other security of CB or an CB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of CB or an CB Subsidiary or any other security of CB or any CB Subsidiary, other than shares of CB Common Stock underlying the options granted pursuant to benefit plans maintained by CB. All shares of CB Common Stock issuable pursuant to option plans maintained by CB are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2 CB owns all of the capital stock of each CB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the CB Subsidiaries and as set forth on CB Disclosure Schedule 5.3.2, CB does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of CB or any CB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Community Bank, including stock in the FHLB.

5.3.3 To CB’s Knowledge, except as set on CB Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of CB Common Stock.

5.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CB’s shareholders may vote have been issued by CB and are outstanding.

5.4 Authority; No Violation.

5.4.1 CB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CB and the completion by CB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CB. This Agreement has been duly and validly executed and delivered by CB, and subject to FedFirst Stockholder Approval and the receipt of the Regulatory Approval, and assuming due and valid execution and delivery of this Agreement by FedFirst, constitutes the valid and binding obligation of CB, enforceable against CB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2 Neither the execution and delivery of this Agreement by CB nor the consummation of the transactions contemplated hereby, nor compliance by CB with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of CB or any CB Subsidiary; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CB or any CB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CB or any CB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CB or any CB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Maryland Department of Assessments and Taxation, (d) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (e) approval of the application of the listing of CB Common Stock to be issued in the Merger on the NASDAQ Global Select Market and (f) the receipt of the FedFirst Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of CB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CB, the completion by CB of the Merger and the performance by CB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. CB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by CB to result in a Material Adverse Effect on CB and Community Bank, taken as a whole, or FedFirst and FFSB, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of CB and Community Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6 Financial Statements.

5.6.1 The CB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2 CB has previously made available to FedFirst the CB Financial Statements. The CB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CB and the CB Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3 At the date of the most recent consolidated statement of financial condition included in the CB Financial Statements or in the CB Regulatory Reports, CB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7 Taxes.

5.7.1 CB and the CB Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. CB, on behalf of itself and the CB Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by CB and the CB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. CB and the CB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. CB and the CB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of CB and the CB Subsidiaries did not, as of the most recent CB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent CB balance sheet (rather than in any notes thereto). CB and the CB Subsidiaries are subject to Tax audits in the ordinary course of business. CB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on CB. CB and the CB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that CB or any of the CB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither CB nor any of the CB Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was CB; or (ii) has any liability for the Taxes of any Person (other than CB or any of the CB Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against CB or any CB Subsidiary for any alleged deficiency in any Tax, and neither CB nor any CB Subsidiary has been notified in writing of any proposed Tax claims or assessments against CB or any CB Subsidiary. CB and the CB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. CB and the CB Subsidiaries have delivered to FedFirst true and complete copies of all Tax Returns of CB and the CB Subsidiaries for taxable periods ending on or after December 31, 2010. Neither CB nor any of the CB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b). Neither CB nor any of the CB Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither CB nor any of the CB Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.7.2 Neither CB nor any of the CB Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8 No Material Adverse Effect.

Since December 31, 2013, to CB’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on CB.

5.9 Ownership of Property; Insurance Coverage.

5.9.1 CB and each CB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by CB or such CB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the CB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an CB Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. CB and the CB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CB and the CB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the CB Financial Statements.

5.9.2 With respect to all material agreements pursuant to which CB or any CB Subsidiary has purchased securities subject to an agreement to resell, if any, CB or such CB Subsidiary, as the case may be, has a lien or security interest (which to CB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3 CB and each CB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CB nor any CB Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on CB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by CB or any CB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years CB and each CB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. CB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by CB and each CB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. CB has made available to FedFirst copies of all of the policies listed on CB Disclosure Schedule 5.9.3.

5.10 Legal Proceedings.

Except as disclosed on CB Disclosure Schedule 5.10, neither CB nor any CB Subsidiary is a party to any, and there are no pending or, to the Knowledge of CB, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against CB or any CB Subsidiary, (ii) to which CB or any CB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of CB or any CB Subsidiary to perform under this Agreement.

5.11 Compliance with Applicable Law.

Except as set forth on CB Disclosure Schedule 5.11:

5.11.1 To CB’s Knowledge, CB and each CB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither CB nor any CB Subsidiary has received any written notice to the contrary.

5.11.2 CB and each CB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3 Since January 1, 2011, neither CB nor any CB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that CB or any CB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require CB or any CB Subsidiary, or indicating that CB or any CB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of CB or any CB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of CB or any CB Subsidiary. Neither CB nor any CB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Community Bank as to compliance with the CRA is “Satisfactory” or better.

5.12 Employee Benefit Plans.

5.12.1 CB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CB, any CB Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to CB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of CB are eligible to participate (collectively, the “CB Benefit Plans”).

5.12.2 All CB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on CB Disclosure Schedule 5.12.2, each CB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and CB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of CB, there exists no fact which would adversely affect the qualification of any of the CB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the CB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). Neither CB nor any CB Subsidiary has engaged in a transaction, or omitted to take any action with respect to any CB Benefit Plan that would reasonably be expected to subject CB or any CB Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3 No CB Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which FedFirst or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Neither CB nor any ERISA Affiliate has ever maintained or contributed to any CB Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither CB nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.12.4 All material contributions required to be made under the terms of any CB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on CB’s consolidated financial statements to the extent required by GAAP and Section 412 of the Code. CB and each CB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable CB Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.12.5 CB has complied in all material respects with the notice and continuation requirements of COBRA, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to CB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To CB’s Knowledge, records with respect to CB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To CB’s Knowledge, neither CB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of CB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No CB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such CB Benefit Plan is self-insured).

5.12.6 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of CB, has been threatened or is anticipated, against any CB Benefit Plan (other than routine claims for benefits and appeals of such claims), CB or any CB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any CB Benefit Plan.

5.13 Brokers, Finders and Financial Advisors.

Neither CB nor any CB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Keefe, Bruyette & Woods, Inc. by CB and the fee payable pursuant thereto.

5.14 Environmental Matters.

5.14.1 Except as set forth on CB Disclosure Schedule 5.14, with respect to CB and each CB Subsidiary:

(A) To the Knowledge of CB, each of CB and the CB Subsidiaries, and the CB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither CB nor any CB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of CB, no such action is threatened, before any court, governmental agency or other forum against them or any CB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by CB, or any of the CB Subsidiaries;

(C) To the Knowledge of CB, the properties currently owned or operated by CB or any CB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) To the Knowledge of CB, there are no underground storage tanks on, in or under any properties owned or operated by CB or any of the CB Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by CB or any of the CB Subsidiaries except as in compliance with Environmental Laws; and

(E) During the period of (a) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (b) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, to the Knowledge of CB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of CB, prior to the period of (x) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (y) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither CB nor any other CB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the CB Subsidiaries, or with respect to any CB Loan Property.

5.14.2 For purposes of this Section 5.14, “CB Loan Property” means any property in which CB or an CB Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by CB or an CB Subsidiary.

5.15 Loan Portfolio.

5.15.1 The allowances for loan losses reflected in the notes to CB’s audited consolidated statements of financial condition at December 31, 2013 and 2012 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2013 were, or will be, adequate, as of the dates thereof, under GAAP.

5.15.2 CB Disclosure Schedule 5.15.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2014), by account, of: (A) each borrower, customer or other party which has notified CB during the past twelve (12) months of, or has asserted against CB or Community Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CB, each borrower, customer or other party which has given CB or Community oral notification of, or orally asserted to or against CB or Community, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2014 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by CB or Community Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.15.3 All loans receivable (including discounts) and accrued interest entered on the books of CB and Community Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CB’s and Community Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of CB and Community Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CB or Community Bank free and clear of any liens.

5.15.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.16 Related Party Transactions.

Neither CB nor any CB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CB or any CB Subsidiary, except as set forth on CB Disclosure Schedule 5.16. Except as described on CB Disclosure Schedule 5.16, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CB or any CB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither CB nor any CB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.17 Board Approval.

The Board of Directors of CB determined that the Merger is fair to, and in the best interests of, CB and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby. The Board of Directors of CB has taken all action so that FedFirst and FFSB will not be prohibited from entering into or consummating a business combination with CB as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

5.18 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CB’s own account, or for the account of one or more of CB’s Subsidiaries or their customers, in force and effect as of March 31, 2014, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the

Knowledge of CB, with counterparties believed to be financially responsible at the time; and to CB’s and each CB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of CB or such CB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CB nor any CB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.19 Fairness Opinion.

The Board of Directors of CB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration is fair, from a financial point of view, to CB. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.20 Duties as Fiduciary.

Except as disclosed on CB Disclosure Schedule 5.20, Community Bank (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Community Bank has not received notice of any claim, allegation, or complaint from any Person that Community Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CB’s Financial Statements. For purposes of this Section 5.20 the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Community Bank’s capacity with respect to individual retirement accounts or the CB Benefit Plans.

5.21 Employees; Labor Matters.

5.21.1 There are no labor or collective bargaining agreements to which CB or any CB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary (other than routine employee grievances that are not related to union employees). CB and each CB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither CB nor any CB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.21.2 To CB’s Knowledge, all Persons who have been treated as independent contractors by CB or any CB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.22 CB Information Supplied.

The information relating to CB and any CB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.23 Internal Controls.

5.23.1 The records, systems, controls, data and information of CB and the CB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CB or the CB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CB and the CB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. CB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the CB Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.23.2 CB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of CB; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.23.3 Since December 31, 2013, (i) neither CB nor any of the CB Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of CB or any of the CB Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CB or any of the CB Subsidiaries, whether or not employed by it or any of the CB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.24 CB Common Stock.

The shares of CB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and, subject to Section 7.14, not subject to preemptive rights.

5.25 Available Funds

Immediately prior to the Effective Time, CB will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.3.

ARTICLE VI

COVENANTS OF FEDFIRST

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of CB, which consent will not be unreasonably withheld, conditioned or delayed, FedFirst will, and it will cause each FedFirst Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2 Negative Covenants. FedFirst agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by CB in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, it will not, and it will cause each of the FedFirst Subsidiaries not to:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B) change or waive any provision of its articles of incorporation (or charter in the case of FFSB) or bylaws, except as required by law;

(C) issue any shares of FedFirst Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FedFirst Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that FedFirst: (i) may issue shares of FedFirst Common Stock upon the valid exercise, in accordance with the information set forth on FedFirst Disclosure Schedule 4.3.1, of presently outstanding FedFirst Stock Options issued under the FedFirst Stock Plans; (ii) may issue up to 18,768 shares of restricted stock under the FedFirst Stock Plans; (iii) may permit the vesting of FedFirst Restricted Stock; (iv) shall continue to declare and pay regular quarterly cash dividends of no more than $0.08 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by FedFirst prior to the Effective Time and the payment thereof shall be coordinated with CB so that holders of FedFirst Common Stock do not receive dividends on both FedFirst Common Stock and CB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the FedFirst Common Stock or CB Common Stock received in the Merger in respect of such quarter); and (v) any FedFirst Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations), it being understood that immediately prior to the Effective Time EU will pay a dividend to its shareholders equal to year-to-date net income (after taxes); provided, however, that EU determines year-to-date net income (after taxes) in a manner consistent with the determinations made in prior years, provided, further, that at least three (3) business days prior to the payment of the dividend, EU affords CB the opportunity to review the methodology for determining the amount of the dividend, and provided, further that CB consents to the amount of the dividend, which consent shall not be unreasonable withheld, conditioned or delayed.

(D) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $50,000, except as contemplated by this Agreement;

(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) as may be required pursuant to commitments existing on the date hereof and set forth on FedFirst Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to this Agreement; (ii) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) (except to the extent such increase in excess of 4% is mandated by the terms of a relevant written plan currently in existence); or (iii) as otherwise contemplated by this Agreement. Neither FedFirst nor any FedFirst Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000; provided, however, that a FedFirst Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $75,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither FedFirst nor any FedFirst Subsidiary shall hire any new employee without first seeking to fill any position internally;

(G) enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

(H) merge or consolidate FedFirst or any FedFirst Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of FedFirst or any FedFirst Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FedFirst or FFSB and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by FFSB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I) except for transactions with the FHLB, subject any asset of FedFirst or of any FedFirst Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating FedFirst or FFSB;

(K) waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which FedFirst or any FedFirst Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(L) purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $1,000,000; (iii) with a duration of not more than five (5) years; and (iv) otherwise in the ordinary course of business consistent with past practice;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on FedFirst Disclosure Schedule 6.1.2(M), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $2.0 million or (ii) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $2.0 million;

(N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any FedFirst Benefit Plan;

(S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as set forth on FedFirst Disclosure Schedule 6.1.2(S).

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless CB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from CB;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by FedFirst or any FedFirst Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to CB thereof prior to final sale;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of CB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of CB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2 Subsidiaries.

In accordance with the EU Stock Purchase Agreement, FedFirst shall cause FedFirst Exchange to become the owner of record of all of the issued and outstanding shares of capital stock of EU for total consideration not to exceed $1,200,000.

6.3 Current Information.

6.3.1 During the period from the date of this Agreement to the Effective Time, FedFirst will cause one or more of its representatives to confer with representatives of CB to inform CB regarding FedFirst’s operations at such times as CB may reasonably request. FedFirst will promptly notify CB of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FedFirst or any FedFirst Subsidiary. Without limiting the foregoing, senior officers of CB and FedFirst shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of FedFirst and the FedFirst Subsidiaries, and FedFirst shall give due consideration to CB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CB nor Community Bank shall under any circumstance be permitted to exercise control of FedFirst or any FedFirst Subsidiary prior to the Effective Time.

6.3.2 FedFirst and CB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of FedFirst to those used by CB, which planning shall include, but not be limited to, discussion of the possible termination by FedFirst of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FedFirst in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FedFirst shall not be obligated to take any such action prior to the Effective Time and, unless FedFirst otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. CB and Community Bank shall indemnify FedFirst for any reasonable out-of-pocket fees, expenses, or charges that FedFirst or any FedFirst Subsidiary may incur as a result of taking, at the request of CB or any CB Subsidiary, any action to facilitate the conversion.

6.3.3 FedFirst shall provide CB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, FedFirst shall provide CB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. FedFirst will promptly prepare and provide CB with the minutes of all FedFirst and FFSB officer and director loan committee meetings.

6.3.4 FedFirst shall promptly inform CB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FedFirst or any FedFirst Subsidiary under any labor or employment law.

6.4 Access to Properties and Records.

Subject to Section 11.1, FedFirst shall permit CB access upon reasonable notice and at reasonable times to its properties and those of the FedFirst Subsidiaries, and shall disclose and make available to CB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that FedFirst reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CB may have a reasonable interest; provided, however, that FedFirst shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FedFirst’s reasonable judgment, would interfere with the normal conduct of FedFirst’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. FedFirst shall provide and shall request its auditors to provide CB with such historical financial information regarding it (and related audit reports and consents) as CB may reasonably request for Securities Law disclosure purposes. CB shall use commercially reasonable efforts to minimize any interference with FedFirst’s regular business operations during any such access to FedFirst’s property, books and records. FedFirst and each FedFirst Subsidiary shall permit CB, at CB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by FedFirst or any FedFirst Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by FedFirst or any FedFirst Subsidiary.

6.5 Financial and Other Statements.

6.5.1 Promptly upon receipt thereof, FedFirst will furnish to CB copies of each annual, interim or special audit of the financial statements of FedFirst and the FedFirst Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to FedFirst by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of FedFirst and the FedFirst Subsidiaries made by such accountants.

6.5.2 As soon as reasonably available, but in no event later than the date such documents are filed with the OCC or FRB, FedFirst will deliver to CB the FedFirst Regulatory Report filed by FedFirst or FFSB. Within twenty-five (25) days after the end of each month, FFSB will deliver to CB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3 FedFirst shall permit CB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) Business Days prior to the date such documents are filed with the SEC. FedFirst promptly will advise upon receipt and permit review by CB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of FedFirst or FFSB.

6.5.4 With reasonable promptness, FedFirst will furnish to CB such additional financial data that FedFirst possesses and as CB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6 Maintenance of Insurance.

FedFirst shall use commercially reasonable efforts to maintain, and to cause the FedFirst Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by FedFirst and the FedFirst Subsidiaries as of the date of this Agreement and set forth on FedFirst Disclosure Schedule 4.10.3. FedFirst will promptly inform CB if FedFirst or any FedFirst Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7 Disclosure Supplements.

From time to time prior to the Effective Time, FedFirst will promptly supplement or amend the FedFirst Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FedFirst Disclosure Schedule or which is necessary to correct any information in such FedFirst Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such FedFirst Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8 Consents and Approvals of Third Parties.

FedFirst shall use its commercially reasonable efforts, and shall cause each FedFirst Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9 All Reasonable Efforts.

Subject to the terms and conditions herein provided, FedFirst agrees to use, and agrees to cause each FedFirst Subsidiary to use, all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10 Failure to Fulfill Conditions.

If FedFirst determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CB.

6.11 No Solicitation.

From and after the date hereof until the termination of this Agreement, FedFirst shall not, and shall not authorize or permit any FedFirst Subsidiary or any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by FedFirst or any of the FedFirst Subsidiaries), directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or agree to or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of FedFirst from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the FedFirst Stockholders Meeting has occurred, furnishing information to, or engaging in discussions or negotiations with, any Person that makes an Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of FedFirst determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to FedFirst’s stockholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by FedFirst and did not otherwise result from a breach of this Section 6.11 by FedFirst (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit FedFirst from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders that the Board of Directors of FedFirst determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to FedFirst’s stockholders under applicable law, subject to compliance with the requirements of this Section 6.11. FedFirst shall promptly, but in no event later than two (2) calendar days, notify CB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FedFirst or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. In addition, prior to furnishing any information to, or engaging in discussions or negotiations with, any such Person, FedFirst shall receive from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FedFirst or any FedFirst Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FedFirst and the FedFirst Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FedFirst or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12 FedFirst ESOP Termination.

The FedFirst ESOP shall be terminated no later than three (3) Business Days prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, FedFirst shall direct the FedFirst ESOP trustee(s) to remit a sufficient number of shares of FedFirst Common Stock held by the ESOP’s Unallocated Company Stock Suspense Account (as defined in Section 1.50 of the FedFirst ESOP) to FedFirst or any other lender (as applicable) to repay the full outstanding balance of the FedFirst

ESOP loan(s). All remaining shares of FedFirst Common Stock held by the FedFirst ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. As soon as practicable, FedFirst shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the FedFirst ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the FedFirst ESOP upon its termination, the account balances in the FedFirst ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. FedFirst and FFSB shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12. From the date of this Agreement until the ESOP Termination Date, contributions by FedFirst or any FedFirst Subsidiary to the FedFirst ESOP shall be made solely in accordance with the FedFirst ESOP loan amortization schedule(s) in effect as of the date of this Agreement.

6.13 FedFirst 401(k) Plan Termination.

The FedFirst 401(k) Plan shall be terminated immediately prior to the Effective Time (the “401(k) Plan Termination Date”). As soon as practicable, FedFirst shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the FedFirst 401(k) Plan’s qualified status. As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the FedFirst 401(k) Plan upon termination, the account balances in the FedFirst 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary may direct. FedFirst and FFSB shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.13.

6.14 Stockholder Litigation.

FedFirst shall promptly notify CB of any stockholder litigation against FedFirst and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give CB the opportunity to participate at its own expense in the defense or settlement of any such litigation. No such settlement shall be agreed to without CB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

COVENANTS OF CB

7.1 Conduct of Business.

7.1.1 Covenants of CB.

(A) During the period from the date of this Agreement to the Effective Time, except with the written consent of FedFirst, which consent will not be unreasonably withheld, conditioned or delayed, CB will, and it will cause each CB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) change or waive any provision of its certificate of incorporation (or articles of organization in the case of Community Bank) or bylaws in any way adverse to the rights of FedFirst shareholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B) Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

(C) CB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by FedFirst in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the CB Subsidiaries not to issue any shares of CB Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, except that CB may issue shares of CB Common Stock upon the valid exercise of presently outstanding options to acquire CB Common Stock.

7.2 Access to Properties and Records.

Subject to Section 11.1, CB shall permit FedFirst access upon reasonable notice and at reasonable times to its properties and those of the CB Subsidiaries, and shall disclose and make available to FedFirst during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that CB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FedFirst may have a reasonable interest; provided, however, that CB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CB’s reasonable judgment, would interfere with the normal conduct of CB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.

7.3 Financial and Other Statements.

7.3.1 Promptly upon receipt thereof, CB will furnish to FedFirst copies of each annual, interim or special audit of the financial statements of CB and the CB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to CB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of CB and the CB Subsidiaries made by such accountants.

7.3.2 As soon as reasonably available, but in no event later than the date such documents are filed with the PDOB, FDIC or FRB, CB will deliver to FedFirst the CB Regulatory Report filed by CB or Community Bank. Within twenty-five (25) days after the end of each month, CB will deliver to FedFirst a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.3.3 With reasonable promptness, CB will furnish to FedFirst such additional financial data that CB possesses and as FedFirst may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

7.4 Disclosure Supplements.

From time to time prior to the Effective Time, CB will promptly supplement or amend the CB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CB Disclosure Schedule or which is necessary to correct any information in such CB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such CB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5 Consents and Approvals of Third Parties.

CB shall use its commercially reasonable efforts, and shall cause each CB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.6 All Reasonable Efforts.

Subject to the terms and conditions herein provided, CB agrees to use and agrees to cause each CB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.7 Failure to Fulfill Conditions.

If CB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FedFirst.

7.8 Employee Matters.

7.8.1 Except as otherwise provided in this Agreement, CB will review all the FedFirst Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any FedFirst Benefit Plan is frozen or terminated by CB, CB will use best efforts so that the former employees of FedFirst or any FedFirst Subsidiary who become employees of CB or Community Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any CB Benefit Plan of similar character (to extent that one exists, other than any CB or CB Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a CB Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of FedFirst or any FedFirst Subsidiary prior to the Effective Time. This Agreement shall not be construed to limit the ability of CB or Community Bank to terminate the employment of any employee of FedFirst or FedFirst Subsidiary or to review any FedFirst Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by CB hereunder or by operation of law, CB or any CB Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of FedFirst or any FedFirst Subsidiary as of the Effective Time.

7.8.2 CB shall honor the terms of the change in control severance agreements listed on FedFirst Disclosure Schedule 4.13.1 unless superseded by an agreement entered into with CB or any CB Subsidiary. The estimated amounts payable under such change in control severance agreements are provided in the Benefits Schedule.

7.8.3 CB shall honor the terms of the FedFirst Severance Plan, as amended as of the date hereof, provided, however that any employee of FedFirst or any FedFirst Subsidiary receiving a payment thereunder enters into a release of claims against CB, Community Bank and their affiliates in a form satisfactory to CB. The estimated amounts payable under the FedFirst Severance Plan are set forth in the Benefits Schedule.

7.8.4 In the event of any termination of any FedFirst or any FedFirst Subsidiary health plan or consolidation of any such plan with any CB or Community Bank health plan, CB shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to CB and Community Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a FedFirst or FedFirst Subsidiary health plan prior to the time that such Continuing Employee becomes eligible to participate in the CB health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FedFirst or FedFirst Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CB or Community Bank and their dependents. In the event of a termination or consolidation of any FedFirst or FedFirst Subsidiary health plan, terminated employees of FedFirst or any FedFirst Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of CB in accordance with COBRA.

7.8.5 FedFirst Disclosure Schedule 4.13.1 provides each individual (“Participant”) who has entered into a Director Fee Continuation Agreement with FedFirst or any FedFirst Subsidiary (collectively, the “Director Agreements”), and the projected accrued benefits payable thereunder are set forth in the Benefits Schedule. CB shall on the Effective Time: (i) take such actions as permitted to irrevocably terminate the Director Agreements; and (ii) subject to the execution of an acknowledgment of payment agreement with CB and Community Bank in a form satisfactory to the parties, distribute to each Participant in accordance with the terms of the Director Agreements and Section 409A of the Code, a lump sum cash amount equal to the liquidation value of such Participant’s accrued benefit. The liquidation value of each Participant’s accrued benefit under the Director Agreement to be paid at the Effective Time shall be determined by FedFirst and approved by CB by no later than five (5) business days prior to the Effective Time.

7.8.6 Executive Officers. Community Bank shall take all appropriate action so that, immediately following the Effective Time: (i) Patrick G. O’Brien shall serve as Executive Vice President and Chief Operating Officer of Community Bank; and (ii) Richard B. Boyer shall serve as Vice President of Insurance of Community Bank.

7.8.7 Corporate Governance. In addition to the obligations of CB set forth in Section 2.4, CB shall cause Community Bank, prior to the Closing Date, to take all appropriate action so that, effective immediately after the Closing Date, Patrick G. O’Brien, Richard B. Boyer, John J. LaCarte and John M. Swiatek shall be appointed to the Board of Directors of Community Bank, in each case until their respective successors are duly elected or appointed and qualified, and CB, as the sole shareholder of Community Bank, shall vote its shares of Community Bank in favor of the election of such persons as directors of Community Bank. The Board of Directors of CB shall appoint John L. LaCarte and John M. Swiatek to one or more of the Executive Committee, Nominating Committee, Audit Committee and Governance Committee.

7.8.8 FedFirst ESOP and FedFirst 401(k) Plan. CB agrees to take all other actions necessary to complete the termination of the FedFirst ESOP and FedFirst 401(k) Plan, including filing final Form 5500s, that arise after the Effective Time. CB agrees to permit participants in the FedFirst 401(k) Plan and/or FedFirst ESOP who are Continuing Employees to roll over their account balances from such plans to the CB 401(k) Plan, to the extent permitted by applicable law and in accordance with CB 401(k) Plan. Prior to the Effective Time, CB or Community Bank shall take any necessary action, including amending the CB 401(k) Plan, to provide that: (i) all Continuing Employees are given service credit with FedFirst and the FedFirst Subsidiary for purposes of determining eligibility and vesting under the CB 401(k) Plan, and (ii) Continuing Employees who satisfy the eligibility requirements of the CB 401(k) Plan shall enter the CB 401(k) Plan immediately following the Effective Time.

7.9 Directors and Officers Indemnification and Insurance.

7.9.1 For six (6) years following the Effective Time, CB shall maintain directors’ and officers’ liability insurance covering the persons who are presently covered by FedFirst’s current directors’ and officers’ liability insurance policy with respect to actions, omissions, events or matters occurring prior to the Effective Time on terms which are at least substantially equivalent to the terms of said current policy; provided, however, that in no event shall CB be required to expend annually pursuant to this Section 7.9.1 more than an amount equal to 200% of the current annual amount expended by FedFirst with respect to such insurance, as set forth on FedFirst Disclosure Schedule 7.9.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CB shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of the foregoing, CB, or FedFirst upon the consent of CB, which consent will not be unreasonably withheld, may obtain at or prior to the Effective Time a prepaid “tail” policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 450% of the annual premium most recently paid by FedFirst. In connection with the foregoing, FedFirst agrees in order for CB to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.9.2 In addition to Section 7.9.1, CB shall, from and after the Effective Date, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of FedFirst and the FedFirst Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FedFirst or any FedFirst Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of CB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of FedFirst or any

FedFirst Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify CB (but the failure so to notify CB shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices CB). In the event of any such Claim (whether arising before or after the Effective Time) (1) CB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption CB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between CB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, CB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) CB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). CB shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

7.9.3 If either CB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CB shall assume the obligations set forth in this Section 7.9.

7.9.4 The obligations of CB provided under this Section 7.9 are intended to be enforceable against CB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of CB.

7.10 Stock Listing.

CB agrees to file, prior to the Effective Time, an application for the listing on the NASDAQ Global Market (or such other national securities exchange on which the shares of CB Common Stock shall be listed as of the Closing Date) of the shares of CB Common Stock to be issued in the Merger.

7.11 Reservation of Stock.

CB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of CB Common Stock to fulfill its obligations under this Agreement.

7.12 Communications to FedFirst Employees; Training.

CB and FedFirst agree that as promptly as practicable following the execution of this Agreement,

meetings with employees of FedFirst and the FedFirst Subsidiaries shall be held at such locations as CB and FedFirst shall mutually agree, provided that representatives of FedFirst shall be permitted to attend such meetings. CB and FedFirst shall mutually agree in advance as to the scope and content of all communications to the employees of FedFirst and the FedFirst Subsidiaries regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of CB shall be permitted to meet with the employees of FedFirst and the FedFirst Subsidiaries to discuss employment opportunities with CB, provided that representatives of FedFirst shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the FedFirst Stockholder Approval (disregarding any waiting period) have been obtained, CB shall also be permitted to conduct training sessions outside of normal business hours or at other times as FedFirst may agree, with the employees of FedFirst and the FedFirst Subsidiaries and may conduct such training seminars at any branch location of FFSB; provided that CB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with FFSB’s normal business operations.

7.13 Exemption from Liability Under Section 16(b).

Prior to the Effective Time, CB shall take all steps as may be required to cause any acquisitions of CB Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of FedFirst who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CB to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.14 Amendment of Articles of Incorporation.

As promptly as practicable following the execution of this Agreement, CB will take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of amending its Articles of Incorporation to remove Article 7 thereof (the “CB Amendment”). The Board of Directors of CB shall recommend to CB’s shareholders the approval of the CB Amendment and use its best efforts to obtain the approval of CB’s shareholders. In the event that approval is not obtained at such shareholder meeting, CB shall include a proposal to approve (and the Board of Directors shall recommend approval of) the CB Amendment at its first annual meeting of shareholders after the Closing Date.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 Meeting of Stockholders.

FedFirst will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger (the “FedFirst Stockholders Meeting”), except as otherwise provided in this section, (ii) subject to the following sentence, in connection with the solicitation of proxies with respect to the FedFirst Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the FedFirst stockholders; and (iii) cooperate and consult with CB with respect to each of the foregoing matters. The Board of Directors of FedFirst may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would reasonably be likely to constitute a breach of the fiduciary duties of such directors under applicable law.

8.2 Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1 For the purposes of (i) registering CB Common Stock to be offered to holders of FedFirst Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the FedFirst Stockholders Meeting, CB shall prepare, and FedFirst shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FedFirst to the FedFirst stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). CB shall provide FedFirst and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of CB and FedFirst shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FedFirst shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. CB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FedFirst shall furnish all information concerning FedFirst and the holders of FedFirst Common Stock as may be reasonably requested in connection with any such action.

8.2.2 CB shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. CB will advise FedFirst promptly after CB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of CB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and CB will provide FedFirst with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FedFirst may reasonably request.

8.2.3 FedFirst and CB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FedFirst shall cooperate with CB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and CB shall file an amended Merger Registration Statement with the SEC, and FedFirst shall mail an amended Proxy Statement-Prospectus to its stockholders.

8.3 Regulatory Approvals.

Each of FedFirst and CB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. FedFirst and CB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FedFirst or CB to any Bank Regulator or Governmental Entity in connection with the

Merger, Bank Merger and the other transactions contemplated by this Agreement. FedFirst shall have the right to review and approve in advance all characterizations of the information relating to FedFirst and any FedFirst Subsidiary which appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, FedFirst and CB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of FedFirst and CB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Stockholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of the stockholders of FedFirst.

9.1.2 Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement that would result in a Material Adverse Effect on CB or FedFirst.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5 Nasdaq Listing. The shares of CB Common Stock shall have been approved for listing on the Nasdaq Stock Market upon notice of issuance.

9.2 Conditions to the Obligations of CB Under this Agreement.

The obligations of CB to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by CB:

9.2.1 Representations and Warranties. Each of the representations and warranties of FedFirst set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and FedFirst shall have delivered to CB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FedFirst as of the Closing Date.

9.2.2 Agreements and Covenants. FedFirst and each FedFirst Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CB shall have received a certificate signed on behalf of FedFirst by the Chief Executive Officer and Chief Financial Officer of FedFirst to such effect dated as of the Closing Date.

9.2.3 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on FedFirst.

9.2.4 Tax Opinion. CB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to CB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, FedFirst and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.5 Buy-Out of EU. FedFirst Exchange shall have become the owner of record of all of the issued and outstanding capital stock of EU as set forth in Section 6.2.

9.3 Conditions to the Obligations of FedFirst Under this Agreement.

The obligations of FedFirst to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by FedFirst:

9.3.1 Representations and Warranties. Each of the representations and warranties of CB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and CB shall have delivered to FedFirst a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of CB as of the Closing Date.

9.3.2 Agreements and Covenants. CB and Community Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FedFirst shall have received a certificate signed on behalf of CB by the Chief Executive Officer and Chief Financial Officer of CB to such effect dated as of the Closing Date.

9.3.3 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on CB.

9.3.4 Tax Opinion. FedFirst shall have received an opinion of Kilpatrick Townsend & Stockton LLP, special counsel to FedFirst, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, FedFirst and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FedFirst (except as otherwise indicated below):

10.1.1 By the mutual written agreement of CB and FedFirst;

10.1.2 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FedFirst) or Section 9.3.1 (in the case of a breach of a representation or warranty by CB);

10.1.3 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FedFirst) or Section 9.3.2 (in the case of a breach of covenant by CB);

10.1.4 By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by CB and FedFirst; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5 By either party, if the stockholders of FedFirst shall have voted at the FedFirst Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6 By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7 By CB if FedFirst has received a Superior Proposal and FedFirst has entered into an acquisition agreement with respect to the Superior Proposal or the Board of Directors of FedFirst has withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to CB.

10.1.8 By FedFirst if FedFirst has received a Superior Proposal and the Board of Directors of FedFirst has made a determination to accept such Superior Proposal; provided that FedFirst shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following CB’s receipt of written notice advising CB that FedFirst has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether FedFirst intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, FedFirst shall provide a reasonable opportunity to CB during the five (5)-day period to make such adjustments in the terms and conditions of this Agreement as would enable FedFirst to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and FedFirst shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.2 Effect of Termination.

10.2.1 If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of CB’s willingness, and in order to induce CB to enter into this Agreement, and to reimburse CB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FedFirst hereby agrees to pay CB, and CB shall be entitled to payment of, $2,750,000 (the “CB Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by CB, as applicable, following the occurrence of any of the events set forth below:

(i) FedFirst terminates this Agreement pursuant to Section 10.1.8 or CB terminates this Agreement pursuant to Section 10.1.7; or

(ii) In the event that (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of FedFirst, (b) thereafter, this Agreement is terminated (1) by CB pursuant to Section 10.1.2 or 10.1.3 because of a breach by FedFirst or any FedFirst Subsidiary; (2) by CB pursuant to Section 10.1.4; or (3) by CB or FedFirst pursuant to Section 10.1.5 because of the failure of the stockholders of FedFirst to approve this Agreement at the FedFirst Stockholders Meeting and (c) within one (1) year after such termination, FedFirst enters into a definitive agreement relating to an Acquisition Proposal or the consummates an Acquisition Proposal.

(D) As a condition of FedFirst’s willingness, and in order to induce FedFirst to enter into this Agreement, and to reimburse FedFirst for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CB hereby agrees to pay FedFirst, and FedFirst shall be entitled to payment of, $2,750,000 (the “FedFirst Termination Fee”) by wire transfer of same day funds within three (3) Business Days after written demand for payment is made by FedFirst in the event that (i) a bona fide Acquisition Proposal with respect to CB has been publicly announced or otherwise made known to the senior management or Board of Directors of CB, (ii) thereafter, this Agreement is terminated (a) by FedFirst pursuant to Section 10.1.2 or 10.1.3 because of a breach by CB or any CB Subsidiary; or (b) by FedFirst pursuant to Section 10.1.4; and (iii) within one (1) year after such termination, CB enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal.

(E) FedFirst and CB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by FedFirst and CB pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party if this Agreement is terminated on the bases specified in such section.

10.3 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of FedFirst), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of FedFirst, there may not be, without further approval of such stockholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to FedFirst’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI

MISCELLANEOUS

11.1 Confidentiality.

Except as specifically set forth herein, CB and FedFirst mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

11.2 Public Announcements.

FedFirst and CB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FedFirst nor CB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

11.3 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to FedFirst, to:	Patrick G. O’Brien
President and Chief Executive Officer
FedFirst Financial Corporation
565 Donner Avenue
Monessen, Pennsylvania 15602

With required copies to:	Aaron M. Kaslow, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005

If to CB, to:	Barron P. McCune, Jr.
President and Chief Executive Officer
CB Financial Services, Inc.
90 West Chestnut Street
Washington, Pennsylvania 15301

With required copies to:	Eric Luse, Esq.
Victor L. Cangelosi, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 700
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5 Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Sections 7.6.6, 6.7 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8 Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

11.10 Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11 Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

11.12 Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CB FINANCIAL SERVICES, INC.

/s/ Barron P. McCune, Jr.
Name: Barron P. McCune, Jr.
Title: President and Chief Executive Officer

FEDFIRST FINANCIAL CORPORATION

/s/ Patrick G. O’Brien
Name: Patrick G. O’Brien
Title: President and Chief Executive Officer

Annex B

April 14, 2014

The Board of Directors

FedFirst Financial Corporation

565 Donner Avenue

Monessen, PA 15062

Members of the Board:

You have requested our opinion as investment bankers (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of FedFirst Financial Corporation (“FedFirst”) with regard to the Agreement and Plan of Merger dated as of April 14, 2014 (the “Agreement”) by and between CB Financial Services, Inc. (“CB”) and FedFirst, with CB being the surviving corporation in the proposed merger (the “Merger”). Pursuant to the terms of the Agreement, each share of FedFirst common stock, par value $0.01 per share issued and outstanding immediately prior to the Effective Time of the merger (as defined in the Agreement) shall, by virtue of the Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive 1.1590 shares of CB common stock (the “Stock Consideration”) or cash in an amount equal to $23.00 per share (the “Cash Consideration”), with a maximum of 65% of the total number of shares of FedFirst common stock outstanding being exchanged for stock. The Stock Consideration and the Cash Consideration are also known as the Merger Consideration.

Mufson Howe Hunter & Company LLC (“Mufson Howe Hunter” or “we”) has acted as financial advisor to FedFirst. In connection with our opinion, we have, among other things:

i.	reviewed and analyzed a draft copy of the Agreement dated April 10, 2014;

ii.	reviewed and analyzed the audited consolidated financial statements of FedFirst for the fiscal year ended December 31, 2013;

iii.	reviewed and analyzed the audited consolidated financial statements of CB for the fiscal year ended December 31, 2013;

iv.	reviewed and analyzed certain other publicly available information concerning FedFirst and CB;

v.	held discussions with FedFirst and CB’s senior management and advisors, including, without limitation, discussions regarding estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on CB;

vi.	reviewed certain non-publicly available information concerning FedFirst, including without limitation, internal financial analyses and forecasts prepared by its management, and held discussions with FedFirst’s senior management regarding recent developments and regulatory matters;

April 14, 2014

vii.	reviewed certain non-publicly available information concerning CB, including without limitation, internal financial analyses and forecasts prepared by its management, and held discussions with CB’s senior management regarding recent developments and regulatory matters;

viii.	participated in certain discussions and negotiations between representatives of FedFirst and CB;

ix.	reviewed the reported prices and trading activity of the equity securities of FedFirst and CB;

x.	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

xi.	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

xii.	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

xiii.	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience and knowledge of the banking industry generally.

In connection with our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Mufson Howe Hunter by or on behalf of FedFirst or CB, or that was otherwise reviewed by Mufson Howe Hunter, and we have not assumed any responsibility for independently verifying any of such information. We have further relied on the assurances by FedFirst or CB that each of them is unaware of any facts that would make their respective information incomplete or misleading. With respect to the financial forecasts supplied to us by FedFirst and CB (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that the forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of FedFirst and CB, as applicable, as to the future operating and financial performance of FedFirst and CB, as applicable, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts were not prepared with the expectation of public disclosure. Mufson Howe Hunter has relied on such forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either FedFirst or CB since the date of the last financial statements of each company made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the respective financial statements of FedFirst and CB are, in the aggregate, adequate to cover all such losses. We did

April 14, 2014

not make or obtain any independent evaluation, appraisal or physical inspection of either FedFirst’s or CB’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did we review loan or credit files of FedFirst or CB. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Mufson Howe Hunter assumes no responsibility for their accuracy. We relied on advice of FedFirst’s counsel as to certain legal matters with respect to FedFirst, the Agreement and the Merger and other matters contained or contemplated therein. In addition, we have assumed, with your consent, that there are no factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. We have assumed that the Merger will be consummated substantially on the terms and conditions described in the Agreement, without any waiver of material terms and conditions by FedFirst or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on FedFirst or CB. We have assumed that the Merger will be consummated in a matter that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

Our Opinion is necessarily based solely on economic, market, monetary, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Mufson Howe Hunter does not have or assume any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information of, and directed to, the FedFirst Board of Directors (the “Board”) for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of FedFirst or CB or any other person or entity. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of FedFirst or CB as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any FedFirst shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to FedFirst and does not address the underlying business decision of the Board or FedFirst to proceed with the Merger or any aspect thereof.

Mufson Howe Hunter, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes. We have acted as financial advisor to FedFirst in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger. In addition, FedFirst has agreed to indemnify us for certain liabilities arising out of our engagement.

Mufson Howe Hunter’s Fairness Opinion Committee has approved the issuance of this opinion. Our Opinion may not be published or otherwise used to refer to, nor shall any public reference to Mufson Howe Hunter be made, without our prior written consent, except in accordance with the terms and conditions of our engagement letter with FedFirst.

April 14, 2014

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received from CB in the Merger pursuant to the Agreement is fair to holders of shares of FedFirst common stock, from a financial point of view.

Respectfully,

/s/ Mufson Howe Hunter & Company LLC

Mufson Howe Hunter & Company LLC

Annex C

§ 3-201. Definitions.

(a) In general. — In this subtitle the following words have the meanings indicated.

(b) Affiliate. — “Affiliate” has the meaning stated in § 3-601 of this title.

(c) Associate. — “Associate” has the meaning stated in § 3-601 of this title.

(d) Beneficial owner. — “Beneficial owner”, when used with respect to any voting stock, means a person that:

(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2) Individually or with any of its affiliates or associates, has:

(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e) Executive officer. — “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f) Successor. –

(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2) “Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g) Voting stock. — “Voting stock” has the meaning stated in § 3-601 of this title.

§ 3-202. Right to fair value of stock

(a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation;

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6) The corporation is converted in accordance with § 3-901 of this title.

(b) Basis of fair value. –

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106 of this title; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106 of this title; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d) Merger, consolidation, or share exchange. — With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i) The day the stockholders voted on the transaction objected to; or

(ii) With respect to a merger under § 3-106 of this title, the effective date of the merger; and

(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) Beneficial owners. — If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Procedure by stockholder

(a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106 of this title; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and\

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

(a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders

(a) Duty of successor. –

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. –

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

(a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

(a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Report of appraisers — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Report of appraisers — Service; objection. –

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers’ report

(a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. –

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. –

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings. –

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CB Financial is a Pennsylvania corporation subject to the applicable indemnification provisions of the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).

Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.

The foregoing is only a general summary of certain aspects of Sections 1741, 1742 and 1743 of the PBCL, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, and 1743 of the PBCL.

Articles 8 and 9 of the articles of incorporation of CB Financial (referenced therein as the “Company”) sets forth circumstances under which directors, officers, employees and agents of CB Financial may be insured or indemnified against liability which they incur in their capacities as such:

Article 8.	Elimination of Directors’ Liability.

A director of the Company shall not be personally liable, as such, for monetary damages for any action taken unless: (i) the director has breached or failed to perform such director’s fiduciary duties, or other duties under Chapter 17, Subchapter B of the BCL, of such director’s office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness; provided, however, that the foregoing shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to federal, state or local law. If the laws of the Commonwealth of Pennsylvania are amended after the effective date of these Articles of Incorporation to eliminate or further limit the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by law.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Article 9.	Indemnification of Officers, Directors, Employees, and Agents.

A. Persons. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

B. Extent — Derivative Actions. In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

C. Standard — Derivative Suits. In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D. Extent — Nonderivative Suits. In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E. Standard — Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1. the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

2. if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3. the stockholders of the Company.

G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Company in defending a civil or criminal action, suit, or proceeding described in paragraph A of this Article 9 may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

I. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

J. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 9.

K. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

L. Modification. The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Article 9.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

M. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article 9, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

N. Savings Clause. If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article 9 by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c) The opinion of Mufson Howe Hunter & Company LLC is included as Annex B to the proxy statement/prospectus.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmichaels, in the Commonwealth of Pennsylvania, on June 13, 2014.

CB FINANCIAL SERVICES, INC.

By:	/s/ Barron P. McCune, Jr.
Barron P. McCune, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of CB Financial Services, Inc. hereby severally constitute and appoint Barron P. McCune, Jr. with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which he may deem necessary or advisable to enable CB Financial Services, Inc. to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 of CB Financial Services, Inc., including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Barron P. McCune, Jr. shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Barron P. McCune, Jr. Barron P. McCune, Jr.	President, Chief Executive Officer, Vice Chairman of the Board of Directors (Principal Executive Officer)	June 13, 2014

/s/ Kevin D. Lemley Kevin D. Lemley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 13, 2014

/s/ Ralph J. Sommers, Jr. Ralph J. Sommers, Jr.	Director (Chairman of the Board)	June 13, 2014

/s/ Mark E. Fox Mark E. Fox	Director	June 13, 2014

/s/ William C. Groves William C. Groves	Director	June 13, 2014

/s/ David F. Pollock David F. Pollock	Director	June 13, 2014

/s/ Karl G. Baily Karl G. Baily	Director	June 13, 2014

Charles R. Guthrie	Director	June 13, 2014

/s/ Joseph N. Headlee Joseph N. Headlee	Director	June 13, 2014

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2	Agreement and Plan of Merger by and between CB Financial Services, Inc. and FedFirst Financial Corporation, dated as of April 14, 2014 (included as Annex A to the proxy statement/prospectus included in this registration statement). Certain schedules and exhibits have been omitted from the Agreement of Merger as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted schedule or exhibit upon request from the SEC.

3.1	Amended and Restated Articles of Incorporation of CB Financial Services, Inc.

3.2	Bylaws of CB Financial Services, Inc.

4	Form of Common Stock Certificate of CB Financial Services, Inc.

5	Form of Opinion of Luse Gorman Pomerenk & Schick, PC regarding the legality of the securities being registered

8.1	Form of Opinion of Luse Gorman Pomerenk & Schick, PC as to federal income tax matters

8.2	Form of Opinion of Kilpatrick Townsend & Stockton LLP as to federal income tax matters

10.1	Executive Employment Agreement by and between Community Bank and Barron P. McCune, Jr. dated April 26, 1999

10.2	Executive Employment Agreement by and between Community Bank and Kevin D. Lemley dated April 18, 2012

10.3	Executive Employment Agreement by and between Community Bank and Ralph Burchianti dated January 2, 2001

10.4	Executive Employment Agreement between Community Bank and Ralph J. Sommers, Jr. dated July 1, 1994

10.5	Form of Employment Agreement by and between Community Bank and Barron P. McCune, Jr.

10.6	Form of Employment Agreement by and between Community Bank and Kevin D. Lemley

10.7	Form of Employment Agreement by and between Community Bank and Ralph Burchianti

10.8	Form of Employment Agreement by and between Community Bank and Ralph J. Sommers, Jr.

10.9	Employment Agreement by and between Community Bank and Patrick G. O’Brien dated April 14, 2014

10.10	Employment Agreement by and among Community Bank, Exchange Underwriters, Inc. and Richard B. Boyer dated April 14, 2014

10.11	Split Dollar Life Insurance Agreement between Community Bank and Barron P. McCune, Jr. dated April 1, 2005

10.12	Split Dollar Life Insurance Agreement between Community Bank and Ralph Burchianti dated April 1, 2005

10.13	Split Dollar Life Insurance Agreement between Community Bank and Ralph J. Sommers, Jr. dated April 1, 2005

10.14	CB Financial Services, Inc. Directors’ Stock Option Plan

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick, PC (contained in Exhibits 5 and 8.1 hereto)

23.2	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 8.2 hereto)

23.3	Consent of ParenteBeard LLC (CB Financial Services, Inc.)

23.4	Consent of ParenteBeard LLC (FedFirst Financial Corporation)

24	Power of Attorney (included on signature page)

99.1	Form of Proxy of FedFirst Financial Corporation*

99.2	Voting Instruction Forms for FedFirst Financial Corporation Stock Benefit Plans*

99.3	Consent of Mufson Howe Hunter & Company LLC

99.4	Consent of Patrick G. O’Brien Pursuant to SEC Rule 438

99.5	Consent of Richard B. Boyer Pursuant to SEC Rule 438

99.6	Consent of John J. LaCarte Pursuant to SEC Rule 438

99.7	Consent of John M. Swiatek Pursuant to SEC Rule 438

*	To be filed by amendment.